UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

U.S. Silica Holdings, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☐	No fee required.

☐	Fee paid previously with preliminary materials.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED MAY 24, 2024

U.S. SILICA HOLDINGS, INC.

24275 Katy Freeway, Suite 600

Katy, TX 77494

   , 2024

Dear Fellow Stockholder:

We invite you to attend a special meeting (we refer to such meeting, including any adjournment or postponement thereof, as the “Special Meeting”) of the stockholders of U.S. Silica Holdings, Inc. (“U.S. Silica” or the “Company”), to be held virtually via live webcast on      , 2024 at       , Central Time. You will be able to virtually attend and vote at the Special Meeting by visiting   . Please note that you will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in the accompanying proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting, and all references in the accompanying proxy statement to “attend” shall mean virtually attend the Special Meeting.

On April 26, 2024, the Company entered into an Agreement and Plan of Merger (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Star Holding LLC, a Delaware limited liability company (“Parent”), Star Merger Co., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and U.S. Silica. The Merger Agreement provides, among other things, and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into U.S. Silica, with U.S. Silica surviving as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are affiliates of certain funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, Inc. (Apollo Global Management, Inc. and its subsidiaries collectively, “Apollo”). If the Merger is completed, U.S. Silica stockholders (other than stockholders who are entitled to demand and have properly demanded appraisal in accordance with, and who comply in all respects with, Section 262 of the General Corporation Law of the State of Delaware) will have the right to receive $15.50 in cash per share of U.S. Silica’s common stock, par value $0.01 per share (“Common Stock”), held immediately prior to the effective time of the Merger, without interest, less any applicable withholding taxes.

At the Special Meeting, you will be asked:

•	To consider and vote on a proposal to approve and adopt the Merger Agreement (the “Merger Proposal”);

•

To consider and vote on a proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger (the “Merger Compensation Proposal”); and

•

To consider and vote on one or more proposals to adjourn the Special Meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or in the absence of a quorum (the “Adjournment Proposal”).

These items of business are more fully described in the accompanying proxy statement. The Company will transact no other business at the Special Meeting, except such business as may properly be brought before the Special Meeting by or at the direction of the Company’s board of directors (the “Board” or the “Board of Directors”).

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the voting power represented by the outstanding shares (the “Shares”) of Common Stock that are entitled to vote on such proposal. Approval of each of the Merger Compensation Proposal and the Adjournment Proposal requires the affirmative vote of the majority of the voting power of the Shares present in person or represented by proxy at the Special Meeting and entitled to vote on such proposal.

The record date for the Special Meeting is      , 2024 (the “Record Date”). Only stockholders of record as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. Any stockholder entitled to attend and vote at the Special Meeting is entitled to appoint a proxy to attend and act on such stockholder’s behalf.

If the Merger is consummated, stockholders and beneficial owners who did not vote in favor of the Merger Proposal, submitted a written demand for appraisal prior to the vote on the Merger Proposal and otherwise complied with all other applicable requirements of Delaware law, will have the right to seek appraisal of the fair value of its Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”). The procedures for exercising appraisal rights are summarized in the accompanying proxy statement and a copy of Section 262 of the DGCL may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

The obligations of U.S. Silica, Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

The Board of Directors, after consulting with its financial advisor and outside legal counsel and reviewing and considering various factors described in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger,” on page 49 of the accompanying proxy statement, unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of U.S. Silica and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement be submitted to the stockholders of U.S. Silica for approval and adoption at the Special Meeting and (iv) recommended that U.S. Silica’s stockholders approve and adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote:

(1) “FOR” the Merger Proposal; (2) “FOR” the Merger Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Your vote is very important! We cannot complete the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the voting power represented by the outstanding Shares that are entitled to vote on the Merger Proposal. Whether or not you plan to attend the Special Meeting, we urge you to read the accompanying proxy statement and vote as soon as possible via the Internet, by telephone or, if you receive a paper proxy card or voting instruction form in the mail, by mailing the completed proxy card or voting instruction form.

If you hold your Shares in “street name,” you should instruct your bank, broker or other nominee how to vote your Shares in accordance with the voting instructions that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

If you fail to submit your proxy or voting instructions, or to attend the Special Meeting and vote during the Special Meeting, your Shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Merger Compensation Proposal or the Adjournment Proposal.

The accompanying proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. We encourage you to carefully read the entire proxy statement and its annexes, including the Merger Agreement and the documents referred to or incorporated by reference in the accompanying proxy statement. You may also obtain additional information about the Company from other documents we have filed with the U.S. Securities and Exchange Commission (the “SEC”). In particular, you should read the “Risk Factors” section beginning on page 26 of the accompanying proxy statement and beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2023, and other risk factors detailed from time to time in the Company’s reports filed with the SEC and incorporated by reference in the accompanying proxy statement, for risks relating to our business and for a discussion of the risks that you should consider in evaluating the proposed transaction and how it may affect you.

If you have any questions or need assistance voting your Shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 750-8269

Banks and brokers may call collect: (212) 750-5833

Thank you for your continued support of U.S. Silica.

Sincerely,

Charles W. Shaver	Bryan A. Shinn

Chairman of the Board	Chief Executive Officer

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement is dated     , 2024, and is first being mailed to the Company’s stockholders on or about     , 2024.

U.S. Silica Holdings, Inc.

24275 Katy Freeway, Suite 600

Katy, TX 77494

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD  , 2024

Dear U.S. Silica Stockholder:

You are cordially invited to attend a special meeting (we refer to such meeting, including any adjournment or postponement thereof, as the “Special Meeting”) of the stockholders of U.S. Silica Holdings, Inc. (“U.S. Silica” or the “Company”) to be held virtually via live webcast on     , 2024, at     , Central Time. You will be able to virtually attend and vote at the Special Meeting by visiting     . Please note that you will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in the accompanying proxy statement to “present in person” or “in person” shall mean virtually present at the Special Meeting, and all references in the accompanying proxy statement to “attend” shall mean virtually attend the Special Meeting.

The Special Meeting will be held for the following purposes:

1.

To consider and vote on a proposal (the “Merger Proposal”) to approve and adopt the Agreement and Plan of Merger, dated as of April 26, 2024 (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Star Holding LLC, a Delaware limited liability company (“Parent”), Star Merger Co., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and U.S. Silica, a copy of which is attached as Annex A to the accompanying proxy statement, pursuant to which, among other things, Merger Sub will be merged with and into U.S. Silica, with U.S. Silica surviving as a wholly owned subsidiary of Parent (the “Merger”) ;

2.

To approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger (the “Merger Compensation Proposal”); and

3.

To consider and vote on one or more proposals to adjourn the Special Meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or in the absence of a quorum (the “Adjournment Proposal”).

These items of business are more fully described in the proxy statement of which this notice forms a part. The Company will transact no other business at the Special Meeting, except such business as may properly be brought before the Special Meeting by or at the direction of the Company’s board of directors (the “Board” or the “Board of Directors”).

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the voting power represented by the outstanding shares (the “Shares”) of U.S. Silica’s common stock, par value $0.01 per share (“Common Stock”), that are entitled to vote on such proposal. Approval of each of the Merger Compensation Proposal and the Adjournment Proposal requires the affirmative vote of the majority of the voting power of the Shares present in person or represented by proxy at the Special Meeting and entitled to vote on such proposal.

The record date for the Special Meeting is     , 2024 (the “Record Date”). Only stockholders of record as of the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting.

Any stockholder entitled to attend and vote at the Special Meeting is entitled to appoint a proxy to attend and act on such stockholder’s behalf.

If the Merger is consummated, stockholders and beneficial owners who did not vote in favor of the Merger Proposal, submitted a written demand for appraisal prior to the vote on the Merger Proposal and otherwise complied with all other applicable requirements of Delaware law, will have the right to seek appraisal of the fair value of their Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”). The procedures for exercising appraisal rights are summarized in the accompanying proxy statement and a copy of Section 262 of the DGCL may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

The obligations of U.S. Silica, Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement. A summary of the Merger Agreement is included in the accompanying proxy statement under the caption “The Merger Agreement (The Merger Proposal)” and a copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement, each of which is incorporated by reference into this notice. You are encouraged to read the Merger Agreement in its entirety.

The Board of Directors, after consulting with its financial advisor and outside legal counsel and reviewing and considering various factors described in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger,” on page 49 of the accompanying proxy statement, unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of U.S. Silica and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement be submitted to the stockholders of U.S. Silica for approval and adoption at the Special Meeting and (iv) recommended that U.S. Silica’s stockholders approve and adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote:

(1)	“FOR” the Merger Proposal; (2) “FOR” the Merger Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Your vote is very important! We cannot complete the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the voting power represented by the outstanding Shares that are entitled to vote on the Merger Proposal. Whether or not you plan to attend the Special Meeting, we urge you to read the enclosed proxy statement and vote as soon as possible via the Internet, by telephone or, if you receive a paper proxy card or voting instruction form in the mail, by mailing the completed proxy card or voting instruction form.

If you hold your Shares in “street name,” you should instruct your bank, broker or other nominee how to vote your Shares in accordance with the voting instructions that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

If you fail to submit your proxy or voting instructions, or to attend the Special Meeting and vote during the Special Meeting, your Shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Merger Compensation Proposal or the Adjournment Proposal.

The accompanying proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The accompanying proxy statement, including the copy of the Merger Agreement attached thereto as Annex A, is incorporated by reference into this Notice of Special Meeting of Stockholders. We encourage you to carefully read the entire proxy statement and its annexes, including the Merger Agreement and the documents referred to or incorporated by reference in the accompanying proxy statement. You may also obtain additional information about the Company from other documents we have filed with the U.S. Securities and Exchange Commission (the “SEC”). In particular, you should read the “Risk Factors” section beginning on page 26 of the accompanying proxy statement and beginning on page 11 of our Annual Report on Form 10-K for the year ended December 31, 2023, and other risk factors detailed from time to time in the Company’s reports filed with the SEC and incorporated by reference in the accompanying proxy statement, for risks relating to our business and for a discussion of the risks that you should consider in evaluating the proposed transaction and how it may affect you.

If you have any questions or need assistance voting your Shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 750-8269

Banks and brokers may call collect: (212) 750-5833

Stacy Russell

Executive Vice President, General Counsel & Corporate

Secretary

   , 2024

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to Be Held on   , 2024.

The Notice of Special Meeting of Stockholders and accompanying Proxy Statement are available at www.proxyvote.com.

i

SUMMARY TERM SHEET

This summary term sheet summarizes the selected information contained in this proxy statement together with a page reference directing you to a more complete description of the topic, including regarding the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. This summary does not contain all the information that may be important to you as a stockholder of U.S. Silica. Therefore, U.S. Silica encourages you to carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information” on page 126 of this proxy statement.

CERTAIN DEFINED TERMS

Unless otherwise stated in this proxy statement or the context otherwise requires, references to:

•	“2025 Annual Meeting” are to the 2025 Annual Meeting of Stockholders;

•	“ACF Company PSUs” are to Company PSUs subject to an adjusted cash flow performance metric;

•

“Adjournment Proposal” are to the proposal(s) to adjourn the Special Meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or in the absence of a quorum;

•	“Apollo” are to Apollo Global Management, Inc. and its subsidiaries;

•	“Apollo Funds” are to certain funds affiliated with Parent and Merger Sub and managed by affiliates of Apollo;

•	“Board” or “Board of Directors” are to the board of directors of the Company;

•	“Bylaws” are to the bylaws of the Company;

•	“CIC Plan” are to the U.S. Silica Holdings, Inc. Change in Control Severance Plan, as amended from time to time;

•	“Code” are to the U.S. Internal Revenue Code of 1986, as amended;

•	“Common Stock” are to U.S. Silica’s common stock, par value $0.01 per share;

•	“Company Equity Plan” are to the U.S. Silica Holdings, Inc. 2011 Incentive Compensation Plan, as amended and restated from time to time.

•	“Company Option” are to each outstanding option to purchase Shares issued pursuant to the Company Equity Plan;

•

“Company PSU” are to each outstanding performance share unit award corresponding to Shares, that is issued pursuant to the Company Equity Plan and that is subject to forfeiture based on specified performance-based vesting criteria;

•

“Company RSU” are to each outstanding restricted stock unit award (excluding any Company PSU) corresponding to Shares that is issued pursuant to the Company Equity Plan and that is subject to forfeiture based on specified service-based vesting criteria;

•

“Debt Commitment Letter” are to the fully executed commitment letter relating to a senior secured revolving credit facility and a senior secured term loan facility, dated as of April 26, 2024, as it may be amended from time to time, from the Debt Financing Entities party thereto, pursuant to which such Debt Financing Entities have committed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein.

•

“Debt Financing Entities” are to the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, or to purchase securities from or place securities or arrange or provide loans for Parent in lieu of the Debt Financing under the Debt Commitment Letter, in connection with the Merger, including the parties to the Debt Commitment Letter and any joinder agreements, indentures or credit agreements (including any definitive agreements) relating thereto and their respective successors and assigns;

•	“DGCL” are to the General Corporation Law of the State of Delaware;

•

“Dissenting Shares” are to Shares outstanding immediately prior to the Effective Time and held by a stockholder or beneficial owner who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL;

•	“Effective Time” are to such date and time at which the Merger becomes effective;

•

“Equity Commitment Letter” are to the letter agreement, dated as of April 26, 2024, as it may be amended from time to time, by and among each of the entities listed on Exhibit A thereto (the “Equity Investors”) and Parent;

•	“Exchange Act” are to the U.S. Securities Exchange Act of 1934, as amended;

•

“Excluded Shares” are to (i) Shares held by U.S. Silica as treasury stock or held by Parent (or treated as directly held by Parent’s regarded owner for U.S. federal income tax purposes) or Merger Sub or any direct or indirect wholly owned subsidiary of U.S. Silica or (ii) Dissenting Shares.

•	“Financing” are to the debt financing pursuant to the Debt Commitment Letter (the “Debt Financing”) and the equity financing pursuant to the Equity Commitment Letter (the “Equity Financing”);

•	“GAAP” are to generally accepted accounting principles in the United States;

•	“IRS” are to the U.S. Internal Revenue Service;

•

“Limited Guarantee” are to the Limited Guarantee, dated as of April 26, 2024, as it may be amended from time to time, by each of the parties listed on Exhibit A thereto (the “Guarantors”) in favor of U.S. Silica;

•	“Measurement Date” are to the date that is 10 days prior to the closing of the Merger;

•	“Merger” are to the merger of Merger Sub with and into U.S. Silica, with U.S. Silica surviving as a wholly owned subsidiary of Parent, pursuant to the Merger Agreement;

•

“Merger Agreement” are to the Agreement and Plan of Merger, dated as of April 26, 2024, as it may be amended, modified or supplemented from time to time, by and among Parent, Merger Sub and U.S. Silica;

•	“Merger Compensation Proposal” are to the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to the Company’s NEOs in connection with the Merger;

•	“Merger Consideration” are to $15.50 per Share in cash, without interest;

•	“Merger Proposal” are to the proposal to approve and adopt the Merger Agreement;

•	“Merger Sub” are to Star Merger Co., a Delaware corporation and wholly owned subsidiary of Parent;

•	“No-Shop Period Start Date” are to 12:01 a.m. (Eastern Time) on June 10, 2024;

•	“NYSE” are to the New York Stock Exchange;

•	“Parent” are to Star Holding LLC, a Delaware limited liability company;

•	“Record Date” are to , 2024, the record date for the Special Meeting;

•	“SEC” are to the U.S. Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Shares” are to shares of Common Stock;

•

“Special Meeting” are to the special meeting of stockholders of U.S. Silica Holdings, Inc. to be held on     , 2024 at     , Central Time in a virtual meeting format via live webcast at     , including any adjournment or postponement thereof;

•

“Stockholder Approval” are to the approval and adoption of the Merger Agreement by the holders of a majority of the voting power represented by the outstanding Shares that are entitled to vote thereon in accordance with the DGCL;

•	“Surviving Corporation” are to the surviving company in the Merger;

•	“TSR Company PSUs” are to Company PSUs subject to a total shareholder return performance metric;

•	“U.S. Silica,” the “Company,” “us,” “our” or “we” are to U.S. Silica Holdings, Inc., a Delaware corporation; and

•	“U.S. Silica Stockholders” or “you” are to holders of Common Stock.

PARTIES INVOLVED IN THE MERGER (page 34)

U.S. Silica Holdings, Inc.

24275 Katy Freeway

Suite 600

Katy, TX 77494

Telephone: (281) 505-6011

U.S. Silica Holdings, Inc. is a global performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications. Over its 124-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 800 diversified products to customers across our end markets.

U.S. Silica’s business consists of two reportable segments: (i) Oil and Gas Proppants, which includes the SandBox Logistics™ business and (ii) Industrial & Specialty Products. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company has 26 operating mines and processing facilities and two additional exploration stage properties across the United States and is headquartered in Katy, Texas.

Our Common Stock is listed under the symbol “SLCA” on the NYSE.

Our principal executive offices are located at 24275 Katy Freeway, Suite 600, Katy, Texas 77494. For more information about U.S. Silica, please visit our website, www.ussilica.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See “Where You Can Find More Information” on page 126 of this proxy statement.

Star Holding LLC

c/o Apollo Management X, L.P.

9 West 57th Street

41st Floor

New York, NY 10019

Telephone: (212) 515-3200

Parent is a Delaware limited liability company that was formed solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated by the Merger Agreement and the related financing transactions. Parent has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and related agreements.

Parent is an affiliate of the Apollo Funds. The Apollo Funds are managed by affiliates of Apollo. Apollo is a high-growth global alternative asset manager with a focus on three strategies: yield, hybrid and equity. As of December 31, 2023, Apollo had approximately $651 billion assets under management. Apollo’s common shares are listed on the NYSE under the symbol “APO.”

Star Merger Co.

c/o Apollo Management X, L.P.

9 West 57th Street

41st Floor

New York, NY 10019Telephone: (212) 515-3200

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent that was formed solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated thereby and the related financing transactions. Merger Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement and related agreements and financing transactions. Upon consummation of the Merger, Merger Sub will merge with and into U.S. Silica, and Merger Sub will cease to exist.

THE SPECIAL MEETING

The following summary sets forth information contained elsewhere in this proxy statement. You should read the entire proxy statement before casting your vote.

Date and Time of the Special Meeting

The Special Meeting will be held virtually via live webcast on     , 2024, at     , Central Time. U.S. Silica Stockholders will be able to attend and vote at the Special Meeting by visiting  .

Record Date; Shares Entitled to Vote; Quorum

You are entitled to vote at the Special Meeting if you were a U.S. Silica Stockholder at the close of business on the Record Date. Please see pages 29-31 for instructions on how to vote your Shares. As of the Record Date, there were      Shares outstanding and entitled to vote at the Special Meeting.

The presence at the Special Meeting, in person or by proxy, of the holders of record of a majority of the outstanding voting power of the Shares entitled to vote, present in person or represented by proxy, as of the Record Date, is considered a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies.

THE MERGER

Certain Effects of the Merger on U.S. Silica (page 35)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into U.S. Silica, with U.S. Silica continuing as the Surviving Corporation and as a wholly owned subsidiary of Parent. As a result of the Merger, U.S. Silica will cease to be a publicly traded company and our Common Stock will cease to be listed on the NYSE. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation, and instead will only be entitled to receive the Merger Consideration described in “The Merger—Merger Consideration” on page 36 of this proxy statement (except if you are entitled to and have properly demanded appraisal for your Shares in accordance with, and have complied in all respects with, Section 262 of the DGCL as described in “The Merger—Appraisal Rights” on page 75 of this proxy statement).

The effective time of the Merger will occur upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger) (such date and time at which the Merger becomes effective is referred to as the “Effective Time”).

Effect on U.S. Silica if the Merger is Not Completed (page 35)

If the Merger Proposal is not approved by the requisite vote of U.S. Silica Stockholders or if the Merger is not completed for any other reason, you will not receive any payment for your Shares. Instead, we will remain as a public company, our Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to be obligated to file periodic reports with the SEC. Under specified circumstances, we may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described in “The Merger Agreement (The Merger Proposal)—Company Termination Fee, Parent Expense Reimbursement, Reverse Termination Fee” on page 115 of this proxy statement.

Merger Consideration (page 36)

Common Stock

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be converted automatically into the right to receive the Merger Consideration. All Shares converted into the right to receive the Merger Consideration will be automatically cancelled and shall represent only the right to receive the Merger Consideration in cash, without interest, subject to any applicable withholding of taxes.

Company PSUs

At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time will vest in full and be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the number of Shares subject to the Company PSU immediately prior to the Effective Time, multiplied by (y) the Merger Consideration. For purposes of determining the number of Shares subject to a Company PSU immediately prior to the Effective Time: (A) in the case of TSR Company PSUs, the number of Shares will be based on the greater of the target level and the actual level of performance measured as of the Measurement Date and using the value of the Merger Consideration as the “ending stock price” for calculating performance; and (B) in the case of ACF Company PSUs, the number of Shares will be based on (1) actual performance for performance periods completed prior to the Measurement Date, (2) the greater of the target level and the actual level of performance measured as of the Measurement Date for performance periods that are ongoing as of the Measurement Date and (3) target performance in respect of performance periods that have not commenced as of the Measurement Date.

Company RSUs

At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time, will vest in full and be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the number of Shares subject to the Company RSU immediately prior to the Effective Time, multiplied by (y) the Merger Consideration.

Company Options

At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time will be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the excess, if any, of the Merger Consideration over the per Share exercise price of such Company Option, multiplied by (y) the number of Shares covered by such Company Option immediately prior to the Effective Time. If the per Share exercise price of such Company Option equals or exceeds the Merger Consideration, such Company Option shall be cancelled for no consideration.

Payment for Securities

As described further in “The Merger Agreement (The Merger Proposal)—Merger Consideration—Payment for Securities; Surrender of Certificates” on page 88 of this proxy statement, at or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the paying agent the aggregate Merger Consideration to which U.S. Silica Stockholders shall be entitled at the Effective Time. Following the completion of the Merger, after a stockholder has provided the paying agent with such stockholder’s stock certificates and a letter of transmittal, the paying agent will promptly pay such stockholder the Merger Consideration to which such stockholder is entitled. Stockholders who hold Shares in book-entry form (other than Shares held through The Depository Trust Company) will not be required to deliver stock certificates to the paying agent to receive the Merger Consideration to which they are entitled.

After the completion of the Merger, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a U.S. Silica Stockholder (except that holders of Dissenting Shares will not have the right to receive the Merger Consideration but will instead have the right to receive payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding in accordance with Delaware law, as described in “The Merger—Appraisal Rights” on page 75 of this proxy statement).

Opinion of Piper Sandler (page 54)

The Company engaged Piper Sandler & Co. (“Piper Sandler”) to act as its financial advisor with respect to a potential transaction, including a possible sale of the Company. On April 26, 2024, Piper Sandler rendered its oral opinion (which opinion was subsequently confirmed in writing) to the Board that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Piper Sandler as set forth in its written opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Shares (other than Excluded Shares).

The full text of Piper Sandler’s written opinion, dated April 26, 2024, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Sandler in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference herein. The summary of Piper Sandler’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion. Piper Sandler’s opinion addressed solely the fairness, from a financial point of view, to the holders of Shares, of the Merger Consideration and does not address any other terms or agreements relating to the Merger or any other terms of the Merger Agreement. Piper Sandler’s opinion was provided to the Board in connection with its consideration of the Merger and was not intended to be, and does not constitute, a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. Stockholders are urged to read the opinion in its entirety.

For more information, please see Annex B to this proxy statement and the section of this proxy statement titled “The Merger—Opinion of Piper Sandler.”

Interests of the Directors and Officers of U.S. Silica in the Merger (page 66)

When considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. To the extent such interests existed at the time, the Board was aware of these interests in, among other matters, approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be approved and adopted by the U.S. Silica Stockholders. These interests include, among other things, the compensation that may become payable in connection with the Merger to Messrs. Shinn, Hough, Ussery, Carusona and Merril and Ms. Russell, who constitute our named executive officers. These interests are discussed in more detail in “The Merger—Interests of the Directors and Officers of U.S. Silica in the Merger” on page 66 of this proxy statement.

Financing of the Merger (page 74)

The consummation of the Merger is not conditioned on Parent’s receipt of any financing. Parent plans to fund the Merger Consideration with committed Equity Financing and Debt Financing, as described below.

Pursuant to an equity commitment letter, dated as of April 26, 2024 (the “Equity Commitment Letter”), the Equity Investors have committed, severally but not jointly, to contribute or cause to be contributed to Parent at the closing of the Merger an aggregate amount in cash equal to $1.15 billion, subject to the terms and conditions of the Equity Commitment Letter.

In addition, Parent obtained a Debt Commitment Letter for (i) a $1.1 billion senior secured term loan facility (which we refer to as the “Term Facility”) and (ii) a $175 million senior secured revolving credit facility (not all of which such revolving credit facility is expected to be drawn at the closing of the Merger). In lieu of a portion of the Term Facility, Parent may issue, at its option in accordance with the terms and provisions of the Debt Commitment Letter and the fee letter executed in connection therewith, senior secured notes in a Rule 144A or other private placement yielding up to $350 million in aggregate gross cash proceeds. The availability of the Debt Financing is subject to customary conditions precedent as limited by the “certain funds provision” provided in the Debt Commitment Letter.

Limited Guarantee (page 75)

Concurrently with the execution of the Merger Agreement, the Guarantors entered into the Limited Guarantee in favor of U.S. Silica, pursuant to which the Guarantors have agreed to guarantee, up to an aggregate cap of $90,300,000 and subject to certain terms and conditions set forth in the Limited Guarantee, the payment and performance of each of (but never more than one of clause (i) or (iii)) the following obligations of Parent following the valid termination of the Merger Agreement: (i) the termination fee payable by Parent under certain circumstances, if, when and as due, as well as up to $2,000,000 in costs incurred by U.S. Silica in collecting the termination fee and interest from the date the termination fee is required to be paid, if applicable; (ii) up to $1,000,000 in certain expense reimbursement or indemnity obligations that may be owed by Parent in connection with U.S. Silica’s cooperation efforts for the debt financing and transition planning; and (iii) up to $87,300,000 in recovery for damages (solely to the extent proven) as a result of Parent’s willful and material breach or fraud before the closing with respect to Parent’s representations, warranties, covenants or other agreements in the Merger Agreement, in each case, on the terms and subject to the conditions set forth in the Merger Agreement.

Appraisal Rights (page 75)

If the Merger is consummated and certain conditions are met, U.S. Silica Stockholders and beneficial owners who continuously hold Shares through the Effective Time, who do not vote in favor of the Merger Proposal and who properly demand appraisal of their Shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their Shares in connection with the Merger under Section 262 of the DGCL. This means that U.S. Silica Stockholders and beneficial owners may be entitled to have their Shares appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their Shares, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be the fair value, if any, as determined by the Delaware Court of Chancery, as described further below. Due to the complexity of the appraisal process, persons who wish to seek appraisal of their Shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

U.S. Silica Stockholders and beneficial owners considering seeking appraisal should be aware that the fair value of their Shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Shares.

To exercise appraisal rights, U.S. Silica Stockholders or beneficial owners of Common Stock must: (i) properly deliver a written demand for appraisal to U.S. Silica before the vote is taken on the Merger Proposal; (ii) not submit a proxy or otherwise vote in favor of the Merger Proposal; (iii) continue to hold or beneficially own, as applicable, their Shares upon the making of a demand under clause (i) through the Effective Time; (iv) not thereafter withdraw their demand for appraisal or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (v) otherwise meet the criteria and strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Common Stock unless certain stock ownership conditions are satisfied by the U.S. Silica Stockholders and beneficial owners seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section entitled “The Merger—Appraisal Rights” beginning on page 75 of this proxy statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is accessible, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. If you hold your Shares through a bank, broker, trust, or other nominee and you wish to exercise appraisal rights, you may make a written demand for appraisal in your own name, but you must satisfy the conditions set forth above and your written demand must also reasonably identify the holder of record of the Shares for which demand is made, be accompanied by documentary evidence of your beneficial ownership of stock (such as a brokerage or securities account statement containing such information or a letter from a broker or other record holder of such Shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which you consent to receive notices given by the Surviving Corporation under Section 262 of the DGCL and to be set forth on the verified listed required by Section 262(f) of the DGCL.

Material U.S. Federal Income Tax Consequences of the Merger (page 81)

The material U.S. federal income tax consequences of the Merger generally are described in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 81 of this proxy statement. The tax consequences of U.S. Silica equity-based compensatory arrangements are discussed elsewhere in this proxy statement. The receipt of cash by a U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences to U.S. Holders”) in exchange for the U.S. holder’s Shares in the Merger will generally be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received by the U.S. holder for such Shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such Shares. The amount and character of such gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) exchanged for cash in the Merger.

The receipt of cash by a non-U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences to Non-U.S. Holders”) in exchange for the non-U.S. holder’s Shares in the Merger will generally not be subject to U.S. federal income taxation unless (1) the non-U.S. holder has certain connections to the United States or (2) U.S. Silica is, or was during the relevant period, a U.S. real property holding corporation.

U.S. Silica Stockholders should refer to “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 81 of this proxy statement for a more complete description of the material U.S. federal income tax consequences of the Merger and consult their own tax advisors concerning the U.S. federal income tax consequences to them of the Merger in light of their particular circumstances, as well as any consequences arising under the U.S. federal tax laws other than those pertaining to income tax, including estate or gift tax laws, or under any state, local or non-U.S. tax law or under any applicable income tax treaty.

Regulatory Filings (page 84)

General

U.S. Silica, Parent and Merger Sub have agreed to use their reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under the Merger Agreement and applicable law to obtain the required regulatory approval, namely, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable. In addition, Parent and U.S. Silica have agreed to file with the Federal Communications Commission (the “FCC”) all forms and applications required to be filed under the Communications Act of 1934 and the rules and regulations thereunder in order to seek consent to the transfer of control of U.S. Silica’s FCC licenses to Parent, and to cooperate to take all actions necessary, proper or advisable to obtain such consent.

If and to the extent necessary to obtain any approval required under the HSR Act or any antitrust law for the closing of the Merger or to avoid the entry of or have lifted or terminated any order restraining or enjoining the Merger, Parent will (a) propose, negotiate and offer to commit and to effect, by consent decree, hold separate order or otherwise, (i) the sale or other disposition of any assets or businesses of U.S. Silica and its subsidiaries; (ii) behavioral limitations on the assets or businesses of U.S. Silica and its subsidiaries; and (iii) the termination, modification, transfer or other action with respect to any existing relationships and contractual rights and obligations of U.S. Silica and its subsidiaries; and (b) otherwise offer to take any action that it is capable of taking and, if the offer is accepted, take such action, that limits or affects its freedom of action. Notwithstanding the foregoing, none of Parent, Merger Sub, U.S. Silica or any of their subsidiaries is required to take any of the foregoing actions to the extent such actions would have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations or financial condition of U.S. Silica. In addition, notwithstanding the foregoing, nothing will require Apollo or certain of its related persons or entities, or require Parent or Merger Sub to cause Apollo or any such person or entity, to take any of the foregoing actions (or any action with respect to any business, product line or asset other than of U.S. Silica and its subsidiaries).

HSR Act and U.S. Antitrust Matters

The Merger is subject to the HSR Act. Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the Merger cannot be completed until Apollo and U.S. Silica each file a notification and report form with the FTC and the DOJ under the HSR Act and the applicable waiting period thereunder has expired or been terminated. Apollo and U.S. Silica submitted these notifications on May 10, 2024, and based on that filing date, the applicable waiting period under the HSR Act will expire on June 10, 2024, absent a request for additional information from the FTC or DOJ pursuant to the HSR Act.

Go-Shop (page 97)

During the period beginning on April 26, 2024 and continuing until the No-Shop Period Start Date, U.S. Silica and its representatives have the right to: (a) solicit, seek, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any Acquisition Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement (The Merger Proposal)—The “Go Shop” Period—Solicitation by U.S. Silica”) or any proposal, Inquiry (as defined in the section of this proxy statement entitled “The Merger Agreement (The Merger Proposal)—The “Go Shop” Period—Solicitation by U.S. Silica”) or offer that would constitute, or would reasonably be expected to lead to, an Acquisition Proposal; (b) provide information (including non-public information and data) relating to U.S. Silica or any of its subsidiaries pursuant to an Acceptable Confidentiality Agreement (as defined in the section of this proxy statement entitled “The Merger Agreement (The Merger Proposal)—The “Go Shop” Period—Solicitation by U.S. Silica”); (c) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any persons (and their respective representatives, including potential financing sources) with respect to any Acquisition Proposals or Inquiries; and

(d) cooperate with or assist or participate in or facilitate any Acquisition Proposal or any such Inquiries or any effort or attempt to make any Acquisition Proposal.

As promptly as reasonably practicable, and in any event within one business day following the No-Shop Period Start Date, U.S. Silica will deliver to Parent a written notice setting forth the identity of each person or group of persons from whom U.S. Silica or any of its representatives has received an Acquisition Proposal, in each case, prior to the No-Shop Period Start Date.

No Solicitation (page 99)

Except as expressly permitted by the Merger Agreement, from the No-Shop Period Start Date until the earlier of the termination of the Merger Agreement in accordance with its terms and the closing date of the Merger, U.S. Silica will not, and will cause its representatives not to, directly or indirectly: (a) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (b) provide to any third party any non-public information or data relating to U.S. Silica or its subsidiaries in connection with or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal; or (c) participate or engage in discussions, communications or negotiations with any third party with respect to an Acquisition Proposal or Inquiry or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal.

Notwithstanding the foregoing, if prior to the receipt of the Stockholder Approval, (i) U.S. Silica receives a bona fide Acquisition Proposal from any person that did not result, directly or indirectly, from a breach of the non-solicitation restrictions in the Merger Agreement and (ii) the Board of Directors determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal (as defined in the section of this proxy statement entitled “The Merger Agreement (The Merger Proposal)—The “No Shop” Period—No Solicitation by U.S. Silica”), or would reasonably be expected to result in a Superior Proposal, and the failure to take such actions in clauses (x) and (y) below would be inconsistent with its fiduciary duties under applicable law, then U.S. Silica may, directly or indirectly, in response to such Acquisition Proposal, (x) enter into an Acceptable Confidentiality Agreement with such person that has made or delivered such Acquisition Proposal and (y) pursuant thereto, participate or engage in discussions or negotiations with such person, furnish any non-public information or data to such person relating to U.S. Silica or its subsidiaries.

Subject to certain limited exceptions, during the period commencing on the date of the Merger Agreement and continuing until the earlier of the consummation of the closing or the valid termination of the Merger Agreement, neither the Board nor any committee thereof will (a) make a Board Recommendation Change (as defined in the section of this proxy statement entitled “The Merger Agreement (The Merger Proposal)—The “No Shop” Period—No Solicitation by U.S. Silica”) or (b) cause or permit U.S. Silica or any of its subsidiaries to enter into, or publicly propose or agree to enter into, an Alternative Acquisition Agreement (as defined in the section of this proxy statement entitled “The Merger Agreement (The Merger Proposal)—The “No Shop” Period—No Solicitation by U.S. Silica”).

Prior to obtaining the Stockholder Approval, if U.S. Silica receives a bona fide written Acquisition Proposal from any person that did not result, directly or indirectly, from a breach of the non-solicitation restrictions in the Merger Agreement, that the Board determines in good faith (after consultation with its independent financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Board may effect a Board Recommendation Change with respect to such Superior Proposal or authorize U.S. Silica to terminate the Merger Agreement pursuant to the terms thereof to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal. U.S. Silica, however, is not entitled to effect a Board Recommendation Change or terminate the Merger Agreement unless U.S. Silica has provided to Parent at least five business days’ prior written notice of U.S. Silica’s intention to take such action, which notice will specify the identity of the person or “group” of persons making such Acquisition Proposal, the material terms and conditions thereof and include copies of all relevant documents related to such Acquisition Proposal, and unless: (a) U.S. Silica, its subsidiaries and its and their respective representatives have complied in all but de minimis respects with their obligations pursuant to the non-solicitation restrictions in the Merger Agreement with respect to such Acquisition Proposal; (b) during the five-business-day notice period described above, if requested by Parent, U.S. Silica will have engaged in good faith negotiations with Parent and Merger Sub regarding any adjustments to the terms and conditions of the Merger Agreement or any ancillary documentation proposed by Parent and Merger Sub to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal; and (c) the Board will have taken into account any adjustments to the terms and conditions of the Merger Agreement or related documentation proposed in writing by Parent and Merger Sub no later than 11:59 p.m. (Eastern Time) on the last day of such five-business-day notice period and will have determined in good faith, after consultation with its financial advisor and outside legal counsel, that the Acquisition Proposal continues to constitute a Superior Proposal.

In the event of any material modifications to such Acquisition Proposal, U.S. Silica is required to deliver a new written notice to Parent describing such modifications and to again comply with the negotiation obligations described above for an additional three business days following such new notice.

The Board may, at any time prior to the receipt of the Stockholder Approval, effect a Board Recommendation Change in response to an Intervening Event (as defined in the section of this proxy statement entitled “The Merger Agreement (The Merger Proposal)—The “No Shop” Period—No Solicitation by U.S. Silica”) if the Board determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law (it being understood that any such determination in and of itself shall not be deemed a Board Recommendation Change), so long as it complies with certain procedures set forth in the Merger Agreement. For more information, please see the section of this proxy statement entitled “The Merger Agreement (The Merger Proposal)—The “No Shop” Period—No Solicitation by U.S. Silica.”

Conditions to Closing of the Transaction (page 112)

The respective obligations of each party to consummate the Merger are subject to the satisfaction (or waiver, if permitted by law) of the following conditions at or prior to the Effective Time:

•

the approval and adoption of the Merger Agreement by the holders of a majority of the voting power represented by the outstanding Shares that are entitled to vote thereon in accordance with the DGCL (the “Stockholder Approval”);

•

the consummation of the transactions contemplated by the Merger Agreement not being restrained, enjoined or otherwise prohibited or made illegal by any outstanding order or law enacted, promulgated, issued, entered, amended or enforced by any governmental entity (any such restraint, a “Closing Legal Impediment” and such condition, the “Absence of Closing Legal Impediments Condition”); and

•	the expiration or termination of the waiting period under the HSR Act (such condition, the “Regulatory Approvals Condition”).

The obligations of U.S. Silica to effect the Merger is also subject to the fulfillment (or waiver by U.S. Silica) of the following conditions at or prior to the Effective Time:

•	the accuracy of representations and warranties of Parent and Merger Sub contained in the Merger Agreement (subject to certain materiality qualifications);

•

Parent and Merger Sub having performed in all material respects all covenants and agreements required to be performed by them under the Merger Agreement at or before the closing date of the Merger; and

•	receipt by U.S. Silica of a certificate signed by the chief executive officer or the chief financial officer of Parent certifying that the above-listed closing conditions have been satisfied.

The obligations of Parent and Merger Sub to effect the Merger is also subject to the fulfillment (or waiver by Parent or Merger Sub) of the following conditions at or prior to the Effective Time:

•	the accuracy of representations and warranties of U.S. Silica contained in the Merger Agreement (subject to certain materiality qualifications);

•	U.S. Silica having performed in all material respects all covenants and agreements required to be performed by it under the Merger Agreement at or before the closing date of the Merger;

•

since the date of the Merger Agreement, there not having occurred a Company Material Adverse Effect (as defined in “The Merger Agreement (The Merger Proposal)—Representations and Warranties” on page 91 of this proxy statement); and

•

receipt by Parent of a certificate signed by the chief executive officer or the chief financial officer of U.S. Silica certifying that the closing conditions described in the precedent three bullets have been satisfied.

Termination of the Merger Agreement (page 113)

U.S. Silica and Parent have certain rights to terminate the Merger Agreement under customary circumstances. Either U.S. Silica or Parent may terminate the Merger Agreement if (a) they mutually consent in writing; (b) the Merger has not been consummated on or prior to October 26, 2024 (which may be extended as described in the section of this proxy statement entitled “The Merger Agreement (The Merger Proposal)—Termination of the Merger Agreement”); (c) the U.S. Silica stockholder meeting (including any adjournments or postponements thereof) has concluded and the Stockholder Approval has not been obtained; (d) a final, non-appealable Closing Legal Impediment is imposed and remains in effect; or (e) an uncured breach of certain provisions of the Merger Agreement by the other party has occurred.

U.S. Silica may terminate the Merger Agreement (a) upon certain circumstances and under certain conditions, if Parent and Merger Sub fail to consummate the Merger when required; (b) under certain circumstances and subject to certain conditions, in connection with U.S. Silica’s entry into an Alternative Acquisition Agreement; or (c) if Parent or Merger Sub has breached any of their representations or warranties or failed to perform any of their covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would render a condition to closing incapable of being satisfied by October 26, 2024 (the “Outside Date”) (which may be extended as described in the section of this proxy statement entitled “The Merger Agreement (The Merger Proposal)—Termination of the Merger Agreement”), or if capable of being satisfied by the Outside Date, will not have been cured during a cure period.

Parent may terminate the Merger Agreement if U.S. Silica (a) enters into an Alternative Acquisition Agreement or, prior to the receipt of Stockholder Approval, if the Board effects a Board Recommendation Change (as further described in the section of this proxy statement entitled “The Merger Agreement (The Merger Proposal)—The “No Shop” Period—No Solicitation by U.S. Silica”) or (b) has breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would render a condition to closing incapable of being satisfied by the Outside Date (which may be extended as described in the section of this proxy statement entitled “The Merger Agreement (The Merger Proposal)—Termination of the Merger Agreement”), or if capable of being satisfied by the Outside Date, will not have been cured during a cure period.

Termination Fees (page 115)

Under the Merger Agreement, U.S. Silica may be required to pay a termination fee of (i) $20.875 million if the Merger Agreement is terminated under specified circumstances prior to the No-Shop Period Start Date, or (ii) $41.750 million if the Merger Agreement is terminated under specified circumstances in any other circumstance, and Parent may be required to pay a reverse termination fee of $87.300 million if the Merger Agreement is terminated under specified circumstances. For more information, please see the section of this proxy statement entitled “The Merger Agreement (The Merger Proposal)—Company Termination Fee, Parent Expense Reimbursement, Reverse Termination Fee.”

Specific Performance (page 116)

Except as otherwise described below, the parties are entitled to injunctions to prevent breaches of the Merger Agreement and to specific performance as to its terms (without any requirement for the securing or posting of any bond in connection with obtaining of any specific performance or injunctive relief), in addition to any other remedy to which they may be entitled at law or in equity.

Until Parent pays, and U.S. Silica receives an amount equal to, the Reverse Termination Fee (as defined in the section of this proxy statement entitled “The Merger Agreement (The Merger Proposal)—Company Termination Fee, Parent Expense Reimbursement, Reverse Termination Fee—Reverse Termination Fee”), U.S. Silica’s right to specific performance is in addition to any other remedy to which it is entitled at law or in equity in accordance with the Merger Agreement, and the election to pursue an injunction or specific performance will not restrict U.S. Silica from, in the alternative, simultaneously seeking to collect the Reverse Termination Fee or pursue damages, in each case, subject to the limitations set forth in the Merger Agreement; provided that, under no circumstances will U.S. Silica be permitted or entitled to receive (i) both a grant of specific performance or any other equitable relief to cause the Equity Financing to be funded, on the one hand, and payment of any monetary damages or the payment of the Reverse Termination Fee (or other costs, expenses and reimbursement and indemnification amounts (if applicable) pursuant to and in accordance with the Merger Agreement), on the other hand, or (ii) both payment of any monetary damages, on the one hand, and payment of the Reverse Termination Fee, on the other hand.

Notwithstanding the foregoing, U.S. Silica is not entitled to specific performance or any other equitable relief to cause Parent to draw down proceeds of the Financing or to consummate the transactions contemplated by the Merger Agreement, unless (i) the Marketing Period (as defined in the section of this proxy statement entitled “The Merger Agreement (The Merger Proposal)—Financing Cooperation”) has ended, (ii) the parties’ mutual conditions to the closing of the Merger and the additional conditions to the closing of the Merger of Parent and Merger Sub have been and continue to be satisfied or waived (other than the conditions that by their terms are to be satisfied at closing, but subject to such conditions being capable of being satisfied), (iii) Parent fails to consummate the Merger by the date the closing is required to have occurred pursuant to the terms of the Merger Agreement, (iv) the Debt Financing has been funded or will be funded at the closing of the Merger if the Equity Financing is funded at the closing of the Merger and (v) U.S. Silica has confirmed to Parent by written notice that all of the parties’ mutual conditions to the closing of the Merger and the additional conditions to the closing of the Merger of U.S. Silica have been and continue to be satisfied or irrevocably waived and if specific performance is granted and the Debt Financing is funded, then U.S. Silica stands ready, willing and able to consummate the closing of the Merger and will take such actions required to cause the closing of the Merger to occur.

Fees And Expenses (page 117)

All fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, subject to certain provisions of the Merger Agreement; provided that Parent will pay for any and all filing fees incurred by the parties and payable to any governmental entity in connection with any antitrust filings or other submissions made in connection with the Merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some commonly asked questions about the Special Meeting, the Merger Agreement and the Merger and the proposals being considered at the Special Meeting. These questions and answers do not contain all of the details that may be important to you as a U.S. Silica Stockholder. Therefore, U.S. Silica encourages you to carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information” on page 126 of this proxy statement.

Why is U.S. Silica sending this proxy statement and proxy card?

On April 26, 2024, U.S. Silica entered into the Merger Agreement providing for the merger of Merger Sub with and into U.S. Silica, with U.S. Silica surviving as a privately held, wholly owned subsidiary of Parent (the “Merger”). The Board of Directors is soliciting the vote of the U.S. Silica Stockholders to approve the Merger Proposal and the other matters to be voted on at the Special Meeting. The Merger cannot occur without the required approval of U.S. Silica Stockholders. In addition to the approval and adoption of the Merger Agreement, the Board is soliciting the vote of the U.S. Silica Stockholders to approve each of the other proposals described below in “—What matters will be voted on at the Special Meeting?”

When and Where is the Special Meeting?

The Special Meeting will be held online at     on     , 2024, at     , Central Time. There will not be a physical meeting location. We encourage you to access the Special Meeting prior to the start time. Online check-in will begin at Central Time, and you should allow reasonable time for the check-in procedures. To attend the Special Meeting, you will need to log in to using the 16-digit control number on the proxy card or voting instruction form. If you encounter any difficulties accessing the Special Meeting during the check-in process or encounter any other technical difficulties with the Special Meeting during the check-in process, please call the technical support number that will be posted on the Special Meeting login page. For more information about the Special Meeting, see “The Special Meeting,” beginning on page 29 of this proxy statement.

What matters will be voted on at the Special Meeting?

At the Special Meeting, U.S. Silica Stockholders will consider and vote on the following matters:

•	To approve and adopt the Merger Agreement, pursuant to which U.S. Silica will become a wholly owned subsidiary of Parent (the “Merger Proposal”);

•

To approve, by a non-binding advisory vote, the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger (the “Merger Compensation Proposal”); and

•

To consider and vote on one or more proposals to adjourn the Special Meeting to a later date or dates if necessary or appropriate, including adjournments to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or in the absence of a quorum (the “Adjournment Proposal”).

If the U.S. Silica Stockholders approve the Merger Proposal and the Merger is completed, U.S. Silica will become a wholly owned subsidiary of Parent at the Effective Time.

If the Merger is completed, what will I be entitled to receive for my Shares?

If the Merger is completed, U.S. Silica Stockholders immediately prior to the Effective Time will be entitled to receive the Merger Consideration of $15.50 in cash for each Share they own, unless you are entitled to demand and have properly demanded appraisal for your Shares in accordance with, and you comply in all respects with, Section 262 of the DGCL, in which case you will be entitled to the rights provided by Section 262 of the DGCL, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The Merger Consideration will be payable in cash (without interest) and subject to any applicable withholding taxes required by applicable law.

How does the Merger Consideration compare to the market price of the Common Stock prior to the public announcement of the Merger Agreement?

The Merger Consideration represents a premium of 18.7% to the closing price of the Common Stock on April 25, 2024, the last trading day before the Merger Agreement was announced, and a premium of 33% over the 90-day volume-weighted average for the period ended April 25, 2024.

If the Merger is completed, what will I be entitled to receive for my Company PSUs, my Company RSUs or my Company Options?

At the Effective Time and as a result of the Merger:

•

Each Company PSU that is outstanding immediately prior to the Effective Time will vest in full and be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the number of Shares subject to the Company PSU immediately prior to the Effective Time, multiplied by (y) the Merger Consideration. For purposes of determining the number of Shares subject to a Company PSU immediately prior to the Effective Time: (A) in the case of TSR Company PSUs, the number of Shares will be based on the greater of the target level and the actual level of performance measured as of the Measurement Date and using the value of the Merger Consideration as the “ending stock price” for calculating performance; and (B) in the case of ACF Company PSUs, the number of Shares will be based on (1) actual performance for performance periods completed prior to the Measurement Date, (2) the greater of the target level and the actual level of performance measured as of the Measurement Date for performance periods that are ongoing as of the Measurement Date and (3) target performance in respect of performance periods that have not commenced as of the Measurement Date.

•

Each Company RSU that is outstanding immediately prior to the Effective Time, will vest in full and be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the number of Shares subject to the Company RSU immediately prior to the Effective Time, multiplied by (y) the Merger Consideration.

•

Each Company Option that is outstanding and unexercised immediately prior to the Effective Time will be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the excess, if any, of the Merger Consideration over the per Share exercise price of such Company Option, multiplied by (y) the number of Shares covered by such Company Option immediately prior to the Effective Time. If the per Share exercise price of such Company Option equals or exceeds the Merger Consideration, such Company Option shall be cancelled for no consideration.

Am I entitled to appraisal rights?

As a holder or beneficial owner of Shares, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions set forth in Section 262 of the DGCL. If the Merger is consummated, U.S. Silica Stockholders and beneficial owners of Shares who do not vote in favor of the approval and adoption of the Merger Agreement and who properly exercise and perfect his, her, its, or their demand for appraisal rights under Section 262 of the DGCL shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL. This means that U.S. Silica

Stockholders and beneficial owners are entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the Shares, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid based upon the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery. U.S. Silica Stockholders and beneficial owners who wish to seek appraisal of their Shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. Failure to timely and properly comply with Section 262 of the DGCL may result in the loss or waiver of your appraisal rights. See the section entitled “The Merger—Appraisal Rights” beginning on page 32 of this proxy statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is accessible, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is incorporated by reference herein to this proxy statement.

Is the Merger subject to the satisfaction of any conditions?

Yes. In addition to the approval of the Merger Proposal by the U.S. Silica Stockholders, the Merger is subject to the satisfaction of various conditions. For a description of these conditions, please see the section entitled “The Merger Agreement (The Merger Proposal)—Conditions to Closing of the Transaction” beginning on page 112 of this proxy statement.

When is the Merger expected to be completed?

In order to complete the Merger, U.S. Silica must obtain the approval of the Merger Proposal as described in this proxy statement and the other closing conditions under the Merger Agreement must be satisfied, including the receipt of applicable regulatory approvals. U.S. Silica currently expects to complete the Merger in the third quarter of 2024. However, U.S. Silica cannot assure you that the Merger will be completed by any particular date.

What happens if the Merger is not completed?

If the Merger Proposal is not approved by the requisite vote of U.S. Silica Stockholders, or if the Merger is not consummated for any other reason, the U.S. Silica Stockholders will not receive any Merger Consideration. Instead, U.S. Silica will remain a public company, its Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act, and it will continue to file periodic reports with the SEC.

Under specified circumstances, U.S. Silica may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described in “The Merger Agreement (The Merger Proposal)— Company Termination Fee, Parent Expense Reimbursement, Reverse Termination Fee” on page 115 of this proxy statement.

Will I be subject to U.S. federal income taxation upon the exchange of my Shares for the Merger Consideration?

Other than with respect to U.S. Silica equity-based compensatory arrangements, which are described in the next question and answer below, the material U.S. federal income tax consequences of the Merger are described in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 81 of this proxy statement. If you are a U.S. holder (as defined in “The Merger— Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences to U.S. Holders”), the exchange of your Shares for cash pursuant to the Merger will generally require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash you receive for such Shares (determined before the deduction of any applicable withholding taxes) and your adjusted tax basis in such Shares.

If you are a non-U.S. holder (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences to Non-U.S. Holders”), the exchange of your Shares for cash pursuant to the Merger will generally not be subject to U.S. federal income taxation unless (1) you have certain connections to the United States or (2) U.S. Silica is, or was during the relevant period, a U.S. real property holding corporation.

A more complete description of the material U.S. federal income tax consequences of the Merger is provided in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 81 of this proxy statement. You should consult your tax advisor concerning the U.S. federal income tax consequences to you of the Merger in light of your particular circumstances, as well as any consequences arising under the U.S. federal tax laws other than those pertaining to income tax, including estate or gift tax laws, or under any state, local or non-U.S. tax law or under any applicable income tax treaty.

What tax consequences will there be relating to my Company RSUs, Company PSUs and Company Options?

If you hold Company RSUs, Company PSUs or Company Options immediately prior to the Effective Time, then you will generally recognize taxable income for U.S. federal income tax purposes equal to the cash payment you receive for your Company RSUs, Company PSUs and Company Options. This will be treated as ordinary compensation income for U.S. federal income tax purposes and subject to income and other payroll tax withholding. Company RSUs, Company PSUs and Company Options that are forfeited prior to closing (pursuant to termination of employment or otherwise) will not be entitled to any consideration at the close of the Merger.

If you previously received Common Stock in settlement of Company RSUs, Company PSUs or Company Options and already recognized ordinary income on such Common Stock at the time of such settlement, then you will generally recognize a capital gain or loss for U.S. federal income tax purposes equal to the difference between the income you previously recognized and the amount paid for the stock in the Merger. The capital gain or loss will be long-term if more than one year has expired between the time you recognized the income and the Merger. Holders of such Common Stock received in settlement of Company RSUs, Company PSUs or Company Options generally will not be subject to income or other payroll tax withholding on any such capital gain.

What effect will the Merger have on U.S. Silica and its Common Stock?

The Common Stock is currently registered under the Exchange Act and is traded on the NYSE under the symbol “SLCA.” As a result of the Merger, U.S. Silica will become a privately held, wholly owned subsidiary of Parent. As such, following the completion of the Merger, the registration of the Common Stock and U.S. Silica’s obligation to file reports and make other public disclosures to the SEC under the Exchange Act will be terminated, and the Common Stock will no longer be listed on the NYSE. U.S. Silica Stockholders will cease to have any equity interest in U.S. Silica and will have no right to participate in its earnings and future growth.

Why am I being asked to cast a non-binding advisory vote to approve the compensation that may be paid or become payable to the named executive officers of U.S. Silica in connection with the Merger?

Section 14A of the Exchange Act requires U.S. Silica to conduct a non-binding advisory vote with respect to certain “golden parachute” compensation that may be paid or become payable to U.S. Silica’s named executive officers in connection with the Merger, including the agreements and understandings with U.S. Silica pursuant to which such compensation may be paid or become payable.

What will happen if the stockholders do not approve the Merger Compensation Proposal at the Special Meeting?

Approval of the Merger Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Merger Compensation Proposal is on an advisory basis and will not be binding on U.S. Silica or Parent. Further, the underlying compensation plans and agreements are contractual in nature and are not, by their terms, subject to stockholder approval.

How does the Board of Directors recommend that I vote on the proposals?

After consulting with its financial advisors and outside legal counsel and after reviewing and considering the terms and conditions of the Merger and the factors more fully described in the enclosed proxy statement, the Board unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to, and in the best interests of, U.S. Silica and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement be submitted to the U.S. Silica Stockholders for approval and adoption, and (iv) recommended that the U.S. Silica Stockholders approve and adopt the Merger Agreement.

Accordingly, the Board of Directors unanimously recommends that you vote:

•	FOR the Merger Proposal;

•	FOR the Merger Compensation Proposal; and

•	FOR the Adjournment Proposal.

To review the Board’s reasons for recommending the Merger, see the section entitled “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” beginning on page 49 of this proxy statement.

Do any of U.S. Silica’s directors and executive officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

Yes. In considering the recommendation of the Board of Directors with respect to the Merger Proposal, you should be aware that U.S. Silica’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of U.S. Silica Stockholders generally. To the extent such interests existed at the time, the Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be approved and adopted by the U.S. Silica Stockholders. See the section entitled “The Merger—Interests of the Directors and Officers of U.S. Silica in the Merger” beginning on page 66 of this proxy statement.

What is the difference between holding Shares as a stockholder of record and as a beneficial owner?

If your Shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those Shares, the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by U.S. Silica.

If your Shares are held in a stock brokerage account or by a bank or other record holder, you are considered the “beneficial owner” of Shares held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee. As the beneficial owner, you have the right to direct your broker, bank or other record holder on how to vote your Shares, and you are also invited to attend the Special Meeting. Your broker, bank or other record holder should have enclosed or provided voting instructions for you to use in directing the voting of your Shares.

Who is entitled to vote at the Special Meeting?

Only holders of record of our Common Stock at the close of business on     , 2024, the Record Date, are entitled to notice of the Special Meeting and to vote at the Special Meeting or at any adjournment or postponement thereof. There were      Shares outstanding on     , 2024. Stockholders are entitled to cast one vote per Share owned at the close of business on the Record Date on all matters. Virtual attendance at the Special Meeting is not required to vote.

How do I vote my Shares during the Special Meeting?

Even if you currently plan to attend the Special Meeting, we recommend that you submit your proxy or voting instructions in advance as described below to ensure that your vote will be counted if you later decide not to attend the Special Meeting.

During the Special Meeting, you may vote Shares held in your name as the stockholder of record or held in street name as the beneficial owner by following the instructions available on the meeting website.

How do I vote my Shares without attending the Special Meeting?

There are three ways to vote by proxy:

•	By Internet—You can vote over the internet by following the instructions on the enclosed proxy card;

•	By Mail—If you received your proxy materials by mail, you can vote by filling out the accompanying proxy card and returning it to the Company’s tabulation agent in the enclosed return envelope; or

•	By Telephone—You can vote by telephone by following the instructions on the proxy card.

The availability of telephone and internet voting will depend on the bank’s, broker’s or other nominee’s voting process. Your bank, broker or other nominee will not be permitted to exercise voting discretion as to any of the matters to be acted upon, including on the Merger Proposal. Therefore, it is important that you provide your voting instructions to your bank, broker or other nominee to ensure your Shares are represented at the Special Meeting.

Stockholders may generally vote via the internet or by telephone until 11:59 p.m. Eastern Time, on     , 2024, or the Company’s tabulation agent must receive paper proxy cards on or before     , 2024. However, voting deadlines may vary depending on how you hold your Shares, so please carefully review the specific instructions provided on your proxy card or voting instruction form.

How will my proxy be voted?

All properly completed, unrevoked proxies that are timely received will be voted in accordance with the specifications made.

If a properly executed, unrevoked written proxy card does not specifically direct the voting of Shares covered, the proxy will be voted:

•	FOR the Merger Proposal;

•	FOR the Merger Compensation Proposal; and

•	FOR the Adjournment Proposal.

If any other business properly comes before the meeting, or any adjournment thereof, the persons named as proxies will vote your Shares in accordance with the recommendations of the Board of Directors.

May I revoke or change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to our Corporate Secretary, by delivering a proxy bearing a later date (including by telephone or by internet), provided such proxy card is received no later than the close of business on     , 2024, by voting again by telephone or the Internet before the closing of the voting facilities at p.m. Central Time on     , 2024 or by attending and voting during the Special Meeting. Attendance at the Special Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of Shares, you may submit new voting instructions by contacting your bank, broker or other record holder.

Will my vote be made public?

All proxies and voting materials that identify the votes of specific stockholders will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.

What constitutes a quorum, permitting the Special Meeting to conduct its business?

The presence at the Special Meeting, in person or by proxy, of the holders record of a majority of the outstanding voting power of the Shares entitled to vote, present in person or represented by proxy, as of the Record Date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you attend the Special Meeting to vote during the meeting, your Shares will be considered part of the quorum.

What is the effect of abstentions and broker non-votes?

Abstentions are counted as present and entitled to vote for purposes of determining a quorum. If a quorum is present at the Special Meeting, for a U.S. Silica Stockholder who attends the Special Meeting or is represented by proxy and abstains from voting, such abstention will have the same effect as if the U.S. Silica Stockholder voted “AGAINST” the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal.

“Broker non-votes” will also count as a vote “AGAINST” the Merger Proposal but will have no effect on the Merger Compensation Proposal or the Adjournment Proposal, because broker non-votes will not be counted as Shares present and entitled to vote with respect to proposals on which the broker has not voted. A broker non-vote occurs when a bank, broker or other nominee holding Shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

The Merger Proposal, Merger Compensation Proposal and Adjournment Proposal are “non-discretionary” items. If you do not instruct your bank, broker or other nominee how to vote with respect to any of these items, your bank, broker or other nominee may not vote with respect to the applicable proposal and those votes will be counted as “broker non-votes.”

How many votes are needed to approve a proposal?

Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the voting power represented by the outstanding Shares that are entitled to vote thereon is required for the approval of the Merger Proposal.

Assuming the presence of a quorum, the affirmative vote of a majority of the voting power represented by the Shares present, in person or by proxy, at the Special Meeting and entitled to vote is required to: (i) approve the Merger Compensation Proposal, and (ii) approve the Adjournment Proposal. Because the vote standard for the approval of these proposals is a majority of Shares present at the Special Meeting in person or represented by proxy and entitled to vote, abstentions have the effect of a vote “AGAINST” the proposals and broker non-votes have no effect on the proposals.

Should I send in my U.S. Silica stock certificates or other evidence of ownership now?

No. After the Merger is completed, the paying agent to be engaged by Parent in connection with the Merger will send to each U.S. Silica Stockholder written, detailed instructions for exchanging your stock certificates for the Merger Consideration. You must return your stock certificates as described in the instructions. If your Shares are held in “street name” by your broker, bank or other nominee, you may receive instructions from the broker, bank or other nominee as to what action, if any, you need to take to effect the exchange of your “street name” Shares for the Merger Consideration. Please do not send in any certificates now.

What happens to my vote if I sell my Shares before the Special Meeting?

The Record Date is earlier than both the date of the Special Meeting and the consummation of the Merger. If you transfer your Shares after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your Shares and each of you notifies U.S. Silica in writing of such special arrangements, you will retain your right to vote such Shares at the Special Meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your Shares. Even if you sell or otherwise transfer your Shares after the Record Date, we encourage you to vote in accordance with the instructions detailed in the section of this proxy statement entitled “—Voting at the Special Meeting.”

How can I obtain a proxy card?

If you lose, misplace or otherwise need to obtain a proxy card, please follow the applicable procedure below. For stockholders of record: Please call Innisfree M&A Incorporated at (877) 750-8269 (toll-free).

For holders in “street name”: Please contact your broker, bank, or other nominee.

What should I do if I receive more than one set of voting materials?

This means you own Shares that are registered under different names or are in more than one account. For example, you may own some Shares directly as a stockholder of record and other Shares through a broker, or you may own Shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the Shares you own. Each proxy card you receive comes with its own return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Who will count the vote?

Representatives of Broadridge Corporate Issuer Solutions, Inc. will tabulate the votes and act as inspectors of election.

How can I find the voting results of the Special Meeting?

We will report the voting results in a Current Report on Form 8-K within four business days after the end of the Special Meeting.

How is the solicitation being made?

The cost of solicitation of proxies will be borne by us. Solicitation will be made by mail, and may be made by directors, officers and employees, personally or by telephone, email or fax. Proxy cards and materials also will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses. We have engaged Innisfree M&A Incorporated to assist us in the solicitation of proxies, at an estimated cost of $40,000 plus expense reimbursement.

Where can I find more information about U.S. Silica?

We file reports and other information with the SEC. This information is available at our website at http://www.ussilica.com and at the internet site maintained by the SEC at http://www.sec.gov. The information contained in, or that can be accessed through, our website (http://www.ussilica.com) is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Who can help answer my questions?

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your Shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 750-8269

Banks and brokers may call collect: (212) 750-5833

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, may include “forward-looking” statements within the meaning of the U.S. securities laws, including Section 27A of the Securities Act and Section 21E of the Exchange Act, that do not directly or exclusively relate to historical facts, including, without limitation, statements relating to the completion of the Merger. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “seeks,” “targets,” “expects,” “intends,” “strategy,” “future,” “likely,” “continue,” “opportunity,” “may,” “might,” “will,” “would,” “should,” “could,” “potential” or other similar expressions, or the negative of these terms or comparable terminology. These statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation:

•	U.S. Silica may be unable to obtain stockholder approval as required for the Merger;

•	The conditions to the closing of the Merger may not be satisfied and required regulatory approvals may not be obtained;

•	The Merger may involve unexpected costs, liabilities or delays, including the payment of a termination fee to Parent by U.S. Silica;

•	The business of U.S. Silica may suffer as a result of uncertainty surrounding the Merger;

•	The effect of the announcement or pendency of the Merger on our business relationships, including with customers and suppliers;

•	The outcome of any legal proceedings related to the Merger;

•	U.S. Silica may be adversely affected by other economic, business, legislative, regulatory and/or competitive factors;

•	The occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	The attention of U.S. Silica’s management and employees may be diverted from ongoing business concerns as a result of the Merger;

•	Limitations placed on U.S. Silica’s ability to operate its business under the Merger Agreement;

•	Risks that the Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	The fact that under the terms of the Merger Agreement, U.S. Silica is restricted from soliciting other proposals following the No-Shop Period Start Date;

•	Legislative, regulatory and economic developments;

•	Certain restrictions during the pendency of the Merger may impact the Company’s ability to pursue certain business opportunities or strategic transactions;

•	The failure by Parent or Merger Sub to obtain the necessary debt and equity financing arrangements set forth in the commitment letters received in connection with the Merger;

•	General economic conditions, particularly fluctuations in industrial production and consumption and the timing and extent of economic downturns;

•	The impacts resulting from the conflict in Ukraine or related geopolitical tensions;

•	The timing, receipt and terms and conditions of any required governmental and regulatory approvals of the Merger that could reduce anticipated benefits or cause the parties to abandon the Merger;

•

Geopolitical, economic and regulatory risks relating to our global operations, including compliance with U.S. and foreign trade and tax laws and other regulations, potential expropriation of properties located outside the U.S., sanctions, tariffs, embargoes and renegotiation or nullification of existing agreements;

•	The inability to identify or successfully respond to changing trends in our end markets;

•	The impact of potential cyber-attacks and information technology or data security breaches;

•	Competition from new product offerings, disruptive technologies, industry consolidation or other developments; and

•	Other risks to consummation of the Merger, including the risk that the Merger will not be completed within the expected time period or at all.

The foregoing review of important factors that could cause actual results to differ from expectations should not be construed as exhaustive and should be read in conjunction with the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the heading “Risk Factors” and information in our consolidated financial statements and notes thereto included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023. See “Where You Can Find More Information” on page 126 of this proxy statement. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

The statements in this proxy statement are made as of the date set forth above, even if subsequently made available by the Company on its website or otherwise. Except as required by applicable law, we do not intend, and assume no obligation, to update any forward-looking statements. U.S. Silica Stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

All information contained in this proxy statement exclusively concerning Parent, Merger Sub and their affiliates has been supplied by Parent and Merger Sub and has not been independently verified by us.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 24 of this proxy statement, you should be aware of and carefully consider the following risks and uncertainties that are applicable to the Merger Agreement, the Merger and U.S. Silica before deciding whether to vote for the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal. You should also consider the risks relating to the business of U.S. Silica and ownership of Common Stock contained in Part I, Item 1A of U.S. Silica’s Annual Report on Form 10-K for the year ended December 31, 2023, as well as any subsequent documents filed by U.S. Silica with the SEC, which are incorporated into this proxy statement by reference. See the section entitled “Where You Can Find More Information” beginning on page 126 of this proxy statement.

The Merger is subject to receipt of approval from our stockholders as well as the satisfaction of other closing conditions, including conditions that may not be satisfied or completed within the expected timeframe, if at all.

The consummation of the Merger is subject to a number of important closing conditions that make the closing and timing of the Merger uncertain. These conditions include, among others, (i) the approval and adoption of the Merger Agreement by holders of a majority of the voting power represented by the Shares that are outstanding and entitled to vote thereon at the Special Meeting; (ii) the absence of any law, order, injunction or decree that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by the Merger Agreement; and (iii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. We can provide no assurance that all required consents and approvals will be obtained or that all closing conditions will otherwise be satisfied (or waived, if applicable), and, if all required consents and approvals are obtained and all closing conditions are satisfied (or waived, if applicable), we can provide no assurance as to the terms, conditions and timing of such consents and approvals or the timing of the completion of the Merger. Many of the conditions to completion of the Merger are not within either our or Parent’s control, and neither we nor Parent can predict when or if these conditions will be satisfied (or waived, if applicable).

Failure to complete the Merger in a timely manner, or at all, could negatively impact our future business and our financial condition, results of operations and cash flows.

The Merger may not be completed within the expected timeframe, or at all, as a result of various factors and conditions, some of which may be beyond our control. If the Merger is not completed for any reason, including as a result of our stockholders failing to approve and adopt the Merger Agreement, our stockholders will not receive any payment for their Shares in connection with the Merger. Instead, the Company will remain an independent public company, and its Shares will continue to be traded on the NYSE and registered under the Exchange Act, and we will be required to continue to file periodic reports with the SEC. Moreover, our ongoing business may be materially adversely affected and we would be subject to a number of risks, including the following:

•

we may experience negative reactions from the financial markets, including negative impacts on our stock price, and it is uncertain when, if ever, the price of the Shares would return to the prices at which the Shares currently trade;

•

we may experience negative publicity, which could have an adverse effect on our ongoing operations including, but not limited to, retaining and attracting employees, customers, partners, suppliers and others with whom we do business;

•

we will still be required to pay certain significant costs relating to the Merger, such as legal, accounting, financial advisor, printing and other professional services fees, which may relate to activities that we would not have undertaken other than in connection with the Merger;

•	we may be required to pay a cash termination fee to Parent, as required under the Merger Agreement under certain circumstances;

•

while the Merger Agreement is in effect, we are subject to restrictions on the conduct of our business, including restrictions on our ability to engage in certain kinds of material transactions, which could prevent us from pursuing strategic business opportunities, taking actions with respect to our business that we may consider advantageous and responding effectively and/or timely to competitive pressures and industry developments, and may as a result materially adversely affect our business, results of operations and financial condition;

•

matters relating to the Merger require substantial commitments of time and resources by our management, which could result in the distraction of management from ongoing business operations and pursuing other opportunities that could have been beneficial to us; and

•	litigation related to the Merger or related to any enforcement proceeding commenced against us to perform our obligations under the Merger Agreement.

If the Merger is not consummated, the risks described above may materialize and they may have a material adverse effect on our business operations, financial results and stock price, especially to the extent that the current market price of our Common Stock reflects an assumption that the Merger will be completed.

We are subject to certain restrictions in the Merger Agreement that may hinder operations pending the consummation of the Merger.

The Merger Agreement generally requires us to operate our business in the ordinary course pending consummation of the Merger and restricts us, without Parent’s consent, from taking certain specified actions until the Merger is completed, subject to certain exceptions. These restrictions may affect our ability to execute our business strategies and attain our financial and other goals and may impact our financial condition, results of operations and cash flows.

These restrictions could be in place for an extended period of time if the consummation of the Merger is delayed, which may delay or prevent us from undertaking business opportunities that, absent the Merger Agreement, we might have pursued, or from effectively responding to competitive pressures or industry developments.

Whether or not the Merger is completed, the pending Merger may disrupt our current plans and operations, which could have an adverse effect on our business and financial results. For these and other reasons, the pendency of the Merger could adversely affect our business and financial results. For more information, see “The Merger Agreement (The Merger Proposal) — Conduct of Business Prior to Closing” on page 94 of this proxy statement.

We will be subject to various uncertainties while the Merger is pending that may cause disruption and may make it more difficult to maintain relationships with employees, clients, customers, and others with whom we do business.

Our efforts to complete the Merger could cause substantial disruptions in, and create uncertainty surrounding, our business, which may materially adversely affect our results of operation and our business. In connection with the Merger, our current and prospective employees may experience uncertainty about their future roles with the Surviving Corporation following the Merger, which may materially adversely affect our ability to attract and retain key personnel while the Merger is pending. Key employees may depart because of issues relating to the uncertainty and difficulty transitioning to a private company with a new owner. Accordingly, no assurance can be given that we will be able to attract and retain key employees to the same extent that we have been able to in the past. If we do not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow and operate our business effectively.

As mentioned above, some amount of our management’s and employees’ attention is being directed toward the completion of the Merger and thus is being diverted from our day-to-day operations. The Merger further could cause disruptions to our business or business relationships, which could have an adverse impact on our results of operations. Parties with which we have business relationships may experience uncertainty as to the future of such relationships and may delay or defer certain business decisions, seek alternative relationships with third parties or seek to alter their present business relationships with us. Parties with whom we otherwise may have sought to establish business relationships may seek alternative relationships with third parties. The pursuit of the Merger and the preparation for the integration may also place a significant burden on management and internal resources. The diversion of management’s attention away from day-to-day business concerns could adversely affect our financial results.

The Merger Agreement contains provisions that could discourage a potential competing acquirer of us.

The Merger Agreement contains non-solicitation provisions that, upon expiration of the go-shop period and subject to limited exceptions, restrict our ability to solicit, initiate, or knowingly encourage or induce competing third-party proposals (or engage in, continue or otherwise participate in negotiations or discussions regarding such third-party proposals) for the acquisition of our stock or assets. Under certain limited circumstances, the Board may (i) withdraw, qualify or modify its recommendation that U.S. Silica Stockholders approve and adopt the Merger Agreement or (ii) terminate the Merger Agreement to enter into a definitive agreement with respect to a third-party acquisition proposal. However, before doing so, the Board must abide by certain procedures described in the Merger Agreement, including provisions that give Parent an opportunity to negotiate to modify the terms of the Merger Agreement in a manner that any such third-party acquisition proposal would not constitute a superior proposal. In some circumstances, upon termination of the Merger Agreement, we will be required to pay a termination fee to Parent of up to $41.75 million. For more information, please see the section of this proxy statement entitled “The Merger Agreement (The Merger Proposal)—Company Termination Fee, Parent Expense Reimbursement, Reverse Termination Fee.”

These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of us from considering or proposing that acquisition, even if the acquirer was prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the Merger, or might otherwise result in a potential third-party acquirer proposing to pay a lower price to U.S. Silica Stockholders than they might otherwise have proposed to pay due to the added expense of the termination fee that may become payable in certain circumstances.

We have incurred, and will continue to incur, direct and indirect costs as a result of the Merger.

We have incurred, and will continue to incur, significant costs and expenses, including regulatory costs, fees for professional services and other transaction costs in connection with the Merger, for which we will have received little or no benefit if the Merger is not completed. There are a number of factors beyond our control that could affect the total amount or the timing of these costs and expenses. Many of these fees and costs will be payable by us even if the Merger is not completed and may relate to activities that we would not have undertaken other than to complete the Merger.

Litigation challenging the Merger Agreement may prevent the Merger from being consummated within the expected timeframe or at all.

Lawsuits may be filed against us, our Board of Directors or other parties to the Merger Agreement, challenging our acquisition by Parent or making other claims in connection therewith. Such lawsuits may be brought by our purported stockholders and may seek, among other things, to enjoin consummation of the Merger. One of the conditions to the consummation of the Merger is that the consummation of the Merger is not restrained, made illegal, enjoined or prohibited by any order or legal or regulatory restraint or prohibition of a court of competent jurisdiction or any governmental entity. As such, if the plaintiffs in such potential lawsuits are successful in obtaining an injunction prohibiting the defendants from completing the Merger on the agreed upon terms, then such injunction may prevent the Merger from becoming effective, or from becoming effective within the expected timeframe.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting or at any postponement or adjournment thereof.

Date and Time of the Special Meeting

The Special Meeting will be held virtually via live webcast on      , 2024 at    , Central Time. U.S. Silica Stockholders will be able to attend and vote at the Special Meeting by visiting     .

Purpose of the Special Meeting

At the Special Meeting, we will ask U.S. Silica Stockholders to vote on proposals to: (a) approve the Merger Proposal; (b) approve, on an advisory (nonbinding) basis, the Merger Compensation Proposal; and (c) approve the Adjournment Proposal.

Record Date; Shares Entitled to Vote; Quorum

Only U.S. Silica Stockholders as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. Information on how to obtain access to the list of stockholders of record entitled to vote at the Special Meeting during the 10 days before the Special Meeting is available by contacting U.S. Silica’s Corporate Secretary at 24275 Katy Freeway, Suite 600, Katy, Texas 77494. As of the Record Date, there were     Shares outstanding and entitled to vote at the Special Meeting.

The presence at the Special Meeting, in person or by proxy, of holders of record of a majority of the outstanding voting power of the Shares entitled to vote, present in person or represented by proxy, as of the Record Date is considered a quorum for the transaction of business. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

Each U.S. Silica Stockholder will be entitled to one vote for each Share owned as of the close of business on the Record Date.

Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the voting power represented by the outstanding Shares that are entitled to vote thereon is required for the approval of the Merger Proposal. As of the Record Date,   votes constitute a majority of the voting power by the outstanding Shares. The approval of the Merger Proposal by the U.S. Silica Stockholders is a condition to the consummation of the Merger.

Assuming the presence of a quorum, the affirmative vote of a majority of the voting power represented by the Shares present in person or represented by proxy at the Special Meeting and entitled to vote is required to: (i) approve the Merger Compensation Proposal, and (ii) approve the Adjournment Proposal.

If a quorum is present at the Special Meeting, the failure of any U.S. Silica Stockholder of record to: (a) submit a signed proxy card; (b) grant a proxy over the internet or by telephone (in accordance with the instructions detailed in the section of this proxy statement entitled “—Voting at the Special Meeting”); or (c) attend the Special Meeting and vote at the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal but will have no effect on the Merger Compensation Proposal or the Adjournment Proposal. If a quorum is present at the Special Meeting, for a U.S. Silica Stockholder who attends the Special Meeting or is represented by proxy and abstains from voting, such abstention will have the same effect as if the U.S. Silica Stockholder voted “AGAINST” the Merger Proposal, the Merger Compensation Proposal and the Adjournment Proposal.

Each “broker non-vote” will also count as a vote “AGAINST” the Merger Proposal but will have no effect on the Merger Compensation Proposal or the Adjournment Proposal, because broker non-votes will not be counted as Shares present and entitled to vote with respect to proposals on which the broker has not voted. A so-called “broker non-vote” results when banks, brokers and other nominees return a valid proxy voting upon a matter or matters for which the applicable rules provide discretionary authority but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such Shares. If you do not instruct your bank, broker or other nominee how to vote with respect to any of these items, your bank, broker or other nominee may not vote with respect to the applicable proposal and those votes will be counted as “broker non-votes” because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered “routine,” and each of the proposals to be presented at the Special Meeting is considered “non-routine.” As a result, no bank, broker or other nominee will be permitted to vote your Shares at the Special Meeting without receiving instructions. Failure to instruct your bank, broker or other nominee on how to vote your Shares will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Merger Compensation Proposal or the Adjournment Proposal.

Stock Ownership and Interests of Certain Persons

Shares Held by U.S. Silica’s Directors and Executive Officers

As of the Record Date, our executive officers and directors beneficially owned and were entitled to vote, in the aggregate,    Shares, representing approximately  % of the Shares outstanding on the Record Date.

We currently expect that our executive officers and directors will vote all of their respective Shares (1) “FOR” the Merger Proposal, (2) “FOR” the Merger Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Voting at the Special Meeting

There are four ways to vote if you are a record holder (i.e., you do not hold your Shares through a broker, bank or other nominee):

•	By Internet: You can vote over the internet by following the instructions on the enclosed proxy card.

•	By Telephone: You can vote by telephone by following the instructions on the proxy card.

•	By Mail: If you received your proxy materials by mail, you can vote by filling out the accompanying proxy card and returning it to the Company’s tabulation agent in the enclosed return envelope.

•	At the Special Meeting: You may vote your Shares virtually at . You will be asked to provide the 16-digit control number from your proxy card.

Although U.S. Silica offers multiple voting methods, U.S. Silica encourages you to vote over the Internet or by telephone as U.S. Silica believes they are the most cost-effective and timely methods. We also recommend that you vote as soon as possible, even if you are currently planning to attend the Special Meeting to ensure your Shares are represented at the Special Meeting if you later decide not to attend the Special Meeting.

The control number located on your proxy card is designed to verify your identity and allow you to submit a proxy for your Shares, and to confirm that your voting instructions have been properly recorded when submitting a proxy over the Internet or by telephone.

Stockholders may generally vote via the internet or by telephone until 11:59 p.m. Eastern Time, on     , 2024, or the Company’s tabulation agent must receive paper proxy cards on or before     , 2024. However, voting deadlines may vary depending on how you hold your Shares, so please carefully review the specific instructions provided on your proxy card or voting instruction form.

All Shares represented by properly signed and dated proxies received by the deadline indicated above will be voted at the Special Meeting in accordance with the instructions of the U.S. Silica Stockholder. Properly signed and dated proxies that do not contain voting instructions for one or more specific proposals will be voted with respect to the proposals for which instructions are not provided: (a) “FOR” the Merger Proposal; (b) “FOR” the Merger Compensation Proposal; and (c) “FOR” the Adjournment Proposal. Proxy cards that are returned without a signature will not be counted as present at the Special Meeting and cannot be voted.

If your Shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those Shares, the “stockholder of record.” If your Shares are held in a stock brokerage account or by a bank or other record holder, you are considered the “beneficial owner” of Shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other record holder on how to vote your Shares, and you are also invited to attend the Special Meeting. Your broker, bank or other record holder should have enclosed or provided voting instructions for you to use in directing the voting of your Shares.

Revocability of Proxies

Any proxy given by a U.S. Silica Stockholder may be revoked by doing any of the following:

•	Subsequently Completed Proxy: Submitting another properly completed proxy card bearing a later date by mail, provided such proxy card is received no later than the close of business on , 2024.

•	At the Special Meeting: Attending and voting during the Special Meeting. Please note that attendance at the Special Meeting will not by itself constitute revocation of a proxy.

•	Voting Again: Voting again by telephone or the Internet before the closing of the voting facilities at 11:59 p.m. Eastern Time on , 2024.

•

Written Notice: Sending a written notice that you are revoking your proxy to U.S. Silica’s Corporate Secretary at 24275 Katy Freeway, Suite 600, Katy, Texas 774942, provided such written notice is received by the close of business on     , 2024.

If your Shares are held in the name of a broker, bank or other nominee, you should follow the voting instructions you receive from the holder of record to revoke your proxy or change your vote.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow U.S. Silica Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned, postponed or delayed.

Board of Directors’ Recommendation

The Board, after consulting with its financial advisor and outside legal counsel and reviewing and considering various factors described in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger,” unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of U.S. Silica and the U.S. Silica Stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement be submitted to the U.S. Silica Stockholders for approval and adoption and (iv) recommended that the U.S. Silica Stockholders approve and adopt the Merger Agreement.

The Board of Directors unanimously recommends that you vote: (1) “FOR” the Merger Proposal; (2) “FOR” the Merger Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Solicitation of Proxies

The Board of Directors is soliciting your proxy, and U.S. Silica will bear the cost of soliciting proxies. We have engaged Innisfree M&A Incorporated to assist us in the solicitation of proxies, at an estimated cost of $40,000 plus expense reimbursement. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of Shares, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses in accordance with SEC and NYSE regulations. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Innisfree or, without additional compensation, by U.S. Silica or U.S. Silica’s directors, officers and employees.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including receipt of the approval of the U.S. Silica Stockholders, we currently anticipate that the Merger will be consummated in the third quarter of 2024. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control.

Appraisal Rights

If the Merger is consummated and certain conditions are met, U.S. Silica Stockholders and beneficial owners who continuously hold Shares through the Effective Time, who do not vote in favor of the Merger Proposal and who properly demand appraisal of their Shares and who do not withdraw their demands or otherwise lose their rights to seek appraisal will be entitled to seek appraisal of their Shares in connection with the Merger under Section 262 of the DGCL. This means that U.S. Silica Stockholders and beneficial owners may be entitled to have their Shares appraised by the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of their Shares, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be the fair value, if any, as determined by the Delaware Court of Chancery, as described further below. Due to the complexity of the appraisal process, persons who wish to seek appraisal of their Shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

U.S. Silica Stockholders and beneficial owners considering seeking appraisal should be aware that the fair value of their Shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Shares.

To exercise appraisal rights, U.S. Silica Stockholders or beneficial owners of Shares must: (i) properly deliver a written demand for appraisal to U.S. Silica before the vote is taken on the Merger Proposal; (ii) not submit a proxy or otherwise vote in favor of the Merger Proposal; (iii) continue to hold or beneficially own, as applicable, their Shares upon the making of a demand under clause (a) through the Effective Time (iv) not thereafter withdraw their demand for appraisal or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (v) otherwise meet the criteria and strictly comply with all other procedures for exercising appraisal rights under the DGCL. Failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Shares unless certain stock ownership conditions are satisfied by the U.S. Silica Stockholders and beneficial owners seeking appraisal. The DGCL requirements for exercising appraisal rights are described in further detail in the section entitled “The Merger—Appraisal Rights” beginning on page 32 of this proxy statement, which is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. A copy of Section 262 of the DGCL is accessible, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. If you hold your Shares through a bank, broker, trust, or other nominee and you wish to exercise appraisal rights, you may make a written demand for appraisal in your own name, but you must satisfy the conditions set forth above and your written demand must also reasonably identify the holder of record of the Shares for which demand is made, be accompanied by documentary evidence of your beneficial ownership of stock (such as a brokerage or securities account statement containing such information or a letter from a broker or other record holder of such Shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which you consent to receive notices given by the Surviving Corporation under Section 262 of the DGCL and to be set forth on the verified listed required by Section 262(f) of the DGCL.

Delisting and Deregistration of Common Stock

If the Merger is completed, the Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and the Common Stock will no longer be publicly traded.

Other Matters

Pursuant to the DGCL and U.S. Silica’s bylaws (the “Bylaws”), except as otherwise required by law, only the matters set forth in the Notice of Special Meeting may be brought before the Special Meeting.

Householding of Special Meeting Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. U.S. Silica and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or U.S. Silica that they or U.S. Silica will be sending householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you participate in householding and wish to receive a separate Notice of Internet Availability of Proxy Materials or set of these proxy materials, or if you wish to receive separate copies of future Notices, annual reports and proxy statements, please call 1-866-540-7095 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will deliver the requested documents to you promptly upon your request. If you hold your Shares through a broker, bank or other nominee, please contact your broker, bank or other nominee to request information about householding.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your Shares, please contact our proxy solicitor:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 750-8269

Banks and brokers may call collect: (212) 750-5833

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Parties Involved in the Merger

U.S. Silica Holdings, Inc.

24275 Katy Freeway

Suite 600

Katy, TX 77494

Telephone (281) 505-6011

U.S. Silica Holdings, Inc. is a global performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications. Over its 124-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 800 diversified products to customers across our end markets.

U.S. Silica’s business consists of two reportable segments: (i) Oil and Gas Proppants, which includes the SandBox Logistics™ business and (ii) Industrial & Specialty Products. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company has 26 operating mines and processing facilities and two additional exploration stage properties across the United States and is headquartered in Katy, Texas.

Our Common Stock is listed under the symbol “SLCA” on the NYSE.

Our principal executive offices are located at 24275 Katy Freeway, Suite 600, Katy, Texas 77494. For more information about U.S. Silica, please visit our website, www.ussilica.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See “Where You Can Find More Information” on page 126 of this proxy statement.

Star Holding LLC

c/o Apollo Management X, L.P.

9 West 57th Street

41st Floor

New York, NY 10019

Telephone (212) 515-3200

Parent is a Delaware limited liability company that was formed solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated by the Merger Agreement and the related financing transactions. Parent has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement and related agreements.

Parent is an affiliate of the Apollo Funds. The Apollo Funds are managed by affiliates of Apollo. Apollo is a high-growth global alternative asset manager with a focus on three strategies: yield, hybrid and equity. As of December 31, 2023, Apollo had approximately $651 billion assets under management. Apollo’s common shares are listed on the NYSE under the symbol “APO.”

Star Merger Co.

c/o Apollo Management X, L.P.

9 West 57th Street

41st Floor

New York, NY 10019

Telephone (212) 515-3200

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Parent that was formed solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated thereby and the related financing transactions. Merger Sub has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Merger Agreement and related agreements and financing transactions. Upon consummation of the Merger, Merger Sub will merge with and into U.S. Silica, and Merger Sub will cease to exist.

Certain Effects of the Merger on U.S. Silica

Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into U.S. Silica, with U.S. Silica continuing as the Surviving Corporation and as a wholly owned subsidiary of Parent. As promptly as practicable following the Effective Time, the Common Stock will be delisted from the NYSE and de-registered under the Exchange Act, and at such time, U.S. Silica will cease to be a publicly traded company and will no longer be obligated to file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation, and instead will only be entitled to receive the Merger Consideration described in “—Merger Consideration” on page 36 of this proxy statement or, with respect to any Dissenting Shares, you will only be entitled to receive the “fair value” of your Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law. The Effective Time will occur at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Effect on U.S. Silica if the Merger is Not Completed

If the Merger Proposal is not approved by the requisite vote of U.S. Silica Stockholders or if the Merger is not completed for any other reason, you will not receive any payment for your Shares. Instead, we will remain as a public company, the Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and U.S. Silica will be required to continue to file periodic reports with the SEC.

Furthermore, depending on the circumstances that caused the Merger not to be completed, it is possible that the price of our Common Stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of our Common Stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the future value of your Shares. If the Merger is not completed, the Board will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the Merger Proposal is not approved by the requisite vote of U.S. Silica Stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board will be offered or that our business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, we may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described under “The Merger Agreement (The Merger Proposal)—Company Termination Fee, Parent Expense Reimbursement, Reverse Termination Fee” on page 115 of this proxy statement.

Merger Consideration

Common Stock

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) will be converted automatically into the right to receive the Merger Consideration. All Shares converted into the right to receive the Merger Consideration will no longer be outstanding and will automatically be cancelled and cease to exist at the Effective Time, and will thereafter represent only the right to receive the Merger Consideration in cash, without interest, subject to any applicable withholding of taxes.

After the completion of the Merger, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a U.S. Silica Stockholder (except that holders of Dissenting Shares will not have the right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law, as described in “—Appraisal Rights” on page 75 of this proxy statement).

Company PSUs

At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time will vest in full and be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the number of Shares subject to the Company PSU immediately prior to the Effective Time, multiplied by (y) the Merger Consideration. For purposes of determining the number of Shares subject to a Company PSU immediately prior to the Effective Time: (A) in the case of TSR Company PSUs, the number of Shares will be based on the greater of the target level and the actual level of performance measured as of the Measurement Date and using the value of the Merger Consideration as the “ending stock price” for calculating performance; and (B) in the case of ASF Company PSUs, the number of Shares will be based on (1) actual performance for performance periods completed prior to the Measurement Date, (2) the greater of the target level and the actual level of performance measured as of the Measurement Date for performance periods that are ongoing as of the Measurement Date and (3) target performance in respect of performance periods that have not commenced as of the Measurement Date.

Company RSUs

At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time will vest in full and be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the number of Shares subject to the Company RSU immediately prior to the Effective Time, multiplied by (y) the Merger Consideration.

Company Options

At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time will be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the excess, if any, of the Merger Consideration over the per Share exercise price of such Company Option, multiplied by (y) the number of Shares covered by such Company Option immediately prior to the Effective Time. If the per Share exercise price of such Company Option equals or exceeds the Merger Consideration, such Company Option shall be cancelled for no consideration.

Background of the Merger

The Board and U.S. Silica’s management regularly evaluate U.S. Silica’s business and operations, competitive position, historical performance, future prospects and long-term strategic plan with the goal of maximizing U.S. Silica Stockholder value. As part of these ongoing evaluations, the Board and U.S. Silica’s management have, from time to time and with the assistance of U.S. Silica’s legal and financial advisors, considered various strategic alternatives, including the continued execution of U.S. Silica’s strategy as a stand-alone public company, the possible sale of U.S. Silica to, or combination of U.S. Silica with, a third party, or the possible separation of U.S. Silica’s two business segments, the oil and gas proppants segment and the industrial and specialty products segment.

On October 6, 2021, U.S. Silica announced that it was commencing a review of strategic alternatives for its industrial and specialty products segment. Over the course of the review, the Board considered a range of options with the goal of maximizing U.S. Silica Stockholder value, including the potential sale or separation of the industrial and specialty products segment. As part of the review, U.S. Silica, among other actions, contacted 78 potential bidders, 34 of which entered into confidentiality agreements with U.S. Silica, including Apollo. Eight of the potential bidders, including Apollo, submitted first round preliminary, nonbinding indications of interest. Apollo submitted the only second round preliminary, nonbinding indication of interest, which was structured as a $1.18 billion cash payment to U.S. Silica and an issuance to U.S. Silica of a minority ownership interest in the go-forward industrial and specialty products business controlled by Apollo (which we refer to as the “2021 ISP Apollo Proposal”). All of these confidentiality agreements included a customary standstill provision, but all such provisions had expired before entry into the Merger Agreement.

On June 13, 2022, after extensive evaluation and deliberation, and in consultation with its independent financial and legal advisors, the Board unanimously determined that retaining full ownership of the industrial and specialty products segment represented the best path forward for U.S. Silica and U.S. Silica Stockholders. In making its determination, the Board determined that the 2021 ISP Apollo Proposal failed to provide superior value to U.S. Silica Stockholders as compared to U.S. Silica’s standalone strategic and financial outlook.

On June 23, 2022, a representative of Apollo sent an email to Bryan Shinn, Chief Executive Officer of U.S. Silica, thanking Mr. Shinn for engaging with Apollo during the industrial and specialty products strategic review process. In his email, the representative of Apollo suggested that Apollo and U.S. Silica keep the dialogue between the two companies active and also suggested a future meeting between representatives of the two companies. On June 27, 2022, Mr. Shinn sent an email to the representative of Apollo, thanking Apollo for its interest in the strategic review process and informing the representative of Apollo that U.S. Silica is always looking for opportunities to enhance U.S. Silica Stockholder value. In light of the Board’s decision, however, the discussions concerning the 2021 ISP Apollo Proposal were terminated.

From June 23, 2022, through March 10, 2023, representatives of U.S. Silica and representatives of Apollo engaged in ongoing discussions regarding U.S. Silica. During this period, Mr. Shinn held discussions with Charles Shaver, Chairman of the Board, regarding the ongoing discussions with Apollo, and Mr. Shinn kept the members of the Board apprised of the discussions.

On July 12, 2022, Mr. Shinn, Alan Schultz, U.S. Silica’s Senior Vice President, Strategy, and certain representatives of Apollo met in person in Houston, Texas, and discussed U.S. Silica’s overall business. No potential acquisition transaction was discussed at the meeting.

On November 2, 2022, a representative of Apollo reached out to Mr. Shinn requesting a meeting to discuss U.S. Silica’s business. On January 18, 2023, Mr. Shinn, Mr. Schultz and certain representatives of Apollo met in person in Houston, Texas, and discussed U.S. Silica’s overall business since July, the oil and gas proppants segment and certain related matters. No potential acquisition transaction was discussed at the meeting.

On January 19, 2023, a representative of Apollo reached out to Mr. Shinn and Mr. Schultz requesting a follow-up meeting to discuss the oil and gas proppants segment. On February 7, 2023, Mr. Shinn, Mr. Schultz, Derek Ussery, U.S. Silica’s Executive Vice President and President, Oil & Gas, and certain representatives of Apollo met in person in Houston, Texas, and discussed the oil and gas proppants segment. After the conclusion of the meeting, Mr. Shinn, Mr. Schultz, Mr. Ussery and the representatives of Apollo attended a dinner. No potential acquisition transaction was discussed at the meeting or at the dinner.

On February 8, 2023, a representative of Apollo reached out to Mr. Shinn requesting a catch-up call. On February 10, 2023, the representative of Apollo called Mr. Shinn to inform him that Apollo was working toward making an offer to purchase the entire company in the coming weeks. Mr. Shinn responded that, in order for any proposal to be acceptable, Apollo would need to offer an attractive premium to the current market price of U.S. Silica and that he would bring any proposal submitted by Apollo to the Board for its consideration.

On March 13, 2023, Apollo submitted a preliminary, nonbinding indication of interest to acquire 100% of the outstanding equity interests of U.S. Silica in an all-cash transaction at a price of $15.50 per Share (which we refer to as the “2023 Apollo Proposal”). On March 13, 2023, the closing price of the Common Stock was $11.47 per Share. The 2023 Apollo Proposal stated that it was based solely on public information and was subject to Apollo’s satisfactory completion of due diligence. In the 2023 Apollo Proposal, Apollo proposed a “go-shop” period during which U.S. Silica would be permitted to solicit competing bids for a limited period of time following the signing of a transaction. Apollo also, in exchange for its willingness to accept a go-shop period and given the time, effort and cost involved for Apollo to finalize its due diligence, required a period of exclusive negotiations between U.S. Silica and Apollo. Apollo also stated in the 2023 Apollo Proposal that if U.S. Silica refused to proceed with evaluating the transaction on an exclusive basis, Apollo would retract the 2023 Apollo Proposal and would not pursue the transaction further. As a condition to the 2023 Apollo Proposal, Apollo also required U.S. Silica’s consent to engage in confidential discussions with a limited group of third-party investors, to be approved by U.S. Silica, who would partner with Apollo in the potential transaction and make a direct investment in U.S. Silica’s oil and gas proppants segment. The 2023 Apollo Proposal noted that Apollo’s ability to partner with a third party was a key assumption in its offer price. The 2023 Apollo Proposal also requested that U.S. Silica consider abandoning its proposed refinancing of U.S. Silica’s seven-year $950 million senior secured Term Loan B facility due March 23, 2030 (the “Term Loan B Facility”, and such refinancing, the “Refinancing”), and that the proposed purchase price in the 2023 Apollo Proposal would need to be revised downwards in the event U.S. Silica completed the Refinancing. The 2023 Apollo Proposal also noted that the transaction would not be subject to any financing contingency. Mr. Shinn promptly shared the 2023 Apollo Proposal with the Board.

On March 15, 2023, U.S. Silica held a special meeting of the Board by videoconference, during which members of U.S. Silica’s management and representatives of U.S. Silica’s outside legal counsel, Morrison & Foerster LLP (which we refer to as “MoFo”), participated. A representative of MoFo reviewed the Board’s fiduciary duties under Delaware law. Mr. Shinn described his previous interactions with Apollo, including his calls with representatives of Apollo, and reviewed the terms of the 2023 Apollo Proposal with the Board. The Board discussed whether to engage a financial advisor regarding a financial analysis of U.S. Silica in connection with the 2023 Apollo Proposal, and decided to contact Piper Sandler to inquire about possible advice. Piper Sandler was selected by the Board as financial advisor based on its reputation, experience and knowledge of the oil and gas proppants and industrial minerals industries and experience advising companies in mergers and acquisitions. Following discussion, and after taking into consideration the information provided by and discussed with U.S. Silica’s management and representatives of MoFo, the Board directed U.S. Silica’s management to contact Piper Sandler and to call another Board meeting to further discuss the 2023 Apollo Proposal.

On March 16, 2023, a representative of Apollo and Mr. Shinn attended a videoconference call during which Mr. Shinn informed the representative of Apollo that the 2023 Apollo Proposal was being reviewed by the Board and would be further considered at an upcoming Board meeting.

On March 28, 2023, U.S. Silica held a special meeting of the Board by videoconference, during which members of U.S. Silica’s management and representatives of Piper Sandler and MoFo participated. A representative of MoFo reviewed the Board’s fiduciary duties under Delaware law. Mr. Shinn reviewed the terms of the 2023 Apollo Proposal with the Board, including Apollo’s requests for an exclusive negotiating period, the proposed go-shop provision and that U.S. Silica abandon the Refinancing. A representative of Piper Sandler reviewed Piper Sandler’s preliminary financial analyses of U.S. Silica. Following discussion, and after taking into consideration the information provided by and discussed with U.S. Silica’s management and U.S. Silica’s advisors, the Board directed U.S. Silica’s management to convey to Apollo that while the 2023 Apollo Proposal was not acceptable, U.S. Silica was nevertheless willing to enter into an exclusivity agreement for 30 days and provide Apollo, subject to the parties entering into a confidentiality agreement, with limited due diligence information and discussions with U.S. Silica’s management to allow Apollo to consider raising its bid. The Board also directed U.S. Silica’s management to make clear to Apollo that U.S. Silica would not enter into a transaction that effectively involved separately agreeing to sell each of its two lines of business to Apollo and its partner, and that all risk associated with Apollo’s partner would need to be borne by Apollo. The Board also determined to proceed with the Refinancing (which was ultimately completed) given the Board’s views regarding the conditionality of the 2023 Apollo Proposal and the Board’s belief that the terms of the Refinancing were favorable and in the best interest of U.S. Silica and U.S. Silica Stockholders. The next day, Mr. Shinn conveyed this message to a representative of Apollo.

On April 3, 2023, Mr. Schultz received a list of high priority business due diligence requests from a representative of Apollo.

On April 4, 2023, Apollo and U.S. Silica entered into a confidentiality agreement (the “2023 Confidentiality Agreement”), which contained a customary standstill provision that would terminate if, among other things, U.S. Silica entered into an agreement providing for the acquisition of U.S. Silica by a third party. The 2023 Confidentiality Agreement also permitted Apollo to engage in discussions with a strategic company referred to herein as Party A, who Apollo was considering partnering with for the oil and gas proppants segment. Also on April 4, 2023, Apollo and U.S. Silica entered into a customary exclusivity agreement (the “2023 Exclusivity Agreement”) that contained a 30-day exclusivity period. The 2023 Exclusivity Agreement permitted U.S. Silica, during the exclusivity period, to engage in discussions and negotiations with, and provide confidential information to, any third-party that submitted an offer that the Board determined would reasonably be expected to lead to a transaction superior to the 2023 Apollo Proposal.

Beginning on April 4, 2023, Apollo and its representatives conducted due diligence on U.S. Silica.

On April 17, 2023, a representative of Apollo called Mr. Shinn to inform him that Party A would no longer be willing to partner with Apollo in the potential acquisition of U.S. Silica due to changes in Party A’s strategic priorities.

On April 19, 2023, representatives of Apollo held due diligence meetings in person in Houston, Texas with senior management of U.S. Silica. During these meetings, a representative of Apollo informed U.S. Silica that Apollo intended to explore the possibility of completing the acquisition of U.S. Silica without a partner. After the conclusion of these meetings, the participants attended a dinner. Neither compensation arrangements nor employment arrangements nor potential roles for existing management in the event of a transaction were discussed at the dinner. The next day, representatives of Apollo held additional due diligence meetings in person in Houston, Texas with senior management of U.S. Silica.

On April 25, 2023, Mr. Shinn and a representative of Apollo held a call during which Mr. Shinn requested that Apollo submit an updated proposal to the Board by May 10, 2023.

On May 16, 2023, a representative of Apollo called Mr. Shinn to inform him that, after further review and consideration, Apollo would not be in a position to complete the potential transaction alone and would again be seeking a partner. Mr. Shinn promptly informed the Board of this discussion.

From May 23, 2023, through June 22, 2023, Mr. Shinn and representatives of Apollo exchanged emails and held calls regarding potential third parties for Apollo to partner with in connection with a potential acquisition of U.S. Silica. Mr. Shinn kept Mr. Shaver apprised of these discussions.

On June 23, 2023 and June 30, 2023, a representative of MoFo corresponded with legal counsel of Apollo and granted Apollo permission to contact certain third parties that Apollo believed could be interested in partnering with Apollo in connection with a potential acquisition of U.S. Silica.

On August 15, 2023, a representative of Apollo called Mr. Shinn to inform him that, because Apollo could not find a suitable partner for the potential transaction, Apollo would no longer be pursuing an acquisition of U.S. Silica and that Apollo had stopped work in furtherance thereof.

On August 23, 2023, a representative of a significant equityholder of a strategic company referred to herein as Party B contacted a representative of Piper Sandler regarding the exploration of a potential transaction involving U.S. Silica and Party B, including a combination of the oil and gas proppants segment and Party B’s energy business.

On September 29, 2023, a representative of Party B and a representative of Piper Sandler had a follow-up discussion regarding the same.

On November 8, 2023, Mr. Shaver and representatives of certain significant equityholders of Party B met in person in New York, New York regarding the same.

On November 30, 2023, U.S. Silica held a special meeting of the Board by videoconference, during which members of U.S. Silica’s management and representatives of MoFo participated. The Board and management discussed, among other items, general corporate strategy, strategy for the industrial and specialty products segment and strategy for the oil and gas proppants segment. The Board and management also discussed the potential separation of the industrial and specialty products segment and the oil and gas proppants segment as well as initial separation considerations. After discussion, the Board authorized U.S. Silica’s management to begin undertaking work to assist the Board with exploring the possibility of separating the industrial and specialty products segment and the oil and gas proppants segment in the future.

On January 16, 2024, Mr. Shinn and Mr. Schultz and representatives of Piper Sandler attended a meeting in Houston, Texas with representatives of Party B, certain of its significant equityholders and its financial advisor. During the meeting, the parties discussed various alternatives for the combination of the oil and gas proppants segment and Party B’s energy business, including the form of consideration to be paid to U.S. Silica. Mr. Shinn stated that the Board would view more favorably a transaction where a significant amount of the consideration would be in cash as opposed to a transaction where a significant amount of the consideration would be in equity. The parties also discussed the possibility of Party B and U.S. Silica entering into a mutual confidentiality agreement under which Party B and U.S. Silica would receive confidential information, which would allow Party B to refine its analysis and submit a proposal to U.S. Silica.

On January 17, 2024, the executive committee of the Board, which is a standing committee of the Board (i.e., not one formed in connection with any proposed transaction or U.S. Silica’s evaluation of strategic alternatives), held a meeting by videoconference and discussed the potential transaction with Party B, including the minimum cash consideration that would be necessary for the transaction to be attractive.

On January 18, 2024, a representative of a significant equityholder of Party B contacted a representative of Piper Sandler regarding its and Party B’s interest in engaging in discussions with Piper Sandler’s debt capital markets desk regarding potential sources of financing for Party B as it pursued a combination of its energy business and the oil and gas proppants segment. Promptly thereafter, such representative of Piper Sandler informed senior management of U.S. Silica of Party B’s request.

On January 28, 2024, a representative of Party B provided Piper Sandler with Party B’s initial due diligence request list.

On February 1, 2024, U.S. Silica entered into a mutual confidentiality agreement with Party B, which contained a customary standstill provision that permitted Party B and U.S. Silica (as applicable) to make confidential proposals or offers to acquire U.S. Silica or Party B (as applicable) unless any such proposals or offers would reasonably be expected to require any person to make a public announcement regarding such proposals or offers. On that same day, U.S. Silica also entered into a customary standstill agreement with certain significant equityholders of Party B, which permitted such parties to make confidential proposals or offers to acquire U.S. Silica unless any such proposals or offers would reasonably be expected to require any person to make a public announcement regarding such proposals or offers.

Beginning on February 1, 2024, and continuing through April 16, 2024, Party B and its representatives conducted due diligence on the oil and gas proppants segment, and U.S. Silica and its representatives reviewed the limited materials provided by Party B regarding Party B’s energy business.

On February 7, 2024, a representative of Apollo called Mr. Shinn to invite him to dinner. On February 13, 2024, at the dinner, the representative of Apollo told Mr. Shinn that Apollo had started new efforts in furtherance of a potential acquisition transaction and that Apollo would be submitting a preliminary, nonbinding indication of interest to acquire U.S. Silica the next day. Mr. Shinn responded that he would bring any proposal submitted by Apollo to the Board for its consideration. Neither compensation arrangements nor employment arrangements nor potential roles for existing management in the event of a transaction were discussed at the dinner.

On February 14, 2024, Apollo submitted a preliminary, nonbinding indication of interest to acquire 100% of the outstanding equity interests of U.S. Silica in an all-cash transaction at a price of $13.50 per Share (which we refer to as the “2024 Apollo Proposal”). The $13.50 price per Share represented a 30.9% premium relative to the $10.31 closing price of the Common Stock on February 13, 2024, the last trading day prior to the submission of the 2024 Apollo Proposal. The 2024 Apollo Proposal included certain “highly confident” letters from potential debt financing sources, which letters stated that such debt financing sources were highly confident in their ability to raise the debt financing necessary to complete the potential acquisition. The 2024 Apollo Proposal was subject to Apollo’s satisfactory completion of due diligence. In the 2024 Apollo Proposal, Apollo proposed a “go-shop” period during which U.S. Silica would be permitted to solicit competing bids for a limited period of time following the signing of a transaction. Apollo also, in exchange for its willingness to accept a go-shop period and given the time, effort and cost involved for Apollo to finalize its due diligence, required a period of exclusive negotiations between U.S. Silica and Apollo. Apollo also stated in the 2024 Apollo Proposal that if U.S. Silica refused to proceed with evaluating the transaction on an exclusive basis, Apollo would retract the 2024 Apollo Proposal and would not pursue the transaction further. Unlike the 2023 Apollo Proposal, the 2024 Apollo Proposal specifically stated that Apollo did not require a third-party partner or any additional equity capital to complete the potential transaction and did not request permission to discuss the potential transaction with potential third-party partners. The 2024 Apollo Proposal also noted that the potential transaction would not be subject to any financing contingency and that, to the extent Apollo identified additional sources of value in its due diligence investigations that were tangible and underwritable, but are not apparent from the information it reviewed prior to submitting the proposal, it would be prepared to improve its offer. Mr. Shinn promptly shared the 2024 Apollo Proposal with the Board.

During the period between February 15, 2024, and February 19, 2024, the executive committee of the Board discussed the 2024 Apollo Proposal and determined that the offer price was not high enough to warrant U.S. Silica meaningfully engaging with Apollo or providing exclusivity. However, the executive committee of the

Board concluded that U.S. Silica was willing to provide Apollo, subject to the parties entering into a confidentiality agreement, with limited business due diligence information and discussions with U.S. Silica’s management to allow Apollo to consider raising its bid.

On February 20, 2024, a representative of U.S. Silica sent a draft confidentiality agreement to a representative of Apollo (the “2024 Confidentiality Agreement”). The 2024 Confidentiality Agreement was substantially in the form of the 2023 Confidentiality Agreement, but removed Apollo’s ability to engage in discussions with Party A (consistent with the new structure of the 2024 Apollo Proposal) and removed all references to an exclusivity agreement.

On February 21, 2024, a representative of Apollo sent a revised draft of the 2024 Confidentiality Agreement to a representative of U.S. Silica, which draft reinserted the references to an exclusivity agreement.

On February 23, 2024, Mr. Shinn called a representative of Apollo and reiterated that U.S. Silica would not, at this time, be willing to grant exclusivity to Apollo and that Apollo would need to substantially improve its offer before the Board would consider exclusivity.

On February 24, 2024, Mr. Schultz received a list of high priority business due diligence requests from a representative of Apollo.

On February 25, 2024, a representative of Apollo sent a revised draft of the 2024 Confidentiality Agreement to a representative of U.S. Silica, which draft removed all references to an exclusivity agreement. The 2024 Confidentiality Agreement contained a customary standstill provision that would terminate if, among other things, U.S. Silica entered into an agreement providing for the acquisition of U.S. Silica by a third party.

On February 26, 2024, Apollo and U.S. Silica entered into the 2024 Confidentiality Agreement, which did not contain references to an exclusivity agreement.

Also on February 26, 2024, Party B submitted a preliminary, nonbinding indication of interest to combine Party B’s energy business and the oil and gas proppants segment (the “February Party B Proposal”). Pursuant to the February Party B Proposal, U.S. Silica would receive total consideration of $450 million in cash, $50 million in seller financing and 30% of the equity interests in the entity resulting from the combination of Party B’s energy business and the oil and gas proppants segment (“Combined EnergyCo”), which Party B valued at $400 million. The February Party B Proposal was contingent on U.S. Silica distributing its equity interests in Combined EnergyCo to U.S. Silica Stockholders. Mr. Shinn promptly shared the February Party B Proposal with the Board.

On February 27, 2024, a representative of Piper Sandler informed a representative of Party B that U.S. Silica expected at least $700 million in cash consideration payable to U.S. Silica in connection with the combination of Party B’s energy business and the oil and gas proppants segment.

Beginning on February 27, 2024, and continuing through April 26, 2024, Apollo and its representatives conducted due diligence on U.S. Silica.

On March 5, 2024, Piper Sandler’s debt capital markets team provided representatives of Party B and certain of its significant equityholders a draft engagement letter for purposes of outlining potential terms of a debt financing. No engagement letter was subsequently executed.

On March 7, 2024, Mr. Shinn, Mr. Schultz, Mr. Ussery, Zach Carusona, Executive Vice President and President, industrial and specialty products segment of U.S. Silica, and certain representatives of Apollo attended a dinner in Houston, Texas, and discussed at a high level the due diligence areas that would be covered during management meetings the next day. Neither compensation arrangements nor employment arrangements nor potential roles for existing management in the event of a transaction were discussed at the dinner.

On March 8, 2024, representatives of Apollo held due diligence meetings in person in Houston, Texas with senior management of U.S. Silica. During the meetings, Mr. Shinn informed Apollo that U.S. Silica expected Apollo to submit an updated proposal.

On March 12, 2024, Mr. Shinn and Mr. Schultz attended a videoconference with representatives of certain of Party B’s equityholders, during which Mr. Shinn emphasized that the cash component of the February Party B Proposal needed to be higher.

On March 18, 2024, a representative of Apollo called Mr. Shinn to preview Apollo’s revised proposal, including that Apollo intended to increase the price per Share to $14.30 per Share.

Later that same day, Apollo submitted a revised preliminary, nonbinding indication of interest to acquire 100% of the outstanding equity interests of U.S. Silica in an all-cash transaction at a price of $14.30 per Share (which we refer to as the “Updated 2024 Apollo Proposal”), which represented a 5.9% increase in the 2024 Apollo Proposal and a 38.7% premium relative to the $10.31 closing price of the Common Stock on February 13, 2024, the last trading day prior to the submission of the 2024 Apollo Proposal. On March 18, 2024, the closing price of the Common Stock was $12.73 per Share. The Updated 2024 Apollo Proposal provided that, although Apollo was increasing the offer price, Apollo had identified certain negative diligence findings over the preceding weeks which had negatively affected its valuation of U.S. Silica. Similar to the 2024 Apollo Proposal, the Updated 2024 Apollo Proposal also included certain “highly confident” letters from potential debt financing sources, stated that it was subject to Apollo’s satisfactory completion of confirmatory due diligence, and offered a “go-shop” period in exchange for a twenty-five-day period of exclusive negotiations between U.S. Silica and Apollo. Mr. Shinn promptly shared the Updated 2024 Apollo Proposal with the Board.

On March 18, 2024, Mr. Shinn called a representative of Apollo regarding the Updated 2024 Apollo Proposal. Mr. Shinn provided U.S. Silica’s views on certain aspects of the negative due diligence findings described in the proposal and noted that the proposal neglected to include certain other, positive findings, including that U.S. Silica had paid off a significant amount of debt since the 2023 Apollo Proposal. The representative of Apollo acknowledged the reduction of debt but further clarified to Mr. Shinn that such debt reduction was already fully factored into the Updated 2024 Apollo Proposal. The representative of Apollo further clarified that the 2023 Apollo Proposal contemplated a transaction where Party A would acquire the oil and gas proppants segment at a significant price that reflected the synergies that Party A would be able to realize from that acquisition. Since Party A was no longer actively considering an acquisition of the oil and gas proppants segment and Apollo was now acting as a standalone bidder that would not be able to realize such synergies, the price that Apollo was willing to offer was lower. Mr. Shinn also informed the representative of Apollo that the Board would be considering Apollo’s proposal at an upcoming Board meeting.

On March 22, 2024, Piper Sandler’s debt capital markets team provided representatives of Party B and certain of its significant equityholders with an illustrative term sheet outlining potential terms of a debt financing.

On March 27, 2024, Party B submitted an updated preliminary, nonbinding indication of interest to combine Party B’s energy business and the oil and gas proppants segment (the “March Party B Proposal”). Pursuant to the March Party B Proposal, U.S. Silica would receive total consideration of $700 million in cash ($650 million of which would be financed through third-party debt to be raised by Combined EnergyCo and $50 million of which would come from Party B) and 12.5% of the equity interests in Combined EnergyCo, which Party B valued at $200 million. The March Party B Proposal was again contingent on U.S. Silica distributing its equity interests in Combined EnergyCo to U.S. Silica Stockholders. Mr. Shinn promptly shared the March Party B Proposal with the Board.

On March 28, 2024, U.S. Silica held a special meeting of the Board by videoconference, during which members of U.S. Silica’s management participated. At the meeting, a representative of U.S. Silica reviewed the Board’s fiduciary duties under Delaware law. Thereafter, the Board and U.S. Silica’s management discussed U.S.

Silica’s business outlook and U.S. Silica’s stock price performance, including their shared belief that the public equity markets value U.S. Silica’s stock at a lower multiple as if it were a pure oil and gas company and ascribe minimal value to the industrial and specialty products segment. The Board and U.S. Silica’s management also evaluated U.S. Silica’s strategic alternatives other than the transactions contemplated by the Updated 2024 Apollo Proposal and the March Party B Proposal, including the execution of U.S. Silica’s stand-alone business plan as a publicly traded company, undertaking industrial minerals acquisitions without separating the industrial and specialty products segment, undertaking industrial minerals acquisitions and thereafter separating the industrial and specialty products segment, and the sale of the industrial and specialty products segment. The Board and U.S. Silica’s management considered the possible increase in U.S. Silica’s value that could be achieved upon the successful execution of those alternatives relative to the value proposed in the Updated 2024 Apollo Proposal or the March Party B Proposal, as well as the risks related to U.S. Silica’s ability to execute successfully on those alternatives and proposals. The Board and U.S. Silica’s management discussed the key terms of the February Party B Proposal and the March Party B Proposal, including the ability of the Combined EnergyCo to secure the necessary debt financing and that Party B had not committed to fill any shortfalls in debt financing. The Board and U.S. Silica’s management also expressed concerns about the value of the equity interest in Combined EnergyCo, as U.S. Silica Stockholders would hold a minority equity interest in a controlled company with a small public float that would also have limited financial flexibility. The Board and U.S. Silica’s management also discussed the key terms of the Updated 2024 Apollo Proposal. Following discussion, and after taking into consideration the information provided by and discussed with U.S. Silica’s management, the Board determined to direct Piper Sandler to conduct further analysis of U.S. Silica’s strategic options, including in respect of the industrial and specialty products segment.

On April 4, 2024, U.S. Silica held a special meeting of the Board by videoconference, during which members of U.S. Silica’s management and representatives of Piper Sandler and MoFo participated. At the meeting, representatives of Piper Sandler provided an overview of Piper Sandler’s analysis of the industrial and specialty products segment, with the assumption that U.S. Silica sold the oil and gas proppants segment and used the proceeds from that sale under certain illustrative scenarios. Representatives of Piper Sandler noted that any acquisitions undertaken with such proceeds would need significant synergies to be accretive and that the pool of highly synergistic acquisition targets was relatively small, with most targets being private companies that were not currently for sale, and, as a result, Piper Sandler believed, based on its professional judgment and experience, there was significant execution risk around growth through acquisitions. The Board, U.S. Silica’s management and U.S. Silica’s advisors again considered the possible increase in U.S. Silica’s value that could be achieved upon the successful execution of certain strategic alternatives relative to the value proposed in the Updated 2024 Apollo Proposal or the March Party B Proposal, as well as the risks related to U.S. Silica’s ability to execute successfully on those alternatives and proposals. The Board, U.S. Silica’s management and U.S. Silica’s advisors also discussed the March Party B Proposal, including that the value of the equity consideration in the March Party B Proposal was likely substantially lower than the value that Party B ascribed to it. Following discussion, and after taking into consideration the information provided by and discussed with U.S. Silica’s management and U.S. Silica’s advisors, the Board determined to schedule another meeting of the Board to further discuss responses to Apollo and Party B.

On April 9, 2024, U.S. Silica held a special meeting of the Board by videoconference, during which members of U.S. Silica’s management and representatives of Piper Sandler and MoFo participated. The Board, U.S. Silica’s management and U.S. Silica’s advisors again reviewed the strategic alternatives that had been discussed at the Board’s March 28 and April 4 meetings. The Board, U.S. Silica’s management and U.S. Silica’s advisors then discussed the Updated 2024 Apollo Proposal and the March Party B Proposal, noting that the March Party B Proposal contained significantly more execution risk for several reasons, including the complexity of the transaction, that debt financing had not been secured, that Party B had not committed to funding any shortfall in debt financing and that Party B and U.S. Silica would need to conduct a significant amount of mutual due diligence given the asset carveout complexity of the transaction and U.S. Silica’s need to fully understand the value of the equity consideration that would be distributed to U.S. Silica Stockholders. The Board, U.S. Silica’s management and U.S. Silica’s advisors also expressed concerns about the value of the equity interest in

Combined EnergyCo for the reasons previously discussed. The Board, U.S. Silica’s management and U.S. Silica’s advisors also discussed that the transaction contemplated by the Updated 2024 Apollo Proposal was less complex than the transaction contemplated by the March Party B Proposal and that Apollo committed in the Updated 2024 Apollo Proposal to signing definitive agreements relatively quickly, had provided “highly confident” letters from credible financial institutions and had committed to funding the entire equity component of the financing, and had conducted a significant amount of due diligence to date. Following discussion, and after taking into consideration the information provided by and discussed with U.S. Silica’s management and U.S. Silica’s advisors, the Board concluded that Apollo would need to meaningfully increase its offer price from the offer price proposed in the Updated 2024 Apollo Proposal in order for U.S. Silica to continue its engagement regarding a potential transaction. The Board also directed U.S. Silica’s management to prepare a responsive letter to Party B in order to obtain clarity on certain critical unresolved open points, including whether Party B would fund any shortfall in the debt financing and the valuation ascribed to the equity consideration outlined in the March Party B Proposal. The Board also discussed that U.S. Silica should proceed with Apollo and Party B in parallel, but that U.S. Silica may need to grant Apollo exclusivity if Apollo were to offer a sufficiently improved offer price. The Board then discussed the potential benefits of forming a Transaction Committee (as a committee of convenience, to be able to respond nimbly to the day-to-day aspects of negotiations) to provide regular input and direction to U.S. Silica’s management and U.S. Silica’s advisors. Following discussion, the Board concluded that it would be in the best interest of U.S. Silica and U.S. Silica Stockholders to form a Transaction Committee (as a committee of convenience); however, the Transaction Committee was not empowered to make recommendations or decisions regarding whether to move forward with any potential transaction. The Transaction Committee initially consisted of Simon Bates, Peter Bernard, Diane Duren and Mr. Shinn. Such directors were selected for the Transaction Committee based on their relevant experience and qualifications to serve on such a committee. The decision to form the Transaction Committee was not the result of any actual or potential conflict of interest of any member of the Board. The Board then directed the Transaction Committee to meet to preliminarily determine a counteroffer to present to Apollo.

On April 11, 2024, the Transaction Committee met via videoconference, during which members of U.S. Silica’s management and representatives of MoFo participated. The members of the Transaction Committee discussed various potential prices per Share to present to Apollo as a counterproposal.

On April 12, 2024, Mr. Shinn and a representative of Apollo held a call and discussed U.S. Silica’s valuation and Apollo’s expectation that U.S. Silica respond to the Updated 2024 Apollo Proposal by no later than the morning of April 15, 2024. Mr. Shinn told the representative of Apollo that the Board was holding a special meeting the following day and that U.S. Silica would respond shortly thereafter.

On April 13, 2024, U.S. Silica held a special meeting of the Board by videoconference, during which members of U.S. Silica’s management and representatives of Piper Sandler and MoFo participated. At the meeting, a representative of MoFo reviewed the Board’s fiduciary duties under Delaware law. The Board, U.S. Silica’s management and U.S. Silica’s advisors again reviewed U.S. Silica’s strategic alternatives (including the March Party B Proposal), the possible increase in U.S. Silica’s value that could be achieved upon the successful execution of those alternatives relative to the value proposed in the Updated 2024 Apollo Proposal and the risks related to U.S. Silica’s ability to execute successfully on those alternatives and the Updated 2024 Apollo Proposal. Following discussion, and after taking into consideration the information provided by and discussed with U.S. Silica’s management and U.S. Silica’s advisors, the Board determined to present a counteroffer of $16.25 per Share. The Board directed U.S. Silica’s management to present the counteroffer to Apollo. Later that day, Mr. Shinn called a representative of Apollo and presented the counteroffer.

On April 14, 2024, a representative of Apollo called Mr. Shinn and presented a counteroffer of $15.25 per Share, informing Mr. Shinn that this was Apollo’s best and final offer. Later that day, Mr. Shinn and Mr. Shaver held a call to discuss the negotiations with Apollo, including that the representative of Apollo had stated that $15.25 was Apollo’s best and final offer. Mr. Shinn and Mr. Shaver determined to respond with a counteroffer of $15.75 per Share. Mr. Shinn and Mr. Shaver also discussed that U.S. Silica’s best and final offer would be

$15.50 per Share. Mr. Shinn then called the representative of Apollo and presented the counteroffer of $15.75 per Share. Following discussion, Mr. Shinn and the representative of Apollo agreed in principle on a purchase price of $15.50 per Share, subject to the Board’s approval, completion of due diligence and negotiation of mutually acceptable definitive documentation. Also on April 14, 2024, Apollo submitted a letter confirming the preliminary, nonbinding offer price of $15.50 per Share (which we refer to as the “Final Apollo Proposal”), subject to completion of due diligence and negotiation of mutually acceptable definitive documentation. On April 12, 2024, the last full trading day prior to April 14, the closing price of the Common Stock was $12.90 per Share. The $15.50 price per Share represented a 14.8% increase in the 2024 Apollo Proposal and a 50.3% premium relative to the $10.31 closing price of the Common Stock on February 13, 2024, the last trading day prior to the submission of the 2024 Apollo Proposal. Mr. Shinn promptly sent an email to the members of the Board regarding the negotiations with Apollo, including the agreement in principle on a purchase price of $15.50 per Share.

On April 15, 2024, representatives of MoFo and representatives of Apollo’s outside legal counsel, Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell Lipton”), held an introductory videoconference call and discussed, among other items, the process to signing definitive agreements by no later than April 26, 2024, which U.S. Silica and Apollo had agreed to target for signing a definitive agreement, Apollo’s contemplated financing and Apollo’s request for exclusivity. Later that day, a representative of Wachtell Lipton sent a draft exclusivity agreement to a representative of MoFo (the “2024 Exclusivity Agreement”). The 2024 Exclusivity Agreement was substantially the same as the 2023 Exclusivity Agreement, and contained a period of exclusivity through April 26, 2024, subject to automatic extension if the parties were still actively working in good faith in furtherance of the transaction. The 2024 Exclusivity Agreement permitted U.S. Silica, during the exclusivity period, to engage in discussions and negotiations with, and provide confidential information to, any third-party that submitted an offer that the Board determined would reasonably be expected to lead to a transaction superior to the Final Apollo Proposal. That same day, Mr. Schultz received a list of due diligence requests from a representative of Apollo.

Also on April 15, 2024, Apollo and its representatives were provided with access to an electronic data room (the “Data Room”) containing information from U.S. Silica that was responsive to the due diligence requests submitted by Apollo to Mr. Schultz earlier that day. The due diligence information made available to Apollo and its representatives in the Data Room continued to be supplemented and updated by U.S. Silica and its representatives in response to due diligence requests from Apollo and its representatives during the period from April 15, 2024 through April 26, 2024.

On April 16, 2024, a representative of U.S. Silica sent a draft of the 2024 Exclusivity Agreement to the members of the Board, none of which objected to U.S. Silica entering into the 2024 Exclusivity Agreement. Later that day, Apollo and U.S. Silica entered into the 2024 Exclusivity Agreement.

On April 17, 2024, a representative of U.S. Silica sent to the Board a relationship disclosure provided by Piper Sandler regarding Piper Sandler’s relationships with U.S. Silica, Apollo and their respective affiliates from January 1, 2020 through April 10, 2023, which summary had previously been provided by Piper Sandler in connection with the Board’s consideration of the 2023 Apollo Proposal.

On April 18, 2024, representatives of Wachtell Lipton sent an initial draft of the Merger Agreement to representatives of MoFo. Among other terms, the draft Merger Agreement included: (i) a go-shop period of 20 days, (ii) a termination fee payable to Apollo equal to 2% of U.S. Silica’s equity value based on the Merger Consideration if U.S. Silica terminated the Merger Agreement to enter into a definitive agreement in respect of a superior proposal prior to the end of the go-shop period, (iii) a termination fee payable to Apollo equal to 4% of U.S. Silica’s equity value based on the Merger Consideration if U.S. Silica terminated the Merger Agreement to enter into a definitive agreement in respect of a superior proposal after the conclusion of the go-shop period and under certain other circumstances, and (iv) a termination fee payable to U.S. Silica equal to 5.5% of U.S. Silica’s equity value based on the Merger Consideration if the Merger Agreement was terminated under certain circumstances.

Also on April 18, 2024, U.S. Silica held a special meeting of the Board by videoconference, during which members of U.S. Silica’s management and representatives of Piper Sandler and MoFo participated. At the meeting, a representative of MoFo reviewed the Board’s fiduciary duties under Delaware law. U.S. Silica’s management reviewed again with the Board the Financial Projections, as further described in the section of this proxy statement titled “—Certain Unaudited Financial Projections.” The Financial Projections had been reviewed by the Board on a number of prior occasions and were the same projections used in connection with the repricing of the Term Loan B Facility, which repricing had been completed on March 25, 2024. The Board then approved the Financial Projections for use by Piper Sandler in connection with performing its financial analyses summarized under the section of this proxy statement titled “—Opinion of Piper Sandler.” A representative of MoFo then reviewed with the Board Piper Sandler’s relationship disclosure regarding Piper Sandler’s relationships with U.S. Silica, Apollo and their respective affiliates, which provided that from January 1, 2020 through April 10, 2023, Piper Sandler had received approximately $12.7 million in investment banking fees from Apollo-related parties in connection with nine separate transactions for six Apollo-related parties and that Piper Sandler had been mandated as a joint book-running manager on the contemplated initial public offering of an Apollo affiliate that ultimately was withdrawn in 2023. After discussion, the Board determined that no existing or prior relationship with U.S. Silica, Apollo or their respective affiliates would impact Piper Sandler’s ability to act in an independent and disinterested manner in rendering its services to the Board in connection with the potential transaction. Representatives of MoFo outlined to the Board certain key terms in the initial draft of the Merger Agreement, including the proposed 20 day go-shop period and 2% termination fee during the go-shop period. The Board, U.S. Silica’s management and U.S. Silica’s advisors discussed go-shop provisions generally and the Board’s fiduciary duties, as well as how a go-shop provision gives U.S. Silica certainty of an acceptable transaction and at the same time allows U.S. Silica to run a broad market check after signing the Merger Agreement. The Board discussed the certainty that the Final Apollo Proposal would give to U.S. Silica Stockholders and the benefits of the ability to solicit higher offers during the go-shop period, but reiterated that only a go-shop period of no less than 45 days would be acceptable so that U.S. Silica would have substantial time to solicit other bidders. A representative of Piper Sandler provided the Board with an overview of the go-shop process, including timing considerations, potential bidders, and materials to be provided to potential bidders in the process. At the conclusion of the meeting, the Board discussed whether to authorize U.S. Silica’s management to engage, for the first time, in discussions with Apollo regarding the post-transaction management structure and compensation, with the Board ultimately determining that U.S. Silica’s management should not engage in such discussions until after signing, and the Board directed management not to engage in such discussions.

On April 21, 2024, a representative of MoFo sent a revised draft of the Merger Agreement to representatives of Wachtell Lipton. Among other terms, the revised agreement included: (i) a go-shop period of 60 days, with an extended period for any potential bidder with whom U.S. Silica was in negotiations at the conclusion of the go-shop period and for which the Board has determined could reasonably be expected to lead to a superior proposal, (ii) a termination fee payable to Apollo equal to 0.85% of U.S. Silica’s equity value based on the Merger Consideration if U.S. Silica terminated the Merger Agreement to enter into a definitive agreement in respect of a superior proposal prior to the end of the go-shop period, (iii) a termination fee payable to Apollo equal to 2.25% of U.S. Silica’s equity value based on the Merger Consideration if U.S. Silica terminated the Merger Agreement to enter into a definitive agreement in respect of a superior proposal after the conclusion of the go-shop period and under certain other circumstances, and (iv) a termination fee payable to U.S. Silica equal to 8% of U.S. Silica’s equity value based on the Merger Consideration if the Merger Agreement was terminated under certain circumstances.

Between April 21, 2024, and April 26, 2024, representatives of Wachtell Lipton and MoFo continued to exchange revised drafts of the Merger Agreement, and the parties and their representatives continued to discuss the potential terms of the Merger Agreement.

On April 23, 2024, a representative of MoFo sent representatives of Wachtell Lipton an initial draft of the confidential disclosure schedule to the Merger Agreement. That same day, a representative of Wachtell Lipton sent representatives of MoFo initial drafts of Apollo’s equity commitment letter and limited guarantee and a representative of Apollo’s outside financing counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP (which we refer to as “Paul, Weiss”), sent representatives of MoFo initial drafts of Apollo’s debt commitment letters. Between April 23, 2024, and April 26, 2024, representatives of Wachtell Lipton and Paul, Weiss, on the one hand, and representatives of MoFo, on the other hand, continued to exchange revised drafts of the equity commitment letter, limited guarantee and debt commitment letters, as applicable, and the parties and their representatives continued to discuss the potential terms of each.

On April 24, 2024, U.S. Silica held a special meeting of the Board by videoconference, during which members of U.S. Silica’s management and representatives of Piper Sandler and MoFo participated. A representative of Piper Sandler presented Piper Sandler’s financial analysis with respect to the Merger Consideration of $15.50 per Share reflected in the Final Apollo Proposal. The Board asked questions regarding the financial analysis. A representative of Piper Sandler then confirmed that, if an opinion were requested by the Board, Piper Sandler would be able to render an opinion as of that date that the Merger Consideration was fair, from a financial point of view, to the holders of Shares (other than Excluded Shares). A representative of MoFo reviewed the Board’s fiduciary duties under Delaware law. A representative of MoFo then guided the Board in a discussion and review of the draft Merger Agreement and related transaction documents (which had been provided to the Board prior to the meeting), including the equity commitment letter and limited guarantee. A representative of MoFo discussed with the Board certain key terms of such documents, including the interim operating covenants, financing covenants, go-shop provision, regulatory efforts covenant, conditions to closing, termination provisions and termination fees. A representative of MoFo then discussed with the Board the material open issues in the Merger Agreement, including the length of the go-shop period and the amounts of the termination fees. Following discussion, and after taking into consideration the information provided by and discussed with U.S. Silica’s management and U.S. Silica’s advisors, the Board directed U.S. Silica’s management and U.S. Silica’s advisors to respond to Apollo’s latest proposals on such items, including that the Board was unwilling to approve a transaction with less than a 45-day go-shop period.

On April 25, 2024, Mr. Shinn and a representative of Apollo held a call to discuss the length of the go-shop period and the amounts of the termination fees payable by U.S. Silica. On the call, the representative of Apollo indicated that Apollo would be willing to accept a 45 day go-shop period and proposed a termination fee payable to Apollo equal to 1.65% of U.S. Silica’s equity value based on the Merger Consideration if U.S. Silica terminated the Merger Agreement to enter into a definitive agreement in respect of a superior proposal prior to the end of the go-shop period, a termination fee payable to Apollo equal to 3.3% of U.S. Silica’s equity value based on the Merger Consideration if U.S. Silica terminated the Merger Agreement to enter into a definitive agreement in respect of a superior proposal after the end of the go-shop period and under certain other circumstances and a termination fee payable to U.S. Silica equal to 6.9% of U.S. Silica’s equity value based on the Merger Consideration if the Merger Agreement was terminated under certain circumstances. Through the rest of the day on April 25, 2024, until the special meeting of the Board during the early morning of April 26, 2024, representatives of MoFo and Wachtell Lipton worked to finalize the definitive transaction documents, and representatives of MoFo and Paul, Weiss worked to finalize the debt commitment letters, with all remaining open points resolved prior to the Board meeting. Also during this period, a representative of U.S. Silica continued to update the members of the Board with respect to the resolution of the open points in the transaction documents.

During the morning of April 26, 2024, U.S. Silica held a special meeting of the Board by videoconference, during which members of U.S. Silica’s management and representatives of Piper Sandler and MoFo participated. Prior to the meeting, all final transaction documents were provided to the Board, including the Merger Agreement, equity commitment letter, debt commitment letters, limited guarantee, confidential disclosure schedules and surviving corporation charter. A representative of MoFo reviewed the Board’s fiduciary duties under Delaware law. A representative of MoFo then discussed the key terms of the proposed transaction, including the resolution of the open points from the April 24 Board meeting (of which the Board had also received updates throughout the course of April 25), including that the go-shop period would be 45 days. Members of the Board then reviewed the updated relationship disclosure from Piper Sandler regarding Piper

Sandler’s relationships with U.S. Silica, Apollo and their respective affiliates, which was consistent with the relationship disclosure discussed at the Board’s April 18 meeting and which provided that, from January 1, 2021, through April 24, 2024, Piper Sandler had received approximately $3.5 million in investment banking fees from Apollo-related parties in connection with three separate transactions for three Apollo-related parties. Following this discussion, Piper Sandler confirmed that there were no material updates to its financial analysis with respect to the Merger Consideration delivered at the Board’s April 24 meeting. At the request of the Board, Piper Sandler then rendered its oral opinion to the Board, which was subsequently confirmed by delivery of its written opinion, dated April 26, 2024, which is attached to this proxy statement as Annex B, that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Piper Sandler as set forth in its written opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Shares (other than Excluded Shares), as set forth in such opinion as more fully described in the section of this proxy statement entitled “The Merger—Opinion of Piper Sandler.” Following this discussion, members of U.S. Silica’s management discussed with the Board the proposed communications strategy in connection with the announcement of the proposed transaction, and representatives of Piper Sandler led a discussion of the process that would begin once the 45 day go-shop period commenced after the announcement of the transaction, including with respect to planned outreach to potential bidders, including Party B.

Following further discussion and deliberation, including taking into account the factors described below in greater detail in the section of this proxy statement entitled “—Recommendation of Our Board of Directors and Reasons for the Merger,” the Board, among other things, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were fair, advisable and in the best interests of U.S. Silica and U.S. Silica Stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) resolved to submit and, subject to the terms and conditions of the Merger Agreement, recommend the Merger Agreement to U.S. Silica Stockholders for approval and adoption.

Following the meeting of the Board on April 26, 2024, representatives of the parties executed the transaction documents. Before the opening of the market on April 26, 2024, U.S. Silica issued a press release announcing the transaction, followed by U.S. Silica’s earnings press release for the first quarter of 2024. The press release announcing the transaction also noted that the Merger Agreement included a 45 day go-shop period that would expire at 12:01 a.m. (Eastern time) on June 10, 2024.

On April 26, 2024, immediately after the announcement, representatives of Piper Sandler, acting at the direction of the Board, began contacting potential counterparties that might consider making an alternative acquisition proposal in connection with the go-shop period, including Party B.

In connection with the go-shop period, representatives of Piper Sandler communicated with 95 parties to gauge such parties’ interest in making an alternative acquisition proposal. Of those 95 parties, U.S. Silica executed a confidentiality agreement with    parties. None of the confidentiality agreements contained a standstill provision.

Recommendation of Our Board of Directors and Reasons for the Merger

Recommendation of Our Board of Directors

The Board, after consulting with its financial advisor and outside legal counsel and reviewing and considering various factors described in “—Reasons for the Merger,” unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of U.S. Silica and the U.S. Silica Stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement be submitted to the U.S. Silica Stockholders for approval and adoption and (iv) recommended that the U.S. Silica Stockholders approve and adopt the Merger Agreement.

The Board unanimously recommends that you vote (i) “FOR” the Merger Proposal, (ii) “FOR” the Merger Compensation Proposal and (iii) “FOR” the Adjournment Proposal.

Reasons for the Merger

In evaluating the transactions contemplated by the Merger Agreement and reaching its decision that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to and in the best interests of U.S. Silica and the U.S. Silica Stockholders, to approve, adopt and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, to direct that the Merger Agreement be submitted to the U.S. Silica Stockholders for approval and adoption, and to recommend that the U.S. Silica Stockholders approve and adopt the Merger Agreement, the Board of Directors consulted with U.S. Silica’s senior management, as well as U.S. Silica’s financial advisor and outside legal counsel, and considered a number of factors, including the following material factors that the Board of Directors viewed as supporting its decision (not necessarily in order of relative importance):

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the risks and uncertainties of remaining as an independent public company, including risks related to the volatility in the oil and gas industry, the dependency of oil and gas proppants segment growth on the oil and gas industry and commodity pricing, the dependency of industrial and specialty products segment growth on the success of new products, U.S. Silica’s need to expend capital due to the capital intensive nature of its business, and the risks associated with execution of U.S. Silica’s growth into existing and new markets;

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the current and historical market prices of the Common Stock and recent trading activity, including the fact that the Merger Consideration of $15.50 per Share represents a premium of approximately 18.7% relative to U.S. Silica’s closing stock price on April 25, 2024, the last trading day before the Board of Directors’ approval of the Merger Agreement, and 33.0% compared to the Common Stock’s 90-day volume-weighted average share price for the period ended April 25, 2024;

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the Board of Directors’ belief that the Merger Consideration of $15.50 per Share and the completion of the Merger is more favorable to U.S. Silica Stockholders than the potential value that would reasonably be expected to result from other strategic alternatives reasonably available, including the execution of U.S. Silica’s stand-alone business plan as a publicly traded company and the sale of the industrial and specialty products segment or the oil and gas proppants segment;

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the Board of Directors’ belief that if the Board of Directors declined to approve the Merger Agreement and the transactions contemplated thereby, there may not reasonably be expected to be another opportunity for the U.S. Silica Stockholders to receive a comparably priced offer with a comparable level of closing certainty;

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the Board of Directors’ knowledge of U.S. Silica’s businesses, assets, financial condition, results of operations and prospects (as well as the risks and uncertainties involved in achieving those prospects), the nature of U.S. Silica’s businesses and the industries and regulatory environment in which U.S. Silica operates and competes and the market for the Common Stock;

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the fact that the Merger Consideration is a fixed cash amount, providing U.S. Silica Stockholders with certainty of value and liquidity immediately upon the closing of the Merger, in comparison to the risks, uncertainties, and longer potential timeline for realizing equivalent value from U.S. Silica’s standalone business plan or possible strategic alternatives, including those involving transactions in which all or a portion of the consideration would be payable in equity or involving sales of either of our lines of business;

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the value and form of the Merger Consideration to be received by the U.S. Silica Stockholders in the Merger, taking into account the risks associated with operating as a standalone company, including the potential execution risks associated with the likelihood of meeting the financial projections described in the section entitled “The Merger—Certain Unaudited Financial Projections” beginning on page 63 and the potential risk associated with the possibility that even if U.S. Silica meets such financial projections, the market may not reflect such execution in U.S. Silica’s stock price, particularly in light of the Board of Directors’ belief that the public equity markets value the Common Stock at a lower multiple as if it were a pure oil and gas company and ascribe minimal value to the industrial and specialty products segment;

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the fact that the Merger Consideration was the result of arm’s-length negotiations and that we negotiated an increase by Apollo from its February 14, 2024 proposed price of $13.50 per Share, and the fact that a representative of Apollo informed a representative of U.S. Silica that the Merger Consideration of $15.50 per Share was the maximum price that Apollo was willing to pay;

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the Board of Directors’ assessment, after discussion with Piper Sandler regarding its views, that the number of potential purchasers for U.S. Silica was limited, in light of the uncustomary combination of U.S. Silica’s two lines of business, the oil and gas proppants segment and the industrial and specialty products segment;

•

the Board of Directors’ belief that contacting other potential bidders prior to signing a definitive agreement with Apollo would result in significant risks to U.S. Silica and its business, including the increased chance of the transaction leaking, which could result in harm to U.S. Silica’s business relationships and employee retention, as well as potentially lead to turnover in U.S. Silica Stockholder base and potential stock price volatility, and the fact that U.S. Silica would have the right under the Merger Agreement to a 45-day “go-shop” period, during which U.S. Silica may actively solicit alternative acquisition proposals from, and furnish information to and conduct negotiations with, third parties after signing a definitive agreement with Apollo;

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Apollo’s statements that it would revoke its offer if U.S. Silica did not negotiate on an exclusive basis, and the Board of Directors’ belief that contacting other potential bidders prior to signing a definitive agreement with Apollo would likely result in Apollo revoking its offer to acquire U.S. Silica;

•

the terms and conditions of the Merger Agreement, which were reviewed by the Board of Directors with its financial advisor and outside legal counsel, and the fact that such terms were the result of robust arm’s-length negotiations between the parties, including, among other things:

•

Parent’s obligation under the Merger Agreement to use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing in an amount sufficient to fund the Financing Amounts on terms (subject to certain exceptions) and conditions described in the applicable Commitment Letters;

•

the fact that the Merger is not subject to a financing condition and that Parent has obtained committed debt financing from reputable financial institutions and committed equity financing from the Guarantors in an aggregate amount sufficient to fund the Financing Amounts under the Merger Agreement;

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Parent’s obligation under the Merger Agreement to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under the Merger Agreement and applicable law to consummate the Merger as promptly as practicable, including to commit and agree to any divestitures with respect to the assets or businesses of U.S. Silica, and to commit to any go-forward behavioral limitations on the assets or businesses of U.S. Silica after the closing of the Merger, in each case as necessary to obtain the requisite antitrust approvals and the satisfaction of the conditions to closing the Merger, unless such action would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations or financial condition of U.S. Silica;

•

U.S. Silica’s right under the Merger Agreement to a 45-day “go-shop” period, during which U.S. Silica may actively solicit alternative acquisition proposals from, and furnish information to and conduct negotiations with, third parties, providing an opportunity to determine if a third party is willing to make an alternative acquisition proposal that the Board of Directors determines in good faith is more favorable to U.S. Silica or the U.S. Silica Stockholders, including from a financial point of view, than the transactions contemplated by the Merger Agreement;

•

U.S. Silica’s right, subject to the terms of the Merger Agreement, to furnish information to and conduct negotiations with third parties in certain circumstances in response to unsolicited acquisition proposals;

•

the Board of Directors’ right, subject to the terms of the Merger Agreement (including U.S. Silica’s payment of the Company Termination Fee if Parent elects to terminate the Merger Agreement in such circumstances), to fail to make, withdraw, qualify, amend or modify its recommendation that the U.S. Silica Stockholders vote to approve and adopt the Merger Agreement under certain circumstances;

•

U.S. Silica’s right, subject to the terms of the Merger Agreement, to terminate the Merger Agreement under certain circumstances to enter into a definitive agreement providing for the implementation of a transaction superior to the Apollo transaction, upon U.S. Silica’s payment of the Company Termination Fee;

•

the fact that in certain circumstances a lower Company Termination Fee of $20.875 million (representing approximately 1.65% of U.S. Silica’s equity value based on the Merger Consideration) would be payable by U.S. Silica, and that the lower termination fee of $20.875 million and the Company Termination Fee of $41.750 million (representing approximately 3.3% of U.S. Silica’s equity value based on the Merger Consideration) were viewed by the Board of Directors, after consultation with its financial advisor and outside legal counsel, as reasonable under the circumstances and not likely to preclude or discourage any other party from making a competing alternative acquisition proposal, particularly with respect to those parties that make an acquisition proposal during the “go-shop” period;

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the Reverse Termination Fee of $87.300 million (representing approximately 6.9% of U.S. Silica’s equity value based on the Merger Consideration) payable to U.S. Silica if the Merger Agreement is terminated in certain circumstances, which payment is guaranteed by the Guarantors; and

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U.S. Silica’s ability, under certain circumstances specified in the Merger Agreement, to seek specific performance of Parent’s and Merger Sub’s obligation to cause the Merger to occur and to prevent other breaches or threatened breaches of the Merger Agreement;

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the likelihood that the Merger would be completed based on, among other things, Apollo’s proven ability to complete large acquisition transactions, the limited number and nature of conditions to complete the Merger and the likelihood of obtaining required regulatory approvals on a timely basis;

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the anticipated timing of the consummation of the Merger and the Board of Directors’ conclusion that the Merger could be completed in a reasonable timeframe and in an orderly manner, reducing the period during which U.S. Silica’s business would be subject to the potential uncertainty of closing the Merger;

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the availability of appraisal rights under Delaware law to U.S. Silica Stockholders who do not vote in favor of the approval and adoption of the Merger Agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such U.S. Silica Stockholders would have received under the Merger Agreement;

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the fact that the Merger would be subject to the approval and adoption of the Merger Agreement by U.S. Silica Stockholders, and U.S. Silica Stockholders would be free to reject the proposed transactions by voting against the adoption of the Merger Agreement for any reason, subject to an expense reimbursement fee of $6.325 million by U.S. Silica to Apollo if the Special Meeting has concluded and U.S. Silica Stockholders holding a majority of the voting power represented by the outstanding Shares that are entitled to vote on the Merger Proposal do not approve and adopt the Merger Agreement; and

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the oral opinion of Piper Sandler rendered to the Board, subsequently confirmed in writing, that, as of April 26, 2024, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Piper Sandler as set forth therein, the Merger Consideration was fair, from a financial point of view, to the holders of Shares (other than Excluded Shares), as more fully described below under the section of this proxy statement entitled “The Merger—Opinion of Piper Sandler,” which full text of the written opinion is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety.

The Board of Directors also considered a variety of risk and other potential negative factors in its consideration of the Merger Agreement and the Merger, including the following material potentially negative factors (not necessarily in order of relative importance):

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our inability, after 12:01 a.m. (Eastern time) on June 10, 2024, to solicit competing acquisition proposals, and the possibility that the $41.750 million Company Termination Fee (or $20.875 million Company Termination Fee under certain circumstances) payable by us upon the termination of the Merger Agreement under certain circumstances could discourage other potential bidders from making a competing bid to acquire us;

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that U.S. Silica may be required to pay to Parent an expense reimbursement fee of $6.325 million if the Special Meeting has concluded and U.S. Silica Stockholders holding a majority of the voting power represented by the outstanding Shares that are entitled to vote on the Merger Proposal do not approve and adopt the Merger Agreement;

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the fact that, prior to the execution of the Merger Agreement, U.S. Silica did not conduct a broad market check process or solicit bids from other potential counterparties; however, the Board of Directors also considered that it had preserved the ability of U.S. Silica to solicit other potential counterparties during the “go-shop” period, had negotiated for a lower termination fee payable by U.S. Silica if it determined to enter into an alternative acquisition agreement with respect to a proposal superior to Apollo’s during the “go-shop” period, and had preserved the ability of potential counterparties to continue to submit alternative acquisition proposals after the conclusion of the “go-shop” period;

•	the fact that, following the Merger, U.S. Silica will no longer exist as an independent public company and our existing stockholders will not participate in any future earnings or growth;

•	the fact that the Merger might not be consummated in a timely manner, or at all, due to a failure of certain conditions to the closing of the Merger;

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the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the Merger will be satisfied even if the Merger Agreement is approved and adopted by U.S. Silica Stockholders, as well as the risk that the Financing contemplated by the Commitment Letters will not be obtained, resulting in Parent and Merger Sub not having sufficient funds to complete the Merger, or that Parent and Merger Sub may otherwise not obtain sufficient funds to complete the Merger;

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the fact that Parent and Merger Sub are newly formed entities with essentially no assets and the Limited Guarantee, provided by the Guarantors, guarantees Parent’s and Merger Sub’s obligations under the Merger Agreement only with respect to payment of the Reverse Termination Fee of, or damages payable in certain circumstances up to, $87.300 million, certain enforcement costs associated with the Reverse Termination Fee, if applicable, up to $2 million, and certain other indemnification and reimbursement obligations up to $1 million;

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the restrictions on the conduct of our business prior to the completion of the Merger, including restrictions on our ability to engage in certain kinds of material transactions, which could prevent us from pursuing strategic business opportunities, taking actions with respect to our business that we may consider advantageous and responding effectively and/or timely to competitive pressures and industry developments;

•	the fact that an all-cash merger would be taxable to U.S. Silica Stockholders that are U.S. persons for U.S. federal income tax purposes;

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the significant costs involved in connection with entering into the Merger Agreement and completing the Merger and the substantial time and effort of management required to consummate the Merger and related disruptions to the operation of our business;

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the fact that U.S. Silica’s remedies in the event that the Merger Agreement is terminated may be limited to the Reverse Termination Fee of, or damages up to, $87.300 million, in each case, payable by Parent under certain circumstances and certain enforcement costs associated with the Reverse Termination Fee, if applicable, up to $2 million, and certain other indemnification and reimbursement obligations up to $1 million, which may be inadequate to compensate U.S. Silica for any damage caused, and that such termination fee or damages may not be available in all instances where the Merger is not consummated and, even if available, rights and remedies may be expensive and difficult to enforce, and the success of any such action may be uncertain;

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the fact that the announcement and pendency of the transactions contemplated by the Merger Agreement, the failure to complete the Merger, and/or actions that U.S. Silica may be required, or Parent may be permitted, to take under the Merger Agreement could have an adverse impact on our existing and prospective business relationships with customers and other third parties and on our employees, including the risk that certain key members of U.S. Silica’s management might choose not to remain employed with U.S. Silica prior to the completion of the Merger, regardless of whether or not the Merger is completed;

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the potential for litigation by stockholders in connection with the transactions contemplated by the Merger Agreement, which, even where lacking in merit, could nonetheless result in distraction and expense; and

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the fact that some of our directors and executive officers have interests in the Merger that are different from, or in addition to, U.S. Silica Stockholders generally (see the section of this proxy statement entitled “—Interests of the Directors and Officers of U.S. Silica in the Merger”).

The foregoing discussion summarizes the material factors considered by the Board of Directors, but is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Moreover, each member of the Board of Directors applied his or her own business judgment to the process and may have given different weight to different factors. The Board of Directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination and recommendation. The Board of Directors based its recommendation on the totality of the information presented, including its discussions with, and questioning of, U.S. Silica’s executive management and its financial advisor and outside legal counsel. The above factors are not presented in any order of priority. This explanation of the reasoning of the Board of Directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” on page 24 of this proxy statement.

Opinion of Piper Sandler

The Company engaged Piper Sandler to act as its financial advisor with respect to a potential transaction, including a possible sale of the Company. On April 26, 2024, Piper Sandler rendered its oral opinion (which opinion was subsequently confirmed in writing) to the Board that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Piper Sandler as set forth in its written opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Shares (other than Excluded Shares).

The full text of Piper Sandler’s written opinion, dated April 26, 2024, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Sandler in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference herein. Piper Sandler’s opinion addressed solely the fairness, from a financial point of view, to the holders of Shares, of the Merger Consideration and does not address any other terms or agreements relating to the Merger or any other terms of the Merger Agreement. Piper Sandler’s opinion was provided to the Board in connection with its consideration of the Merger and was not intended to be, and does not constitute, a recommendation to any U.S. Silica Stockholder as to how such U.S. Silica Stockholder should act or vote with respect to the Merger or any other matter. U.S. Silica Stockholder are urged to read the opinion in its entirety. Piper Sandler’s opinion was approved for issuance by the Piper Sandler opinion committee.

In connection with rendering the opinion described above and performing its related financial analyses, Piper Sandler, among other things:

•	reviewed and analyzed the financial terms of the Merger Agreement;

•	reviewed and analyzed certain financial and other data with respect to the Company which was publicly available;

•

reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were publicly available, as well as those that were furnished to Piper Sandler by the Company;

•

conducted discussions with members of senior management and representatives of the Company concerning the two immediately preceding matters, as well as its business and prospects before and after giving effect to the Merger;

•	reviewed the current and historical reported prices and trading activity of the Shares;

•	compared the financial performance of the Company with that of certain other publicly traded companies that Piper Sandler deemed relevant; and

•	reviewed the financial terms, to the extent publicly available, of certain business combination transactions that Piper Sandler deemed relevant.

In addition, Piper Sandler conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Sandler deemed necessary in arriving at its opinion.

The following is a summary of the material financial analyses performed by Piper Sandler in connection with the preparation of its fairness opinion and reviewed with the Board at a meeting thereof held on April 26, 2024.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Piper Sandler. The tables alone do not constitute a complete summary of the financial analyses conducted by Piper Sandler. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to any of these analyses by Piper Sandler or the Board. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 25, 2024, and is not necessarily indicative of current market conditions.

Unless the context indicates otherwise, for purposes of the financial analyses described below, Piper Sandler calculated enterprise values (“EV”) defined as the relevant company’s fully-diluted common equity value (determined using the treasury stock method), plus, where applicable, book value of preferred stock, plus fair value of contingent consideration, plus debt, plus capital and operating leases, less cash and cash equivalents, less investments in partnerships, and less short- and long-term investments (“net debt”), plus, where applicable, book value of non-controlling interests. In the case of each publicly traded company included in the selected public companies analysis described below under the heading “Selected Public Companies Analysis”, EV was based on (i) the market value of the relevant company’s common equity, using closing stock prices on April 25, 2024, and (ii) the relevant company’s net debt as of such company’s most recently reported quarter end, and in the case of each target company included in the selected merger and acquisition (“M&A”) transactions analysis described below under the heading “Selected M&A Transactions Analysis,” EV was based on (i) the implied value of the relevant target company’s common equity using the implied purchase price paid for such target company’s common equity in the relevant M&A transaction and the relevant target company’s net debt as of such target company’s most recently reported quarter end immediately prior to announcement of the relevant M&A transaction (in the case of M&A transactions involving the acquisition of public companies) or otherwise (ii) the publicly announced EV for the target company at the time of announcement of the relevant M&A transaction.

Additionally, references to (a) “EBITDA” are references to earnings before interest, tax, depreciation and amortization, adjusted for stock-based compensation, (b) “LTM” historical financial information are references to (i) for each target company included in the selected M&A transactions described below under the heading “Selected M&A Transactions Analysis,” the last 12-month period for which financial information was publicly available as of immediately prior to the announcement of the relevant M&A transaction, based on such publicly available information, and (ii) for the Company, based on historical financial information provided by U.S. Silica’s management to Piper Sandler, and (c) projected financial information (i) for each target company included in the selected M&A transactions analysis described below are based on Wall Street consensus equity research estimates (“Consensus Estimates”) or disclosure by such target company and (ii) for the Company, based on the Financial Projections.

Summary of Piper Sandler’s Financial Analysis

As part of its “Selected Public Companies Analysis” and “Selected M&A Transactions Analysis,” Piper Sandler considered the Company as two independent businesses: the industrial and specialty products segment and the oil and gas proppants segment. After analyzing the industrial and specialty products segment and the oil and gas proppants segment, Piper Sandler combined the high valuations of each segment and the low valuations of each segment as implied by their respective valuation methodologies as summarized below to arrive at high and low valuation ranges of the Company on a sum-of-the-parts basis. When performing such analysis, Piper Sandler considered a “No Burdens” case for each business segment, which applied reference range multiples to each business segment and did not include any additional standalone cost structure or other deductions, and an “Adjustment Burdening” case, which applied reference range multiples to each business segment and (i) applied to each business segment $5 million in dis-synergies to operate independently for the selected public companies analysis described below under the heading “Selected Public Companies Analysis” and the selected M&A transactions analysis described below under the heading “Selected M&A Transactions Analysis” and (ii) assumed a 20% capital gains tax applied to net asset value greater than $478 million for the oil and gas proppants segment, which Piper Sandler assumed was such segment’s tax basis based on information provided by U.S. Silica’s management, in connection with the selected M&A transactions analysis described below under the heading “Selected M&A Transactions Analysis.”

Selected Public Companies Analysis

Industrial and Specialty Products Segment

Piper Sandler reviewed, among other things, projected financial data prepared by the Company management for calendar year 2024 as included in the Financial Projections and compared such data to corresponding

Consensus Estimates for calendar year 2024 for certain selected comparable publicly traded industrial minerals companies. The criteria used for selecting the comparable companies was that each selected company (i) be a publicly traded industrial minerals company, (ii) have a market capitalization between $500 million and $2.5 billion, (iii) derive a meaningful portion of revenue from mineral products and (iv) operate primarily in North America and Europe.

Based on these criteria, Piper Sandler selected the following public companies and calculated the EV and EBITDA for calendar year 2024 (“2024 EBITDA”) for each selected public company, and then derived the EV/2024 EBITDA multiples for the selected public companies. This analysis indicated, to the extent sufficient information was publicly available, the following EV/2024 EBITDA multiples:

EV / 2024 EBITDA
Compass Minerals International, Inc.	7.6x
Elementis plc	7.6x
Ingevity Corporation	8.2x
Minerals Technologies Inc.	7.7x
Oil-Dri Corporation of America	N/A

Piper Sandler then derived high and low EVs for the industrial and specialty products segment by applying a 8.3x multiple to the high-end of the range and a 7.3x multiple to the low-end of the range. Piper Sandler selected this range based on its professional judgment and experience.

For the Adjustment Burdening case, this derivation resulted in implied high and low EVs of approximately $1,112 million and $978 million, respectively. For the No Burdens case, this derivation resulted in implied high and low EVs of approximately $1,154 million and $1,015 million, respectively.

Oil and Gas Proppants Segment

Piper Sandler reviewed, among other things, projected financial data prepared by the Company management for calendar year 2024 as included in the Financial Projections and compared such data to corresponding Consensus Estimates for calendar year 2024 for comparable publicly traded frac services, proppant and related logistics companies. The criteria used for selecting the comparable companies was that each selected company (i) be a publicly traded frac services, proppant and related logistics company, (ii) have a market capitalization between $100 million and $5 billion, (iii) derive a meaningful portion of revenue from hydraulic fracturing related services and (iv) operate primarily in onshore North America.

Based on these criteria, Piper Sandler selected the following public companies and calculated the EV and the 2024 EBITDA for each selected public company, and then derived the EV/2024 EBITDA multiples for the selected public companies. This analysis indicated the following EV/2024 EBITDA multiples:

EV / 2024 EBITDA
Pure-Play Proppant and Proppant Logistics
Atlas Energy Solutions Inc.	6.1x
Smart Sand, Inc.	2.9x
Solaris Oilfield Infrastructure, Inc.	4.4x

Frac Service with Proppant / Logistics Exposure
Liberty Energy Inc.	3.8x
Patterson-UTI Energy, Inc.	3.8x
ProFrac Holding Corp.	3.3x

Piper Sandler then derived high and low EVs for the oil and gas proppants segment by applying a 3.5x multiple to the high-end of the range and a 3.0x to the low-end of the range. Based on its professional judgment and experience, Piper Sandler selected this range because the two closest comparable companies are significantly larger than the oil and gas proppants segment and, based on the Financial Projections, the EBITDA of the oil and gas proppants segment has a negative growth profile.

For the Adjustment Burdening case, this derivation resulted in implied high and low EVs of approximately $734 million and $629 million, respectively. For the No Burdens case, this derivation resulted in implied high and low EVs of approximately $752 million and $644 million, respectively.

Sum-of-the-Parts

After analyzing the industrial and specialty products segment and the oil and gas proppants segment, Piper Sandler then combined the high valuations of each segment and low valuations of each segment as implied by the analysis described above to arrive at per share (rounded to the nearest $0.05) valuation ranges of the Company on a whole company basis. Piper Sandler observed that the Merger Consideration was within each of the ranges derived from the analyses.

Per Share Value
Adjustment Burdening – High	$15.50
Adjustment Burdening – Low	$12.60
No Burdens – High	$16.25
No Burdens – Low	$13.20

The high and low per share values for the Adjustment Burdening case and the No Burden case were calculated by (i) (x) adding (1) the implied high and low EVs for the industrial and specialty products segment for such case as set forth in “Selected Public Companies Analysis—Industrial and Specialty Products Segment” and (2) the implied high and low EVs for the oil and gas proppants segment for such case as set forth in “Selected Public Companies Analysis—Oil and Gas Proppants Segment,” respectively, subtracting (y) the Company’s net debt and noncontrolling interests from each amount, and (ii) dividing the resulting amounts by the Company’s fully diluted shares of the Common Stock outstanding as of March 31, 2024.

Selected M&A Transaction Analysis

Industrial and Specialty Products Segment

Piper Sandler reviewed selected M&A transactions announced since January 1, 2014, involving industrial minerals businesses in North America and Europe, in which the acquiring company purchased a controlling interest of the target.

Based on these criteria, Piper Sandler identified and analyzed the following 10 selected transactions. For this selected M&A transactions analysis, Piper Sandler calculated the EV and LTM EBITDA for each selected M&A transaction, and then derived the EV/LTM EBITDA multiples for the selected M&A transactions. The analysis indicated the following EV/LTM EBITDA multiples for the selected M&A transactions:

Announcement Date	Acquiror	Target	EV/LTM EBITDA
March 21, 2021	Cerberus Capital Management, L.P. / Koch Minerals & Trading, LLC	PQ Group Holdings Inc.’s PQ Performance’s Chemicals Business	7.7x
June 29, 2018	Elementis plc	Mondo Minerals Holding B.V.	8.8x
March 23, 2018	U.S. Silica	EP Minerals	12.5x
August 2, 2017	Genesis Energy, L.P.	Tronox Limited’s Alkali Business	8.0x
December 12, 2016	Imerys S.A.	Kerneos	8.9x
December 9, 2016	Evonik Industries AG	J.M. Huber Corporation’s Silica Business	10.5x
April 14, 2016	Calgon Carbon Corporation	Arkema S.A.’s Activated Carbon and Filter Aid Business	9.5x
February 3, 2015	Tronox Limited	FMC Corporation’s Alkali Chemicals Business	9.8x
November 5, 2014	Imerys S.A.	S&B Minerals Finance S.C.A.	8.1x
March 10, 2014	Minerals Technologies Inc.	AMCOL International Corp.	11.8x

Piper Sandler then derived the implied high and low EVs for the industrial and specialty products segment by applying a 9.7x multiple to the high-end of the range and a 8.7x multiple to the low-end of the range. Piper Sandler selected this range based on its professional judgment and experience.

For the Adjustment Burdening case, this derivation resulted in implied high and low EVs of approximately $1,266 million and $1,136 million, respectively. For the No Burdens case, the analysis resulted in implied high and low EVs of approximately $1,315 million and $1,179 million, respectively.

Oil and Gas Proppants Segment

Piper Sandler reviewed selected M&A transactions announced since January 1, 2021, involving oil and gas proppant and proppant logistics businesses in North America, in which the acquiring company purchased a controlling interest of the target.

Based on these criteria, Piper Sandler identified and analyzed the below 5 selected transactions. For this selected M&A transactions analysis, Piper Sandler calculated the EV and, to the extent sufficient information was publicly available, the next twelve-month EBITDA (“NTM EBITDA”) for each selected M&A transaction, and then derived the EV/NTM EBITDA for the selected M&A transactions. The analysis indicated the following EV/NTM EBITDA multiples for the selected M&A transactions:

Announcement Date	Acquiror	Target	EV	EV/NTM EBITDA
February 27, 2024	Atlas Energy Solutions Inc.	Hi Crush Inc.’s Permian Basin proppant production assets and North American logistics operations	450	3.0x
December 27, 2022	ProFrac Holding Corp.	Performance Proppants’ in-basin proppant producer serving the Haynesville	475	n/a*
December 5, 2022	ProFrac Holding Corp.	Monarch Silica, LLC’s Eagle Ford sand mining operation	165	n/a*
June 21, 2022	ProFrac Holding Corp.	West Texas subsidiaries of Signal Peak Silica	90	n/a*
November 17, 2021	ProFrac Holding Corp.	West Munger	58	n/a*

*	Sufficient information not publicly available to derive multiple

Piper Sandler then derived the implied high and low EVs for the oil and gas proppants segment by applying a 3.5x multiple to the high-end of the range and a 3.0x multiple to the low-end of the range. Piper Sandler selected this range based on its professional judgment and experience.

For the Adjustment Burdening case, this derivation resulted in implied high and low EVs of approximately $734 million and $629 million, respectively. For the No Burdens case, this derivation resulted in implied high and low EVs of approximately $752 million and $644 million, respectively.

Sum-of-the-Parts

After analyzing the industrial and specialty products segment and oil and gas proppants segment, Piper Sandler then combined the high and low valuations of each segment as implied by the analysis described above to arrive at per share (rounded to the nearest $0.05) valuation ranges of the Company on a whole company basis. Piper Sandler observed that the Merger Consideration was within each of the ranges derived from the analyses.

Per Share Value
Adjustment Burdening – High	$16.75
Adjustment Burdening – Low	$14.15
No Burdens – High	$18.20
No Burdens – Low	$15.20

The high and low per share values for the Adjustment Burdening case and the No Burden case were calculated by (i) (x) adding (1) the implied high and low EVs for the industrial and specialty products segment for such case as set forth in “Selected M&A Transaction Analysis—Industrial and Specialty Products Segment” and (2) the implied high and low EVs for the oil and gas proppants segment for such case as set forth in “Selected M&A Transaction Analysis—Oil and Gas Proppants Segment,” respectively, subtracting (y)(1) solely for the Adjustment Burdening case, an amount equal to 20% capital gains tax leakage to the extent the EV amounts for the oil and gas proppants segment exceed $478 million and (2) the Company’s net debt and noncontrolling interests from each amount, and (ii) dividing the resulting amounts by the Company’s fully diluted shares of the Common Stock outstanding as of March 31, 2024.

Discounted Cash Flow Analysis

Using a discounted cash flows analysis, Piper Sandler calculated an estimated range of theoretical EVs for the Company based on the present value of (i) projected unlevered after-tax free cash flows to the Company for June 30, 2024 through calendar year 2028 and (ii) a projected terminal value at December 31, 2028 based upon perpetuity growth rates between -0.5% and 0.5% for the oil and gas proppants segment and perpetuity growth rates between 2.5% and 3.5% for the industrial and specialty products segment, selected by Piper Sandler based on its professional judgment, and in each case, discounted back to June 30, 2024. The after-tax free cash flows to the Company for each calendar year and terminal year value were calculated from the Financial Projections. Piper Sandler calculated the range of present values for free cash flows to the Company for such periods based on a range of discount rates ranging from 13.3% to 14.3%, based on its estimation of the Company’s weighted average cost of capital of 13.8%. This analysis resulted in implied per share values for the Common Stock ranging from $13.00 to $15.70 per share, rounded to the nearest $0.05. Piper Sandler observed that the Merger Consideration was within the implied per share value derived from this analysis.

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by Piper Sandler and reviewed with the Board. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Piper Sandler believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in Piper Sandler’s opinion. In arriving at its opinion, Piper Sandler considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Piper Sandler made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Piper Sandler’s view of the actual value of the Company.

None of the selected companies or transactions used in the analyses above is directly comparable to the Company or the Merger. Accordingly, an analysis of the results of the comparisons is not purely mathematical; rather, it involves considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and target businesses in the selected transactions and other factors that could affect the public trading values of such companies or transaction values of such businesses.

Piper Sandler performed its analyses for purposes of providing its opinion to the Board. In performing its analyses, Piper Sandler made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Piper Sandler were based upon the Financial Projections furnished to Piper Sandler by U.S. Silica’s management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. The Financial Projections are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors and representatives. Piper Sandler does not assume responsibility if future results are materially different from projected financial results.

Piper Sandler’s opinion was one of many factors taken into consideration by the Board in making the determination to approve the Merger Agreement. While Piper Sandler provided advice to the Board during the Company’s negotiations with Apollo, Piper Sandler did not recommend any specific amount or type of consideration to the Board or that any specific amount or type of consideration constituted the only appropriate consideration for the Merger.

Piper Sandler relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Sandler or discussed with or reviewed by Piper Sandler. Piper Sandler further relied upon the assurances of U.S. Silica’s management that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to Piper Sandler incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of its opinion, Piper Sandler assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by Piper Sandler, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of U.S. Silica’s management as to the expected future results of operations and financial condition of the Company. Piper Sandler expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. Piper Sandler relied, with the consent of the Board, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of U.S. Silica’s management, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Merger Agreement.

In arriving at its opinion, Piper Sandler relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein were true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Merger Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Piper Sandler assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the Merger.

In arriving at its opinion, Piper Sandler did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and was not furnished or provided with any such appraisals or valuations, nor did Piper Sandler evaluate the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Sandler in connection with its opinion were going concern analyses. Piper Sandler expressed no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, Piper Sandler undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject and, at the direction of the Board and with its consent, Piper Sandler’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Sandler also assumed that neither the Company nor Parent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

Piper Sandler’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of Piper Sandler’s opinion could materially affect the assumptions used in preparing its opinion. Piper Sandler expressed no opinion as to the price at which the Shares may trade following announcement of the Merger or at any future time. Piper Sandler did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Piper Sandler’s opinion addressed solely the fairness, from a financial point of view, to the holders of Shares of the Merger Consideration set forth in the Merger Agreement and did not address any other terms or agreement relating to the Merger or any other terms of the Merger Agreement. Piper Sandler was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Parent’s ability to fund the aggregate merger consideration, or any other terms contemplated by the

Merger Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, Piper Sandler expressed no opinion with respect to the amount or nature of compensation to any officer, director, or employee of any party to the Merger, or any class of such persons, relative to the compensation to be received by the Shares in the Merger or with respect to the fairness of any such compensation.

Information about Piper Sandler

As a part of its investment banking business, Piper Sandler is regularly engaged in the valuation of businesses in oil and gas proppants, industrial minerals and other industries and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Board selected Piper Sandler to be its financial advisor and render its fairness opinion in connection with the Merger on the basis of such experience and its familiarity with the Company.

Piper Sandler acted as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for providing its services equal to $15,000,000, the entirety of which is contingent upon the consummation of the merger. Piper Sandler also received a fee of $2,000,000 for rendering its fairness opinion. The opinion fee was not contingent upon the consummation of the Merger or the conclusions reached in Piper Sandler’s opinion. The Company has also agreed to indemnify Piper Sandler against certain liabilities and to reimburse Piper Sandler for certain expenses in connection with its services. In addition, as of April 26, 2024, Piper Sandler and its affiliates did not hold any ownership position in the Company or Apollo; however, in the ordinary course of its business, Piper Sandler and its affiliates may actively trade securities of the Company or Apollo, for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. Piper Sandler may also, in the future, provide investment banking and financial advisory services to the Company, Apollo or entities that are affiliated with the Company or Apollo, for which Piper Sandler would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Sandler has adopted policies and procedures to establish and maintain the independence of Piper Sandler’s research department and personnel. As a result, Piper Sandler’s research analysts may hold opinions, make statements or recommendations and/or publish research reports with respect to the Company and the Merger and other participants in the Merger that differ from the views of Piper Sandler’s investment banking personnel.

Since January 1, 2021, Piper Sandler and its investment banking affiliates have not received any revenue in respect of any financial advisory or other investment banking services provided to the Company and its affiliates. Piper Sandler or its investment banking affiliates maintain an ongoing dialogue with Apollo and certain of its affiliates and portfolio companies, in an effort to obtain investment banking work and related compensation. Since January 1, 2021, Piper Sandler and its investment banking affiliates have received approximately $3.5 million in investment banking fees from Apollo-related parties in connection with three separate transactions for three Apollo-related parties. As of April 26, 2024, neither Piper Sandler nor any of its investment banking affiliates were engaged as a financial advisor to any portfolio company of Apollo, but after April 26, 2024, Piper Sandler or one of its investment banking affiliates has been engaged as a financial advisor to a portfolio company of Apollo, for which Piper Sandler would expect to receive fees up to $3,000,000, should a transaction be completed.

Certain Unaudited Financial Projections

Other than providing certain limited periodic earnings guidance, U.S. Silica does not, as a matter of course, make public projections as to future performance, revenues, production, earnings or other results reflecting an extended period due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty, unpredictability and subjectivity of underlying assumptions and estimates. In the ordinary course of business, however, U.S. Silica management prepares a long-term strategic plan that reflects U.S. Silica management’s financial and business outlook for U.S. Silica, which is updated on a periodic basis and reviewed with the Board. In February 2024, in connection with the repricing of U.S. Silica’s seven-year $950 million senior secured Term Loan B due March 23, 2030, which repricing occurred in March 2024, U.S. Silica’s management prepared certain non-public, unaudited, five-year financial projections, on a standalone basis, for U.S. Silica (the “Financial Projections”). In April 2024, the Board approved the Financial Projections for use by Piper Sandler in connection with performing its financial analyses summarized under “—Opinion of Piper Sandler” beginning on page 54 of this proxy statement. U.S. Silica is including in this proxy statement a summary of the Financial Projections, solely because the Financial Projections were reviewed by the Board in connection with its consideration and evaluation of the Merger, and provided to Piper Sandler for its use in connection with the financial analysis presented by Piper Sandler to the Board as discussed in the section of this proxy statement entitled “—Opinion of Piper Sandler,” and provided to Parent and Merger Sub.

The Financial Projections were prepared treating U.S. Silica on a standalone basis, without giving effect to the Merger, including any impact of the negotiation or execution of the Merger, the expenses that may be incurred in connection with the Merger or the consummation thereof, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or in anticipation of the Merger, or the effect of any alteration, acceleration, postponement or decision not to take any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. Further, the Financial Projections do not take into account the effect on U.S. Silica of any possible failure of the proposed Merger to occur.

Although a summary of the Financial Projections is presented with numerical specificity, U.S. Silica’s ability to achieve the results set forth in the Financial Projections is expressly dependent upon certain assumptions, are subjective in many respects and subject to multiple interpretations and frequent revisions attributable to the dynamics of U.S. Silica’s industry and based on actual experience and business developments, industry performance, general business, economic, regulatory, market and financial conditions, and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties, and beyond U.S. Silica’s control including, among others, future results, oil and gas industry activity, industrial minerals industry activity, commodity prices, demand for oil and natural gas, the availability of sufficient cash flow or financing to fund the exploration and development costs associated with projected drilling programs, accuracy of certain industry forecasts prepared by third parties, the effectiveness of U.S. Silica’s research and development and new product introductions, general economic and regulatory conditions and other matters described in the sections of this proxy statement entitled “Cautionary Statement Concerning Forward-Looking Statements,” “Where You Can Find More Information” and “Risk Factors.” The Financial Projections also reflect assumptions as to certain business decisions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for U.S. Silica’s business, competitive environment, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when the Financial Projections were prepared, or any other changes that may in the future affect U.S. Silica’s assets, business, operations, properties, policies, corporate structure, capitalization and management as a result of the proposed transaction or otherwise.

As a result, there can be no assurance that the Financial Projections will be realized, and actual results may be materially better or worse than those contained in the Financial Projections. The Financial Projections cannot be considered a guarantee of future operating results and should not be relied upon as such. Since the Financial Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Financial Projections do not take into account any circumstances or events occurring after the date on which they were prepared, including the Merger, and some or all of the assumptions that have been made in connection with the preparation of the Financial Projections may have changed since the date the Financial Projections were prepared. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Financial Projections will be achieved. In addition, the Financial Projections have not been updated or revised to reflect information or results after the date the Financial Projections were prepared.

The Financial Projections should be evaluated, if at all, in conjunction with the historical financial statements, risk factors and other information regarding U.S. Silica contained in U.S. Silica’s public filings with the SEC. See “Where You Can Find More Information” on page 126 of this proxy statement. Except to the extent required by applicable federal securities laws, U.S. Silica does not intend, and expressly disclaims any responsibility, to update or otherwise revise the Financial Projections to reflect circumstances existing after the date when U.S. Silica prepared the Financial Projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even if the assumptions underlying the Financial Projections are shown to be in error. These considerations should be taken into account in reviewing the Financial Projections, which were prepared as of an earlier date.

The inclusion of this information should not be regarded as an indication that the Board, U.S. Silica, U.S. Silica’s financial advisors, representatives and affiliates, Parent, Parent’s representatives and affiliates (including Apollo) or any other recipient of this information considered, or now considers, the Financial Projections an accurate or reliable prediction of future results, to be material information of U.S. Silica or that actual future results will necessarily reflect the Financial Projections, and the Financial Projections should not be relied upon as such. The summary of the Financial Projections is not included herein to induce any stockholder to vote in favor of the Merger Proposal or any of the other proposals to be voted on at the Special Meeting or to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to shares of Common Stock.

In light of the foregoing factors and the uncertainties inherent in any forecasting assumptions and information, readers of this proxy statement are cautioned not to place undue reliance on the Financial Projections included herein.

The Financial Projections were not prepared with a view to public disclosure and are included herein only because such information was made available as described above. The Financial Projections were not prepared with a view to complying with accounting principles generally accepted in the United States (“GAAP”), the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, the Financial Projections included in this document have been prepared by, and are the responsibility of, U.S. Silica’s management. Grant Thornton LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective Financial Projections and, accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto. The Grant Thornton LLP report incorporated by reference in this document relates to U.S. Silica’s previously issued financial statements. It does not extend to the Financial Projections and should not be read to do so.

The Financial Projections contain certain non-GAAP financial measures that U.S. Silica believes are helpful in understanding its past financial performance and future results. U.S. Silica’s management regularly uses a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. While U.S. Silica believes that these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze U.S. Silica’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of U.S. Silica’s competitors and may not be directly comparable to similarly titled measures of U.S. Silica’s competitors due to potential differences in the exact method of calculation. The SEC rules that would otherwise require a reconciliation of an adjusted financial measure to a GAAP financial measure do not apply to adjusted financial measures provided to a board of directors or a financial advisor in connection with a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of adjusted financial measures were not relied upon by the Board or U.S. Silica’s management or financial advisors in connection with their respective evaluation of the Merger. Accordingly, U.S. Silica has not provided a reconciliation of the non-GAAP financial measures included in the Financial Projections to the relevant GAAP financial measures.

U.S. Silica’s management prepared the Financial Projections, as a standalone company, for fiscal year 2024 through fiscal year 2028. The following table summarizes the Contribution Margin, Adjusted EBITDA, and Unlevered Free Cash Flow reflected in the Financial Projections, with dollars in millions.

(in millions of dollars)	2024E	2025E	2026E	2027E	2028E
Contribution Margin(1)	$470	$483	$501	$504	$513
Adjusted EBITDA(2)	$354	$364	$378	$378	$383
Unlevered Free Cash Flow(3)	$228	$214	$230	$231	$228

(1)

Contribution margin is calculated as sales less cost of sales (for the avoidance of doubt, cost of sales does not include selling, general, and administrative costs, corporate costs, plant capacity expansion expenses, and facility closure costs). Contribution margin is a non-GAAP measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or other measures prepared in accordance with GAAP.

(2)

Adjusted EBITDA is calculated as net income before interest expenses (net of interest income), provision for taxes, depreciation, depletion and amortization expenses, non-cash incentive compensation, post-employment expenses (excluding service costs), merger and acquisition related expenses, plant capacity expansion expenses, contract termination expenses, goodwill and other asset impairments, business optimization projects, facility closure costs and other adjustments allowable under U.S. Silica’s credit agreement. Adjusted EBITDA is a non-GAAP measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or other measures prepared in accordance with GAAP.

(3)

Unlevered free cash flow is calculated as Adjusted EBITDA less unlevered taxes, changes in net working capital, capital expenditures and other cash expenses. Unlevered free cash flow is a non-GAAP measure and should not be considered as an alternative to cash flows or a measure of liquidity or other measures prepared in accordance with GAAP.

U.S. Silica has not made and makes no representation to any U.S. Silica Stockholder or to Apollo, Parent, Merger Sub or the Equity Investors in the Merger Agreement or otherwise concerning the Financial Projections or regarding U.S. Silica’s ultimate performance compared to the information contained in the Financial Projections or that the projected results will be achieved.

Interests of the Directors and Officers of U.S. Silica in the Merger

When considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder generally. To the extent such interests existed at the time, the Board was aware of these interests in, among other matters, approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be approved and adopted by the U.S. Silica Stockholders. See “— Background of the Merger” and “— Recommendation of Our Board of Directors and Reasons for the Merger” on pages 37 and 49 of this proxy statement, respectively. You should take these interests into account in deciding whether to vote “FOR” the approval of the Merger Proposal.

These interests are described in more detail below, and certain of them, including the compensation that may become payable in connection with the Merger to Messrs. Shinn, Hough, Ussery, Carusona and Merril, and

Ms. Russell, who constitute our named executive officers, are subject to a non-binding, advisory vote of the U.S. Silica Stockholders and are quantified in the narrative below and in “Advisory Vote on Merger-Related Named Executive Officer Compensation (The Merger Compensation Proposal)” on page 119 of this proxy statement. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.

Treatment of Equity and Equity-Based Awards

Under the Merger Agreement, the equity-based awards held by U.S. Silica’s directors and executive officers granted under the U.S. Silica Holdings, Inc. 2011 Incentive Compensation Plan, as amended and restated from time to time (the “Company Equity Plan”) will be treated as follows:

Company RSUs

Each Company RSU that is outstanding immediately prior to the Effective Time, will vest in full and be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the number of Shares subject to the Company RSU immediately prior to the Effective Time, multiplied by (y) the Merger Consideration.

Company PSUs

Each Company PSU that is outstanding immediately prior to the Effective Time will vest in full and be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the number of Shares subject to the Company PSU immediately prior to the Effective Time, multiplied by (y) the Merger Consideration. For purposes of determining the number of Shares subject to a Company PSU immediately prior to the Effective Time: (A) in the case of TSR Company PSUs, the number of Shares will be based on the greater of the target level and the actual level of performance measured as of the Measurement Date and using the value of the Merger Consideration as the “ending stock price” for calculating performance; and (B) in the case of ACF Company PSUs, the number of Shares will be based on (1) actual performance for performance periods completed prior to the Measurement Date, (2) the greater of the target level and the actual level of performance measured as of the Measurement Date for performance periods that are ongoing as of the Measurement Date and (3) target performance in respect of performance periods that have not commenced as of the Measurement Date.

Company Options

At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time will be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the excess, if any, of the Merger Consideration over the per Share exercise price of such Company Option, multiplied by (y) the number of Shares covered by such Company Option immediately prior to the Effective Time. If the per Share exercise price of such Company Option equals or exceeds the Merger Consideration, such Company Option shall be cancelled for no consideration.

The following table sets forth the number of outstanding Company RSUs and Company PSUs that were awarded to and held by our executive officers and directors as of May 23, 2024 under the Company Equity Plan and an estimate of the value of such awards (on a pre-tax basis) using a price per Share of $15.50 (i.e., the Merger Consideration). For TSR Company PSUs, the values set forth in the table below reflect the greater of target and actual performance as of May 23, 2024, calculated by using the value of the Merger Consideration as the “ending stock price”. For ACF Company PSUs with performance periods ending December 31, 2022 and 2023, the values set forth in the table below are based on actual performance, and for ACF Company PSUs with performance periods ending December 31, 2024, 2025 and 2026, the values set forth in the table below are based on target performance. All Company Options held by U.S. Silica’s executive officers as of May 23, 2024 are fully vested and have an exercise price higher than the Merger Consideration, as a result of which, such Company Options will be cancelled for no consideration at the Effective Time. No U.S. Silica directors currently hold Company Options. Depending on the date upon which the closing of the Merger actually occurs, certain Company RSUs and Company PSUs that are unvested as of the date of this proxy statement and that are included in the table below may vest and settle pursuant to their terms, without regard to the Merger.

Name	Number of Shares Subject to Company RSUs (#)	Value of Shares Subject to Company RSUs ($)	Target Number of Shares Subject to ACF Company PSUs (#)(1)	Estimated Number of ACF Company PSUs Expected to Vest (#)(2)	Estimated Value ACF Company PSUs ($)(2)	Target Number of Shares Subject to TSR Company PSUs (#)(1)	Estimated Number of TSR Company PSUs Expected to Vest (#)(3)	Estimated Value TSR Company PSUs ($)(3)	Total Value ($)
Executive Officers
Bryan Shinn	327,891	5,082,311	369,546	418,332	6,484,152	219,160	355,166	5,505,071	17,071,534
Kevin Hough	40,642	629,951	28,296	29,971	464,549	26,593	50,426	781,599	1,876,099
Stacy Russell	66,369	1,028,720	74,582	84,278	1,306,311	44,252	71,791	1,112,753	3,447,784
Derek Ussery	75,583	1,171,537	78,437	86,875	1,346,555	49,558	83,125	1,288,430	3,806,522
Zach Carusona	75,583	1,171,537	78,437	86,875	1,346,555	49,558	83,125	1,288,430	3,806,522
Jay Moreau	110,040	1,705,620	27,800	27,800	430,900	33,360	66,720	1,034,160	3,170,680
Donald Merril	—	—	40,507	50,126	776,949	15,190	16,999	263,490	1,040,439
Directors
Simon Bates	18,123	280,907	—	—	—	—	—	—	280,907
Peter Bernard	9,677	149,994	—	—	—	—	—	—	149,994
Diane Duren	9,677	149,994	—	—	—	—	—	—	149,994
William Kacal	8,710	135,005	—	—	—	—	—	—	135,005
Sandra Rogers	8,710	135,005	—	—	—	—	—	—	135,005
Charles Shaver	13,548	209,994	—	—	—	—	—	—	209,994
Jimmi Sue Smith	18,965	293,958	—	—	—	—	—	—	293,958

(1)	Represent target number of Shares subject to the ACF Company PSUs and TSR Company PSUs, as applicable.
(2)

Represent number of ACF Company PSUs expected to vest in connection with the Merger. Assumes that for ACF Company PSUs with performance periods ending on December 31, 2022 and 2023, ACF Company PSUs are earned and vest at 200% and 103% of target, respectively, and for performance periods ending on December 31, 2024, 2025 and 2026, ACF Company PSUs are earned and vest at target level.

(3)

Represent number of TSR Company PSUs expected to vest in connection with the Merger, which is calculated, pursuant to the terms of the Merger Agreement, based on the greater of the target level and estimated actual level of performance measured as of May 23, 2024 and using the value of the Merger Consideration as the “ending stock price” for calculating performance, which resulted in achievement of performance for TSR Company PSUs granted in 2022 at target level (which is greater than the estimated actual performance of 90% of target) and for TSR Company PSUs granted in 2023 and 2024 at 137.5% and 200% of target, respectively.

These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the closing of the Merger following the date of this proxy statement. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by U.S. Silica executive officers and directors may materially differ from the amounts set forth above.

Director Equity Awards

After each annual meeting of stockholders, U.S. Silica grants the newly-appointed or elected outside members of the Board of Directors (including outside members of the Board of Directors re-elected at the annual meeting) a Company RSU award which vests one year following the grant date, subject to pro rata forfeiture if the director terminates service before the vesting date. Historically, the number of Company RSUs granted were determined by using the 30-trading day trailing average of U.S. Silica’s stock price on the date of grant. On May 9, 2024, U.S. Silica issued Company RSUs in the amounts set forth below to the members of the Board of Directors in the ordinary course of business, however, the number of Company RSUs granted was determined based on the Merger Consideration instead of the 30-trading day trailing average of U.S. Silica’s stock price on the date of grant. The amounts that were issued to the Chairman of the Board and Chairs of the committees of the Board were additional to the amount each such member was eligible to receive as a regular member of the Board.

Category	Number of Company RSUs
To Each Eligible Board member	8,710
To the Chairman of the Board	3,871
To the Audit Committee Chair	1,290
To each of the Compensation Committee, Nominating & Governance Committee and Executive Committee Chairs	968

Treatment of Common Stock

If the Merger Proposal is approved by U.S. Silica Stockholders, the Shares held by the directors and executive officers of U.S. Silica will be treated in the same manner as outstanding Shares held by all other U.S. Silica Stockholders entitled to receive the Merger Consideration.

As of May 23, 2024, directors and executive officers of U.S. Silica, as a group, held 2,341,412 outstanding Shares. At the Effective Time, each Share outstanding as of immediately prior to the Effective Time that is held by the directors and executive officers of U.S. Silica will be automatically converted into the right to receive the Merger Consideration.

Payments and Benefits Upon Termination at or Following a Change in Control

Employment Agreement with Mr. Shinn

In March 2012, U.S. Silica entered into an employment agreement with Mr. Shinn, U.S. Silica’s Chief Executive Officer, which has since been amended. Pursuant to the terms of Mr. Shinn’s employment agreement, as amended, in the event of Mr. Shinn’s termination without cause (and not as a result of Mr. Shinn’s death or disability) or if Mr. Shinn resigns for good reason, in either case occurring on or within 24 months after a change in control, which, for the avoidance of doubt, includes the Merger, Mr. Shinn is entitled to the following severance benefits: (a) a lump-sum payment equal to two times the sum of (i) Mr. Shinn’s annual base salary as of the termination date (or, if greater, the salary in effect on the first occurrence of the change in control) and (ii) Mr. Shinn’s target annual cash bonus for the year in which the termination occurs (or, if greater, the target annual cash bonus in effect on the first occurrence of the change in control), (b) a prorated annual bonus for the fiscal year in which the termination of employment occurs at the target level based on the number of days Mr. Shinn was employed during the year, and (c) continuation of group health insurance coverage for Mr. Shinn and Mr. Shinn’s eligible dependents pursuant to COBRA during the 18-month period following Mr. Shinn’s termination of employment.

Pursuant to the terms of the employment agreement, if Mr. Shinn’s employment is terminated without cause or Mr. Shinn resigns for good reason and such termination or resignation is not in connection with a change in control, Mr. Shinn is entitled to receive severance equal to his annual base salary payable in regular installments from the date of termination through the twelve-month anniversary of the date of termination and reimbursement of the then-prevailing monthly premium for COBRA healthcare coverage, if he so elects, for 12 months after such termination.

Receipt of the foregoing severance benefits is conditioned upon Mr. Shinn executing a general release of claims in favor of U.S. Silica and continued compliance with the non-compete and non-solicitation provisions contained in his employment agreement.

Change in Control Severance Plan

U.S. Silica maintains the U.S. Silica Holdings, Inc. Change in Control Severance Plan, as amended from time to time (the “CIC Plan”). All executive officers of U.S. Silica are eligible to participate in the CIC Plan.

The CIC Plan provides certain benefits if the executive officer experiences a separation from service as a result of an involuntary termination of employment without cause or resignation for good reason, in either case within 24 months immediately following a change in control of U.S. Silica, which includes the Merger. If such events occur and the named executive officer has signed a general release of claims in favor of the Company, the CIC Plan provides the following benefits to the executive officers: (a) a lump sum payment equal to 1.5 times the sum of (i) the executive officer’s base salary as of the termination date (or, if greater, the salary in effect on the first occurrence of the change in control) and (ii) the executive officer’s target annual cash bonus for the year in which the termination occurs (or, if greater, the target annual cash bonus in effect as of the occurrence of the change in control); (b) a prorated annual bonus for the fiscal year in which the termination of employment occurs at the target level based on the number of days the executive officer was employed during the year; and (c) continuation of group health insurance coverage for the executive officer and the executive officer’s eligible dependents pursuant to COBRA during the 18-month period following the executive officer’s termination of employment.

If an executive officer has a separate agreement with U.S. Silica that provides for specific severance and benefits in connection with a termination of employment following a change in control, such as Mr. Shinn, the payments and benefits provided by the CIC Plan will be reduced by the payments and benefits under the individual severance agreement.

If the severance payments under the CIC Plan would trigger an excise tax under Sections 280G and 4999 of the Code, the severance payments would be reduced to a level at which the excise tax is not triggered, unless the executive officer would receive a greater amount without such reduction after applicable excise, federal, and/or state taxes.

In the event of an involuntary termination without cause not involving a change in control, Messrs. Hough, Ussery and Carusona and Ms. Russell are each entitled to cash severance equal to 12 months of base salary and reimbursement of the monthly premium for COBRA healthcare coverage for 12 months in exchange for the executive officer executing a standard release in favor of the Company. Each severance arrangement involving an executive officer is subject to the Compensation Committee’s review and approval at the time of termination.

For an estimate of the value of the payments and benefits described above that would be payable to the named executive officers upon a qualifying termination in connection with the Merger, see “—Named Executive Officer Golden Parachute Compensation” below. If Mr. Moreau, our only executive officer not discussed in “—Named Executive Officer Golden Parachute Compensation” below, experiences an involuntary termination of employment without cause or resignation for good reason in connection with the Merger, he would be entitled to the following estimated severance benefits under the CIC Plan (based on an assumed closing date of the Merger and qualifying termination on May 23, 2024): (i) a cash severance payment in the amount of $1,265,250, (ii) a prorated annual bonus in the amount of $153,113 and (iii) continued COBRA health coverage in the amount of $43,198.

Retention Program

In connection with the Merger, the Company and Parent agreed that prior to the closing date of the Merger, the Company and Parent will work together in good faith on establishing a process to grant cash-based retention awards to selected employees. The granting of any such awards and details of the process will be determined by mutual agreement of the Company and Parent, including but not limited to the criteria to select award recipients, amounts of awards and the terms of awards. It has not yet been determined whether or not any executive officers of the Company will receive cash-based retention awards.

Continuing Employees

The Merger Agreement provides that from the Effective Time until 12 months following the Effective Time, each employee of U.S. Silica and any of its subsidiaries as of immediately prior to the Effective Time (each, a “Continuing Employee”) will receive (i) an annual base salary or wage rate and a target short-term incentive compensation opportunity (including bonus and commission) that, in each case, is not less favorable than was provided to such Continuing Employee immediately prior to the Effective Time, (ii) for each Continuing Employee who (A) participated in U.S. Silica’s annual equity incentive program prior to the Effective Time and (B) is not invited to participate in the management equity incentive program maintained by Parent or its affiliate following closing, a target cash-based incentive compensation opportunity that is substantially equivalent to the target annual equity award opportunity provided to such Continuing Employee prior to closing, and (iii) other compensation and benefits (excluding equity-based or other long-term incentive, retention, change in control, or similar one-time or special benefits or arrangements, non-qualified deferred compensation, postretirement health and welfare benefits, and defined benefit pension benefits) that are substantially equivalent in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time. The Merger Agreement further provides that the Surviving Corporation will provide to each Continuing Employee whose employment is involuntarily terminated without cause by U.S. Silica during the one-year period following the Effective Time, severance benefits no less favorable than the severance benefits that would have been provided to the Continuing Employee under U.S. Silica’s severance arrangements in effect immediately prior to the Effective Time. With respect to benefit plans maintained by Parent and its subsidiaries, including the Surviving Corporation, for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with U.S. Silica or any of its subsidiaries as reflected in U.S. Silica records will be treated as service with Parent or any of its subsidiaries (except to the extent that such recognition would result in any duplication of benefits and excluding with respect to any qualified or non-qualified defined benefit plans, non-qualified deferred compensation and post-termination or retiree health or welfare benefits).

Potential Compensation Arrangements with Parent

Any of the executive officers of U.S. Silica who become officers or employees or who otherwise are retained to provide services to Parent or its affiliates may, prior to, on, or following the Effective Time, enter into new compensation arrangements with Parent or its affiliates. In particular, such executive officers may be eligible to participate in a management equity incentive plan sponsored by Parent or its affiliates following the Effective Time. It is currently expected that participants in the plan will have the opportunity to co-invest and be granted profits interests subject to time-based and/or performance-based vesting conditions. As of the date of this proxy statement, no new individualized compensation arrangements between U.S. Silica’s executive officers and Parent or its affiliates have been established.

Named Executive Officer Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K promulgated by the SEC, the table below sets forth the compensation that is based on, or otherwise relates to, the Merger that may be paid or become payable to each of U.S. Silica’s named executive officers in connection with the Merger. For further information regarding this compensation, see “—Treatment of Equity and Equity-Based Awards” and “—Payments and Benefits Upon Termination at or Following a Change in Control” on pages 67 and 69 of this proxy statement, respectively.

Under the applicable SEC rules, U.S. Silica’s named executive officers (each, an “NEO”) for this purpose are required to consist of the named executive officers for whom executive compensation disclosures were required in U.S. Silica’s most recent summary compensation table, as was included in U.S. Silica’s most recent proxy statement filed with the SEC, who are:

•	Bryan Shinn, Chief Executive Officer;

•	Kevin Hough, Interim Executive Vice President and Chief Financial Officer;

•	Stacy Russell, Executive Vice President, General Counsel and Secretary;

•	Derek Ussery, Executive Vice President and President, Oil & Gas;

•	Zach Carusona, Executive Vice President and President, Industrial & Specialty Products; and

•	Donald Merril, former Executive Vice President and Chief Financial Officer;

The amount of payments and benefits that each NEO would receive (on a pre-tax basis), as set forth in the table below, is based on the following assumptions:

•	the closing date of the Merger is May 23, 2024, which is the latest practicable date prior to this filing and used solely for purposes of this golden parachute compensation disclosure;

•

the NEOs of U.S. Silica experience a qualifying termination immediately following the assumed closing date of the Merger that results in change in control severance benefits becoming payable to him or her under the CIC Plan or, for Mr. Shinn, his employment agreement, without taking into account any possible reduction that might be required to avoid the excise tax in connection with Section 280G under Section 4999 of the Code;

•	the NEO’s base salary rate and target annual bonus remain unchanged from those in effect as of the date of this proxy statement;

•	the U.S. Silica equity awards that are outstanding as of May 23, 2024 are the equity awards that U.S. Silica has granted to its NEOs through, and are outstanding as of, the closing date of the Merger;

•	the per Share value of the Common Stock is $15.50, which is the Merger Consideration;

•

with respect to the unvested TSR Company PSUs, the estimated values are calculated based on the greater of the target level and estimated actual level of performance measured as of the assumed closing date and using the Merger Consideration as the “ending stock price” for purposes of calculating actual performance, which resulted in achievement of performance for TSR Company PSUs granted in 2022 at target level (which is greater than the estimated actual performance of 90% of target) and for TSR Company PSUs granted in 2023 and 2024 at 137.5% and 200% of target, respectively; and

•

with respect to the unvested ACF Company PSUs, the estimated values are calculated based on the following assumptions: for ACF Company PSUs with performance periods ending on December 31, 2022 and 2023, ACF Company PSUs are earned at 200% and 103% of target, respectively, and for performance periods ending on December 31, 2024, 2025 and 2026, ACF Company PSUs are earned at target level.

The amounts below do not include the value of benefits which the NEOs are already entitled to or vested in as of the assumed date of the Merger without regard to the occurrence of a change in control, and do not reflect any possible reductions under the Section 280G “net-better” cutback provisions included in the CIC Plan. In addition, these amounts do not include any other incentive award grants, issuances or forfeitures that may be made or occur, or future dividends or dividend equivalents that may be accrued, prior to the completion of the Merger. The amounts shown are estimates of amounts that would be payable to the NEOs based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by an NEO may materially differ from the amounts set forth below.

Mr. Merril, former Chief Financial Officer of U.S. Silica, was terminated by U.S. Silica without cause effective as of October 20, 2023 (the “Separation Date”). In connection with his termination, U.S. Silica entered into a separation agreement with Mr. Merril on November 17, 2023 (the “Separation Agreement”), pursuant to which Mr. Merril received the following payments and benefits: (a) a lump sum cash payment equal to the amount of his annual base salary ($440,000), (b) payment or reimbursement of 100% of the group health insurance premiums under COBRA for 12 months following the Separation Date or, if earlier, until Mr. Merril is no longer eligible to receive coverage under COBRA, (c) eligibility to participate in the U.S. Silica 2023 annual cash incentive bonus plan ($341,325), and (d) incremental service credit for the purposes of prorated vesting of previously issued equity awards, including (i) accelerated vesting of his unvested Company RSUs that were scheduled to vest through February 2024 to which he otherwise would have been entitled and (ii) a prorated portion of each outstanding Company PSU award will continue to remain outstanding and eligible to vest until the applicable performance results have been certified and may become vested or forfeited based on actual performance over the entire performance period in accordance with the otherwise applicable performance vesting conditions set forth in each applicable award agreement. In exchange for the benefits granted to him pursuant to the Separation Agreement, Mr. Merril executed a general release of claims in favor of the Company and agreed to continued compliance with the non-compete and nonsolicitation provisions to which he is subject.

Golden Parachute Compensation

NAME	CASH ($)(1)	PERQUISITES/ BENEFITS ($)(2)	EQUITY ($)(3)	TOTAL ($)
Bryan Shinn	4,533,318	27,623	17,071,534	21,632,475
Kevin Hough	1,370,792	43,198	1,876,099	3,290,089
Stacy Russell	1,320,728	25,715	3,447,784	4,794,227
Derek Ussery	1,340,252	43,198	3,806,522	5,189,972
Zach Carusona	1,340,252	42,885	3,806,522	5,189,659
Donald Merril	—	—	1,040,439	1,040,439

(1)

Cash. The amounts in this column represent: (i) for Mr. Shinn, an amount equal to two times the sum of his base salary and annual target bonus for the year of termination, and for Messrs. Hough, Ussery and Carusona and Ms. Russell, an amount equal to 1.5 times the sum of their base salary and annual target bonus for the year of termination; and (ii) a prorated target annual bonus for the year of termination. Such cash severance payments are “double trigger” and become payable only upon a termination without cause or resignation for good reason, in case, occurring within 24 months following the Effective Time. The estimated amount of each such cash severance payment is shown in the following table.

NAME	SEVERANCE ($)	PRORATED BONUS ($)	TOTAL ($)
Bryan Shinn	4,092,000	441,318	4,533,318
Kevin Hough	1,222,500	148,292	1,370,792
Stacy Russell	1,187,700	133,028	1,320,728
Derek Ussery	1,203,150	137,102	1,340,252
Zach Carusona	1,203,150	137,102	1,340,252

(2)

Perquisites/Benefits. The amounts in this column include the estimated value of the continued COBRA health coverage for the named executive officers under the CIC Plan and Mr. Shinn’s employment agreement.

(3)

Equity Awards. The amounts in this column represent the aggregate estimated value payable to the NEOs (except for Mr. Merril) in respect of (a) the unvested Company RSUs (calculated by multiplying the total number of Shares subject to such Company RSUs held by the NEO, as applicable, by the Merger Consideration), (b) the unvested TSR Company PSUs (calculated by multiplying (i) the Merger Consideration by (ii) the number of restricted stock units earned based on the greater of target level and actual performance, using the Merger Consideration as the “ending stock price” for purposes of calculating estimated actual performance, which resulted in achievement of performance for TSR Company PSUs granted in 2022 at 100%, (which is greater than the estimated actual performance of 90% of target), and for TSR Company PSUs granted in 2023 and 2024, at 137.5% and 200% of target, respectively, and (c) the unvested ACF Company PSUs (calculated by multiplying (i) the Merger Consideration, by the number of restricted stock units earned calculated as follows: (A) for performance period ending on December 31, 2022, the actual number of restricted stock units earned (i.e., 200%), (B) for performance period ending on December 31, 2023, the actual number of restricted stock units earned (i.e., 103%) and (C) for performance periods ending on December 31, 2024, 2025 and 2026, the target number of restricted stock units), in each case, in accordance with the Merger Agreement and without regard to applicable taxes and withholdings. The outstanding unvested Company RSUs and Company PSUs held by the NEOs will become vested in connection with the Merger and are considered payable pursuant to “single trigger” arrangements. For Mr. Merril, the amounts in this column represent the aggregate estimated value of the prorated portion of his outstanding unvested Company PSUs calculated based on his Separation Agreement as discussed above.

The estimated value of each such equity award is shown in the following table. As discussed above, these calculations assume, among other things, the closing date of the Merger is May 23, 2024 (which is the assumed date solely for purposes of this golden parachute compensation disclosure).

NAME	RSUs ($)	TSR PSUs ($)	ACF PSUs ($)	TOTAL ($)
Bryan Shinn	5,082,311	5,505,071	6,484,152	17,071,534
Kevin Hough	629,951	781,599	464,549	1,876,099
Stacy Russell	1,028,720	1,112,753	1,306,311	3,447,784
Derek Ussery	1,171,537	1,288,430	1,346,555	3,806,522
Zach Carusona	1,171,537	1,288,430	1,346,555	3,806,522
Donald Merril	—	263,490	776,949	1,040,439

Financing of the Merger

The consummation of the Merger is not conditioned on Parent’s receipt of any financing. Parent plans to fund the Merger Consideration with committed Equity Financing and Debt Financing, as described below.

Pursuant to the Equity Commitment Letter, the Equity Investors have committed, severally but not jointly, to contribute or cause to be contributed to Parent at the closing of the Merger an aggregate amount in cash equal to $1.15 billion, subject to the terms and conditions of the Equity Commitment Letter.

In addition, Parent obtained a Debt Commitment Letter for (i) a $1.1 billion Term Facility and (ii) a $175 million senior secured revolving credit facility (not all of which such revolving credit facility is expected to be drawn at the closing of the Merger). In lieu of a portion of the Term Facility, Parent may issue, at its option in accordance with the terms and provisions of the Debt Commitment Letter and the fee letter executed in connection therewith, senior secured notes in a Rule 144A or other private placement yielding up to $350 million in aggregate gross cash proceeds. The availability of the Debt Financing is subject to customary conditions precedent as limited by the “certain funds provision” provided in the Debt Commitment Letter.

The proceeds of the debt financing will be used (i) to finance, in part, the payment of the amounts payable under the Merger Agreement; (ii) to repay certain existing indebtedness of U.S. Silica, including U.S. Silica’s credit agreement; (iii) in the case of the revolving facility, for general corporate purposes and (iv) to pay related fees and expenses.

As of the last practicable date before the printing of this proxy statement, the Debt Commitment Letter remains in effect, and Parent has not notified us of any plans to utilize financing in lieu of the financing described above. The definitive documentation governing the debt financing contemplated by the Debt Commitment Letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement; provided that such final terms shall be subject to the “certain funds provision” provided in the Debt Commitment Letter in all respects.

Limited Guarantee

Concurrently with the execution of the Merger Agreement, the Guarantors entered into the Limited Guarantee in favor of U.S. Silica, pursuant to which the Guarantors have agreed to guarantee, up to an aggregate cap of $90,300,000 and subject to certain terms and conditions set forth in the Limited Guarantee, the payment and performance of each of (but never more than one of clause (i) or (iii)) the following obligations of Parent following the valid termination of the Merger Agreement: (i) the termination fee payable by Parent under certain circumstances, if, when and as due, as well as up to $2,000,000 in costs incurred by U.S. Silica in collecting the termination fee and interest from the date the termination fee is required to be paid, if applicable; (ii) up to $1,000,000 in certain expense reimbursement or indemnity obligations that may be owed by Parent in connection with U.S. Silica’s cooperation efforts for the debt financing and transition planning; and (iii) up to $87,300,000 in recovery for damages (solely to the extent proven) as a result of Parent’s willful and material breach or fraud before the closing with respect to Parent’s representations, warranties, covenants or other agreements in the Merger Agreement, in each case, on the terms and subject to the conditions set forth in the Merger Agreement.

Appraisal Rights

General

If the Merger is consummated, record holders and beneficial owners of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is accessible, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and incorporated by reference herein. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to (i) a “stockholder” are to the record holder of Shares unless otherwise expressly noted therein or herein, (ii) “beneficial owner” are to a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person unless otherwise expressly noted therein or herein, and (iii) a “person” are to an individual, corporation, partnership, unincorporated association or other entity.

Under Section 262, if the Merger is consummated, stockholders and beneficial owners who (a) properly deliver a written demand for appraisal of their Shares before the taking of the vote on the Merger Proposal, (b) do not submit a proxy or otherwise vote in favor of the Merger, (c) continuously hold of record or beneficially own, as applicable, such Shares upon the making of a demand under clause (a) through the Effective Time, (d) do not thereafter withdraw their demand for appraisal or otherwise lose their appraisal rights in each case in accordance with the DGCL and (e) otherwise meet the criteria and strictly follow the procedures set forth in Section 262, will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the Delaware Court of Chancery (subject, in the case of interest payments, to any voluntary cash payments made by the Surviving Corporation pursuant to subsection (h) of Section 262). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award from the Effective Time through the date the judgment is paid will be compounded quarterly and will accrue at five percent (5%)

over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period; provided that, if at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (1) the difference, if any, between the amount so paid and the “fair value” of the Shares as determined by the Delaware Court of Chancery and (2) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Stockholders and beneficial owners who are considering seeking appraisal should be aware that the fair value of their Shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the Merger Consideration payable pursuant to the Merger Agreement if they did not seek appraisal of their Shares.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for approval and adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available and include in the notice either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes U.S. Silica’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 of the DGCL may be accessed, without subscription or cost, at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any stockholder or beneficial owner who wishes to exercise appraisal rights or who wishes to preserve such person’s right to do so should review the following summary and Section 262 of the DGCL carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders and beneficial owners who assert appraisal rights unless (a) the total number of Shares held by stockholders or beneficial owners who have become entitled to appraisal rights as determined by the Delaware Court of Chancery exceeds one percent (1%) of the outstanding Shares eligible for appraisal or (b) the value of the aggregate Merger Consideration i for such Shares entitled to appraisal exceeds $1 million. Because of the complexity of the procedures for exercising the right to seek appraisal of Shares, U.S. Silica believes that if a stockholder or beneficial owner is considering exercising appraisal rights, that person should seek the advice of legal counsel. A stockholder or beneficial owner who loses his, her, its or their appraisal rights will be entitled to receive the Merger Consideration as described in the Merger Agreement upon surrender of the certificates that formerly represented such Shares.

Stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their Shares must fully comply with Section 262 of the DGCL, which means doing, among other things, ALL of the following:

•	the person must not submit a proxy or otherwise vote in favor of the Merger Proposal;

•

the person must deliver to U.S. Silica a written demand for appraisal before the vote on the Merger Proposal at the Special Meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the approval and adoption of the Merger Agreement. Voting against or failing to vote for the approval and adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder or beneficial owner, as applicable, and the intention of such person to demand appraisal of his, her, its or their Shares. A stockholder’s or beneficial owner’s failure to make a written demand for appraisal before the vote with respect to the Merger is taken will constitute a waiver of appraisal rights;

•

the person must continuously hold the Shares from the date of making the demand through the Effective Time (a stockholder or beneficial owner, as applicable, will lose appraisal rights if the stockholder transfers the Shares before the Effective Time); and

•

the person, another stockholder or beneficial owner who has properly demanded appraisal rights and is otherwise entitled to appraisal rights or the Surviving Corporation must file a petition in the Delaware

Court of Chancery requesting a determination of the fair value of the Shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your Shares.

Making a Written Demand

Any stockholder or beneficial owner wishing to exercise appraisal rights must deliver to U.S. Silica, before the vote on the Merger Proposal at the Special Meeting, a written demand for the appraisal of the stockholder’s or beneficial owner’s Shares. The person making the written demand must be a stockholder of record or a beneficial owner, as applicable, on the date the written demand for appraisal is made, and such person must continue to hold or beneficially own, respectively, the Shares as to which such demand relates through the effective date of the Merger.

A person wishing to exercise appraisal rights must not vote or submit a proxy in favor of the Merger Proposal either virtually during the Special Meeting or by proxy. In the case of a holder of record of Shares, a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will cause a stockholder to lose the stockholder’s right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. In the case of a beneficial owner, brokers, banks and other nominees that hold Shares in “street name” for their customers do not have discretionary authority to vote those Shares on the Merger Proposal without specific voting instructions from the beneficial owner on such proposal, but such brokers, banks or other nominees will vote such Shares as instructed if the beneficial owner provides such instructions. If a beneficial owner of Shares held in “street name” instructs such person’s broker, bank, trust, or other nominee to vote such person’s Shares in favor of the Merger Proposal, and does not revoke such instruction prior to the vote on the Merger Proposal, then such Shares will be voted in favor of the approval and adoption of the Merger Agreement, and it will cause such beneficial owner to lose his, her, its or their right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a beneficial owner who wishes to exercise appraisal rights must either not provide any instructions to such person’s broker, bank, trust, or other nominee how to vote on the Merger Proposal or must instruct such broker, bank, trust, or other nominee to vote against the approval and adoption of the Merger Agreement or abstain from voting on such proposal. Neither voting against the Merger Proposal nor abstaining from voting or failing to vote on the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal. A proxy or vote against the Merger Proposal will not constitute a demand. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the Merger Proposal at the Special Meeting will cause such person to lose its appraisal rights in connection with the Merger.

A demand for appraisal made by a stockholder or beneficial owner should be executed by or on behalf of the holder of record or beneficial owner, as applicable, and must reasonably inform U.S. Silica of the identity of such stockholder or beneficial owner. In addition, in the case of a demand for appraisal of such beneficial owner, the demand must also (a) reasonably identify the holder of record of the Shares for which the demand is made, (b) be accompanied by documentary evidence of the beneficial owner’s ownership of stock (such as a brokerage or securities account statement containing such information or a letter from the broker or other record holder of such Shares confirming such information) and a statement that such documentary evidence is a true and correct copy of what it purports to be and (c) provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation under Section 262 of the DGCL and the verified list required by subsection (f) of Section 262 (discussed further below). Whether made by a stockholder or a beneficial owner, a written demand for appraisal must state that the person intends thereby to demand appraisal of the person’s

Shares in connection with the Merger. If the Shares are held of record or beneficially owned in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of such holder of record or beneficial owner in such capacity, and if the Shares are held of record or beneficially owned by more than one person, such as in a joint tenancy or a tenancy in common, the demand should be executed by or on behalf of all such joint holders of record or beneficial owners. An authorized agent, including an authorized agent for two or more joint stockholders or beneficial owners, may execute a demand for appraisal on behalf of a holder of record or beneficial owner; however, the agent must identify the record holder or holders or beneficial owner or owners, respectively, and should expressly disclose that, in executing the demand, the agent is acting as agent for the record holder or holders or beneficial owner or owners, as applicable.

All written demands for appraisal pursuant to Section 262 of the DGCL should be mailed or delivered to:

U.S. Silica Holdings, Inc.

24275 Katy Freeway, Suite 600

Katy, TX 77494

Attention: Corporate Secretary

Any stockholder or beneficial owner who has delivered a written demand to U.S. Silica and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his or her or its demand for appraisal in respect of some or all of such person’s Shares and accept the Merger Consideration with respect to the Shares subject to the withdrawal by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal within 60 days after the Effective Time. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of such court and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262; provided, however, that this shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal in respect of some or all of such person’s Shares and accept the Merger Consideration with respect to the Shares subject to the withdrawal within 60 days after the Effective Time.

Notice by the Surviving Corporation

If the Merger is consummated, within 10 days after the Effective Time, the Surviving Corporation will notify each stockholder who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the Merger Proposal, and any beneficial owner who has properly demanded appraisal in such person’s name pursuant to Section 262 of the DGCL, of the date that the Merger has become effective.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, the Surviving Corporation or any stockholder or beneficial owner who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the Shares held by all persons entitled to appraisal. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The Surviving Corporation is under no obligation, and has no present intention, to file such a petition, and stockholders and beneficial owners should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the Shares. Accordingly, any stockholders or beneficial owners of Shares who desire to have their Shares appraised by the Delaware Court of Chancery should assume that they will be responsible for filing a petition for appraisal with the Delaware Court of Chancery in the manner prescribed in Section 262. The failure of a stockholder or beneficial owner to file such a petition for appraisal within the period specified in Section 262 will nullify the person’s previous written demand for appraisal.

Within 120 days after the Effective Time, any stockholder or beneficial owner who has complied with the requirements for the exercise of appraisal rights, will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of Shares not voted in favor of the Merger Proposal and with respect to which U.S. Silica received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such Shares (provided that, in the case of a demand made by a beneficial owner in such person’s name, the record holder of such Shares shall not be considered a separate stockholder holding such Shares for purposes of such aggregate number). The Surviving Corporation must mail this statement to the requesting person within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by a stockholder or beneficial owner and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file in the office of the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal of their Shares and with whom agreements as to the value of their Shares have not been reached. After notice to the stockholders and beneficial owners as may be required by the Delaware Court of Chancery, the Delaware Court of Chancery will determine those persons who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal of their Shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any person fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such person.

Determination of Fair Value

After determining the persons entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will determine the “fair value” of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. The Delaware Supreme Court has indicated that transaction price is one of the relevant factors the Delaware Court of Chancery may consider in determining “fair value” and that absent deficiencies in the sale process the transaction price should be given “considerable weight.” Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders and beneficial owners considering seeking appraisal should be aware that the fair value of their Shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their Shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although U.S. Silica believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders and beneficial owners should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither U.S. Silica nor Parent anticipates offering more than the Merger Consideration to any person exercising appraisal rights. Each of U.S. Silica and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a Share is less than the Merger Consideration.

Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment; provided that if at any time before the Delaware Court of Chancery enters judgment in the appraisal proceeding, the Surviving Corporation pays to each stockholder entitled to appraisal an amount in cash, interest will accrue after the time of such payment only on the amount that equals the sum of (a) the difference, if any, between the amount so paid and the “fair value” of the Shares as determined by the Delaware Court of Chancery and (b) any interest accrued prior to the time of such voluntary payment, unless paid at such time. The Surviving Corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the list filed by the Surviving Corporation of persons who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may order that all or a portion of the expenses, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all Shares entitled to appraisal not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of jurisdiction under Subsection (k) of Section 262. In the absence of such an order, each party bears its own expenses.

If any stockholder or beneficial owner who demands appraisal of his, her, its, or their Shares under Section 262 of the DGCL fails to perfect, or loses or successfully withdraws, such person’s right to appraisal, the person’s Shares will be deemed to have been converted at the Effective Time into the Merger Consideration, less applicable withholding taxes. A person will fail to perfect, or effectively lose or withdraw, the person’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time or if the stockholder or beneficial owner, as applicable, delivers to the Surviving Corporation a written withdrawal of the person’s demand for appraisal in respect to some or all of such person’s Shares and an acceptance of the Merger Consideration with respect to the Shares subject to withdrawal in accordance with Section 262.

From and after the Effective Time, no person who has demanded appraisal rights will be entitled to vote their Shares for any purpose, or to receive payment of dividends or other distributions on the Shares, except dividends or other distributions on the person’s Shares, if any, payable to stockholders of record as of a time prior to the Effective Time.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of statutory appraisal rights. Consequently, any stockholder or beneficial owner wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

STOCKHOLDERS AND BENEFICIAL OWNERS WHO VOTE SHARES IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE MERGER CONSIDERATION.

To the extent there are any inconsistences between the foregoing summary, on the one hand, and Section 262 of the DGCL, on the other hand, Section 262 of the DGCL will govern.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders and non-U.S. holders (each as defined below) of Shares who receive cash in exchange for Shares pursuant to the Merger. This discussion is for general informational purposes only and does not purport to be a complete analysis of all potential tax consequences of the Merger. The tax consequences of the Merger under U.S. federal tax laws other than those pertaining to income tax, such as estate and gift tax laws, and any applicable state, local and non-U.S. tax laws are not discussed herein. This discussion is based on the Code, the Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date of this proxy statement. These authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statements and conclusions set forth in this discussion. The U.S. federal income tax laws are complex and subject to varying interpretation. We have not sought, and do not intend to seek, any rulings from the IRS with respect to the statements made and the conclusions reached in the following discussion. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Merger.

This discussion is limited to U.S. Silica Stockholders who hold such Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	mutual funds;

•	brokers or dealers in securities or non-U.S. currencies;

•	traders in securities who elect the mark-to-market method of accounting;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes, “S corporations” or other pass-through entities (and investors therein);

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell their Shares under the constructive sale provisions of the Code;

•	persons who own (or are treated as owning) or have owned (or have been treated as owning), actually or constructively, more than 5% of the shares of U.S. Silica stock (by vote or value);

•	persons who own an equity interest, actually or constructively, in Parent or, following the Merger, the Surviving Corporation;

•	persons who hold or received their Shares pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

This discussion also does not address the U.S. federal income tax consequences to U.S. Silica Stockholders who exercise appraisal rights in connection with the Merger under the DGCL.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding Shares and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the Merger to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX OR LEGAL ADVICE. U.S. SILICA STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. holder” is any beneficial owner of Shares that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) that is subject to the primary supervision of a U.S. court and all the substantial decisions of which are controlled by one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (ii) that has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Effect of the Merger

The receipt of cash by a U.S. holder in exchange for Shares in the Merger will generally be a taxable transaction for U.S. federal income tax purposes. The amount of any taxable gain or loss realized by a U.S. holder who receives cash for Shares in the Merger will generally equal the difference, if any, between the amount of cash received for such Shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such Shares. A U.S. holder’s adjusted tax basis in a Share will generally be equal to the amount the U.S. holder paid for such Share. The amount and character of such gain or loss and the holding period of Shares will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) exchanged for cash in the Merger. Any gain or loss realized by a U.S. holder upon the receipt of cash in exchange for a Share in the Merger will generally be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held such Share for more than one year at the Effective Time. Otherwise, such gain or loss will be short-term capital gain or loss. Short-term capital gain is subject to U.S. federal income tax at the same rates as ordinary income. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, are generally taxable at a lower rate. The deductibility of net capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments made to a U.S. holder in exchange for Shares pursuant to the Merger may be subject to information reporting to the IRS and backup withholding (currently at a rate of 24%). Such payments will not be subject to backup withholding if the U.S. holder (i) completes and returns to the paying agent a properly executed IRS Form W-9 included in the letter of transmittal certifying that the U.S. holder is a United States person, the taxpayer identification number provided is correct and that the U.S. holder is not subject to backup withholding or (ii) otherwise establishes an exemption. Certain U.S. holders (including corporations) are not subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of Shares that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Effect of the Merger

A non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized on the receipt of cash in exchange for Shares in the Merger unless any of the following situations apply:

•

The gain is income effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment or, in the case of an individual, a fixed base, maintained by the non-U.S. holder in the United States). Such gain generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. holder, and, if the non-U.S. holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•

The non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of Shares in the Merger and certain other requirements are met. Such a non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain realized on the receipt of cash in exchange for Shares in the Merger, which may be offset by U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses;

•

At the time of the Merger, the Shares are a United States real property interest (“USRPI”) by reason of U.S. Silica being a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes or having been a USRPHC at any time during the shorter of the five-year period ending on the date of the Merger or the non-U.S. holder’s holding period for its Shares, and the non-U.S. holder owned (actually or constructively) more than five percent of the total fair market value of the outstanding Shares at any time during such applicable period. Although there can be no assurances in this regard and U.S. Silica has not made a definitive determination, U.S. Silica believes that it is not currently a USRPHC and has not been a USRPHC during the five-year period ending on the date of the

Merger (the “Applicable Period”). Generally, a corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Even if U.S. Silica is or was a USRPHC during the five-year period ending on the date of the Merger, gain realized by a non-U.S. holder on the receipt of cash in exchange for Shares in the Merger will not be subject to U.S. federal income tax as gain resulting from the disposition of a USRPI if the Common Stock continues to be treated as regularly traded on the NYSE at the time of the Merger and such non-U.S. holder owned (actually or constructively) five percent or less of the total fair market value of the outstanding Shares during the Applicable Period. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible consequences to them if we are a USRPHC.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments made to non-U.S. holders in exchange for Shares pursuant to the Merger may be subject to information reporting to the IRS and backup withholding (currently at a rate of 24%). A non-U.S. holder generally will not be subject to information reporting and backup withholding if the non-U.S. holder (i) provides the paying agent with a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI (or successor form), as the case may be, certifying under penalties of perjury the holder’s non-U.S. status (and the paying agent does not have actual knowledge or reason to know that the holder is a United States person) or (ii) otherwise establishes an exemption.

Copies of information returns that are filed with the IRS may be made available under the provisions of an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

The discussion above of material U.S. federal income tax consequences is not intended to constitute a complete description of all tax consequences relating to the Merger. This summary is for general information purposes only and is not tax or legal advice. Because individual circumstances may differ, each holder should consult their tax advisor regarding the applicability of the rules discussed above to the holder and the particular tax effects to the holder of the Merger in light of such holder’s particular circumstances, including the tax consequences arising under the U.S. federal estate or gift tax rules, or through the application of any state, local or non-U.S. tax laws or any applicable income tax treaty.

Regulatory Filings

General

U.S. Silica, Parent and Merger Sub have agreed to use their reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under the Merger Agreement and applicable law to obtain the required regulatory approval, namely the expiration or termination of the applicable waiting period under the HSR Act, and to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable. In addition, Parent and U.S. Silica have agreed to file with the FCC all forms and applications required to be filed under the Communications Act of 1934 and the rules and regulations thereunder in order to seek consent to the transfer of control of U.S. Silica’s FCC licenses to Parent, and to cooperate to take all actions necessary, proper or advisable to obtain such consent.

Except as prohibited by law, each of U.S. Silica, Parent and Merger Sub have agreed to use reasonable best efforts to (i) cooperate reasonably with each other in connection with filings or submissions under the HSR Act or other antitrust laws in connection with the transactions contemplated by the Merger Agreement or any investigation or other inquiry by or before a governmental entity in connection with the transactions contemplated by the Merger Agreement; (ii) promptly inform the other parties of material communications received from the FTC, the DOJ or any other similar governmental entity; (iii) consult with each other prior to taking any material position with respect to the filings under the HSR Act or other antitrust laws; (iv) permit the other parties’ legal counsel to review and discuss in advance any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any governmental entity with respect to filings under the HSR Act; (v) coordinate with the other parties’ legal counsel in preparing and exchanging such information and promptly provide the other parties’ legal counsel with copies of all filings, presentations or material submissions made by such party with any governmental entity relating to the Merger Agreement or the transactions contemplated thereby under the HSR Act or other antitrust laws; and (vi) to the extent permitted by the governmental entity, participate in material discussions related to obtaining clearances required in connection with the transactions contemplated by the Merger Agreement. Parent will, with prior notice to and consultation of U.S. Silica, and taking U.S. Silica’s views into account in good faith, control and lead all communications and strategy on behalf of the parties relating to the HSR Act and any antitrust law.

If and to the extent necessary to obtain any approval required under the HSR Act or any antitrust law for the closing of the Merger or to avoid the entry of or have lifted or terminated any order restraining or enjoining the Merger, Parent will (i) propose, negotiate and offer to commit and to effect, by consent decree, hold separate order or otherwise, (A) the sale or other disposition of any assets or businesses of U.S. Silica and its subsidiaries; (B) behavioral limitations on the assets or businesses of U.S. Silica and its subsidiaries; and (C) the termination, modification, transfer or other action with respect to any existing relationships and contractual rights and obligations of U.S. Silica and its subsidiaries; and (ii) otherwise offer to take any action that it is capable of taking and, if the offer is accepted, take such action, that limits or affects its freedom of action. Notwithstanding the foregoing, none of Parent, Merger Sub, U.S. Silica or any of their subsidiaries is required to take any of the foregoing actions to the extent such actions would have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations or financial condition of U.S. Silica. In addition, notwithstanding the foregoing, nothing will require Apollo or certain of its related persons or entities, or require Parent or Merger Sub to cause Apollo or any such person or entity, to take any of the foregoing actions (or any action with respect to any business, product line or asset other than of U.S. Silica and its subsidiaries).

HSR Act and U.S. Antitrust Matters

The Merger is subject to the HSR Act. Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the Merger cannot be completed until Apollo and U.S. Silica each file a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period thereunder has expired or been terminated. Apollo and U.S. Silica submitted these notifications on May 10, 2024, and based on that filing date, the applicable waiting period under the HSR Act will expire on June 10, 2024, absent a request for additional information from the FTC or the DOJ pursuant to the HSR Act.

At any time before or after consummation of the Merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or seeking to require the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

THE MERGER AGREEMENT

(THE MERGER PROPOSAL)

The following summary describes certain material provisions of the Merger Agreement. This summary and descriptions of the Merger Agreement elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

The Merger Agreement and the summary of terms included in this proxy statement have been prepared to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about U.S. Silica contained in this proxy statement or in U.S. Silica’s public filings with the SEC, as described in “Where You Can Find More Information” on page 126 of this proxy statement, may supplement, update or modify the factual disclosures about U.S. Silica contained in the Merger Agreement and in this summary. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates and solely for the benefit of parties to the Merger Agreement, and:

•

were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement instead of establishing these matters as facts;

•

may be subject to important qualifications, limitations and supplemental information agreed among the parties to the Merger Agreement in connection with the negotiation of the Merger Agreement, which are not reflected in the Merger Agreement itself;

•	may no longer be true as of a given date;

•	may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other stockholders and reports and documents filed with the SEC; and

•	may be subject, in some cases, to other exceptions and qualifications, including exceptions that do not result in, and would not reasonably be expected to have, a Company Material Adverse Effect.

Except as expressly stated in the Merger Agreement, U.S. Silica Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of U.S. Silica, Parent or Merger Sub or any of their respective affiliates or businesses. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of U.S. Silica, Parent or Merger Sub because the parties may take certain actions that are either expressly permitted in the confidential disclosure schedules to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without notice to the public. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation or warranty may not be included in this proxy statement. Accordingly, the representations, warranties, covenants and other provisions of the Merger Agreement or any description of such provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement, as well as the disclosures in U.S. Silica’s periodic and current reports, proxy statements and other documents filed with the SEC. See “Where You Can Find More Information” on page 126 of this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into U.S. Silica, with U.S. Silica continuing as the Surviving Corporation and as a wholly owned subsidiary of Parent from and after the Effective Time.

At the Effective Time, by virtue of the Merger and without the necessity of further action by U.S. Silica or any other entity or person, the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety in the form set forth as Exhibit A to the Merger Agreement and as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law (and in accordance with Parent’s and the Surviving Corporation’s obligations described in “The Merger—Interests of the Directors and Officers of U.S. Silica in the Merger” on page 66 of this proxy statement). The bylaws of Merger Sub in effect immediately prior to the Effective Time will be the form of bylaws of the Surviving Corporation as of the Effective Time, until amended in accordance with applicable law (and in accordance with Parent’s and the Surviving Corporation’s obligations described in “The Merger—Interests of the Directors and Officers of U.S. Silica in the Merger” on page 66 of this proxy statement).

At the Effective Time, by virtue of the Merger and without the necessity of further action by U.S. Silica or any other person, the board of directors of Merger Sub immediately prior to the Effective Time (or such other individuals designated by Parent as of the Effective Time) will become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of U.S. Silica immediately prior to the Effective Time, from and after the Effective Time, will continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Merger Consideration

Common Stock

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares), will be converted automatically into the right to receive the Merger Consideration, payable to the holder in cash, without interest, subject to any applicable withholding of taxes required by law, upon surrender of the certificates or book-entry Shares (in accordance with the Merger Agreement). All Shares converted into the right to receive the Merger Consideration will be automatically cancelled and shall represent only the right to receive the Merger Consideration, in cash, without interest, subject to any applicable withholding of taxes.

Outstanding Equity Awards

At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time will, automatically and without any action on the part of Parent, U.S. Silica or the holder thereof, vest in full and be cancelled, with the holder of such Company PSU becoming entitled to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the number of Shares subject to the Company PSU immediately prior to the Effective Time, multiplied by (y) the Merger Consideration. For purposes of determining the number of Shares subject to a Company PSU immediately prior to the Effective Time: (A) in the case of TSR Company PSUs, the number of Shares will be based on the greater of the target level and the actual level of performance measured as of the Measurement Date and using the value of the Merger Consideration as U.S. Silica’s “ending stock price” for calculating performance; and (B) in the case of ACF Company PSUs, the number of Shares will be based on (1) actual performance for performance periods that have been completed as of the Measurement

Date, (2) the greater of the target level and the actual level of performance measured as of the Measurement Date in respect of performance periods that are ongoing as of the Measurement Date and (3) target performance in respect of performance periods that have not commenced as of the Measurement Date.

At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time will, automatically and without any action on the part of Parent, U.S. Silica or the holder thereof, vest in full and be cancelled, with the holder of such Company RSU becoming entitled to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the number of Shares subject to the Company RSU immediately prior to the Effective Time, multiplied by (y) the Merger Consideration.

At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time will, automatically and without any action on the part of Parent, U.S. Silica or the holder thereof, be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the excess, if any, of the Merger Consideration over the per Share exercise price of such Company Option, multiplied by (y) the number of Shares covered by such Company Option immediately prior to the Effective Time. If the per Share exercise price of such Company Option equals or exceeds the Merger Consideration, such Company Option shall be cancelled for no consideration.

Termination of Company Equity Plan

As of the Effective Time, the Company Equity Plan will immediately terminate and no further Company Options, Company PSUs or Company RSUs (collectively, “Company Awards”) or other awards or rights with respect to Shares will be granted thereunder. As soon as practicable (and in any event within 10 business days) following the Effective Time, Parent will, or will cause the Surviving Corporation to, pay (through its payroll system in the case of employees) all amounts payable as described above in “—Merger Consideration—Outstanding Equity Awards” to the former holders of Company Options, Company RSUs and Company PSUs, as applicable, or at such later time as required under Section 409A of the Code.

Payment for Securities; Surrender of Certificates

At or prior to the Effective Time, Parent will designate a nationally recognized bank or trust company to act as the paying agent (the identity and terms of appointment of which will be reasonably acceptable to U.S. Silica) for purposes of effecting the payment of the Merger Consideration in connection with the transactions contemplated by the Merger Agreement. Subject to the occurrence of the closing of the Merger, U.S. Silica will pay, or cause to be paid, the fees and expenses of the paying agent. At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with the paying agent a cash amount that, when taken together with available cash of U.S. Silica and its subsidiaries that is deposited with the paying agent at the Effective Time, is sufficient to pay the aggregate Merger Consideration to which U.S. Silica Stockholders shall be entitled at the Effective Time pursuant to the Merger Agreement. In the event such deposited funds, when taken together with available cash of U.S. Silica and its subsidiaries that is deposited with the paying agent at the Effective Time, are insufficient to make the payments for the purposes of effecting the payment of the Merger Consideration, Parent will promptly deposit, or cause to be deposited, with the paying agent additional funds to ensure that the paying agent has sufficient funds to make such payments.

As soon as practicable after the Effective Time (and in no event later than three business days after the Effective Time), the Surviving Corporation will cause the paying agent to mail to each person that was, immediately prior to the Effective Time, a holder of record of Shares represented by a stock certificate, which Shares were converted into the right to receive the Merger Consideration at the Effective Time, a letter of transmittal and instructions for effecting the surrender of the stock certificates (or affidavits of loss in lieu of the stock certificates) in exchange for payment of the Merger Consideration. Upon surrender of a stock certificate (or affidavit of loss) to the paying agent, together with delivery of an executed letter of transmittal, the paying agent will transmit to the holder of such stock certificates the Merger Consideration for each Share formerly represented by such stock certificates (subject to any applicable tax withholding), and any such stock certificate so surrendered will be cancelled.

No holder of book-entry Shares will be required to deliver a stock certificate or, in the case of holders of book-entry Shares held through The Depository Trust Company, an executed letter of transmittal to the paying agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to the Merger Agreement. In lieu thereof, each holder of one or more book-entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration will automatically upon the Effective Time be entitled to receive, and Parent shall cause the paying agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such book-entry Share, a cash amount in immediately available funds equal to the Merger Consideration (subject to applicable withholding taxes), and such book-entry Shares will be cancelled. As soon as practicable after the Effective Time (and in no event later than three business days after the Effective Time), the Surviving Corporation will cause the paying agent to mail to each person that was, immediately prior to the Effective Time, a holder of record of book-entry Shares not held through The Depository Trust Company a letter of transmittal, which shall be in such form as Parent, U.S. Silica and the paying agent shall reasonably agree prior to the Effective Time, and instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, in accordance with its terms and duly executed, the holder of such book-entry Shares shall be entitled to receive, in exchange for each such book-entry Share, a cash amount in immediately available funds equal to the Merger Consideration (subject to applicable withholding taxes), and such book-entry Shares so surrendered will be cancelled. Payment of the Merger Consideration with respect to book-entry Shares so surrendered will only be made to the person in whose name such book-entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of book-entry shares. Until paid or surrendered as contemplated by the Merger Agreement, each book-entry share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by the Merger Agreement, except for book-entry shares representing Dissenting Shares, which will be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL.

At the Effective Time the stock transfer books of U.S. Silica will be closed and thereafter there will be no further registration of transfers of Shares on the records of U.S. Silica. From and after the Effective Time, the holders of stock certificates and book-entry Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares, except as otherwise provided for in the Merger Agreement or by applicable law. If, after the Effective Time, stock certificates are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as provided in the Merger Agreement.

Any portion of the funds (including any interest received with respect thereto) made available to the paying agent that remains unclaimed by the holders of stock certificates or book-entry Shares on the first anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder of Shares who has not tendered its stock certificates or book-entry Shares for the Merger Consideration in accordance with the Merger Agreement prior to such time will thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for delivery of the Merger Consideration, without interest and subject to any withholding of taxes required by applicable law, in respect of such holder’s surrender of their certificates or book-entry shares. Any portion of the Merger Consideration remaining unclaimed by the holders of stock certificates or book-entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity will, to the extent permitted by applicable law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the paying agent or their respective affiliates will be liable to any holder of a stock certificate or book-entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration made available to the paying agent to pay for Shares for which appraisal rights have been perfected will be returned to the Surviving Corporation, upon demand.

In the event that any stock certificates shall have been lost, stolen or destroyed, the paying agent will issue in exchange for such lost, stolen or destroyed stock certificates, upon the making of an affidavit of that fact by the person claiming such stock certificate is lost, stolen or destroyed, the Merger Consideration. Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed stock certificates to deliver a bond in a reasonable sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the paying agent with respect to the stock certificates alleged to have been lost, stolen or destroyed.

Withholding Rights

U.S. Silica, Parent, Merger Sub, the Surviving Corporation and the paying agent will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the Merger Agreement any amounts required to be deducted and withheld with respect to the making of such payment under the Code or other applicable law.

Completion of the Transaction; Closing

The closing of the Merger will take place (i) at 8:00 a.m. Eastern Time, on the third business day after the satisfaction or waiver of all of the conditions to closing (other than those conditions that by their terms are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions at the closing) or (ii) at such other place, such other time or on such other date as Parent and U.S. Silica may mutually agree in writing. If the Marketing Period (as defined in “—Financing Cooperation” on page 108 of this proxy statement) has not ended at the time of the satisfaction or waiver of the conditions to closing (other than those conditions that by their nature are to be satisfied at the closing of the Merger), then the closing of the Merger will instead take place on the earlier of (a) a business day during the Marketing Period specified by Parent on no less than three business days’ prior written notice to U.S. Silica and (b) the third business day after the final day of the Marketing Period (subject, in the case of each of clause (a) and (b), to the satisfaction or waiver of all of the conditions to closing (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions at the closing). On the closing date, Merger Sub and U.S. Silica will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and will make all other filings required under the DGCL. The Merger will become effective at the time the certificate of merger is duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the certificate of merger (such date and time at which the Merger becomes effective is referred to as the “Effective Time”).

Dissenting Shares

Any Dissenting Shares shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL or other applicable law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any applicable withholding of taxes.

Representations and Warranties

In the Merger Agreement, U.S. Silica has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the confidential disclosure schedules to the Merger Agreement. These representations and warranties relate to, among other things:

•	the due organization, valid existence and good standing of U.S. Silica and each of its subsidiaries;

•	the capitalization of U.S. Silica, including the number of Shares and Company Awards outstanding, and a list of each subsidiary of U.S. Silica together with its jurisdiction of organization;

•

the authority of U.S. Silica to enter into the Merger Agreement and complete the Merger and the other transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against U.S. Silica;

•

the absence of, as a result of the execution, delivery and performance of the Merger Agreement by U.S. Silica, (i) any conflict with or violation of U.S. Silica’s organizational documents, (ii) any conflict with or violation of applicable law, or (iii) any required consent or approval under, or violation, conflict, breach, loss of benefit or default of, any material contract, material permit or material mining rights of U.S. Silica;

•	compliance with SEC filing requirements for U.S. Silica’s SEC filings since January 1, 2022;

•	U.S. Silica’s disclosure controls and procedures and internal control over financial reporting;

•	the absence of specified undisclosed liabilities or obligations;

•	the absence of certain changes and certain events since January 1, 2024;

•	the accuracy of information contained in this proxy statement, as it may be amended or supplemented from time to time;

•	litigation matters;

•	U.S. Silica’s compliance with applicable laws, anticorruption matters, sanctions matters and export, re-export, transfer or import control matters;

•	U.S. Silica’s compliance with applicable permits;

•	employee benefit plans;

•	employee and labor matters;

•	environmental matters;

•	owned and leased real properties;

•	tax matters;

•	matters with respect to certain material contracts;

•	significant customers and significant suppliers;

•	insurance matters;

•	intellectual property and privacy matters;

•	affiliate transactions;

•	mining matters;

•	the absence of undisclosed broker’s fees payable in connection with the Merger; and

•	the opinion of Piper Sandler.

Many of the representations and warranties of U.S. Silica in the Merger Agreement are qualified by the knowledge of certain specified officers and members of senior management or a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a Company Material Adverse Effect).

For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, effect, event, development, state of facts, circumstance, condition or occurrence that, individually or in the aggregate, (a) would or would reasonably be expected to prevent or materially delay the consummation by U.S. Silica of the Merger or the transactions contemplated by the Merger Agreement or (b) has or would reasonably be expected to have a material adverse effect on the business, results of operations, liabilities, assets or condition (financial or otherwise) of U.S. Silica or its subsidiaries, taken as a whole; provided, however that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect:

(i) the execution or delivery of the Merger Agreement, or the announcement of the transactions contemplated by the Merger Agreement (including the identity of Parent or Merger Sub or any affiliate thereof) (including the impact thereof on the relationship of U.S. Silica or any of its subsidiaries with employees, labor unions, financing sources, customers, suppliers, partners or other business relationships), or the compliance with or performance of the obligations under the Merger Agreement (provided that this clause (i) does not apply to (x) U.S. Silica’s and its subsidiaries’ compliance with or performance of the obligations described in “—Conduct of Business Prior to Closing” on page 94 of this proxy statement or (y) any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the announcement, execution, delivery or performance of or compliance with the Merger Agreement, or the Merger and the other transactions contemplated by the Merger Agreement or to the condition for Parent and Merger Sub to effect the Merger contained in the first bullet of “—Conditions to Closing of the Transaction—Conditions to Obligations of Parent and Merger Sub” on page 113 of this proxy statement);

(ii) changes or developments in the general market or economic conditions generally affecting the industries in which U.S. Silica or any of its subsidiaries participate (including the oil and gas industry or the industrial minerals industry), the economy as a whole or the credit, securities, financial, commodities or capital markets in general or the markets in which U.S. Silica and its subsidiaries operate;

(iii) any change after April 26, 2024 in applicable laws or any official interpretation thereof;

(iv) any change after April 26, 2024 in GAAP;

(v) any geopolitical conditions, the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism, rebellion or insurrection and acts of espionage;

(vi) volcanoes, tsunamis, pandemics or disease outbreaks, earthquakes, hurricanes, tornados or other natural disasters (or escalation or worsening of any such events or occurrences or, in the case of pandemics or disease outbreaks, any laws, legally binding pronouncements or legally binding guidelines promulgated by any governmental entity in response thereto);

(vii) any proceeding brought or threatened by U.S. Silica Stockholders arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement asserting allegations of breach of fiduciary duty or violations of securities laws;

(viii) any labor strike, slow down, lockage or stoppage, pending or threatened, by a group of employees of U.S. Silica or any of its subsidiaries and of other companies that is organized by a labor union, works council or other labor organization;

(ix) any failure by U.S. Silica to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded pursuant to another clause of this definition may be taken into account); or

(x) any decline in the trading price or trading volume of the Shares or any change in the ratings or ratings outlook for U.S. Silica or any of its subsidiaries or any of its securities (it being understood that the facts or occurrences giving rise or contributing to such decline or change that are not otherwise excluded pursuant to another clause of this definition may be taken into account).

Any change, effect, event, development, state of facts, circumstance, condition or occurrence referred to in the foregoing clauses (ii), (iii), (iv), (v), (vi) or (viii) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such change has a disproportionately adverse effect on U.S. Silica and its subsidiaries, taken as a whole, as compared to other participants in the industries in which U.S. Silica and its subsidiaries operate, in which case only the incremental disproportionate adverse effect shall be taken into account for the purpose of determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to U.S. Silica that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	the due organization, valid existence and good standing of Parent and Merger Sub;

•

the authority of Parent and Merger Sub to enter into the Merger Agreement and complete the Merger and the other transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against Parent and Merger Sub;

•

the absence of, as a result of the execution, delivery and performance of the Merger Agreement by Parent and Merger Sub, (i) any conflict with or violation of the organizational documents of Parent and Merger Sub, (ii) any conflict with or violation of applicable law, or (iii) any required consent or approval under, breach of, or loss of benefit or default under, any contract or permit of Parent or any subsidiary of Parent, including Merger Sub;

•	the absence of proceedings or orders that would reasonably be expected to have a Parent Material Adverse Effect (as defined below);

•	the delivery, enforceability and terms of the Debt Commitment Letter, Equity Commitment Letter and other documentation related to the Financing;

•	the conditions precedent to the obligations of the Debt Financing Entities and the Equity Investors to provide the Financing;

•

Parent’s belief in its ability to satisfy the terms and conditions in the Debt Commitment Letter and the Equity Commitment Letter (together, the “Commitment Letters”), and in the ability of the Debt Financing Entities and the Equity Investors to perform their respective obligations thereunder;

•	other contracts to which Parent is a party relating to the Commitment Letters or the Financing;

•

the ability of the aggregate proceeds contemplated by the Commitment Letters to provide Parent with cash proceeds sufficient to satisfy all of Parent’s and Merger Sub’s obligations under the Merger Agreement and the Commitment Letters;

•

the absence of financing (including the Financing) or receipt or availability of funds as a condition to Parent’s, Merger Sub’s or any of their respective affiliates’ obligations under the Merger Agreement;

•	the delivery and enforceability of the Limited Guarantee;

•	the Equity Investors’ ability to satisfy the obligations guaranteed under the Limited Guarantee;

•	certain representations with regard to this proxy statement;

•	the solvency of the Surviving Corporation;

•	the ownership of Merger Sub;

•	the absence of any financial advisor, broker or finder’s fees or commissions payable in connection with the Merger for which U.S. Silica would be responsible;

•	the ownership of Common Stock or other equity interests by Parent, Merger Sub and Parent’s affiliates; and

•	the absence of certain arrangements between Parent, Merger Sub or any of the Guarantors with any member of U.S. Silica’s management or the Board or any beneficial owner of Common Stock.

Many of the representations and warranties of Parent and Merger Sub in the Merger Agreement are qualified by the knowledge of the officers and directors of Parent and Merger Sub or a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a Parent Material Adverse Effect).

For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any change, effect, event, development, state of facts, circumstance, condition or occurrence that would have a material adverse effect on Parent’s or Merger Sub’s ability to timely consummate the Merger.

None of the representations and warranties in the Merger Agreement will survive the completion of the Merger.

Conduct of Business Prior to Closing

Certain covenants in the Merger Agreement restrict the conduct of U.S. Silica’s and its subsidiaries’ business between the date of the Merger Agreement and the Effective Time. Except (i) as expressly contemplated or required by the Merger Agreement; (ii) as required by applicable law; (iii) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed); or (iv) as set forth on the confidential disclosure schedules to the Merger Agreement, (x) U.S. Silica shall, and shall cause its subsidiaries to, use reasonable best efforts to (I) conduct its operations in the ordinary course of business consistent with past practice and (II) (A) preserve the goodwill of U.S. Silica and its subsidiaries and keep intact their respective material assets, properties and contracts, (B) keep available the services of its current officers and key employees, and (C) preserve the current relationships with key customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors, partners, service providers (including transload and transportation providers), governmental entities and other persons with whom U.S. Silica and its subsidiaries have significant business relationships and (y) U.S. Silica shall not, and shall cause its subsidiaries not to:

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issue, sell, distribute, assign, transfer, grant, pledge, hypothecate, dispose of or otherwise encumber any shares of capital stock of, or other equity interest in, U.S. Silica or any of its subsidiaries or any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities of U.S. Silica or any of its subsidiaries, other than the issuance of shares upon the settlement of Company Awards outstanding as of the date of the Merger Agreement or grants of Company RSUs covering up to 100,000 shares in the aggregate made in the ordinary course of business consistent with past practice in connection with new hires and promotions otherwise permitted under the Merger Agreement;

•	merge or consolidate U.S. Silica or any of its subsidiaries with any other person or entity;

•

acquire any other person or any material assets or business (including any division or line of business thereof) or properties of any other person or make any investment in any person, other than (i) an investment in any wholly owned subsidiary of U.S. Silica or (ii) acquisitions of inventory, raw materials, equipment, spare parts and other business supplies, in each case, in the ordinary course of business;

•	effect any recapitalization, reclassification, in-kind dividend, equity split or similar change in capitalization;

•	amend its certificate or articles of incorporation or limited liability company agreements (or equivalent organizational documents);

•

make, declare or pay any dividend or other distribution with respect to any equity interests or redeem or purchase any equity interests, except (i) among wholly owned subsidiaries of U.S. Silica or (ii) the acceptance of Shares, or withholding of Shares otherwise deliverable, to satisfy withholding taxes incurred in connection with the exercise, vesting and/or settlement of Company Awards;

•

sell, assign, transfer, convey, lease or otherwise dispose of or create any lien on any of U.S. Silica’s or its subsidiaries’ material assets or properties (subject to certain exceptions, including sales of inventory or products or obsolete equipment in the ordinary course of business);

•

sell, assign, transfer, permit to lapse, waive any rights under, abandon or license any owned material intellectual property, other than non-exclusive licenses to customers in connection with their receipt of goods or services from U.S. Silica granted in the ordinary course of business consistent with past practice;

•

enter into or renew any contracts with any holder of five percent (5%) or more of the Shares or any present or former director, officer, employee or affiliate of U.S. Silica or any of its subsidiaries or into any contract with an “immediate family member” (within the meaning of Item 404 of Regulation S-K promulgated by the SEC) of any of the foregoing;

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disclose or permit to disclose any trade secrets or confidential information to any person, other than in the ordinary course of business consistent with past practice to persons under a contractual obligation to maintain the confidentiality of such information;

•

make any capital investment, capital contribution, loan or advance to, or guaranty for the benefit of, any entity other than(i) to or in any wholly owned subsidiary of U.S. Silica in the ordinary course of business or (ii) advances to directors, officers and other employees for travel and other reimbursable expenses incurred in the ordinary course of business or advances to customers in the ordinary course of business;

•

incur, assume, endorse, guarantee or otherwise become liable for any indebtedness or guarantee any indebtedness, subject to certain exceptions, including (i) borrowings under U.S. Silica’s existing credit facilities or issuances of commercial paper for working capital purposes in excess of $25,000,000 in the aggregate; (ii) indebtedness between or among U.S. Silica and its wholly owned subsidiaries in the ordinary course of business consistent with past practice; (iii) guarantees by U.S. Silica or its wholly owned subsidiaries of indebtedness of U.S. Silica or its wholly owned subsidiaries (incurred in compliance with the terms of the Merger Agreement) and (iv) indebtedness arising solely from a change in GAAP;

•	cancel, release, waive, forgive, assign or amend the terms of any indebtedness existing on April 26, 2024 other than at the request of Parent or Merger Sub;

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except as required by law or the terms of any collective bargaining agreement or benefit plan, and subject to certain exceptions, (i) increase the compensation or benefits payable or provided (or that may become payable or provided) to any current or former employee or other service provider of U.S. Silica, (ii) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of any compensation or benefits, (iii) grant any new Company Awards, equity-based or other long term incentive awards, or amend or modify the terms of any outstanding Company Awards, equity-based or other long-term incentive awards, (iv) pay or agree to pay to any current or former employee or other service provider any severance, retention, change in control compensation, pension or retirement allowance, (v) enter into any new or amend any existing, employment or severance or termination agreement with any current or former employee or other service provider; or (vi) establish any new U.S. Silica benefit plan or materially amend or terminate any U.S. Silica benefit plan;

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hire or terminate the employment of any employee (other than “for cause”), except for hiring or terminating employees with annual aggregate target cash compensation (consisting of the sum of annual base salary and annual target bonus) less than $250,000 in the ordinary course of business;

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make, change or revoke any tax election (whether an entity classification election under Treasury Regulations Section 301.7701-3 or otherwise), adopt or change any tax accounting period or tax accounting method, amend any material tax return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provisions of state, local or non-U.S. tax law) with any governmental entity with respect to a material amount of taxes, request any ruling or administrative relief from any governmental entity with respect to a material amount of taxes, settle any tax claim, audit or assessment, agree to an extension or waiver of the statute of limitations with respect to any material amount of taxes (except for automatic extensions in the ordinary course of business) or surrender any right to claim a material tax credit or refund, offset or other reduction of taxes;

•

settle, release, waive, or compromise any claim, or other pending or threatened proceedings by or before a governmental entity unless such settlement, release, waiver or compromise (i) involves solely monetary payments that do not exceed $250,000 individually or $3,500,000 in the aggregate (after taking into account insurance coverage maintained by U.S. Silica or its subsidiaries that will cover such settlement, release or compromise), (ii) does not impose any material restriction on the business of U.S. Silica or its subsidiaries, (iii) does not involve an admission of guilt or liability by U.S. Silica or its subsidiaries, (iv) does not relate to any litigation by U.S. Silica Stockholders in connection with the Merger Agreement or the transactions contemplated thereunder, or (v) is not with respect to a proceeding in which a governmental entity is adverse to U.S. Silica or any of its subsidiaries;

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subject to certain exceptions, (i) terminate or amend in any material respect, (x) any lease, landlord lease or material mining property lease, or (y) any material contract, (ii) enter into any contract that would be a material contract if entered into before April 26, 2024 or enter into any new material lease, or (iii) waive any material right under or release or settle any material claim under any material contract or material lease;

•	amend any material permits in any material respect or terminate or allow to lapse any material permits, except as required by applicable law or any renewal in the ordinary course of business;

•	enter into, extend, amend or terminate any material interest rate, currency, equity, commodity or other swaps, hedges, derivatives, forward sales contracts or other similar financial instruments;

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participate in or enter into any contracts in respect of any programs sponsored or financed by any governmental entities that obligate U.S. Silica to incur expenses in excess of $200,000 in the aggregate;

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subject to certain exceptions, modify, renew, extend or enter into any collective bargaining agreement or other contract with any labor union, labor organization, works council or recognize or certify any labor union works council of U.S. Silica or its subsidiaries;

•	adopt a plan or agreement of complete or partial liquidation or dissolution of U.S. Silica or any of its subsidiaries;

•	enter into any new line of business or wind down any existing line of business;

•

for any calendar quarter, (i) make, or make any commitments with respect to, capital expenditures in excess of the amount allocated for all projects in the aggregate during such calendar quarter in U.S.

Silica’s capital expenditure budget plus 15% or (ii) make capital expenditures less than the amount allocated for all projects in the aggregate during such calendar quarter in U.S. Silica’s capital expenditure budget minus 20%;

•	implement or adopt any material change in its financial accounting principles, practices or methods, other than as required by GAPP or applicable law; or

•	agree to take, or make any commitment to take, or adopt any resolutions in support of, any of the foregoing actions.

Access to Information

From April 26, 2024 to the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, U.S. Silica has agreed to (x) provide Parent and Merger Sub and their respective representatives with reasonable access, during normal business hours and upon reasonable advance notice, to U.S. Silica’s offices, properties, facilities, assets, books and records and officers, employees and other personnel and (y) (1) provide Parent and Merger Sub and their respective representatives with such financial, accounting, organizational and tax information as is reasonably available to U.S. Silica regarding possible alternative or supplemental structures (including internal restructurings and distributions by U.S. Silica or its subsidiaries) that may be desirable to Parent in connection with the Merger or regarding the tax consequences of the Merger and (2) reasonably consider Parent’s written proposals of such possible alternative or supplemental structures (including internal restructurings and distributions by U.S. Silica or its subsidiaries) in good faith, provided that such structures do not impede or delay the closing of the Merger or change the Merger Consideration, in each case, as Parent may reasonably request; provided, further, that (i) such access and disclosure will not unreasonably interfere with the normal operations and conduct of the business of U.S. Silica and its subsidiaries and will be coordinated through a transition committee to be formed by the parties for the purpose of discussing, planning and preparing to implement (following the Effective Time) transition, integration and related matters and (ii) neither U.S. Silica nor its subsidiaries will be required to provide access to, or to disclose any information to Parent, Merger Sub or their respective representatives if such access or disclosure would, in the reasonable good faith judgment of U.S. Silica’s legal counsel, (A) waive any attorney-client privilege, work-product doctrine or other similar legal privilege or (B) be in violation of applicable law, or (C) contravene the provisions of any contract to which U.S. Silica or any of its subsidiaries is a party as of April 26, 2024.

U.S. Silica has also agreed to provide Parent and its representatives with (1) monthly and quarterly management reports to the extent prepared in the ordinary course of business, (2) quarterly business reviews to the extent prepared in the ordinary course of business, and (3) strategic planning studies and capital investment project documents to the extent prepared in the ordinary course of business.

The “Go Shop” Period—Solicitation by U.S. Silica

During the period beginning on April 26, 2024 and continuing until the No-Shop Period Start Date, U.S. Silica and its representatives have the right to:

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solicit, seek, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any Acquisition Proposal (as defined below) or any proposal, Inquiry (as defined below) or offer that would constitute, or would reasonably be expected to lead to, an Acquisition Proposal;

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provide information (including non-public information and data) relating to U.S. Silica or any of its subsidiaries and afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of U.S. Silica or any of its subsidiaries to any person (and/or its representatives, including potential financing sources) pursuant to an Acceptable Confidentiality Agreement (as defined below); provided that U.S. Silica shall promptly (and in any event within 24 hours) provide to Parent and Merger Sub, or promptly (and in any event within 24 hours) provide

Parent and its representatives access to, any non-public information or data that is provided to any person given such access that was not previously made available to Parent, Merger Sub or their representatives and shall not provide to any such person any non-public information or data of or relating to Parent, Merger Sub or any of their respective affiliates or representatives;

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engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any persons (and their respective representatives, including potential financing sources) with respect to any Acquisition Proposals or Inquiries; and

•

cooperate with or assist or participate in or facilitate any Acquisition Proposal or any such Inquiries or any effort or attempt to make any Acquisition Proposal, including granting a waiver, amendment or release under any standstill or similar provision to the extent necessary to allow for a confidential Acquisition Proposal or amendment to a confidential Acquisition Proposal to be made to U.S. Silica.

As promptly as reasonably practicable, and in any event within one business day following the No-Shop Period Start Date, U.S. Silica will deliver to Parent a written notice setting forth the identity of each person or group of persons from whom U.S. Silica or any of its representatives has received an Acquisition Proposal, in each case, prior to the No-Shop Period Start Date.

As used in this proxy statement:

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“Acceptable Confidentiality Agreement” means an agreement with U.S. Silica or its subsidiaries that is executed, delivered and effective after April 26, 2024 containing provisions that require any counterparty thereto (and any of its affiliates and representatives named therein) that receive non-public information of or with respect to U.S. Silica or its subsidiaries to keep such information confidential and refrain from using such information (subject to customary exceptions); provided, however, that the provisions contained therein are no less favorable in any material respect to U.S. Silica and its subsidiaries than the terms of the confidentiality agreement entered into between U.S. Silica and Apollo Management Holdings, L.P. on February 26, 2024 (the “Apollo Confidentiality Agreement”); provided, further, however, that such confidentiality agreement shall not prohibit compliance by U.S. Silica with the Merger Agreement (it being understood that an Acceptable Confidentiality Agreement will not be required to contain any standstill or similar provisions that would prohibit the making or amendment of any Acquisition Proposal).

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“Acquisition Proposal” means, other than a proposal made by Parent or its affiliates with respect to the transactions contemplated by the Merger Agreement, any bona fide written offer, proposal, indication of interest or inquiry by a third-party, contemplating or otherwise relating to any transaction or series of transactions involving any (i) direct or indirect acquisition, purchase or license (whether in a single transaction or a series of related transactions) of assets of U.S. Silica and its subsidiaries constituting 20% or more of the consolidated assets of U.S. Silica and its subsidiaries (excluding cash), or to which 20% or more of the revenues or earnings before interest, taxes, depreciation and amortization of U.S. Silica and its subsidiaries on a consolidated basis are attributable for the most recent fiscal year in which audited financial statements are then available; or (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of record or beneficial ownership of 20% or more of any class of equity or voting securities of U.S. Silica or securities convertible into or exchangeable for such securities (including by tender offer, exchange offer, self-tender, merger, amalgamation, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction or series of related transactions).

•

“Inquiry” means an inquiry, request for discussions or negotiations or request to review non-public information that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal.

The “No Shop” Period—No Solicitation by U.S. Silica

Except as expressly permitted by the Merger Agreement, from the No-Shop Period Start Date until the earlier of the termination of the Merger Agreement in accordance with its terms and the closing date of the Merger, U.S. Silica will not, and will cause its representatives not to, directly or indirectly:

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solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

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provide to any third party any non-public information or data relating to U.S. Silica or its subsidiaries, or afford to any third party access to the properties, assets, books, records or other non-public information or data, or to any personnel, of U.S. Silica or its subsidiaries, in any such case in connection with or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or any Inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or

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participate or engage in discussions, communications or negotiations with any third party with respect to an Acquisition Proposal or Inquiry or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal.

Notwithstanding the foregoing, if prior to the receipt of the Stockholder Approval, (i) U.S. Silica receives a bona fide Acquisition Proposal from any person that did not result, directly or indirectly, from a breach of the non-solicitation restrictions in the Merger Agreement and (ii) the Board of Directors determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal (as defined below), or would reasonably be expected to result in a Superior Proposal, and the failure to take such actions in clauses (x) and (y) below would be inconsistent with its fiduciary duties under applicable law, then U.S. Silica may, directly or indirectly, in response to such Acquisition Proposal, (x) enter into an Acceptable Confidentiality Agreement with such person that has made or delivered such Acquisition Proposal and (y) pursuant thereto, participate or engage in discussions or negotiations with, furnish any non-public information or data relating to U.S. Silica or its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information or data, or to any personnel of U.S. Silica or its subsidiaries to such person or its representatives. U.S. Silica must promptly (and in any event within 24 hours) provide to Parent and its representatives, or provide Parent and its representatives access to, any non-public information that is provided to any third party or its representatives if such information was not previously made available to Parent, Merger Sub or their representatives.

Subject to certain limited exceptions, during the period commencing on the date of the Merger Agreement and continuing until the earlier of the consummation of the closing or the valid termination of the Merger Agreement, neither the Board nor any committee thereof will take the following actions (each, a “Board Recommendation Change”):

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withhold or withdraw, or amend, qualify or modify in a manner adverse to Parent or Merger Sub, its recommendation that the U.S. Silica Stockholders approve and adopt the Merger Agreement (or publicly propose to do any of the foregoing);

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fail to publicly recommend against acceptance by the U.S. Silica Stockholders of a tender or exchange offer that constitutes an Acquisition Proposal within 10 business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act, or publicly recommend in favor of, or publicly state that it takes no position with respect to, or that it is unable to take a position with respect to, any such offer;

•	adopt, approve, endorse, recommend or otherwise declare advisable (or propose to adopt, approve, endorse, recommend or otherwise declare advisable) any Acquisition Proposal;

•	fail to include the Board’s recommendation to approve the Merger in this proxy statement;

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within 10 business days of Parent’s written request (or, if earlier, by the second business day prior to the U.S. Silica stockholder meeting), fail to make or reaffirm its recommendation that the U.S. Silica Stockholders approve and adopt the Merger Agreement following the date any Acquisition Proposal or any material modification thereto is first publicly disclosed or distributed to U.S. Silica Stockholders, it being understood that U.S. Silica will have no obligation to take such actions on more than (x) one occasion in respect of any specific Acquisition Proposal or (y) one occasion in respect of any such material modification; or

•	publicly propose or agree to any of the foregoing.

During the period commencing on the date of the Merger Agreement and continuing until the earlier of the consummation of the closing or the valid termination of the Merger Agreement, neither the Board nor any committee thereof will cause or permit U.S. Silica or any of its subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement entered into in accordance with the Merger Agreement (any of the foregoing, an “Alternative Acquisition Agreement”), or publicly propose or agree to do any of the foregoing.

Prior to obtaining the Stockholder Approval, if U.S. Silica receives a bona fide written Acquisition Proposal from any person that did not result, directly or indirectly, from a breach of the non-solicitation restrictions in the Merger Agreement, that the Board determines in good faith (after consultation with its independent financial advisor and outside legal counsel) constitutes a Superior Proposal (it being understood that any such conclusion in and of itself shall not be deemed a Board Recommendation Change), then the Board may effect a Board Recommendation Change with respect to such Superior Proposal or authorize U.S. Silica to terminate the Merger Agreement pursuant to the terms thereof to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal. U.S. Silica, however, is not entitled to effect a Board Recommendation Change or terminate the Merger Agreement unless U.S. Silica has provided to Parent at least five business days’ prior written notice of U.S. Silica’s intention to take such action, which notice will specify the identity of the person or “group” of persons making such Acquisition Proposal, the material terms and conditions thereof and include copies of all relevant documents related to such Acquisition Proposal, and unless:

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U.S. Silica, its subsidiaries and its and their respective representatives have complied in all but de minimis respects with their obligations pursuant to the non-solicitation restrictions in the Merger Agreement with respect to such Acquisition Proposal;

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during the five-business-day notice period described above, if requested by Parent, U.S. Silica will have engaged in good faith negotiations with Parent and Merger Sub regarding any adjustments to the terms and conditions of the Merger Agreement or any ancillary documentation proposed by Parent and Merger Sub to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal;

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the Board will have taken into account any adjustments to the terms and conditions of the Merger Agreement or related documentation proposed in writing by Parent and Merger Sub no later than 11:59 p.m. (Eastern Time) on the last day of such five-business-day notice period;

•	the Board will have determined in good faith, after consultation with its financial advisor and outside legal counsel, that the Acquisition Proposal continues to constitute a Superior Proposal; and

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in the event of any termination of the Merger Agreement in order to cause or permit U.S. Silica or its subsidiaries to enter into an Alternative Acquisition Agreement, U.S. Silica validly terminates the Merger Agreement pursuant to its terms.

In the event of any material modifications to such Acquisition Proposal, U.S. Silica is required to deliver a new written notice to Parent describing such modifications and to again comply with the negotiation obligations described above for an additional three business days following such new notice.

The Board may, at any time prior to the receipt of the Stockholder Approval, effect a Board Recommendation Change in response to an Intervening Event (as defined below) if the Board determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law (it being understood that any such determination in and of itself will not be deemed a Board Recommendation Change). U.S. Silica will be entitled to effect a Board Recommendation Change in response to an Intervening Event pursuant to the Merger Agreement if and only if:

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U.S. Silica provides five business days’ prior written notice to Parent of its intention to effect a Board Recommendation Change, which notice must specify the basis for the Board Recommendation Change and describe the Intervening Event in reasonable detail;

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during the five-business-day notice period, U.S. Silica and its representatives negotiate with Parent, Merger Sub and their representatives in good faith to allow Parent and Merger Sub to offer such adjustments to the terms and conditions of the Merger Agreement and related transactional agreements such that the failure to make such a Board Recommendation Change would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable law, taking into account any adjustments to the terms and conditions of the Merger Agreement or related documentation proposed in writing by Parent and Merger Sub no later than 11:59 p.m. (Eastern Time) on the last day of such five-business-day notice period; and

•

following the notice period, the Board (after consultation with its financial advisor and outside legal counsel) determines that the failure of the Board to make such a Board Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable law.

In the event of any material modification to the Intervening Event occurs, U.S. Silica is required to deliver a new written notice to Parent describing such modification and to again comply with the negotiation obligations described above and the time period set forth above shall recommence and be extended for three business days from the day of such new notice.

Nothing in the Merger Agreement limits U.S. Silica’s or the Board’s ability to (i) take and disclose to U.S. Silica Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Board to the U.S. Silica Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; (ii) comply with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (iii) make any disclosure to U.S. Silica Stockholders required by applicable law, regulation or stock exchange rule or listing agreement, it being understood that (A) any such statement or disclosure made by the Board must comply with the terms and conditions of the Merger Agreement and not limit or otherwise affect the obligations of U.S. Silica, its subsidiaries or its Board of Directors or the rights of Parent under the non-solicitation provisions of the Merger Agreement, and (B) U.S. Silica will not be permitted to effect a Board Recommendation Change other than in accordance with the terms and conditions of the Merger Agreement.

As used in this proxy statement:

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“Intervening Event” means any material event, fact, circumstance, development or occurrence that (i) was not known to, or reasonably foreseeable by, the Board as of April 26, 2024; and (ii) does not involve or relate to (A) the receipt, existence or terms of any Acquisition Proposal (or any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal), (B) any event, fact, circumstance, development or occurrence relating to Parent, Merger Sub, the Guarantors or any of their respective affiliates, (C) changes in the market price or trading volume of the Shares in and of themselves, or (D) the fact, in and of itself, that U.S. Silica meets, exceeds, or fails to meet in any quantifiable respect, any internal or analyst’s projections, guidance, budgets, expectations, forecasts or estimates for any period.

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“Superior Proposal” means any bona fide, written Acquisition Proposal made after April 26, 2024 (except that the references in the definition thereof to 20% shall be replaced with 80%), other than the Merger Agreement and the transactions contemplated by the Merger Agreement, on terms that the Board determines in good faith, after consultation with U.S. Silica’s outside financial advisor and outside legal counsel, taking into account the timing, conditionality and likelihood of consummation, legal, financial, tax, regulatory and other aspects of such proposal or offer and the person making such proposal or offer, including the financing terms thereof and any break-up fees or reimbursement provisions, and such other factors as the Board considers to be appropriate, to be (i) more favorable to U.S. Silica or U.S. Silica Stockholders, including from a financial point of view (taking into account any revisions pursuant to the Merger Agreement), than the transactions contemplated by the Merger Agreement and (ii) reasonably capable of being completed on the terms proposed.

U.S. Silica Stockholder Meeting; Proxy Statement

As promptly as practicable, U.S. Silica will cause this proxy statement to be mailed to U.S. Silica Stockholders as of the Record Date. U.S. Silica will, in accordance with applicable law and the rules of the NYSE, establish the Record Date, duly call, give notice of, convene and hold a meeting of U.S. Silica Stockholders as promptly as reasonably practicable after the date of the Merger Agreement for the purpose of voting on the approval and adoption of the Merger Agreement.

U.S. Silica has agreed to include in this proxy statement (x) the Board’s recommendation that U.S. Silica Stockholders vote in favor of the Merger Proposal and (y) the written opinion of Piper Sandler, dated as of the date of the Merger Agreement, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the U.S. Silica Stockholders. U.S. Silica has further agreed to use its reasonable best efforts to solicit proxies in favor of the approval and adoption of the Merger Agreement and to not adjourn the stockholder meeting other than (i) with the consent of Parent; (ii) if a quorum has not been established; (iii) after consultation with Parent, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board has determined in good faith is necessary or advisable and for such supplemental or amended disclosure to be disseminated and reviewed by U.S. Silica Stockholders prior to the meeting; or (iv) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Stockholder Approval.

Consents, Approvals and Filings

U.S. Silica, Parent and Merger Sub have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to cause the conditions to the Merger to be satisfied and to complete the Merger and the other transactions contemplated by the Merger Agreement as promptly as practicable, including making appropriate filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and making any filings required under the Communications Act of 1934. Each of the parties to the Merger Agreement must use reasonable best efforts to supply any additional information and documentary material that may be reasonably requested pursuant to the foregoing. Subject to applicable law relating to the exchange of information, U.S. Silica and Parent have each agreed to use its reasonable best efforts to:

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cooperate reasonably with each other in connection with any filing or submission with a governmental entity in connection with the transactions contemplated by the Merger Agreement and in connection with any investigation or other inquiry by or before a governmental entity relating to the transactions contemplated by the Merger Agreement;

•	promptly inform the other parties of any material communication received by such party from a governmental entity in connection with the transactions contemplated by the Merger Agreement;

•	consult with each other prior to taking any material position with respect to the filings under the HSR Act or filings under other antitrust laws;

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permit the other parties’ legal counsel to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any governmental entity with respect to filings under the HSR Act;

•

coordinate with the other parties’ legal counsel in preparing and exchanging such information and promptly provide the other parties’ legal counsel with copies of all filings, presentations or material submissions made by such party with any governmental entity relating to the Merger Agreement or the transactions contemplated thereby under the HSR Act and such other antitrust laws; and

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to the extent permitted by the governmental entity, participate in material discussions related to obtaining clearances required in connection with the transactions contemplated by the Merger Agreement.

Notwithstanding the forgoing, Parent has the right under the Merger Agreement, subject to requirements to (i) give prior notice to, and consult with, U.S. Silica, and (ii) take U.S. Silica’s views into account in good faith, to control and lead all communications and strategy relating to any process under the HSR Act and any antitrust law.

Parent agreed to use its reasonable best efforts to promptly (and in any event, prior to the Outside Date (as defined in “—Termination of the Merger Agreement”)) resolve such objections, if any, as may be asserted by any governmental entity with respect to the Merger or the other transactions contemplated by the Merger Agreement under the HSR Act or any antitrust law. Parent further agreed, to the extent necessary to obtain any waiver, permit, approval, clearance or consent from any governmental entity under the HSR Act or antitrust law or which is otherwise required to satisfy the Absence of Closing Legal Impediments Condition or the Regulatory Approvals Condition, as applicable, or to avoid the entry of or have lifted, vacated, reversed or terminated any Closing Legal Impediment, in each case, prior to the Outside Date, to promptly take, or cause its subsidiaries to take, the following actions:

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proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, licensing or disposition of any assets, properties or businesses of U.S. Silica and its subsidiaries; (ii) any behavioral limitations on the assets or businesses of U.S. Silica and its subsidiaries; or (iii) the termination, modification, transfer or other action with respect to any existing relationships and contractual rights and obligations of U.S. Silica and its subsidiaries; and

•	offering to take or taking actions that limit or affect its freedom of action;

provided, however, that Parent, Merger Sub, U.S. Silica and their respective subsidiaries are not obligated to take any of the foregoing actions to the extent such actions would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations or financial condition of U.S. Silica.

Employee Benefits Matters

The Merger Agreement provides that, except as otherwise required by a collective bargaining agreement, agreement with any works council or similar labor contract (each, a “Labor Agreement”), during the period commencing at the closing of the Merger and ending on the 12-month anniversary thereof, each Continuing Employee will receive, for so long as such Continuing Employee remains employed by Parent or any of its subsidiaries (including the Surviving Corporation), during such period: (i) an annual base salary or wage rate and target short-term incentive compensation opportunity (including bonus and commission) that, in each case, is not less favorable than was provided to such Continuing Employee immediately prior to the Effective Time; (ii) for each Continuing Employee who (A) participated in U.S. Silica’s annual equity incentive program prior to the Effective Time, and (B) is not invited to participate in the management equity incentive program maintained by Parent or its affiliate following the closing of the Merger, a target cash-based incentive compensation opportunity that is substantially equivalent to the target annual equity award opportunity provided to such Continuing Employee prior to the closing of the Merger and (iii) all other compensation and employee benefits (excluding any equity-based or other long-term incentive, retention, change in control or similar one-time or special benefits or arrangements, non-qualified deferred compensation, postretirement health and welfare benefits and defined benefit pension benefits) that are substantially comparable in the aggregate to those provided to the Continuing Employee immediately before the Effective Time. Continuing Employees covered by a Labor Agreement will continue to be paid compensation, benefits and, if applicable, severance in accordance with the terms of the applicable Labor Agreement. In addition, each Continuing Employee whose employment is involuntarily terminated without cause by U.S. Silica during the one-year period following the Effective Time will receive severance benefits no less favorable than the severance benefits that would have been provided to the Continuing Employee under U.S. Silica’s severance arrangements in effect immediately prior to the Effective Time.

The Merger Agreement also provides that, with respect to benefit plans maintained by Parent or any of its subsidiaries, including the Surviving Corporation (including any vacation, paid time-off and severance plans, but excluding any plan providing for qualified or non-qualified defined benefit pension benefits, non-qualified deferred compensation, or post-termination or retiree health or welfare benefits), for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with U.S. Silica or any of its subsidiaries (and any predecessor thereto), as reflected in U.S. Silica’s records, shall be treated as service with Parent or any of its subsidiaries, including the Surviving Corporation; provided, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

The Merger Agreement also provides that Parent will, or will cause its subsidiaries to, use commercially reasonable efforts to (i) waive or cause to be waived any pre-existing condition limitations, exclusions, evidence of insurability, actively-at work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at work requirements and waiting periods would not have been satisfied or waived under the comparable U.S. Silica plan immediately prior to the Effective Time and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and his or her eligible dependents) will be eligible to participate from and after the Effective Time.

Directors’ and Officers’ Indemnification and Insurance

After the Effective Time, Parent will, and will cause the Surviving Corporation to, indemnify, defend and hold harmless, and advance expenses as incurred by, to the fullest extent permitted under applicable law, the certificate of incorporation, bylaws or similar organizational documents of U.S. Silica and any contract of U.S. Silica and its subsidiaries with any of their respective directors or officers that provide for the indemnification or advancement of expenses to such persons in existence as of the date of the Merger Agreement (each, an “Indemnification Contract”), each present and former director and officer of U.S. Silica or any of its subsidiaries (including any such person who served as a director, officer, member, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of or for the benefit of U.S. Silica or any of its subsidiaries (including as a fiduciary of a U.S. Silica benefit plan) (when acting in such capacity, each an “Indemnitee”), against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any proceeding or investigation, whether civil or criminal, administrative or investigative, whenever asserted, arising out of or pertaining to any matter existing or occurring at or prior to the Effective Time, including in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement and actions to enforce any indemnification or advancement right of any Indemnitee.

Under the Merger Agreement, Parent has agreed that all rights to exculpation, indemnification and advancement of expenses arising from, relating to or otherwise in respect of acts or omissions occurring prior to the Effective Time existing as of the Effective Time (including in connection with the Merger Agreement or the transactions contemplated thereby) in favor of the Indemnitees (as provided in U.S. Silica’s and its subsidiaries’ certificate of incorporation or bylaws or similar organizational documents) shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from the Effective Time, Parent will cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of an Indemnitee as provided in (i) the applicable organizational documents in effect as of the date of the Merger Agreement and (ii) any Indemnification Contract, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of Indemnitees; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any proceeding pending or asserted, investigation or any claim made within such period shall continue until the final disposition of such proceeding or investigation.

The Merger Agreement provides that, subject to certain limits on the premium to be paid, from and for six years after the Effective Time, Parent and the Surviving Corporation will be jointly and severally responsible for maintaining for the benefit of the directors and officers of U.S. Silica and its subsidiaries, as of the date of the Merger Agreement and as of the closing date of the Merger, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time, that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of U.S. Silica and its subsidiaries. In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent will, and the Surviving Corporation will, cause proper provision to be made so that the successor or assign will expressly assume the obligations described above.

Takeover Statutes

The parties to the Merger Agreement have agreed to take all action necessary so that no state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover law) is or becomes applicable to restrict or prohibit the transactions contemplated by the Merger Agreement. If any such law becomes or is deemed to be applicable to U.S. Silica, Parent or Merger Sub, the Merger or any other transaction contemplated by the Merger Agreement, then U.S. Silica will take all action necessary to eliminate the effects of such law so that such transactions may be consummated as promptly as practicable on the terms of the Merger Agreement.

Section 16 Matters

Prior to the Effective Time, U.S. Silica and Parent will take all such steps as may be reasonably necessary to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to U.S. Silica, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Stockholder Litigation

U.S. Silica will give Parent a reasonable opportunity to participate in the defense or settlement of any stockholder litigation against U.S. Silica and/or its directors and officers relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, including the Merger. U.S. Silica will promptly notify Parent of any such litigation that is brought or, to the knowledge of U.S. Silica, threatened in writing and will keep Parent reasonably and promptly informed of the status thereof. U.S. Silica will not settle any such stockholder litigation or related proceeding without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

NYSE Delisting

The Surviving Corporation will cause U.S. Silica’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time U.S. Silica will reasonably cooperate with Parent with respect thereto.

U.S. Silica Indebtedness

U.S. Silica will use reasonable best efforts to have delivered to Parent at least two business days prior to the closing date of the transactions, an appropriate and customary payoff letter (the “Payoff Letter”) with respect to U.S. Silica’s existing credit facility, specifying the aggregate payoff amount of U.S. Silica’s obligations thereunder and providing for a release of all liens and guarantees thereunder upon the receipt of the respective payoff amounts specified in the Payoff Letter, and all customary documentation relating to the release of all liens with respect to U.S. Silica’s existing credit facility. Parent and Merger Sub will be responsible for paying all amounts under the Payoff Letter.

Financing Efforts

Parent has agreed to use its reasonable best efforts to take and to cause each of its subsidiaries to use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing (taking into account the amount of any applicable alternative financing to separately finance the oil and gas proppants business (the “Alternative Financing”)) in an amount sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations in connection with the closing of the Merger under the Merger Agreement and under the Commitment Letters (the “Financing Amounts”) on the date on which the Merger is required to be consummated pursuant to the terms of the Merger Agreement, including by using reasonable best efforts to:

•	maintain in effect the Commitment Letters;

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negotiate and enter into definitive agreements with respect to the Debt Financing required to pay the Financing Amounts (after taking into account any available Equity Financing and the Alternative Financing (if applicable)) (the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter) and without any Prohibited Modification (as defined below);

•	satisfy on a timely basis all conditions required to be satisfied by it in the Commitment Letters and the Definitive Agreements and comply with its obligations thereunder; and

•	enforce its rights under the Commitment Letters and the Definitive Agreements in a timely and diligent manner.

In the event that all conditions contained in the Commitment Letters or the Definitive Agreements (other than the consummation of the Merger, those conditions that by their nature are to be satisfied at the closing of the Merger and those conditions the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in the Merger Agreement, and other than, with respect to the Debt Financing, the availability of the Equity Financing and, with respect to the Equity Financing, the availability of the Debt Financing) have been satisfied, Parent and Merger Sub have agreed to fully enforce the counterparties’ obligations under the Commitment Letters and cause the Guarantors to, and to use reasonable best efforts to cause the Debt Financing Entities to, comply with their respective obligations thereunder, including to fund the Financing.

Parent and Merger Sub have agreed that they will not, and they will not permit any of their subsidiaries to, without the prior written consent of U.S. Silica, (i) terminate or cause the termination of any Commitment Letter or any Definitive Agreement, or (ii) permit, consent to or agree to any amendment, replacement, supplement, or modification to, or any waiver of, any provision or remedy under, any Commitment Letter or any Definitive Agreement if such amendment, replacement, supplement, modification, waiver or remedy:

•	adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing;

•	reduces the aggregate principal amount of the Financing below the amount necessary to satisfy the Financing Amounts;

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adversely affects the ability of Parent or Merger Sub to enforce its rights against other parties to any Commitment Letter or any Definitive Agreement as so amended, replaced, supplemented or otherwise modified relative to the ability of Parent to enforce its rights against the other parties to the corresponding Commitment Letters as in effect on April 26, 2024; or

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could otherwise reasonably be expected to prevent, impair, impede or materially delay the consummation of the Merger and the other transactions contemplated by the Merger Agreement (such effects, collectively, the “Prohibited Modifications”);

provided that the Debt Commitment Letter may be amended to add additional lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letter as of April 26, 2024, so long as any such addition would not effect a Prohibited Modification.

Parent has further agreed to promptly deliver to U.S. Silica copies of any amendment, replacement, supplement, termination, modification or waiver to the Commitment Letters and/or Definitive Agreements.

In the event that any portion of the Debt Financing required to pay the Financing Amounts becomes unavailable, regardless of the reason therefor, Parent has agreed to (i) promptly notify U.S. Silica in writing of such unavailability and the reason therefor and (ii) use reasonable best efforts, and cause each of its subsidiaries to use their respective reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (the “Replacement Financing”) in an amount sufficient, when taken together with the available portion of the Financing, to pay the Financing Amounts, and which does not include any Prohibited Modifications.

Parent will provide U.S. Silica with prompt written notice (i) of any actual breach, default, cancellation, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement of which Parent becomes aware and (ii) upon receipt of any written notice or other written communication from any Debt Financing Entity or Guarantor or other financing source with respect to any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement of any provision thereof. Parent will further keep U.S. Silica informed on a reasonably current basis of the status of its efforts to consummate the Financing, including any Replacement Financing. Parent is not required to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letter (after giving effect to the “market flex” provisions), or agree to terms materially less favorable to Parent or U.S. Silica than the terms contained in or contemplated by the Debt Commitment Letter (in either case, whether to secure waiver of any conditions contained therein or otherwise). Compliance by Parent with the provisions of the Merger Agreement described in this section will not relieve Parent of its obligations to consummate the transactions contemplated by the Merger Agreement whether or not the Financing, any Replacement Financing or any Alternative Financing is available.

After providing written notice to U.S. Silica in accordance with the definition of Alternative Financing Event (as defined below), Parent may seek to obtain Alternative Financing in lieu of a portion of the Debt Financing contemplated by the Debt Commitment Letter. Such Alternative Financing will not, without the prior consent of U.S. Silica, (i) include any Prohibited Modifications or (ii) require U.S. Silica to provide any type of cooperation to Parent and such sources of Alternative Financing beyond the type of cooperation required in respect of the Debt Financing contemplated by the Debt Commitment Letter. Parent will use reasonable best efforts, and cause each of its subsidiaries to use their respective reasonable best efforts to limit additional information and document requests made by the sources of such Alternative Financing to such information and document requests of the type made by (or on behalf of) the Debt Financing Entities in respect of the Debt Commitment Letter. In no event will the satisfaction of any cooperation covenants with respect to the Alternative Financing by U.S. Silica, its subsidiaries or any of their respective affiliates be a condition to any of Parent’s or Merger Sub’s obligations under the Merger Agreement to the extent (x) such Alternative Financing does not arise pursuant to an Alternative Financing Event or (y) any requests in connection therewith are not requested by Parent in writing at least three business days prior to the closing of the Merger. As used in this proxy statement, an “Alternative Financing Event” will be deemed to have occurred once Parent notifies U.S. Silica in writing that it intends to obtain Alternative Financing (including the reasonably detailed terms and provisions thereof) prior to the date that is sixty days after April 26, 2024.

To the extent Parent obtains Replacement Financing or Alternative Financing (solely to the extent such Alternative Financing arises pursuant to an Alternative Financing Event) or amends, replaces, supplements, modifies or waives any of the Commitment Letters or the Definitive Agreements, in each case pursuant to the provisions described in this section, the aforementioned provisions will apply to such Replacement Financing, such Alternative Financing, the financing sources and/or their related parties in respect thereof, the commitments thereunder and the agreements with respect thereto, or the Financing, as applicable, as so amended, replaced, supplemented, modified or waived. Parent will use reasonable efforts to coordinate the requests for information or meetings or other items requiring U.S. Silica’s cooperation under the Merger Agreement as among all Debt Financing Entities, including with respect to any Replacement Financing or Alternative Financing.

Financing Cooperation

U.S. Silica has agreed to use its reasonable best efforts, and to use its reasonable best efforts to cause its subsidiaries to use their respective reasonable best efforts, and to use its reasonable best efforts to cause their respective representatives to use their reasonable best efforts, to provide customary cooperation in connection with the arrangement and implementation of the Debt Financing, to the extent reasonably requested by Parent in writing, including using reasonable best efforts to:

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as promptly as practicable furnish Parent with certain required financial information (the “Required Financial Information”) and to inform Parent if certain officers of U.S. Silica have knowledge of any facts as a result of which a restatement of any financial statements (or portion thereof) included in the Required Financial Information is reasonably probable or required in order for such financial statements (or portion thereof) to comply with GAAP;

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execute customary 10b-5 authorization letters with respect to the debt offering documents (the “Offering Documents”) relating to the “bank” financing, identify any portion of such information that constitutes material, non-public information regarding U.S. Silica or its subsidiaries or its or their respective securities, and cause members of senior management of U.S. Silica to participate in a reasonable number of customary meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies (provided that no more than one additional meeting, presentation, road show, due diligence session, drafting session and session with rating agencies will be required in connection with the Alternative Financing);

•	cooperate with the marketing efforts for any of the Debt Financing and assist Parent and the Debt Financing Entities with obtaining ratings as contemplated by the Debt Financing;

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assist Parent and the Debt Financing Entities in their preparation of the Offering Documents and review and comment on Parent’s draft of a business description and a “Management’s Discussion and Analysis” of the financial statements to be included in such Offering Documents;

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in the event the Debt Financing includes an offering of debt securities, request and facilitate its independent auditors to provide customary accountant’s comfort letters and consents and reasonable assistance to Parent in connection with the preparation of pro forma financial statements and financial information, and to attend a reasonable and customary number of accounting due diligence sessions and drafting sessions;

•	assist Parent in its preparation of, and facilitate execution and delivery of definitive financing documents;

•	facilitate the pledging of collateral and granting of guarantees for the Debt Financing;

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furnish Parent and the Debt Financing Entities with all documentation and other information related to U.S. Silica and its subsidiaries required by government officials with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations;

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provide reasonable and customary assistance to Parent with the preparation of pro forma financial information and pro forma financial statements (including, solely to the extent an Alternative Financing Event has occurred, segment level financial statements of the oil and gas proppants segment of U.S. Silica and of the industrial and specialty products segment of U.S. Silica) to the extent customary and reasonably requested by Parent or the Debt Financing Entities;

•	facilitate the taking of customary corporate approvals reasonably requested by Parent to permit the consummation of the Debt Financing;

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cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letter (or any definitive document relating to the Debt Financing with conditions precedent substantially the same as those set forth in such Debt Commitment Letter) to the extent they require the cooperation of, or are within the control of, U.S. Silica and its subsidiaries;

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ensure that the Debt Financing Entities and their advisors and consultants have customary and reasonable access to U.S. Silica’s and its subsidiaries’ books and records and relevant personnel for the purposes of Parent and Merger Sub establishing collateral arrangements as of the closing of the Merger, and provide customary assistance with other customary collateral audits, collateral appraisals and due diligence examinations; and

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solely to the extent an Alternative Financing Event has occurred, as promptly as practicable, furnish Parent with all financial information and financial data regarding the oil and gas proppants segment of U.S. Silica and the industrial and specialty products segment of U.S. Silica, in each case, of the type and form customarily included in marketing documents used to syndicate credit facilities.

The foregoing notwithstanding, none of U.S. Silica nor any of its subsidiaries or their respective representatives will be required to take or permit the taking of any action pursuant to this section that could:

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require U.S. Silica or its subsidiaries or any officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, opinion, instrument or agreement or agree to any change or modification of any existing certificate, document, opinion, instrument or agreement (except any authorization letters delivered pursuant to the provisions described in the prior paragraph, customary management representation letters required by U.S. Silica’s auditors in connection with delivery of “comfort letters” as described in the prior paragraph) in each case, unless (i) such person will continue as an officer, director or equivalent of such entities following the closing of the Merger and (ii) the effectiveness of such resolutions, consents, certificates, documents, instruments, agreements, changes or modifications is contingent upon the occurrence of the closing of the Merger;

•	cause any representation or warranty in the Merger Agreement to be breached by U.S. Silica or any of its subsidiaries;

•

require U.S. Silica or any of its subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing prior to the closing of the Merger or otherwise incur any obligation under any agreement, certificate, document or instrument (except to the extent the effectiveness of any such fee, expense, liability or obligation is subject to and conditioned upon the occurrence of the closing of the Merger);

•	reasonably be expected to cause any director, officer, employee or stockholder of U.S. Silica or any of its subsidiaries to incur any personal liability;

•	reasonably be expected to conflict with the organizational documents of U.S. Silica or any of its subsidiaries or any laws;

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reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under any material contract to which U.S. Silica or any of its subsidiaries is a party;

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require U.S. Silica, or any of its subsidiaries or any of their respective representatives to provide access to or disclose information that U.S. Silica or any of its subsidiaries determines would jeopardize any attorney-client privilege, work-product doctrine or other similar legal privilege or protection of U.S. Silica or any of its subsidiaries;

•	require U.S. Silica or any of its subsidiaries or any of their respective representatives to prepare or deliver any Excluded Information (as defined and further described in the Merger Agreement); or

•	unreasonably interfere with the ongoing operations of U.S. Silica or any of its subsidiaries.

Nothing contained in the Merger Agreement will require U.S. Silica or any of its subsidiaries, prior to the closing of the Merger, to be an issuer or other obligor with respect to the Debt Financing. Parent has agreed to, promptly upon written request by U.S. Silica, reimburse U.S. Silica or any of its subsidiaries for all reasonable and documented out-of-pocket costs incurred by them or their respective representatives in connection with such cooperation and to reimburse, indemnify and hold harmless U.S. Silica and its subsidiaries and their respective representatives from and against any and all liabilities and losses suffered or incurred by them in connection with the arrangement of the Debt Financing or the transactions contemplated in connection therewith, any action taken by them at the request of Parent or its representatives thereby and any information used in connection therewith (other than liabilities or losses resulting solely from information provided by U.S. Silica or its subsidiaries), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of the Merger Agreement by, U.S. Silica, its subsidiaries or any of their representatives, as determined in a final and non-appealable judgment by a court of competent jurisdiction.

The parties have agreed that the financing cooperation provisions of the Merger Agreement represent the sole obligation of U.S. Silica, its subsidiaries and their respective representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing and the Alternative Financing, as applicable) to be obtained by Parent or Merger Sub with respect to the transactions contemplated by the Merger Agreement and the Commitment Letters (or the commitment letter governing the Alternative Financing, as applicable), and no other provision of the Merger Agreement (including the exhibits and schedules thereto) or the Commitment Letters will operate to expand or modify such obligations.

U.S. Silica has further agreed to, and to cause its subsidiaries to, use reasonable best efforts to periodically update any Required Financial Information provided to Parent as may be necessary so that such Required Financial Information is (a) Compliant (as defined and further described in the Merger Agreement) and (b) meets the applicable requirements set forth in the definition of “Required Financial Information” in the Merger Agreement. Parent may, to most effectively access the financing markets, request the cooperation of U.S. Silica and its subsidiaries as described in this section of this proxy statement at any time, and from time to time and on multiple occasions, between April 26, 2024 and the closing of the Merger (provided that the Marketing Period will not be applicable as to each attempt to access the markets (it being understood and agreed that once the Marketing Period has commenced and then been completed, there will not be a subsequent Marketing Period)). Parent has agreed to provide U.S. Silica drafts of all Offering Documents and all marketing materials for the Debt Financing (and the Alternative Financing, as applicable) with a reasonable time to review such documents and materials, and subject to Parent’s compliance with such obligation, U.S. Silica agrees to use reasonable best efforts to review all such Offering Documents and marketing materials and identify for Parent any information contained therein that it reasonably believes constitutes material non-public information with respect to U.S. Silica and its subsidiaries (taken as a whole) or their respective securities. If U.S. Silica identifies any such information, and such information is customarily included in offering documents or marketing materials for debt financing of the type consistent with the Debt Financing, is reasonably requested by Parent to be included in the Offering Documents or marketing materials for the Debt Financing and does not include information as to which U.S. Silica reasonably objects, U.S. Silica will file a Current Report on Form 8-K containing such material non-public information.

All non-public or otherwise confidential information regarding U.S. Silica or any of its affiliates obtained by Parent or its representatives pursuant to the provision of the Merger Agreement described in this section will be kept confidential in accordance with the Apollo Confidentiality Agreement. U.S. Silica has consented to the use of its and its subsidiaries’ logos in connection with the Debt Financing (and the Alternative Financing, as applicable) (provided that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage U.S. Silica or any of its subsidiaries or the reputation or goodwill of U.S. Silica or any of its subsidiaries).

The “Marketing Period” is defined as the first period of 15 consecutive days after the date of the Merger Agreement (a) throughout and at the end of which Parent will have the Required Financial Information and the Required Financial Information will be Compliant and (b) throughout and at the end of which the conditions for each of the parties to effect the Merger described in “—Conditions to Closing of the Transaction—Conditions to Each Party’s Obligations” on page 112 of this proxy statement and the conditions for Parent and Merger Sub to effect the Merger described in “—Conditions to Closing of the Transaction—Conditions to Obligations of Parent and Merger Sub” on page 113 of this proxy statement (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived and nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied assuming the closing of the Merger were to be scheduled for any time during such 15 consecutive day period; provided that (i) May 27, 2024, June 19, 2024, July 3, 2024, July 4, 2024, July 5, 2024, November 28, 2024, November 29, 2024 and January 20, 2025 do not constitute days for purposes of calculating such 15 consecutive day period (provided, however, that such exclusion will not restart such period) and (ii) if such 15 consecutive day period has not been completed on or prior to (x) August 16, 2024, such 15 consecutive day period will not commence until September 3, 2024 and (y) December 13, 2024, such 15 consecutive day period will not commence until January 6, 2025. Further, the Marketing Period will end on any earlier date prior to the expiration of the 15 consecutive day period described above if the Debt Financing is closed on such earlier date and the Marketing Period will not be deemed to have commenced if, after the date of the Merger Agreement and prior to the completion of such 15 consecutive day period:

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U.S. Silica has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Financial Information or any such restatement is under active consideration, in which case, the Marketing Period will not commence or be deemed to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended and updated or U.S. Silica has publicly announced or informed Parent that it has concluded that no restatement will be required in accordance with GAAP;

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U.S. Silica’s independent auditor has withdrawn its audit opinion with respect to any audited financial statements contained in the Required Financial Information, in which case the Marketing Period will not commence or be deemed to commence unless and until a new audit opinion is issued with respect to such audited financial statements (or portion thereof) for the applicable periods by the independent auditor of U.S. Silica or another independent public accounting firm of national standing reasonably acceptable to Parent (any “big four” accounting firm being acceptable); or

•

any Required Financial Information would not be Compliant at any time during such 15 consecutive day period or otherwise ceases to meet the requirement of “Required Financial Information” as set forth in the Merger Agreement, in which case the Marketing Period will not commence or be deemed to commence unless and until such Required Financial Information is updated or supplemented so that it is Compliant and meets the requirement of “Required Financial Information” as set forth in the Merger Agreement (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such 15 consecutive day period, then the Marketing Period will be deemed not to have commenced).

If at any time U.S. Silica in good faith believes that it has provided the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case, the requirement to deliver the Required Financial Information will be deemed to have been satisfied as of the date of delivery of such notice, unless Parent in good faith reasonably believes U.S. Silica has not completed the delivery of the Required Financial Information on such date and, within three business days after the date of delivery of such notice, delivers a written notice to U.S. Silica to that effect (stating with specificity which Required Financial Information U.S. Silica has not delivered). Following delivery of such Required Financial Information specified in such notice, the Marketing Period will commence so long as all other conditions and requirements for the Marketing Period to commence are satisfied (provided that such written notice from Parent to U.S. Silica will not prejudice U.S. Silica’s right to assert that the Required Financial Information was, in fact, delivered and is Compliant).

In no event shall (a) any circumstance with respect to Parent’s efforts with respect to any Alternative Financing in any way restart, delay or otherwise prolong the Marketing Period or (b) any circumstance with respect to Parent’s efforts to make an offering of debt securities in any way restart, delay, or otherwise prolong the Marketing Period unless Parent notifies U.S. Silica of its intent to make an offering of debt securities on or prior to the latest date all or a portion of the Debt Financing may “flex” into such debt securities pursuant the “flex” provisions of the applicable fee letter entered into in connection with the Debt Commitment Letter.

Conditions to Closing of the Transaction

Conditions to Each Party’s Obligations

The respective obligations of each party to consummate the Merger are subject to the satisfaction (or waiver, if permitted by law) of the following conditions at or prior to the Effective Time:

•	the Stockholder Approval;

•	the Absence of Closing Legal Impediments Condition; and

•	the Regulatory Approvals Condition.

Conditions to Obligations of U.S. Silica

The obligations of U.S. Silica to effect the Merger is also subject to the fulfillment (or waiver by U.S. Silica) of the following conditions at or prior to the Effective Time:

•

the accuracy of representations and warranties of Parent and Merger Sub contained in the Merger Agreement, as of the date of the Merger Agreement and as of the date of the closing of the Merger (except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time)), subject to certain materiality and “material adverse effect” qualifiers;

•

Parent and Merger Sub having performed in all material respects all covenants and agreements required to be performed by them under the Merger Agreement at or before the closing date of the Merger; and

•	receipt by U.S. Silica of a certificate signed by the chief executive officer or the chief financial officer of Parent certifying that the above-listed closing conditions have been satisfied.

Conditions to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger is also subject to the fulfillment (or waiver by Parent or Merger Sub) of the following conditions at or prior to the Effective Time:

•

the accuracy of representations and warranties of U.S. Silica contained in the Merger Agreement, (i) regarding the capitalization of U.S. Silica, Company Awards and the absence of certain changes or events being true and correct in all respects (except, in the case of the capitalization of U.S. Silica or Company Awards, for any de minimis inaccuracies) as of the date of the Merger Agreement and at and as of the closing date as though made at and as of the closing date (except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time)), (ii) regarding corporate organization, authority, execution and delivery, enforceability and brokers being true and correct (x) in the case of such representations and warranties that are qualified by “Company Material Adverse Effect,” as so qualified and (y) in the case of such representations and warranties that are not qualified by “Company Material Adverse Effect,” in all material respects, in each case, as of the date of the Merger Agreement and at and as of the closing date as though made at and as of the closing date (except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time)) and (iii) regarding the other representations and warranties set forth in Article 3 of the Merger Agreement, without giving effect to any qualifications as to materiality or “Company Material Adverse Effect” or other similar qualifications contained therein, being true and correct as of the date of the Merger Agreement and at and as of the closing date as though made at and as of the closing date (except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time)), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	U.S. Silica having performed in all material respects all covenants and agreements required to be performed by it under the Merger Agreement at or before the closing date of the Merger;

•	since the date of the Merger Agreement, there not having occurred a Company Material Adverse Effect; and

•	receipt by Parent of a certificate signed by the chief executive officer or the chief financial officer of U.S. Silica certifying that the above-listed closing conditions have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time only as follows:

•	by mutual written consent of U.S. Silica and Parent;

•	by either U.S. Silica or Parent (on behalf of itself and Merger Sub):

•

if the transactions contemplated by the Merger Agreement have not been consummated on or before October 26, 2024 (the “Outside Date”); provided that, (i) if as of the preceding date, any of the conditions set forth in the Absence of Closing Legal Impediments Condition (solely to the extent such condition has not been satisfied due to a Closing Legal Impediment arising under any antitrust law) or the Regulatory Approvals Condition have not been satisfied but all of the other conditions described in “—Conditions to Closing of the Transaction” on page 112 of this proxy statement have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the closing of the Merger, are not capable of being satisfied on such date), then Parent may extend the Outside Date to January 26, 2025 by written notice to U.S. Silica and (ii) in the event that the Marketing Period has commenced but has not been completed as of the date that is four business days prior to the Outside Date (including as extended pursuant to clause (i)), then either U.S. Silica or Parent may, by written notice to the other prior to such date, extend the Outside Date to the date that is four business days following the then-scheduled end of the Marketing Period (provided, further, that the right to terminate the Merger Agreement as described in this paragraph will not be available to a party if such party’s breach of the Merger Agreement has been the principal cause of the failure of the closing of the Merger to occur prior to the Outside Date (it being understood that a breach of the Merger Agreement by Merger Sub will be deemed to be a breach by Parent for all purposes of the Merger Agreement) (such termination right, the “Outside Date Termination Right”));

•

if the U.S. Silica stockholder meeting (as it may be adjourned or postponed) has concluded and the Stockholder Approval has not been obtained; provided, the right to terminate the Merger Agreement as described in this paragraph will not be available to any party whose breach of the Merger Agreement has been the principal cause of the failure to obtain the Stockholder Approval (such termination right, the “Stockholder Meeting Termination Right”);

•

if there is in effect any final, non-appealable Closing Legal Impediment; provided that the right to terminate the Merger Agreement as described in this paragraph will not be available to any party whose breach of the Merger Agreement has been the principal cause of the entry of such Closing Legal Impediment (it being understood that a breach of the Merger Agreement by Merger Sub will be deemed to be a breach by Parent for all purposes of the Merger Agreement);

•	by U.S. Silica:

•

at any time prior to the receipt of the Stockholder Approval, in connection with entering into an Alternative Acquisition Agreement; provided that (i) such termination is in accordance with the Merger Agreement and (ii) U.S. Silica pays the Company Termination Fee to Parent concurrently with such termination (such termination right, the “Superior Proposal Termination Right”);

•

if Parent or Merger Sub have breached any of their representations or warranties or failed to perform any of their covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would render any condition for U.S. Silica to effect the Merger described in the first two bullets of “—Conditions to Closing of the Transaction—Conditions to Obligations of U.S. Silica” on page 112 of this proxy statement incapable of being satisfied by the Outside Date or, if capable of being satisfied by the Outside Date, has not been cured prior to the earlier of (i) 30 business days after U.S. Silica provided written notice of such breach to Parent and (ii) the third business day prior to the Outside Date; provided, however, that U.S. Silica may not terminate the Merger Agreement as described in this paragraph if at the time of such termination Parent would be entitled to terminate the Merger Agreement pursuant to a U.S. Silica Breach Termination Right (as defined below) (such termination right, the “Parent Breach Termination Right”);

•

if (i) the Marketing Period has ended, (ii) all of the parties’ mutual conditions to the closing of the Merger and the additional conditions to the closing of the Merger of Parent and Merger Sub have been and continue to be satisfied or waived (other than conditions that by their nature are to be satisfied at the closing of the Merger, but subject to such conditions being capable of being satisfied), (iii) U.S. Silica irrevocably confirmed to Parent by written notice at least three business days prior to such termination that all of the parties’ mutual conditions to the closing of the Merger and the additional conditions to the closing of the Merger of U.S. Silica have been satisfied or irrevocably waived and it stands ready, willing and able to consummate the closing of the Merger during such three business day period and (iv) Parent has failed to consummate the closing of the Merger within three business days after the later to occur of (x) delivery of the written notice specified in the foregoing clause (iii) and (y) the date by which the closing the Merger is required to have occurred under the Merger Agreement (such termination right, the “Failure to Close Termination Right”);

•	by Parent:

•

if U.S. Silica or any of its subsidiaries has entered into any Alternative Acquisition Agreement or, prior to the time at which the Stockholder Approval has been obtained, if U.S. Silica effects a Board Recommendation Change (such termination right, the “Board Recommendation Change Termination Right”); or

•

if U.S. Silica has breached of any of its representations or warranties or failed to perform any of its covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would render any condition for Parent or Merger Sub to effect the Merger contained in the first two conditions described in “—Conditions to Closing of the Transaction—Conditions to Obligations of Parent and Merger Sub” on page 113 of this proxy statement incapable of being satisfied by the Outside Date or, if capable of being satisfied by the Outside Date, has not been cured prior to the earlier of (i) 30 business days after Parent provided written notice of such breach to U.S. Silica and (ii) the third business day prior to the Outside Date; provided, however, that Parent may not terminate the Merger Agreement as described in this paragraph if at the time of such termination U.S. Silica would be entitled to terminate the Merger Agreement pursuant to a Parent Breach Termination Right (such termination right, the “U.S. Silica Breach Termination Right”).

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement (other than certain provisions that expressly survive termination of the Merger Agreement) will become void and of no effect without liability or further obligation on the part of any party thereto or any of their respective affiliates. However, no termination of the Merger Agreement shall relieve any party from liabilities or damages incurred or suffered as a result of fraud or a willful and material breach of any representations, warranties, covenants or other agreements set forth in the Merger Agreement, subject to the limitations set forth in the Merger Agreement. The maximum aggregate liability of U.S. Silica-related parties and Parent-related parties, in each case, collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise) relating to or arising out of the Merger Agreement will not exceed $89.3 million, in the case of U.S. Silica-related parties, and $90.3 million, in the case of Parent-related parties.

Company Termination Fee, Parent Expense Reimbursement, Reverse Termination Fee

Company Termination Fee

Under the Merger Agreement, U.S. Silica must pay to Parent a fee of $41.75 million (the “Company Termination Fee”) (minus the Parent Expense Reimbursement Amount (as defined below) if previously paid by U.S. Silica to Parent) if the Merger Agreement is terminated under the following circumstances:

•	U.S. Silica terminates the Merger Agreement pursuant to the Superior Proposal Termination Right;

•	Parent terminates the Merger Agreement pursuant to the Board Recommendation Change Termination Right; or

•

if the following clauses (a), (b) and (c) are all satisfied: (a) either Parent or U.S. Silica terminates the Merger Agreement pursuant to the Outside Date Termination Right or Stockholder Meeting Termination Right or Parent terminates the Merger Agreement pursuant to the U.S. Silica Breach Termination Right (or the Merger Agreement is terminated pursuant to another provision at a time that it is terminable pursuant to any of the foregoing provisions), (b) a bona fide Acquisition Proposal (provided that for purposes of this paragraph, all references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”) has been publicly disclosed or (in the case of a termination pursuant to the Outside Date Termination Right or the U.S. Silica Breach Termination Right) made known to the Board after the date of the Merger Agreement and has not been publicly withdrawn at least four business days prior to the Outside Date (or, in the case of termination pursuant to the Stockholder Meeting Termination Right, the date of the U.S. Silica stockholder meeting, or in the case of termination pursuant to the U.S. Silica Breach Termination Right, the date of the applicable breach) and (c) within 12 months of such termination U.S. Silica and/or its subsidiaries enter into a definitive agreement with respect to, or consummate, any Acquisition Proposal;

provided that a lower fee of $20.875 million will apply with respect to a termination by U.S. Silica to accept a Superior Proposal prior to the No-Shop Period Start Date.

Parent Expense Reimbursement

Under the Merger Agreement, U.S. Silica must pay Parent an amount equal to $6.325 million in respect of expenses in connection with the Merger Agreement (the “Parent Expense Reimbursement Amount”) if either Parent or U.S. Silica terminates the Merger Agreement pursuant to the Stockholder Meeting Termination Right.

Reverse Termination Fee

Under the Merger Agreement, Parent must pay to U.S. Silica a fee of $87.3 million (the “Reverse Termination Fee”) if the Merger Agreement is terminated under the following circumstances:

•

U.S. Silica terminates the Merger Agreement pursuant to the Parent Breach Termination Right with respect to a breach or failure to perform that is the principal cause of the failure of the consummation of the Merger;

•	U.S. Silica terminates the Merger Agreement pursuant to the Failure to Close Termination Right; or

•

Parent or U.S. Silica terminates the Merger Agreement pursuant to the Outside Date Termination Right and at the time of such termination U.S. Silica would have been entitled to terminate the Merger Agreement pursuant to the Parent Breach Termination Right with respect to a breach or failure to perform that is the principal cause of the failure of the consummation of the Merger or the Failure to Close Termination Right.

In the event either U.S. Silica or Parent fails to promptly pay the Company Termination Fee or the Parent Expense Reimbursement Amount, in the case of U.S. Silica, or the Reverse Termination Fee, in the case of Parent, when due and either U.S. Silica or Parent, as applicable, commences a suit in order to obtain such payment and such suit results in a judgment against the other party for payment of the applicable termination fee, the breaching party will be required to pay, up to a maximum of $2 million, the other party’s and its affiliates’ out-of-pocket, documented costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of any unpaid fee, cost or expense from the date such fee, cost or expense was required to be paid up to (but excluding) the payment date.

Specific Performance

Except as otherwise described below, the parties are entitled to injunctions to prevent breaches of the Merger Agreement and to specific performance as to its terms (without any requirement for the securing or posting of any bond in connection with obtaining of any specific performance or injunctive relief), in addition to any other remedy to which they may be entitled at law or in equity.

Until Parent pays, and U.S. Silica receives an amount equal to, the Reverse Termination Fee, U.S. Silica’s right to specific performance is in addition to any other remedy to which it is entitled at law or in equity in accordance with the Merger Agreement, and the election to pursue an injunction or specific performance will not restrict U.S. Silica from, in the alternative, simultaneously seeking to collect the Reverse Termination Fee or pursue damages, in each case, subject to the limitations set forth in the Merger Agreement; provided that, under no circumstances will U.S. Silica be permitted or entitled to receive (i) both a grant of specific performance or any other equitable relief to cause the Equity Financing to be funded, on the one hand, and payment of any monetary damages or the payment of the Reverse Termination Fee (or other costs, expenses and reimbursement and indemnification amounts (if applicable) pursuant to and in accordance with the Merger Agreement), on the other hand, or (ii) both payment of any monetary damages, on the one hand, and payment of the Reverse Termination Fee, on the other hand.

Notwithstanding the foregoing, U.S. Silica is not entitled to specific performance or any other equitable relief to cause Parent to draw down proceeds of the Financing or to consummate the transactions contemplated by the Merger Agreement, unless (i) the Marketing Period has ended, (ii) the parties’ mutual conditions to the closing of the Merger and the additional conditions to the closing of the Merger of Parent and Merger Sub have been and continue to be satisfied or waived (other than the conditions that by their terms are to be satisfied at closing, but subject to such conditions being capable of being satisfied), (iii) Parent fails to consummate the Merger by the date the closing is required to have occurred pursuant to the terms of the Merger Agreement, (iv) the Debt Financing has been funded or will be funded at the closing of the Merger if the Equity Financing is funded at the closing of the Merger and (v) U.S. Silica has confirmed to Parent by written notice that all of the parties’ mutual conditions to the closing of the Merger and the additional conditions to the closing of the Merger of U.S. Silica have been and continue to be satisfied or irrevocably waived and if specific performance is granted and the Debt Financing is funded, then U.S. Silica stands ready, willing and able to consummate the closing of the Merger and will take such actions required to cause the closing of the Merger to occur.

Limitation on Recourse

Each party agrees, on behalf of itself and its related parties, that proceedings under the Merger Agreement and the other transaction documents may be made only against the parties expressly identified as parties to the Merger Agreement or, in the case of other transaction documents, expressly identified as parties to such transaction document, other than the obligations of the Guarantors in accordance with the Limited Guarantee. No affiliate of Parent, Merger Sub, a Guarantor or U.S. Silica, or any former, current or future officers, employees, directors, partners, shareholders, equity holders, managers, members, clients, attorneys, agents, advisors or other representative of Parent, Merger Sub, a Guarantor or U.S. Silica will have any liability for any liabilities of U.S. Silica, Parent or Merger Sub under the Merger Agreement or the other transaction documents, other than the obligations of the Guarantors in accordance with the Limited Guarantee (for clarity, this sentence does not limit U.S. Silica’s rights to specific performance under the Merger Agreement and the Equity Commitment Letter).

Fees and Expenses

All fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, subject to certain provisions of the Merger Agreement; provided that Parent will pay for any and all filing fees incurred by the parties and payable to any governmental entity in connection with any antitrust filings or other submissions made in connection with the Merger.

Amendment and Waiver

The Merger Agreement may be amended by the parties at any time, and any provision may be waived, provided that such amendment or waiver is set forth in a written instrument signed by the parties. However, after receipt of the Stockholder Approval, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange requires further approval by U.S. Silica Stockholders without such approval. Certain customary provisions may not be amended in a manner materially adverse to the Debt Financing sources without the prior written consent of such Debt Financing sources.

No Third-Party Beneficiaries

The Merger Agreement provides that it will be binding upon and inure solely to the benefit of U.S. Silica, Parent and Merger Sub and their respective successors and permitted assigns. The Merger Agreement is not intended to and will not confer any rights, benefits or remedies upon any other person other than (i) the right of certain Parent-related parties to enforce covenants in the Merger Agreement not to bring certain claims against such parties, (ii) the right of certain U.S. Silica-related parties to enforce covenants in the Merger Agreement not to bring certain claims against such parties, (iii) the rights of Indemnitees to enforce certain reimbursement and indemnification obligations of Parent set forth in the Merger Agreement, (iv) the right of Parent’s financing sources to enforce certain provisions in the Merger Agreement, (v) the right of certain non-recourse parties to enforce certain provisions in the Merger Agreement, (vi) the right, following the Effective Time, for U.S. Silica Stockholders and Company Awards to enforce the right to receive Merger Consideration and (vii) the right, following the valid termination of the Merger Agreement and subject to certain provisions in the Merger Agreement, of U.S. Silica, as sole and exclusive agent for and on behalf of U.S. Silica Stockholders (which stockholders shall not be entitled to pursue such damages on their own behalf) (who are third-party beneficiaries under the Merger Agreement solely to the extent necessary for this clause (vii) to be enforceable), to pursue any damages (which may include the benefit of the bargain lost by such holders) for Parent’s breach of the Merger Agreement.

Governing Law

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware; provided that any disputes involving the Debt Financing sources will be governed by and will be governed by the laws of the State of New York.

Vote Required and Board Recommendation

Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the voting power represented by the outstanding Shares that are entitled to vote thereon at the Special Meeting is required to approve and adopt the Merger Agreement and approve the Merger Proposal.

The Board unanimously recommends that you vote “FOR” the Merger Proposal.

ADVISORY VOTE ON MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

(THE MERGER COMPENSATION PROPOSAL)

The Merger Compensation Proposal

In accordance with Section 14A of the Exchange Act, U.S. Silica is providing its stockholders with the opportunity to cast a non-binding, advisory vote on certain compensation that may be paid or may become payable to the Company’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation may be paid or may become payable, the value of which is set forth in “The Merger—Interests of the Directors and Officers of U.S. Silica in the Merger—Named Executive Officer Golden Parachute Compensation” on page 71 of this proxy statement.

For purposes of this proxy statement, our named executive officers consist of:

•	Bryan Shinn, Chief Executive Officer;

•	Kevin Hough, Interim Executive Vice President and Chief Financial Officer;

•	Stacy Russell, Executive Vice President, General Counsel and Corporate Secretary;

•	Derek Ussery, Executive Vice President and President, Oil & Gas;

•	Zach Carusona, Executive Vice President and President, Industrial & Specialty Products; and

•	Donald Merril, Former Executive Vice President and Chief Financial Officer.

The Board encourages you to carefully review the named executive officer Merger-related compensation information disclosed in this proxy statement. As required by Section 14A of the Exchange Act, U.S. Silica is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation that may be paid or may become payable to U.S. Silica’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation may be paid or may become payable, as disclosed in “The Merger—Interests of the Directors and Officers of U.S. Silica in the Merger—Named Executive Officer Golden Parachute Compensation” in U.S. Silica’s proxy statement for the Special Meeting.”

Stockholders should note that this proposal is separate and apart from the Merger Proposal above and is not a condition to the completion of the Merger, and, as an advisory vote, the result will not be binding on U.S. Silica, the Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Board Recommendation

Assuming the presence of a quorum, the affirmative vote of a majority of the voting power represented by the Shares present, in person or represented by proxy, at the Special Meeting and entitled to vote is required to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to U.S. Silica’s named executive officers in connection with the Merger.

The Board unanimously recommends that you vote “FOR” the Merger Compensation Proposal.

ADJOURNMENT OF THE SPECIAL MEETING

(THE ADJOURNMENT PROPOSAL)

The Adjournment Proposal

If necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or in the absence of a quorum, U.S. Silica may propose to adjourn the Special Meeting. In the event there are present, in person or by proxy, sufficient votes by the U.S. Silica Stockholders to approve the Merger Proposal, U.S. Silica does not anticipate that it will adjourn the Special Meeting. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given unless the adjournment is for more than 30 days or U.S. Silica is required to change the Record Date of the Special Meeting. Any adjournment of the Special Meeting for the purpose of soliciting additional votes to approve and adopt the Merger Agreement will allow U.S. Silica Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned. Our Bylaws provide that the chairman shall have the power to adjourn any meeting of U.S. Silica Stockholders to another place, if any, date and time, and the chairman may elect to exercise this adjournment authority whether or not the Adjournment Proposal has been approved.

Vote Required and Board Recommendation

Assuming the presence of a quorum, the affirmative vote of a majority of the voting power represented by the Shares present in person or represented by proxy at the Special Meeting and entitled to vote is required to approve the adjournment of the Special Meeting, if necessary, to solicit additional votes to approve and adopt the Merger Agreement and approve the Merger if there are insufficient votes at the time of the Special Meeting to approve and adopt the Merger Agreement.

The Board unanimously recommends that you vote “FOR” the Adjournment Proposal.

MARKET PRICES AND DIVIDEND DATA

Our Common Stock is listed on NYSE under the symbol “SLCA.” As of the Record Date, there were     Shares outstanding held by   holders of record. Because many of our Shares are held by brokers and other institutions on behalf of beneficial owners, we are unable to estimate the total number of stockholders represented by these record holders. For more information, see the section of this proxy statement entitled “Security Ownership of Certain Beneficial Owners and Management.” The Board of Directors is responsible for determining our dividend policy. The timing and level of any dividends will necessarily depend on the Board of Directors’ assessments of earnings, financial condition, capital requirements and other factors, including restrictions, if any, imposed by our lenders. Under the Merger Agreement, we may not pay any dividends or make other distributions (whether in cash, stock, or property), without the prior written consent of Parent, to any holders of Shares (other than (i) dividends or distributions from a wholly owned subsidiary to another wholly owned subsidiary or U.S. Silica or (ii) the acceptance of Shares, or withholding of Shares otherwise deliverable, to satisfy withholding taxes incurred in connection with the exercise, vesting and/or settlement of U.S. Silica equity awards).

On May 22, 2024, the latest practicable trading day before the filing of this proxy statement, the closing price for our Common Stock on NYSE was $15.44 per share. You are encouraged to obtain current market quotations for the Common Stock.

As promptly as practicable following the Effective Time, the Common Stock will be delisted from the NYSE and de-registered under the Exchange Act, and at such time, U.S. Silica will cease to be a publicly traded company and will no longer be obligated to file periodic reports with the SEC. In the event that the Merger is not consummated, our payment of any future dividends would be at the discretion of the Board of Directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors the Board of Directors may deem relevant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our Common Stock as of May 22, 2024 by: (i) any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner of more than 5% of the issued and outstanding Shares, (ii) each director and director nominee, (iii) each named executive officer and (iv) the collective beneficial ownership of all directors and executive officers.

The percentage ownership information is based on 78,201,296 Shares outstanding as of May 22, 2024. The number of Shares beneficially owned by each stockholder is determined under rules issued by the SEC and generally includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any Shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of Shares beneficially owned by an individual or entity and the percentage ownership of that person, Shares subject to equity awards or other rights held by such person that are currently exercisable or will become exercisable within 60 days after May 22, 2024, are considered outstanding and beneficially owned by the person holding the equity awards or other rights for the purpose of computing the percentage ownership of that person, although these Shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to the following table and subject to applicable community property laws, we believe that each person identified in the table possesses sole voting and investment power over all Shares beneficially owned by the stockholder.

	Beneficial Ownership
Beneficial Owner	Number of Shares(1)	Percent of Total
Principal Stockholders:
BlackRock, Inc.(2) 50 Hudson Yards New York, NY 10001	14,987,093	19.2%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19335	7,032,533	9.0%
Dimensional Fund Advisors LP(4) 6300 Bee Cave Road Building One Austin, TX 78746	5,115,616	6.5%
Renaissance Technologies LLC(5) 800 Third Avenue New York, NY 10022	3,966,024	5.1%
Named Executive Officers and Directors:
Simon Bates	9,413	*
Peter Bernard	163,594	*
Diane Duren	93,350	*
William J. Kacal(6)	186,426	*
Sandra Rogers	26,330	*
Charles W. Shaver(7)	143,416	*
Bryan Shinn	1,560,787	2.0%
Jimmi Sue Smith	8,965	*
Zach Carusona	86,090	*
Kevin Hough	38,963	*
Stacy Russell	120,383	*
Derek Ussery	99,189	*
Donald Merril(8)	248,575	*
Jay Moreau	—	—
All current executive officers and directors as a group (13 persons)(9)	2,536,906	3.2%

(1)

Includes the following Shares that may be acquired upon exercise of stock options that are exercisable on or within 60 days after May 22, 2024: Mr. Shinn, 173,001 Shares; Mr. Hough, 3,371 Shares; Mr. Carusona, 744 Shares and all current directors and executive officers as a group, 177,116 Shares. Also includes the following Shares that may be acquired upon vesting of Company RSUs that will vest within 60 days after May 22, 2024: Mr. Bates, 9,413 Shares; and Ms. Smith, 8,965 Shares; and all current directors and executive officers as a group, 18,378 Shares.

(2)

Based solely on a Statement on Schedule 13G/A filed on January 19, 2024 by BlackRock, Inc. Such filing indicates that BlackRock, Inc. has sole voting power with respect to 14,639,783 Shares, shared voting power with respect to 0 Shares, sole investment power with respect to 14,987,093 Shares, and shared investment power with respect to 0 Shares.

(3)

Based solely on a Statement on Schedule 13G/A filed on February 13, 2024 by The Vanguard Group. Such filing indicates that The Vanguard Group has sole voting power with respect to 0 Shares, shared voting power with respect to 105,626 Shares, sole investment power with respect to 6,857,764 Shares and shared investment power with respect to 174,769 Shares.

(4)

Based solely on a Statement on Schedule 13G/A filed on February 9, 2024 by Dimensional Fund Advisors LP. Such filing indicates that Dimensional Fund Advisors has sole voting power with respect to 5,031,999 Shares, shared voting power with respect to 0 Shares, sole investment power with respect to 5,115,616 Shares and shared investment power with respect to 0 Shares.

(5)

Based solely on a Statement on Schedule 13G filed jointly on February 13, 2024 by Renaissance Technologies LLC (“RTC”) and Renaissance Technologies Holdings Corporation (“RTHC”). Such filing indicates that RTC and RTHC have sole voting power with respect to 3,966,024 Shares, shared voting power with respect to 0 Shares, sole investment power with respect to 3,966,024 Shares and shared investment power with respect to 0 Shares.

(6)	Includes 2,600 Shares held by Mr. Kacal’s spouse.
(7)	Includes 88,114 Shares held indirectly by Mr. Shaver through Cliff Liquid Investments LP.
(8)	Based on the latest information available to the Company.
(9)	Total number of persons does not include Mr. Merril and total number of Shares does not include Shares owned by Mr. Merril.
*	Represents beneficial ownership of less than one percent (1%) of our Common Stock.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

The Company’s 2024 annual meeting of stockholders was held on May 9, 2024. If the Merger is completed, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the Merger is not completed, or if we are otherwise required to do so under applicable law, we will hold a 2025 Annual Meeting. If the Merger is not completed, you will continue to be entitled to attend and participate in stockholder meetings. Any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below.

If the Company holds a 2025 Annual Meeting, stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting may do so by following the procedures described below.

Any stockholder who desires to include a proposal in our proxy statement for the 2025 Annual Meeting must deliver it so that it is received by November 26, 2024 if the 2025 Annual Meeting is held between April 9, 2025 and June 8, 2025, or, if the 2025 Annual Meeting is not held within these dates, a reasonable time before we begin to print and send our proxy materials for the 2025 Annual Meeting. Additionally, a stockholder must meet all requirements under the rules of the SEC, including Rule 14a-8 under the Exchange Act, necessary to have a proposal included in our proxy statement.

Under our Bylaws, any stockholder who wants to propose a nominee for election as a director, or to present any other proposal, at the 2025 Annual Meeting must deliver the proposal so it is received no later than February 8, 2025 and no earlier than January 9, 2025. Under our Bylaws, however, if the date of the 2025 Annual Meeting is changed so that it is scheduled more than 30 days earlier or later than May 9, 2025, any such proposals must be delivered by the later of (1) 10 days following the day on which we first publicly announce the date of the 2025 Annual Meeting and (2) the date that is 90 days prior to the 2025 Annual Meeting. Additionally, a stockholder must meet all other requirements set forth in our Bylaws in order to have its proposal or director nomination presented at the meeting.

Any such proposals or director nominations must be sent, in writing, to the Corporate Secretary, U.S. Silica Holdings, Inc., 24275 Katy Freeway, Suite 600, Katy, Texas 77494. Our Bylaws are available on our website at https://ussilica.gcs-web.com/corporate-governance/highlights, or you may contact the Corporate Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals. Our website address is provided as an inactive textual reference only.

All proposals must comply with the applicable requirements of the federal securities laws and our Bylaws in order to be included in the proxy statement and proxy card for the 2025 Annual Meeting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this proxy statement. We incorporate by reference into this proxy statement the documents listed below (other than portions of these documents that are described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC) and any documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the Special Meeting:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 27, 2024;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed on April 26, 2024;

•	Our Definitive Proxy Statement on Schedule 14A for the 2024 Annual Meeting of Stockholders, filed on March 26, 2024; and

•	Our Current Reports on Form 8-K as filed with the SEC on March 26, 2024, April 26, 2024 and May 10, 2024.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

Any statement contained in a document incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is incorporated by reference into this proxy statement modifies or supersedes the statement. The information incorporated by reference is considered to be a part of this proxy statement and later information that the Company files with the SEC will update and supersede that information.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We and some brokers have adopted “householding,” a procedure under which stockholders who have the same address will receive a single Notice of Internet Availability of Proxy Materials or set of proxy materials, unless one or more of these stockholders provides notice that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to our company by reducing printing and postage costs.

If you participate in householding and wish to receive a separate Notice of Internet Availability of Proxy Materials or set of these proxy materials, or if you wish to receive separate copies of future Notices, annual reports and proxy statements, please call 1-866-540-7095 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will deliver the requested documents to you promptly upon your request.

Any stockholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions, Inc. at the address or telephone number listed above. If you hold your Shares through a broker, bank or other nominee, please contact your broker, bank or other nominee to request information about householding.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to our corporate website at http://www.ussilica.com. The information provided on our website, other than copies of the documents listed above that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated within this proxy statement by reference. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

U.S. Silica Holdings, Inc.

24275 Katy Freeway, Suite 600

Katy, TX 77494

Attention: Investor Relations

Telephone: (281) 505-6011

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement or other information concerning us, without charge, by written or telephonic request directed to U.S. Silica Holdings, Inc., Attn.: Investor Relations, 24275 Katy Freeway, Suite 600, Katy, Texas 77494, Telephone (281) 505-6011; or from our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 750-8269; or from the SEC through the SEC website at the address provided above.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED     , 2024. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

STAR HOLDING LLC,

STAR MERGER CO.

and

U.S. SILICA HOLDINGS, INC.

Dated as of April 26, 2024

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 26, 2024 (this “Agreement”), is made by and among Star Holding LLC, a Delaware limited liability company (“Parent”), Star Merger Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and U.S. Silica Holdings, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.1, and other capitalized terms used in this Agreement are defined in the Sections indicated in Section 8.2.

RECITALS

WHEREAS, the Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), pursuant to which each share of common stock, par value $0.01 per share, of the Company (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled or converted pursuant to Section 2.1(b) or Dissenting Shares, shall be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) unanimously determined that this Agreement and the Transactions (as defined below), including the Merger, are fair, advisable and in the best interests of the Company and its stockholders, (b) approved, adopted and declared advisable this Agreement and the Transactions, including the Merger and (c) resolved to submit and, subject to the terms and conditions hereof, recommend this Agreement to the Company’s stockholders for approval and adoption thereby;

WHEREAS, the sole member of Parent has, upon the terms and subject to the conditions set forth herein, approved and adopted this Agreement and the Transactions, including the Merger, and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, approving and adopting this Agreement;

WHEREAS, the board of directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the Transactions, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, Parent and Merger Sub have delivered (a) a limited guaranty (the “Guaranty”) from Apollo Investment Fund X, L.P., Apollo Overseas Partners (Delaware 892) X, L.P., Apollo Overseas Partners (Delaware) X, L.P., Apollo Overseas Partners (Lux) X, SCSp and Apollo Overseas Partners X, L.P. (the “Guarantors”), pursuant to which, subject to the terms and conditions set forth therein, the Guarantors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement and (b) a commitment letter between Parent and each of the Guarantors, pursuant to which each of the Guarantors has committed, subject to the terms and conditions set forth therein, to invest in Parent, directly or indirectly, the cash amount set forth therein; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Merger and other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

(b) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law and consistent with the obligations set forth in Section 5.7. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the form of the bylaws of the Surviving Corporation as of the Effective Time, each until amended in accordance with applicable Law and consistent with the obligations set forth in Section 5.7.

(c) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place (a) at 8:00 a.m., Eastern time, on the third (3rd) Business Day after satisfaction or waiver of all of the applicable conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), via electronic exchange of signature pages unless another time, date or place is agreed to in writing by the parties hereto; provided, that, notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), the Closing shall instead take place on the earlier of (i) a Business Day during the Marketing Period specified by Parent on no less than three (3) Business Days’ prior written notice to the Company and (ii) the third Business Day after the final day of the Marketing Period (subject, in the case of each of clause (i) and (ii), to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing)) or (b) at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.” On the Closing Date, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).

ARTICLE II

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled or converted pursuant to Section 2.1(b) or Dissenting Shares, shall be converted automatically into the right to receive $15.50 per Share (the “Merger Consideration”), payable to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.

(b) Cancellation of Treasury Shares and Parent-Owned Shares; Conversion of Certain Shares. Each Share held by the Company as treasury stock or held directly by Parent (or treated as directly held by Parent’s regarded owner for U.S. federal income Tax purposes) or Merger Sub, in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof. All Shares issued and outstanding immediately prior to the Effective Time that are held by any direct or indirect wholly owned Subsidiary of the Company or by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) will automatically be converted into such number of validly issued, fully paid and nonassessable shares of common stock, no par value per share, of the Surviving Corporation, or fraction thereof, such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(c) Merger Sub Equity Interests. All outstanding shares of capital stock of Merger Sub held immediately prior to the Effective Time shall be converted into and become (in the aggregate) one (1) share of newly and validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall designate a nationally recognized bank or trust company to act as the paying agent (the identity and terms of appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Merger in accordance with this Article II (the “Paying Agent”). Subject to the occurrence of the Closing, the Company shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent a cash amount that, when taken together with available cash of the Company and its Subsidiaries that is deposited with the Paying Agent at the Effective Time, is sufficient to pay the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement. In the event such deposited funds, when taken together with available cash of the Company and its Subsidiaries that is deposited with the Paying Agent at the Effective

Time, are insufficient to make the payments contemplated pursuant to Section 2.1, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent if and as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Shares in accordance with this Article II; provided, however, that any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Procedures for Surrender.

(i) Certificates. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as Parent, the Company and the Paying Agent shall reasonably agree prior to the Effective Time; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the Paying Agent or such other agent, in accordance with the letter of transmittal and instructions, shall transmit to the holder of such Certificates the Merger Consideration for each Share formerly represented by such Certificates (subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of Parent or the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which shall be deemed to represent only the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and such Book-Entry Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of

Book-Entry Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall be in such form as Parent, the Company and the Paying Agent shall reasonably agree prior to the Effective Time; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Shares shall be entitled to receive, in exchange for each such Book-Entry Share, a cash amount in immediately available funds equal to the Merger Consideration (subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and such Book-Entry Shares so surrendered shall at the Effective Time be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares so surrendered shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any portion of the Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a). Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands; provided, that prior to the Effective Time, Parent shall reasonably consult with the Company and consider in good faith the Company’s advice with respect to such negotiations. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands or propose or otherwise agree to do any of the foregoing.

2.4 Treatment of Company Awards.

(a) At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time shall, automatically and without any action on the part of Parent, the Company or the holder thereof, vest in full and be cancelled, with the holder of such Company RSU becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to the product of (i) the number of Shares subject to the Company RSU immediately prior to the Effective Time multiplied by (ii) the Merger Consideration, less any applicable Taxes required to be withheld with respect to such payment.

(b) At the Effective Time, each Company PSU that is outstanding as of immediately prior to the Effective Time shall, automatically and without any action on the part of Parent, the Company or the holder thereof, vest in full and be cancelled, with the holder of such Company PSU becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to the product of (i) the number of Shares subject to the Company PSU immediately prior to the Effective Time multiplied by (ii) the Merger Consideration, less any applicable Taxes required to be withheld with respect to such payment. For purposes of clause (i) of the immediately preceding sentence, the number of Shares subject to a Company PSU immediately prior to the Effective Time shall be determined: (A) in the case of Total Shareholder Return Company PSUs, based on the greater of the target level and the actual level of performance measured as of the date that is ten (10) days prior to Closing (the “Measurement Date”) and using the value of the Merger Consideration as the Company’s “Ending Stock Price” to calculate performance under the applicable award agreement; and (B) in the case of Adjusted Cash Flow Company PSUs, based on (1) actual performance for performance periods that have been completed as of the Measurement Date, (2) the greater of the target level and the actual level of performance measured as of the Measurement Date in respect of performance periods that are ongoing as of the Measurement Date and (3) target performance in respect of performance periods that have not commenced as of the Measurement Date.

(c) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time shall, automatically and without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option, multiplied by (ii) the number of Shares covered by such Company Option immediately prior to the Effective Time, less any applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, if the per Share exercise price of such Company Option equals or exceeds the Merger Consideration, such Company Option shall be cancelled for no consideration.

(d) Termination of the Company Equity Plan. As of the Effective Time, the Company Equity Plan shall immediately terminate and no further Company Options, Company PSUs or Company RSUs (“Company Awards”) or other awards or rights with respect to Shares shall be granted thereunder. As soon as practicable (and in any event within ten (10) Business Days) following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, pay (through its payroll systems in the case of employees) all amounts payable pursuant to this Section 2.4 to the former holders of Company Options, Company RSUs and Company PSUs, as applicable, or at such later time as required under Section 409A of the Code.

(e) Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take such other actions as are reasonably necessary to effect the transactions described in this Section 2.4.

2.5 Withholding Rights. The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be (and without duplication), shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law. To the extent that amounts are so deducted or withheld and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The parties hereto shall cooperate in good faith with respect to eliminating or reducing any such deduction or withholding in respect of any payment to a party hereto made pursuant to this Section 2.5.

2.6 Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Merger Consideration shall be equitably adjusted to reflect such event and to provide to holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.6 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to Section 5.1 or is otherwise prohibited or restricted by any other provision of this Agreement.

2.7 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, the Company and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the correspondingly numbered section or subsection of the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), subject to Section 9.17, or (b) as otherwise disclosed in the Company SEC Documents filed and publicly available at least two (2) Business Days prior to the date hereof, other than any risk factor disclosures (excluding statements of historical fact) in any such Company SEC Document contained in the “Risk Factors” section thereof or other similarly cautionary, forward-looking or predictive statements in such Company SEC Document (provided that this clause (b) shall not apply to any of the representations and warranties set forth in Section 3.2(d), clause (b) of the first sentence of Section 3.6 or the Company Fundamental Representations), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date that:

3.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Company has all requisite power and authority to own its properties and conduct its business as presently conducted and is duly qualified to do business and in good standing in each jurisdiction where its business requires such qualification, except where failure to be so duly organized, validly existing and in good standing, to have such requisite power and authority or to be so duly qualified and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and in good standing in each jurisdiction where its business requires such qualification. The copies of the Third Amended and Restated Certificate of Incorporation (the “Company Charter”) and Third Amended and Restated Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement and such documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the organizational or governing documents of each of the Company’s Subsidiaries are in full force and effect, and none of the Company’s Subsidiaries is in violation of any provision of such documents.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of five hundred million (500,000,000) Shares and ten million (10,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of April 25, 2024 (the “Capitalization Date”), (i) 78,134,798 Shares (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 1,925,902 Shares were subject to outstanding Company PSUs (assuming for this purpose that all applicable performance goals are achieved at the target level), (iii) 1,560,179 Shares were subject to outstanding Company RSUs, (iv) 349,080 Shares were subject to outstanding Company Options having a weighted average exercise price of $37.24, (v) 11,331,268 Shares were held in the treasury of the Company or by its Subsidiaries, and (vi) no shares of Preferred Stock were issued and outstanding.

(b) Other than as provided in the Company Equity Plan, there are no options, warrants or other rights, agreements, arrangements or commitments of any character (including any shareholders agreements, voting trusts, proxies or other similar agreements or any obligations requiring the registration for sale of any shares of capital stock or other voting or equity interests) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any of its Subsidiaries to issue or sell any shares of the Company’s capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Since the Capitalization Date through the date of this Agreement, except for the issuance of Company Awards under the Company Equity Plan in accordance with their terms, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance in respect of the Company Equity Plan.

(c) The Company has previously provided Parent with a true and complete list, as of April 18, 2024, with respect to each outstanding Company Award, of (i) the holder thereof, (ii) the grant date thereof, (iii) the type thereof, (iv) the total number of Shares subject thereto (assuming for this purpose that all performance goals applicable to Company PSUs are achieved at the target level), and (v) with respect to each Company PSU, the maximum number of Shares that may be earned thereunder. All Shares subject to issuance under the Company Equity Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries.

(d) Section 3.2(d) of the Company Disclosure Schedule sets forth a complete list of each Subsidiary of the Company, together with its jurisdiction of organization or incorporation and the percentage ownership interest of the Company or its Subsidiaries, in such Subsidiary. Except as set forth on Section 3.2(d) of the Company Disclosure Schedule, the Company and its Subsidiaries own, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Subsidiaries of the Company, free and clear of any Liens other than transfer and other restrictions under applicable securities Laws, and all of such outstanding shares of stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights (other than statutory preemptive rights). There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound relating to the issued or unissued capital stock or other Equity Interests of a Subsidiary of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests of such Subsidiary, or obligating the Company or any Subsidiary of the Company to issue or sell any shares of a Subsidiary’s capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, such Subsidiary. No Subsidiary of the Company owns any Shares or any capital stock of, or other Equity Interests in, the Company.

(e) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, or other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(f) Since April 3, 2020, the Company has not declared, authorized or paid any dividends and distributions (including dividend equivalents) on shares of the capital stock of the Company or other securities of the Company or any of its Subsidiaries, other than dividends or distributions solely among the Company and its Subsidiaries or among the Company’s Subsidiaries.

3.3 Authority; Execution and Delivery; Enforceability.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Requisite Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Requisite Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a proceeding at law or in equity).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company Board were present, duly and unanimously adopted resolutions (i) determining that the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving, adopting and declaring advisable this Agreement and the Transactions, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for its approval and adoption at the Company Meeting, and (iv) recommending that the Company’s stockholders approve and adopt this Agreement (the “Company Board Recommendation”), which resolutions, except as permitted by Section 5.3, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.

(c) Assuming the accuracy of Parent’s representations and warranties set forth in Section 4.10, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not applicable to this Agreement and the Transactions, including the Merger. Assuming the accuracy of Parent’s representations and warranties set forth in Section 4.10, no other takeover, anti-takeover, business combination, “fair price,” control share acquisition or similar Law applies to the Merger or the other Transactions. The only vote of holders of any class or series of Shares or other Equity Interests of the Company necessary to approve and adopt this Agreement is the Requisite Company Stockholder Approval.

3.4 No Conflicts; Governmental Consents.

(a) The execution and delivery of this Agreement does not and will not, and the performance of this Agreement by the Company will not, directly or indirectly (with or without notice or lapse of time, or both) (i) assuming the Requisite Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter or the Company Bylaws, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any property or asset of the Company or any of its Subsidiaries pursuant to any Material Contract, material Permit or material Mining Right to which the Company or any of its Subsidiaries is party (or by which any of their respective properties or assets are bound), except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Merger and the other Transactions and compliance by the Company with any of the terms or provisions hereof will not (in each case with or without notice or lapse of time, or both), require any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, except (i) under the Exchange Act, (ii) under the rules and regulations of the NYSE, (iii) any applicable requirements of any Antitrust Laws, (iv) the filing and recordation of the Certificate of Merger as required by the DGCL, (v) the filing of the Proxy Statement with the SEC, (vi) under the FCC Rules, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or furnished on a timely basis all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2022, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company with the SEC, as they have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). None of the Subsidiaries of the Company is required to make any filings with the SEC.

(b) As of its respective filing date (or, if amended or superseded prior to the date of this Agreement, on the date of the last such filing) each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case when filed or furnished, or with respect to any proxy statement filed pursuant to the Exchange Act, on the date of the applicable meeting. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Documents. As of the date hereof, there has been no material correspondence between the SEC and the Company since January 1, 2022 that is not set forth in the Company SEC Documents or that has not otherwise been disclosed to Parent prior to the date hereof.

(c) The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) (i) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company SEC Financial Statements (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not material and the absence of footnotes), and (ii) were prepared in accordance with GAAP (as in effect in the United States on the date of such Company SEC Financial Statements) as applied by the Company on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), subject, in the case of interim Company SEC Financial Statements, to normal year-end adjustments that are not material in amount or nature and the absence of notes.

(d) The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company SEC Documents. The Company maintains disclosure controls and procedures required and as defined by Rule 13a-15 or Rule 15d-15 under the Exchange Act, which such controls and procedures are reasonably designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals at the Company and its Subsidiaries responsible for the preparation of the Company SEC Documents.

(e) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act reasonably designed to provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries for external purposes in accordance with GAAP. Since January 1, 2023, the Company’s independent registered public accounting firm has not, and the Company’s management has not, identified or been made aware of: (a) any “material weakness” or “significant deficiencies” (each as defined in Rule13a-15(f) of the Exchange Act) in the design or operation of internal control over financial reporting utilized by the Company or any of its Subsidiaries; or (b) any fraud that involves the management or any other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting or disclosure controls and procedures.

(f) The Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company SEC Financial Statements, (iii) for liabilities and obligations incurred pursuant to the Transactions, (iv) for liabilities incurred that have been discharged or paid in full prior to the date of this Agreement and (v) for liabilities and obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6 Absence of Certain Changes or Events. Since January 1, 2024 through the date of this Agreement, (a) except for the negotiation and execution of this Agreement, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, state of facts, circumstance, condition or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2024 through the date of this Agreement, except for the negotiation and execution of this Agreement and except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has taken any action that would have required Parent’s consent pursuant to subsections (b), (c), (d), (f), (g), (i), (j), (r), (s), (u), (v), (x) and (y) of Section 5.1(2) (but, in the case of Section 5.1(2)(y), solely with respect to the enumerated subsections of Section 5.1(2) previously listed in this sentence) had the covenants therein applied since January 1, 2024.

3.7 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company with respect to any statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

3.8 Litigation. There are no and, since January 1, 2022, there have been no, Proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective officers or directors (in their capacities as such), at law or in equity, or before or by any Governmental Entity, and none of the Company or any of its Subsidiaries or any of their respective officers or directors (in their capacities as such), is or has been since such date subject to any outstanding Order, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.9 Compliance with Laws; Anti-Corruption .

(a) The Company and its Subsidiaries are, and since January 1, 2020 have been, in compliance with, and conduct their respective businesses in conformity with, all applicable foreign, federal, state and local Laws and regulations, except where the failure to so comply or conform has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2020, no written Proceedings have been received by, and to the Knowledge of the Company, no Proceedings have been filed against, the Company or any of its Subsidiaries alleging material noncompliance with any Laws.

(b) Since January 1, 2020, neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors, nor to the Knowledge of the Company any of their respective employees or agents, in each case, acting on behalf of the Company or any of its Subsidiaries, has at any time (i) made any unlawful payment or given, offered, promised, or authorized or agreed to give, anything of value, directly or indirectly, to any Government Official or other Person in violation of Anti-Corruption Laws; (ii) used any corporate funds of the Company or any of its Subsidiaries for unlawful political or charitable contributions, gifts, hospitality, travel, entertainment or other unlawful expenses relating to political activity; or (iii) has otherwise been in violation of any Anti-Corruption Laws in any respect.

(c) Since January 1, 2020, neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors, nor to the Knowledge of the Company any of their respective employees or agents, in each case, acting on behalf of the Company or any of its Subsidiaries, has at any time been (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in each case in violation of Sanctions Laws; (iii) otherwise in violation of applicable Sanctions Laws or (iv) in violation of applicable Ex-Im Laws.

(d) Since January 1, 2020, neither the Company nor any of its Subsidiaries has (i) to the Knowledge of the Company, received any notice, inquiry, or internal or external allegation; (ii) to the Knowledge of the Company, been the subject of any investigation by any Governmental Entity; (iii) made any voluntary or involuntary disclosure to a Governmental Entity; or (iv) conducted any internal investigation or audit, in each case (i)-(iv), relating to or arising from any actual or potential violation or wrongdoing related to Anti-Corruption Laws, Sanctions Laws, or Ex-Im Laws.

(e) Since January 1, 2020, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received a civil investigative demand, claim notice, preservation letter or any investigative subpoena, notice, target letter, or equivalent from any Governmental Entity relating to any alleged violations of Antitrust Laws by the Company or any of its Subsidiaries.

3.10 Permits. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have obtained, and are, and since January 1, 2022 have been, in compliance with, all material Permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use, and maintain their assets in the manner in which they are now operated and maintained, and to conduct their business (including, but not limited to, their mining operations), taken as a whole, as currently conducted, and (b) such material Permits are in full force and effect. Since January 1, 2022, there are no pending or, to the Knowledge of the Company, threatened limitations, terminations, expirations or revocations of such material Permits, other than such limitations, terminations, expirations or revocations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no outstanding written notices received by the Company or any of its Subsidiaries alleging the failure to hold any material Permits.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other equity or equity-based incentive, compensation, severance, employment, consulting, change-in-control, retention, vacation, paid time off, fringe benefit, bonus, incentive, savings, retirement, deferred compensation, or other compensatory or benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA, (a) entered into, contributed to (or required to be contributed to), sponsored by or maintained by the Company or any of its Subsidiaries or (b) for which the Company or any of its Subsidiaries has or would reasonably be expected to have any Liability (contingent or otherwise), other than any programs sponsored or maintained by a Governmental Entity. With respect to each material Company Benefit Plan, a copy of each of the following documents, and all amendments and modifications to such documents, has been made available to Parent: (i) the current plan and trust documents and the most recent summary plan description (or, with respect to any such plan that is not in writing, a written description of the material terms thereof), (ii) the annual report (Form 5500), if any, filed with the IRS for the last plan year, (iii) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan, (iv) the most recent actuarial report and/or financial statement, if any, relating to such Company Benefit Plan, and (v) all material correspondence with any Governmental Entity in connection with the administration of any Company Benefit Plan.

(b) Except as would not reasonably be expected to result, individually or in the aggregate, in material liability to the Company or its Subsidiaries:

(i) each Company Benefit Plan complies and has been established, maintained, funded, operated, and administered in accordance with its terms and the requirements of all Laws applicable thereto, including ERISA and the Code;

(ii) each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status and, to the Knowledge of the Company, no fact or event has occurred that could reasonably be expected to cause the loss of the Tax qualified status of any such Company Benefit Plan or the Tax exempt status of any associated trust;

(iii) no Company Benefit Plan is under audit or is the subject of an audit, investigation or other administrative proceeding by the IRS, the Department of Labor, or any other Governmental Entity, nor is any such audit, investigation or other administrative proceeding, to the Knowledge of the Company, threatened;

(iv) all contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each Company Benefit Plan as of or prior to the date hereof have been made or accrued (as applicable) on a timely basis in accordance with applicable Law and such Company Benefit Plan’s terms;

(v) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan; and

(vi) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, involving any Company Benefit Plan, any trustee or fiduciary thereof.

(c) Each Company Benefit Plan that provides post-termination or retirement health and welfare benefits to any current or former employee of the Company or its Subsidiaries is set forth on Section 3.11(c) of the Company Disclosure Schedule. Except for the Company Benefit Plans set forth on Section 3.11(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liability for providing post-termination or retiree health, medical, life or other welfare benefits to any Person, other than as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or applicable Law at the sole expense of such employee.

(d) Except as set forth on Section 3.11(d) of the Company Disclosure Schedule, no Company Benefit Plan is subject to Title IV of ERISA. With respect to any Company Benefit Plan that is subject to Title IV of ERISA, except as would not reasonably be expected to result in material liability: (i) there does not exist any failure to meet the “minimum funding standard” of Section 412 of the Code or 302 of ERISA (whether or not waived), (ii) such plan is not in “at-risk” status for purposes of Section 430 of the Code, (iii) no “reportable event” within the meaning of Section 4043(c) of ERISA has occurred, (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (v) the PBGC has not instituted, or, to the Knowledge of the Company, threatened to institute, proceedings to terminate any such plan, (vi) the Company has not filed a notice of intent to terminate the plan or adopted any amendment to treat such plan as terminated,

(vii) no event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan, (viii) the Company is not, and does not expect to be, subject to (A) any requirement to post security pursuant to Section 412(c)(4) of the Code or (B) any lien pursuant to Section 430(k) of the Code, (ix) the Company has not terminated any such plan within the last six (6) years or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA, and (x) the Company has not engaged in any transaction described in Sections 4069 or 4212(c) of ERISA.

(e) Except as set forth on Section 3.11(e) of the Company Disclosure Schedule, (A) no Company Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (B) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (C) none of the Company and its Subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. With respect to each Company Benefit Plan that is a Multiemployer Plan, except as set forth in Section 3.11(e) of the Company Disclosure Schedule, none of the Company and its Subsidiaries, nor any of their respective ERISA Affiliates has received any notification that any such Multiemployer Plan is in reorganization, has been terminated, is insolvent, or, to the Company’s Knowledge, would reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

(f) Except as set forth on Section 3.11(f) of the Company Disclosure Schedule or as expressly provided in this Agreement, neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former employee or other service provider to severance pay or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits or increase the amount of or result in the forfeiture of any compensation or benefits due to any current or former employee or other service provider or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits, (iii) result in any forgiveness of indebtedness of any employee or other service provider, (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code), or (v) result in any restriction on the right of the Company or any of its Subsidiaries or, after the consummation of the Merger or the Transactions, the Surviving Corporation, to merge, amend or terminate any of the material Company Benefit Plans.

(g) The Company has no obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(h) Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other material penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(i) Each Company Benefit Plan and any other agreement, plan, Contract or arrangement maintained by the Company or any of its Subsidiaries that is, in any part, a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

3.12 Employee and Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, agreement with any works council or similar labor contract (each a “Labor Agreement”), other than the agreements set forth on Section 3.12(a) of the Company Disclosure Schedule. There has not occurred and, to the Knowledge of the Company, there has not been threatened, (i) since January 1, 2020, any strike, slowdown, picketing, material labor-related arbitration, material grievance, or work stoppage by, or lockout of, any employees of the Company or any of its Subsidiaries or (ii) since January 1, 2020, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, any Proceeding against the Company or any of its Subsidiaries relating to the alleged violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Entity. To the Knowledge of the Company, since January 1, 2020, there has not occurred and there has not been threatened, any application for representation or certification of a labor union, works council, or other labor organization seeking to represent any employees of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, fair employment practices, health and safety, wage payment, wages and hours, child labor, immigration and work authorizations, employment discrimination, worker classification, withholding of employment-related Taxes, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations and unemployment insurance and related matters, except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) To the Knowledge of the Company, since January 1, 2020, no allegations of sexual harassment or sexual misconduct have been made against any current or former (i) employee with an annual base salary that is $250,000 or more, (ii) officer or (iii) director of the Company. Except as set forth on Section 3.12(c) of the Company Disclosure Schedule, the Company is not and, since January 1, 2020, has not been a party in any Proceedings, or entered into any settlement agreements, related to allegations of sexual harassment or sexual misconduct by any current or former employee or director of the Company. To the Knowledge of the Company, since January 1, 2020, there have not been any Proceedings threatened against the Company or any of its Subsidiaries involving allegations of sexual harassment or sexual misconduct by any current or former employee or director of the Company.

3.13 Environmental Matters. Except as set forth on Section 3.13 of the Company Disclosure Schedule or except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Each of the Company and its Subsidiaries is, and since January 1, 2020 has been, in compliance with all applicable Environmental Laws, which compliance includes, and has included, obtaining, maintaining, and complying with all material Permits required for the operation of the business as conducted as of, and for the five (5) years prior to, the Closing Date;

(b) From January 1, 2020 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or any other Person of any violation or alleged violation of, or liability or alleged liability under, any Environmental Law or Permit. Since January 1, 2020, (i) there are no Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries under any Environmental Law, and (ii) neither the Company nor any of its Subsidiaries is subject to any Order under any Environmental Law; and

(c) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has disposed of, arranged for the disposal of, transported, arranged for the transportation of, or Released, and no other Person has Released, any Hazardous Substance, that has given or would reasonably be expected to give rise to liabilities of the Company or its Subsidiaries pursuant to applicable Environmental Laws.

(d) To the Knowledge of the Company, the Company has made available all material environmental audits, assessments and reports authored within the past five (5) years in the Company’s or any of its Subsidiaries possession or control relating to any of the Company or its Subsidiaries, including any real property owned, leased, utilized or operated by the Company or its Subsidiaries.

3.14 Real Property; Title to Assets.

(a) The Company or any of its Subsidiaries, as the case may be, holds, in all but de minimis respects, good and valid fee simple title to all real property owned in fee by the Company or any of its Subsidiaries, other than the Mining Property (collectively, the “Company Owned Real Property”), free and clear of all Liens, except for Permitted Liens.

(b) The Company or any of its Subsidiaries, as the case may be, holds, in all but de minimis respects, a valid leasehold estate in all material real property leased, subleased or otherwise occupied by the Company or a Subsidiary thereof, other than the Mining Property (collectively, the “Company Leased Real Property”), free and clear of all Liens, except for Permitted Liens. As of the date hereof, the Company has delivered to or made available to Parent a true and complete copy of each material Leased Real Property Lease. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Leased Real Property Lease is in full force and effect and is a valid, binding and legally enforceable obligation of the Company or its Subsidiaries, except as limited by applicable Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a proceeding at law or in equity), and (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party (in each case, with or without notice or lapse of time, or both) is in breach or default under any Leased Real Property Lease.

(c) The Company or any of its Subsidiaries, as the case may be, holds, in all but de minimis respects, good and valid fee title, enforceable leasehold interest or valid unpatented mining claims and unpatented mill site claims to all Mining Property and Minerals, free and clear of all Liens, except for Permitted Liens.

(d) The Company Owned Real Property, the Company Leased Real Property and the Mining Property are referred to collectively herein as the “Company Real Property”. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each parcel of Company Real Property, and the current use and occupancy thereof, is in compliance with all existing Liens and Laws applicable to such Company Real Property, and (ii) neither the Company nor any of its Subsidiaries has received notice of any Proceedings in eminent domain, condemnation, taking, revocation (or intent to revoke), contest action or failure to pay any fees to the Bureau of Land Management or any Governmental Entity or other similar Proceedings that are pending or, to the Knowledge of the Company, threatened, affecting any portion of the Company Real Property. The Company Real Property constitutes all of the real property used and operated by the Company or its Subsidiaries in the ordinary course of business and in connection with their mining operations and mining related activities. To the Knowledge of the Company, all current and reasonably foreseeable mining operations of the Company and its Subsidiaries are and will be conducted within the perimeter boundaries of the Company Real Property, and, as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of any operations that encroach on the lands of any third party.

(e) The Company or a Subsidiary of the Company, as the case may be, has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens) except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.15 Tax Matters.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) all Tax Returns that are required by applicable Law to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any validly obtained extension of time within which to file), and all such Tax Returns are true, complete and correct;

(ii) each of the Company and its Subsidiaries has timely paid all Taxes (whether or not shown as due and payable by it on any Tax Return) due and payable by it;

(iii) the Company and its Subsidiaries (A) have timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity), and (B) have otherwise complied with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements);

(iv) no deficiencies for Taxes have been asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries except for deficiencies that have been withdrawn, settled with no outstanding liability for the Company or any of its Subsidiaries, or fully satisfied by payment;

(v) there is no ongoing audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity that any such audit, examination, investigation or other proceeding is contemplated or pending;

(vi) neither the Company nor any of its Subsidiaries has waived any statute of limitations which would remain in effect beyond the date hereof in respect of any Taxes or agreed to any extension of time which would remain in effect beyond the date hereof with respect to a Tax assessment or deficiency;

(vii) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement (each a “Tax Sharing Agreement”) (other than (A) any customary agreements with customers, vendors, lenders, or lessors entered into in the ordinary course of business the primary purpose of which is not primarily related to Taxes and (B) any Tax Sharing Agreement the only parties to which are the Company and/or its Subsidiaries);

(viii) there are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens; and

(ix) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in or improper method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any analogous or similar state, local or non-U.S. Law) executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount or deferred revenue received prior to the Closing; or (E) application of Section 965 of the Code;

(b) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement or otherwise as part of a plan or series of related transactions with the Transactions;

(c) Neither the Company nor any of its Subsidiaries (A) is or has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (B) has any liability for the Taxes of any Person (other than the Taxes of the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous or similar state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise;

(d) No rulings, administrative reliefs, requests for rulings or administrative relief, closing agreements or other written agreements, in each case with respect to Taxes, have been entered into with or issued by, or are pending with, any Governmental Entity with respect to the Company or any of its Subsidiaries;

(e) Each of the Company and its Subsidiaries has properly and timely documented its transfer pricing methodology in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or non-U.S. Tax Law);

(f) Since January 1, 2021, no jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return has made a written claim that the Company or any of its Subsidiaries is or may be subject to Tax by, or required to file a Tax Return in, such jurisdiction;

(g) Neither the Company nor any of its Subsidiaries is or has been subject to Tax in any jurisdiction other than its jurisdiction of incorporation by virtue of having a permanent establishment or taxable presence in that jurisdiction; and

(h) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

3.16 Material Contracts.

(a) Except as set forth on Section 3.16(a) of the Company Disclosure Schedule, this Agreement and the other Transaction Documents to which the Company is a party and any Company Benefit Plans, as of the date hereof, none of the Company or any of its Subsidiaries is a party to or bound by any:

(i) (A) Contract relating to indebtedness or to mortgaging, pledging or otherwise placing a Lien on any material portion of their assets, (B) Contract relating to any factoring, supplier, trade or vendor financing or (C) Contract under which it has advanced or loaned any other Person (other than the Company or any of its Subsidiaries) amounts exceeding, in the aggregate, $5,000,000.00;

(ii) guaranty of any obligation made on behalf of any Person other than the Company or any of its Subsidiaries or other guaranty in an amount exceeding, in the aggregate, $5,000,000.00;

(iii) Material Leases;

(iv) settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company or any of its Subsidiaries will be required, after the date of this Agreement, to satisfy any material monetary or non-monetary obligations;

(v) agreement (A) relating to any pending or completed business merger, acquisition or divestiture or similar transaction by the Company or any of its Subsidiaries since January 1, 2022 pursuant to which the Company or any of its Subsidiaries has remaining material obligations or liabilities or (B) giving any Third-Party the right to acquire any Equity Interests, stock, material assets or businesses of the Company or any of its Subsidiaries after the date hereof, in each case, other than agreements with customers and suppliers in the ordinary course and other than Company Awards;

(vi) Contract concerning (A) the formation, creation, operation, management or control of any joint venture, partnership or other similar arrangement with a Third Party or (B) the ownership of any Equity Interest in any entity or business other than the Subsidiaries of the Company;

(vii) Contract pursuant to which (A) any Third Party grants to the Company or any of its Subsidiaries any license, covenant not to assert, waiver or other right under any Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole (other than non-exclusive licenses granted for the use of software or information technology services that are generally commercially available on standardized terms), or (B) the Company or any of its Subsidiaries grants to any Third Party any license, covenant not to assert, waiver or other right under any Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole, other than (x) non-exclusive licenses granted in the ordinary course of business to (1) vendors or service providers, solely for facilitating their provision of services for or on behalf of the Company or its Subsidiaries, (2) customers of the Company or its Subsidiaries, solely for their authorized use of the Company’s or its Subsidiaries’ products and services, or (y) a intercompany license between the Company and any of its Subsidiaries;

(viii) Contract that, with respect to Intellectual Property material to, or reasonably expected to be material to, the business of the Company and its Subsidiaries, taken as a whole, (A) materially limits the freedom or right of the Company or any of its Subsidiaries to exploit such Intellectual Property (including pursuant to any trademark co-existence agreement or similar arrangement), (B) grants to any third party any option to acquire any such Intellectual Property currently constituting Company Intellectual Property, or (C) governs the development of such Intellectual Property (other than employee and independent contractor agreements pursuant to which all right, title and interest in and to such Intellectual Property is presently assigned to the Company or one or more of its Subsidiaries);

(ix) Contract which (A) expressly limits or prohibits the Company or any of its Subsidiaries (or, following the Effective Time, Parent or its affiliates (including the Surviving Corporation and its Subsidiaries)) from competing or freely engaging in any line of business or anywhere in the world in any material respect (other than no solicitation and no hire provisions (that are not material to the Company and its Subsidiaries) in employment or service provider arrangements), or (B) contains any “most favored nation,” exclusivity or similar covenants that would restrict future business activity of Parent or its affiliates (including the Surviving Corporation and its Subsidiaries) following the Effective Time;

(x) Contract with any Governmental Entity involving annual payments in excess of $200,000.00;

(xi) Contract that is between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any person beneficially owning 5% or more of the outstanding Shares, on the other hand (except for any Company Benefit Plan);

(xii) Labor Agreement;

(xiii) Contract with any (A) Significant Customer for the sale of goods or services by the Company or any of its Subsidiaries or (B) Significant Supplier for the purchase of services, materials, supplies or equipment by the Company or any of its Subsidiaries (other than any purchase or sale order entered into in the ordinary course of business);

(xiv) any other Contract which would reasonably be expected to involve aggregate consideration paid by or to the Company and/or its Subsidiaries in excess of $25,000,000.00 after the date hereof; or

(xv) any other Contract to which any of the Company or any of its Subsidiaries is a party that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act.

(b) The Company has delivered or made available to Parent true, correct and complete copies of all written Contracts or other agreements that are required to be set forth on Section 3.16(a) of the Company Disclosure Schedule (collectively, the “Company Material Contracts”), together with all material amendments thereto.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries have performed all obligations required to be performed by it and is not in default under, in breach of, nor (as of the date hereof) in receipt of any written claim of default or breach under, any Company Material Contract, (ii) no event has occurred which, with the passage of time or the giving of notice or both, would result in a default or breach by the Company or any of its Subsidiaries under any Company Material Contract and (iii) as of the date hereof, to the Knowledge of the Company, there is no breach or threatened breach by the other parties to any Company Material Contract. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except for those that have terminated or expired in accordance with their terms, all of the Company Material Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the Company or its Subsidiaries party thereto, and are enforceable against the Company or its Subsidiaries party thereto in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity), and, to the Knowledge of the Company, constitute legal, valid and binding obligations of the other party or parties thereto, enforceable against such party or parties in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity).

3.17 Customers and Suppliers. Section 3.17 of the Company Disclosure Schedule sets forth the ten (10) largest customers (by total aggregate annual revenue received by the Company and its Subsidiaries) of the Company and its Subsidiaries for the twelve (12)-month period ending on December 31, 2023 (the “Significant Customers”) and the ten (10) largest suppliers (by total aggregate annual spend amounts paid to such suppliers by, or on behalf of, the Company and its Subsidiaries) (the “Significant Suppliers”) of the Company and its Subsidiaries for the twelve (12)-month period ending on December 31, 2023. During the twelve (12)-month period ending on December 31, 2023, no Significant Customer or Significant Supplier (a) cancelled or otherwise terminated, or, to the Knowledge of the Company, threatened in writing, to cancel or otherwise to terminate, its relationship with the Company or its Subsidiaries, or (b) materially decreased its business with, or, to the Knowledge of the Company, threatened in writing to materially decrease its business with the Company or its Subsidiaries, in each case, except as permitted by the terms of a Contract with the Company or any of its Subsidiaries or as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.18 Insurance. The Company has made available to Parent true and correct copies of all material Insurance Policies prior to the date hereof. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all material Insurance Policies maintained by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent or as is required by Law or regulation, and all premiums due and payable thereon have been paid; (b) neither the Company nor any of its Subsidiaries is in breach of or default under any material Insurance Policies; and (c) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or modification of any material Insurance Policies. There are no material claims under any of the Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

3.19 Intellectual Property; Privacy.

(a) Section 3.19(a) of the Company Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) registered trademarks and pending trademark applications, (iii) registered copyrights and (iv) registered domain names, in each case that are included in the Company Intellectual Property (collectively, the “Company Registered IP”). Each material item of Company Registered IP is subsisting, has not been abandoned or cancelled and, to the Knowledge of the Company, is valid and enforceable. During the period from January 1, 2022 through the date hereof, there have been no Proceedings pending or, to the Knowledge of the Company, threatened challenging any material Company Intellectual Property.

(b) The Company or one of its Subsidiaries is the sole and exclusive owner of each item of material Company Intellectual Property, and any other material Intellectual Property purported to be owned by the Company or its Subsidiaries, free and clear of any Liens (other than Permitted Liens). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own or otherwise have sufficient rights in and to, and immediately after the Closing will continue to own or have sufficient rights on substantially the same terms in and to, all Intellectual Property that is used in or necessary for the businesses of the Company and its Subsidiaries as currently conducted.

(c) There are, and since January 1, 2022 there have been, no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries has infringed, misappropriated or violated any Third Party’s Intellectual Property, except as has not resulted and would not reasonably be expected to result, individually or in the aggregate, in material liability to, or material disruption to the businesses of, the Company and its Subsidiaries, taken as a whole. The conduct of the businesses of the Company and its Subsidiaries as currently conducted and as conducted since January 1, 2022, does not infringe, misappropriate or violate, and has not infringed, misappropriated or violated, the Intellectual Property of any Third Party, except as has not resulted and would not reasonably be expected to result, individually or in the aggregate, in material liability to, or material disruption to the businesses of, the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no Third Party is infringing, misappropriating or violating any Company Intellectual Property, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) Since January 1, 2022, (i) the Company and its Subsidiaries have implemented and maintained reasonable physical, technical and contractual measures designed to protect and maintain the secrecy, confidentiality and value of all Trade Secrets and other material confidential information owned, used or held by or on behalf of the Company or any its Subsidiaries, including by ensuring that all Persons with access to such Trade Secrets and other material confidential information have either executed written Contracts requiring such Persons to maintain the confidentiality thereof or are otherwise bound by equivalent legal or ethical duties, and (ii) to the Knowledge of the Company, there has been no material unauthorized use of, access to, or loss or disclosure of any such Trade Secrets or confidential information.

(e) Each Person who is or was an employee or contractor of the Company or any of its Subsidiaries, and who has, since January 1, 2022, created or developed Intellectual Property within the scope of such employment or engagement that, individually or in the aggregate, is material to the business of the Company and its Subsidiaries, taken as a whole, has executed a valid and enforceable Contract irrevocably assigning to the Company or an applicable Subsidiary all of such Person’s right, title and interest in and to such Intellectual Property, or such Intellectual Property has otherwise vested in the Company or one of its Subsidiaries automatically by operation of applicable Law. To the Knowledge of the Company, no such Person retains or claims to retain any right, title or interest in or to any such material Intellectual Property.

(f) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the information technology systems and operational technology systems (in each case, including all computer hardware, software, firmware, process automation, industrial control systems and telecommunications systems) owned, leased or licensed by or, to the Knowledge of the Company, on behalf of the Company or its Subsidiaries (the “Systems”) (i) operate and perform as required by the Company and its Subsidiaries, and have not suffered any malfunctions or failed since January 1, 2022, and (ii) to the Knowledge of the Company, are free from any viruses, worms, Trojan horses, bugs, faults, errors, contaminants, spyware and any other disabling or malicious code. The Company and its Subsidiaries have implemented reasonable data backup, data storage, system redundancy, business continuity and disaster avoidance and recovery plans, policies and procedures.

(g) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries and, to the Knowledge of the Company, Third Parties to the extent that they hold, use or otherwise process Sensitive Data, (x) are currently in compliance with, and since January 1, 2022 have complied with, all Data Security Requirements and (y) have reasonable security measures in place designed to protect any Sensitive Data under their possession or control from any access, use or disclosure that would violate any Data Security Requirements. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Third Parties, to the extent that they hold, use or otherwise process Sensitive Data, have (i) since January 1, 2022, experienced any incident in which Sensitive Data was or may have been lost, inaccessible, stolen or improperly accessed, used or disclosed, including any actual or alleged data security breaches or unauthorized access or use of any of the Systems, or (ii) during the period from January 1, 2022 through the date hereof, received any written claims, notices or complaints from any Person with respect to the data privacy and data security practices or procedures of, or compliance with the Data Security Requirements by, the Company or any of its Subsidiaries, or any Third Party to the extent it holds, uses or otherwise processes Sensitive Data, except in each case of clauses (i) and (ii) as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.20 Affiliate Transactions. Neither the Company nor any of its Subsidiaries is a creditor or debtor to, or party to any Contract or transaction with, any holder of five percent (5%) or more of the Shares or any present or former director, officer, employee or affiliate of the Company or any of its Subsidiaries, or any “immediate family member” (within the meaning of Item 404 of Regulation S-K promulgated by the SEC) of any of the foregoing, or has engaged in any transaction with any of the foregoing since January 1, 2022 (each, an “Affiliate Contract”), in each case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that has not been so disclosed prior to the date hereof in a Company SEC Document, except for Company Benefit Plans, Indemnification Contracts and employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice.

3.21 Brokers. Except for the fees and expenses of Piper Sandler & Co., neither the Company nor any of its Subsidiaries nor any of their respective officers or directors on behalf of the Company or any of its Subsidiaries has employed any financial advisor, broker or finder who would be entitled to, or incurred any liability for, any financial advisory, broker’s fees, finder’s fees or any other similar fee or any commission in connection with or upon consummation of the Merger. Prior to the date hereof, the Company has provided a complete copy of Piper Sandler & Co.’s engagement letter (and any amendments thereto) to Parent.

3.22 Mining.

(a) Except as set forth on Section 3.22(a) of the Company Disclosure Schedule or as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in exclusive possession and control of the Mining Property, the Minerals and the Mining Rights and neither the Company nor any of its Subsidiaries has received any written notice from any person claiming any right or interest in or to (including any right of use or occupancy of) the Mining Property, the Minerals or the Mining Rights, whether contingent or non-contingent and (ii) the Company and its Subsidiaries have all Mining Rights necessary for the Company and its Subsidiaries to operate in the ordinary course of business as presently conducted to explore, mine, remove, process and transport Minerals, subject only to Permitted Liens. Since January 1, 2022, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has not received written notice of any material breach by the Company and its Subsidiaries of any statutory condition or any other material conditions relating to any such Mining Right. To the Knowledge of the Company, no rent, royalties, fees, property tax payments and other obligations arising in connection with the Mining Property and the Minerals are delinquent. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity of any revocation or intention to revoke the Company’s or its Subsidiaries’ interests in the Mining Property, the Minerals or the Mining Rights.

(b) The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources publicly disclosed by the Company and its Subsidiaries have been prepared and disclosed in all material respects in accordance with accepted mining, engineering, geoscience and other approved industry practices, and all applicable Laws. To the Knowledge of the Company, there has been no material reduction in the aggregate amount of estimated mineral reserves or estimated mineral resources of the Company and its Subsidiaries from the amounts so disclosed. Subject to the reservations and assumptions included in the reserve report, to the Knowledge of the Company, there are no facts or conditions which would reasonably be expected to render the conclusions of resources and reserves contained in the reserve report, as amended by the supplement, incorrect in any way.

3.23 Opinion of Financial Advisor. Piper Sandler & Co. has delivered to the Company Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Shares (excluding any Shares to be cancelled or converted pursuant to Section 2.1(b) of this Agreement or any Dissenting Shares) pursuant to this Agreement is fair from a financial point of view to such holders.

3.24 No Other Representations or Warranties. The Company acknowledges that neither Parent, Merger Sub nor any Person on their behalf makes, and the Company has not relied upon, any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company or its Representatives in connection with the Transactions, including the accuracy or completeness thereof, other than the representations and warranties contained, and subject to the qualifications and limitations, in Article IV or in any certificate or agreement (including the Commitment Letters and Guaranty) provided in connection with this Agreement. The Company acknowledges and agrees that, to the fullest extent permitted by applicable Law, Parent and Merger Sub and their respective affiliates, stockholders, controlling Persons or Representatives shall not have any liability or responsibility whatsoever to the Company, its Subsidiaries or their respective affiliates, stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement) or statements made (or any omissions therefrom), to the Company, its Subsidiaries or any of their respective affiliates, stockholders, controlling Persons or Representatives, except with respect to the representations and warranties set forth in Article IV or in the Guaranty or in any certificate provided in connection with this Agreement (it being understood that the foregoing does not limit the Company’s express third-party beneficiary rights set forth in the Equity Commitment Letter).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the correspondingly numbered section or subsection of the disclosure schedule delivered concurrently with the execution of this Agreement by Parent and Merger Sub to the Company (the “Parent Disclosure Schedule,” and together with the Company Disclosure Schedule, the “Disclosure Schedules”),

subject to Section 9.17, Parent and Merger Sub hereby represent and warrant to the Company as of the date hereof and as of the Closing Date that:

4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and in good standing in each jurisdiction where its business requires such qualification, except where the failure to be so licensed or qualified and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Authority, Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub with each of its obligations herein and the consummation by Parent and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party. The sole member of Parent has, upon the terms and subject to the conditions set forth herein, approved and adopted this Agreement and the Transactions, including the Merger, and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, approving and adopting this Agreement, and such approval and consent have not been subsequently rescinded, withdrawn or modified in a manner adverse to the Company. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a proceeding at law or in equity).

4.3 No Conflicts.

(a) The execution and delivery of this Agreement by Parent and Merger Sub, does not and will not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary, including Merger Sub, pursuant to, any Contract or Permit to which Parent or any Parent Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not and will not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will not (in each case with or without notice or lapse of time, or both), require any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, except (i) under the Exchange Act, (ii) under the rules and regulations of the NYSE, (iii) under any applicable requirements of any Antitrust Laws, (iv) the filing and recordation of the Certificate of Merger as required by the DGCL, (v) the filing of the Proxy Statement with the SEC, (vi) under the FCC Rules, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4 Legal Proceedings. As of the date of this Agreement, (a) there is no Proceeding pending, or, to the Knowledge of Parent, threatened that have had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (b) neither Parent nor Merger Sub is subject to any outstanding Order that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that challenges the validity or propriety of the Merger.

4.5 Financial Capability.

(a) Parent is a party to and has accepted a fully executed commitment letter relating to a senior secured revolving credit facility and a senior secured term loan facility, dated as of the date of this Agreement (the foregoing commitment letter, together with all exhibits and schedules thereto, the “Debt Commitment Letter”), from the Debt Financing Entities party thereto, pursuant to which such Debt Financing Entities have committed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”

(b) Parent is a party to and has accepted a fully executed equity commitment letter, dated as of the date of this Agreement (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), from the Guarantors, pursuant to which, on the terms and subject to the conditions set forth therein, each Guarantor has agreed to invest in Parent the amount set forth therein. The equity financing committed pursuant to the Equity Commitment Letter is referred to in this Agreement as the “Equity Financing.” The Equity Financing and the Debt Financing are collectively referred to as the “Financing.” The Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and entitled to enforce, the Equity Commitment Letter, in each case as and to the extent specified therein.

(c) Parent has delivered to the Company a true, complete and correct copy of the executed Commitment Letters and any executed fee letters, engagement letters and fee credit letters related thereto, subject, in the case of such fee letters, engagement letters and fee credit letters, to redaction solely of fee amounts, “market flex” provisions, terms of “securities demand” provisions, pricing terms and pricing caps and other terms that are customarily redacted (including any dates related thereto) (none of which could adversely affect the conditionality, enforceability, availability or termination of the Debt Financing or reduce the aggregate principal amount of the Debt Financing below the amount required to pay the Financing Amounts (after taking into account any available Equity Financing and Alternative Financing (if applicable))).

(d) Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Debt Financing Entities and the Guarantors to provide the Financing or any contingencies that would permit the Debt Financing Entities or the Guarantors to reduce the aggregate principal amount of the Financing below the amount required to pay the Financing Amounts, including any condition or other contingency relating to the amount or availability of the Financing pursuant to any “flex” provision. As of the date of this Agreement and assuming the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) or waived by the Closing, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions required to be satisfied by it in any of the Commitment Letters on or prior to the Closing Date, nor does Parent have knowledge that any Debt Financing Entity or Guarantor will not perform its obligations thereunder. As of the date of this Agreement, there are no side letters, agreements or other Contracts of any kind to which Parent is a party relating to the Commitment Letters or the Financing that could (i) adversely affect the conditionality or enforceability of, or termination rights under, the Commitment Letters or the availability of the Financing or (ii) reduce the aggregate amount of the Financing below the amount required to pay the Financing Amounts, other than as expressly contained in the Commitment Letters and delivered to the Company prior to the execution and delivery of this Agreement.

(e) Assuming that the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, the aggregate proceeds contemplated by the Commitment Letters (including after giving effect to any “flex” provision in or related to the Debt Commitment Letter (including with respect to fees and original issue discount)) shall provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations in connection with the Closing under this Agreement and under the Commitment Letters, including payment of (i) the aggregate Merger Consideration and all amounts payable pursuant to Section 2.4, (ii) any premiums, fees, costs and expenses of or payable by Parent, Merger Sub or the Surviving Corporation on the Closing Date and (iii) all amounts in respect of the repayment, redemption and/or refinancing of any outstanding indebtedness of the Company and its Subsidiaries required in connection with the transactions described in, or pursuant to the terms of, this Agreement or the Commitment Letters (such amounts, collectively, the “Financing Amounts”).

(f) As of the date of this Agreement, the Commitment Letters are in full force and effect and constitute the legal, valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, all the other parties thereto. As of the date of this Agreement, neither Parent nor Merger Sub is in breach of any terms or conditions set forth in the Commitment Letters and no event has occurred that, with or without notice, lapse of time or both, constitutes, or could constitute, a default, breach or failure to satisfy a condition by Parent under the terms and conditions of the Commitment Letters. Parent has paid in full any and all commitment fees or other fees required to be paid on or prior to the date hereof pursuant to the terms of the Commitment Letters on or before the date of this Agreement. As of the date of this Agreement, the Commitment Letters have not been modified, amended or altered and none of the respective commitments under any of the Commitment Letters have been terminated, reduced, withdrawn or rescinded in any respect, and, to the Knowledge of Parent, no termination, reduction, withdrawal, modification, amendment, alteration or rescission thereof is contemplated (other than to add lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement, but solely to the extent that such addition would not effect a Prohibited Modification).

(g) In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent, Merger Sub or any of their respective affiliates or any other financing be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

(h) Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company a true, complete and correct copy of the duly executed Guaranty. The Guaranty is in full force and effect, has not been amended or modified, and is a legal, valid, binding and enforceable obligation of the Guarantors and is enforceable by the Company in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity). None of the Guarantors is in default or breach under the terms and conditions of the Guaranty, and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Guaranty. Each of the Guarantors has access to sufficient capital to satisfy the amount of its guaranteed obligations under the Guaranty in full.

4.6 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. For the avoidance of doubt, no representation or warranty is made by Parent or Merger Sub with respect to any statements made or incorporated by reference in the Proxy Statement based on information relating to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein.

4.7 Solvency. No transfer of property is being made by Parent or Merger Sub, and no obligation is being incurred by Parent or Merger Sub in connection with the Transactions, with the actual intent to hinder, delay or defraud either present or future creditors of Parent or Merger Sub or any of their respective affiliates. Assuming that the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived, immediately after giving effect to the consummation of the Merger and all of the Transactions (including the Financing and any other financings entered into in connection therewith), the Surviving Corporation will be Solvent. “Solvent” when used with respect to any Person, means that as of any date of determination (i) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its subsidiaries on a consolidated basis, (ii) the present fair salable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (iv) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

4.8 Ownership of Merger Sub. All of the outstanding Equity Interests of Merger Sub have been duly authorized and validly issued. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the Transactions, has not engaged in any business or other activities.

4.9 Brokers. Neither Parent nor any Parent Subsidiary has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions for which the Company would be responsible.

4.10 Stock Ownership. Neither Parent, Merger Sub nor any of Parent’s affiliates beneficially owns any shares of the Company’s capital stock or any other equity interests in the Company as of the date hereof. Neither Parent, Merger Sub or any of their respective “Affiliates” or “Associates” (in each case, as defined in the Company Charter) is, or at any time during the last three (3) years has been, an “Interested Stockholder” (as defined in the Company Charter).

4.11 Certain Arrangements. There are no Contracts or other legally binding commitments between Parent, Merger Sub or any of the Guarantors, on the one hand, and any member of the Company’s management or the Company Board or any beneficial owner of Shares (other than an AGM Person or Debt Financing Party), on the other hand, (a) in effect on the date of this Agreement relating in any way to the equity or capital of the Company or any of its Subsidiaries, the Transactions or the management of the Surviving Corporation after the Effective Time (nor will any such Contract be entered into after the date of this Agreement with any member of the Company’s management or the Company Board without approval of the Company Board (or a committee thereof)), or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration in respect of its Shares of a different amount than the Merger Consideration or any voting or similar agreement with any such stockholder with respect to its Shares pursuant to which such stockholder agrees to vote in favor of this Agreement and the Transactions or agrees to vote against or otherwise oppose any Acquisition Proposal.

4.12 No Other Representations and Warranties. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub or their Representatives in connection with the Transactions, including the accuracy or completeness thereof, other than the representations and warranties contained, and subject to the qualifications and limitations, in Article III or in any certificate provided in connection with this Agreement. Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries, and their respective affiliates, stockholders, controlling Persons or Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Sub, any Parent Subsidiary, or their respective affiliates, stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement) or statements made (or any omissions therefrom), to Parent, Merger Sub, any Parent Subsidiary, or any of their respective affiliates, stockholders, controlling Persons or Representatives, except with respect to the representations and warranties set forth in Article III or in any certificate provided in connection with this Agreement.

ARTICLE V

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article VII, except (w) as expressly contemplated or required hereunder, (x) as required by applicable Law, (y) if Parent shall have expressly consented in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed), or (z) as set forth on the correspondingly numbered subsection of Section 5.1 of the Company Disclosure Schedule, (1) the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to (I) conduct its operations in the ordinary course of business consistent with past practice and (II) (A) preserve the goodwill of the Company and its Subsidiaries and keep intact their respective material assets, properties and Contracts; (B) keep available the services of its current officers and key employees; and (C) preserve the current relationships with key customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors, partners, service providers (including transload and transportation providers), Governmental Entities and other persons with whom the Company and its Subsidiaries have significant business relations; provided, however, that (i) no action by the Company or its Subsidiaries to the extent specifically permitted by an exception to any provision of Section 5.1(2) shall be deemed a breach of this subclause Section 5.1(1) and (ii) any failure by the Company or any of its Subsidiaries to take any action specifically prohibited by any provision of Section 5.1(2) shall not be deemed a breach of this Section 5.1(1), and (2) the Company shall not, and shall cause its Subsidiaries not to:

(a) issue, sell, distribute, assign, transfer, grant, pledge, hypothecate, dispose of or otherwise encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries or any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any of its Subsidiaries, other than the issuance of Shares upon the settlement of Company Awards outstanding as of the date hereof or as permitted to be granted under clause (m)(i)(C) of this Section 5.1, in each case in accordance with their terms;

(b) merge or consolidate the Company or any of its Subsidiaries with any Person;

(c) acquire any other Person or any material assets or business (including any division or line of business thereof) or properties of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person, other than (i) an investment in any wholly owned Subsidiary of the Company or (ii) acquisitions of inventory, raw materials, equipment, spare parts and other business supplies, in each case, in the ordinary course of business;

(d) effect any recapitalization, reclassification, in-kind dividend, equity split or similar change in capitalization;

(e) amend their certificates or articles of incorporation or limited liability company agreements (or equivalent organizational documents);

(f) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (i) any dividends or distributions from a wholly owned Subsidiary to another wholly owned Subsidiary or the Company or (ii) the acceptance of Shares, or withholding of Shares otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Company Awards;

(g) sell, assign, transfer, convey, lease or otherwise dispose or create any Lien (other than Permitted Liens) on any of the Company’s or its Subsidiaries’ material assets or properties, except sales of inventory or products or obsolete equipment in the ordinary course of business;

(h) sell, assign, transfer, permit to lapse, waive any rights under, abandon or license any material Company Intellectual Property, other than non-exclusive licenses to customers in connection with their receipt of goods or services from the Company granted in the ordinary course of business consistent with past practice;

(i) enter into or renew any Affiliate Contracts;

(j) disclose or permit to disclose any Trade Secrets or confidential information of the Company and its Subsidiaries to any Person, other than in the ordinary course of business consistent with past practice to Persons who are under a contractual obligation to maintain the confidentiality of such information;

(k) make any capital investment in, or any capital contribution or loan or advance to, or guaranty for the benefit of, any Person other than (I) to or in any wholly owned Subsidiary of the Company in the ordinary course of business, or (II) advances to directors, officers and other employees for travel and other reimbursable expenses incurred in the ordinary course of business or advances to customers in the ordinary course of business;

(l) (x) incur, assume, endorse, guarantee or otherwise become liable for any indebtedness or guarantee any indebtedness, other than (i) borrowings under the Company’s existing credit facilities or issuances of commercial paper, in each case, for working capital purposes in an amount not to exceed $25,000,000.00 in the aggregate, (ii) indebtedness between or among the Company and its wholly owned Subsidiaries in the ordinary course of business consistent with past practice, (iii) guarantees by the Company or its wholly owned Subsidiaries of indebtedness of the Company or its wholly owned Subsidiaries, which indebtedness is incurred in compliance with this Section 5.1(l), and (iv) indebtedness arising solely from a change in GAAP, or (y) cancel, release, waive, forgive, assign or amend the terms of any indebtedness existing on the date of this Agreement other than at the request of Parent or Merger Sub;

(m) (i) except as required by Law or the terms of any Company Benefit Plan or Labor Agreement as in effect on the date hereof, (A) increase the compensation or benefits payable or provided (or that may become payable or provided) to any current or former employee or other service provider of the Company (including in connection with promotions), except as done in the ordinary course of business consistent with past practice with respect to employees with annual aggregate target cash compensation (consisting of the sum of annual base salary and annual target bonus) that is less than $250,000; (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of any compensation or benefits; (C) grant any new Company Awards, equity-based or other long-term incentive awards, or amend or modify the terms of any outstanding Company Awards, equity-based or other long-term incentive awards, other than grants of Company RSUs covering up to 100,000 Shares in the aggregate made in the ordinary course of business consistent with past practice in connection with new hires and promotions otherwise permitted hereunder; (D) pay or agree to pay to any current or former employee or other service provider any severance, retention, change in control compensation, pension or retirement allowance, except for severance paid or granted in accordance with the Company’s severance arrangements as set forth on Section 5.6(a) of the Company Disclosure Schedule; (E) enter into any new, or amend any existing, employment or severance or termination agreement with any current or former employee or other service provider, except for separation agreements in the ordinary course of business consistent with past practice in connection with severance paid or granted in accordance with the Company’s severance arrangements as set forth on Section 5.6(a) of the Company Disclosure Schedule; or (F) establish any Company Benefit Plan that was not in existence prior to the date of this Agreement, or materially amend or terminate any Company Benefit Plan in existence on the date of this Agreement, except for renewals, amendments or terminations of health and welfare benefit plans in the ordinary course of business consistent with past practice that do not materially increase costs for or under the applicable Company Benefit Plan; or (ii) hire or terminate the employment of any employee (other than for cause), other than the hiring or terminating of any employee with annual aggregate target cash compensation (consisting of the sum of annual base salary and annual target bonus) less than $250,000 in the ordinary course of business;

(n) make, change or revoke any Tax election (whether an entity classification election under Treasury Regulations Section 301.7701-3 or otherwise), adopt or change any Tax accounting period or any Tax accounting method, amend any material Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax Law) with a Governmental Entity with respect to a material amount of Taxes, request any ruling or administrative relief from any Governmental Entity with respect to a material amount of Taxes, settle any Tax claim, audit or assessment, agree to an extension or waiver of the statute of limitations with respect to any material amount of Taxes (except for automatic extensions in the ordinary course of business) or surrender any right to claim a material Tax credit or refund, offset or other reduction of Taxes;

(o) settle, release, waive or compromise any existing or pending or threatened Proceeding unless such settlement, release, waiver or compromise (i) involves solely monetary payments that do not exceed $250,000.00 individually or $3,500,000.00 in the aggregate (after taking into account insurance coverage maintained by the Company or its Subsidiaries that will cover such settlement, release or compromise), (ii) does not impose any material restriction on the business of the Company or any of its Subsidiaries, (iii) does not involve an admission of guilt or liability by the Company or any of its Subsidiaries, (iv) does not relate to any litigation by the Company’s stockholders in connection with this Agreement or the Transactions, and (v) is not with respect to a Proceeding in which a Governmental Entity is adverse to the Company or any of its Subsidiaries;

(p) (i) terminate or amend in any material respect (x) any Leased Real Property Lease, any Landlord Lease or any material Mining Property lease, in each case, requiring annual base rent (excluding any utility, property tax or other operating expense reimbursements or other similar additional rent) and/or royalty payments in excess of $200,000.00 (each, a “Material Lease”), or (y) any Company Material Contract (or any Contract referred to in clause (ii) or (iv) of this paragraph (p)), other than, in each case of clauses (x) and (y), any renewal or expiration in the ordinary course of business of such Company Material Contract (or other such Contract) or Material Lease and in accordance with the terms of such Company Material Contract (or other such Contract) or such Material Lease, as applicable, and (in the case of renewals) on terms not less favorable to the Company and its Subsidiaries than the terms of the applicable existing Company Material Contract (or other such Contract) or Material Lease, (ii) other than in the ordinary course of business, enter into any Contract that, if entered into prior to the date of this Agreement, would be a Company Material Contract (other than a Material Contract of the type required to be disclosed under clauses (vi), (vii), (viii), (ix), (x), (xiii), (xiv) or (xv) of the definition of Material Contract (each, a “Specified Contract”)), or enter into any new Material Lease, (iii) waive any material right under, or release, settle or compromise any material claim under, any Company Material Contract (or other such Contract) or any Material Lease; or (iv) enter into any Contract that, if entered into prior to the date of this Agreement, would be a Specified Contract;

(q) (i) amend any material Permits in any material respect or (ii) terminate or allow to lapse, any material Permits, except, in the cases of clauses (i) and (ii), (x) as required by applicable Law (including an Order of a Governmental Entity) or (y) any renewal in the ordinary course of business;

(r) enter into, extend, amend or terminate any material interest rate, currency, equity, commodity or other swaps, hedges, derivatives, forward sales contracts or other similar financial instruments;

(s) participate in or enter into any Contracts in respect of any programs sponsored or financed by any Governmental Entities that obligate the Company to incur expenses in excess of $200,000.00 in the aggregate;

(t) except for the Labor Agreements set forth in Section 5.1(t) of the Company Disclosure Schedule or as required by Law or by any Labor Agreement, (i) modify, renew, extend, or enter into any Labor Agreement; or (ii) recognize or certify any labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries (for clarity, other than Company employees covered by a Labor Agreement as of the date hereof); provided that with respect to clause (i), the Company shall consult with Parent reasonably in advance of taking any such action even if permitted hereunder without Parent’s consent;

(u) adopt a plan or agreement of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

(v) enter into any new line of business or wind down any existing line of business;

(w) for any calendar quarter, (A) make, or make any commitments with respect to, capital expenditures in excess of the amount allocated for all projects in the aggregate during such calendar quarter in the Company’s capital expenditure budget set forth on Section 5.1(w) of the Company Disclosure Schedule plus 15% (regardless of when the amounts would be paid) or (B) make capital expenditures less than the amount allocated for all projects in the aggregate during such calendar quarter in the Company’s capital expenditure budget set forth on Section 5.1(w) of the Company Disclosure Schedule minus 20%;

(x) implement or adopt any material change in its financial accounting principles, practices or methods, other than as required by GAAP or applicable Law (including an Order of any Governmental Entity); or

(y) agree to take, make any commitment to take, or adopt any resolutions in support of, any of the actions prohibited by this Section 5.1.

Without limiting the scope of covenants of the Company set forth in this Section 5.1, the parties hereto acknowledge and agree that (x) nothing contained in this Section 5.1 is intended to give Parent, directly or indirectly, the right to direct the control or operations of the Company or any of its Subsidiaries prior to the Closing and (y) prior to the Closing, subject to this Section 5.1, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of itself and its Subsidiaries.

5.2 Access to Information, Employees and Facilities; Confidentiality.

(a) From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, for purposes related to consummating the Transactions (including for integration planning), the Company shall, and shall cause each of its Subsidiaries to, (x) provide Parent and Merger Sub and their respective Representatives with reasonable access, during normal business hours and upon reasonable advance notice to the Company, to the offices, properties, facilities, assets, books and records and officers, employees and other personnel of the Company and its Subsidiaries and (y) (1) provide Parent and Merger Sub and their respective Representatives with such financial, accounting, organizational and tax information as is reasonably available to the Company regarding possible alternative or supplemental structures (including internal restructurings and distributions by the Company or its Subsidiaries) that may be desirable to Parent in connection with the acquisition of the Company and its Subsidiaries or regarding the tax consequences of the Merger and (2) reasonably consider Parent’s written proposals of such possible alternative or supplemental structures (including internal restructurings and distributions by the Company or its Subsidiaries) in good faith, provided that such structures do not impede or delay the Closing or change the Merger Consideration, in each case, as Parent may reasonably request (including in connection with the Transition Committee); provided, (i) such access and disclosure shall not unreasonably interfere with the normal operations and conduct of the business of the Company and its Subsidiaries and shall be coordinated through the Transition Committee and (ii) nothing in this Section 5.2 shall require the Company or its Subsidiaries to provide access to, or to disclose any information to Parent, Merger Sub or their respective Representatives if such access or disclosure would, in the reasonable good faith judgment of the Company’s legal counsel, (A) waive any attorney-client privilege, work-product doctrine or other similar legal privilege (provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent possible in a manner that does not result in a loss of attorney-client privilege, work-product doctrine or other similar legal privilege) or (B) be in violation of applicable Law, including any Antitrust Law (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent possible in a manner that does not result in such violation of applicable Law) or (C) contravene the provisions of any Contract to which the Company or any of its Subsidiaries is a party as of the date hereof (provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent possible in a manner that does not result in such contravention or, to the extent necessary to allow for such access or disclosure, obtain the required consent to provide such access or disclosure). The Company shall use its commercially reasonable efforts to cause its Representatives to reasonably cooperate with Parent and Parent’s Representatives in connection with any access and examination and structure contemplated by this Section 5.2. The parties acknowledge and agree that this Section 5.2 does not authorize environmental testing or sampling of the Company Real Property. Without limiting the foregoing, the Company shall provide Parent and its Representatives with (1) monthly and quarterly management reports to the extent prepared in the ordinary course of business, (2) quarterly business reviews to the extent prepared in the ordinary course of business, and (3) strategic planning studies and capital investment project documents to the extent prepared in the ordinary course of business. Notwithstanding anything to the contrary contained in this Section 5.2(a), any document, correspondence or information or other access provided pursuant to this Section 5.2(a) may be redacted or otherwise limited to prevent disclosure of information concerning the valuation of the Company and its Subsidiaries and the Merger to the extent specifically related to the negotiation and execution of this Agreement or any Acquisition Proposal.

(b) Each of Parent and the Company agrees and acknowledges that (i) all information provided to them or their respective Representatives in connection with Section 5.2(a) shall be governed in accordance with the Confidentiality Agreement and (ii) the Confidentiality Agreement remains in effect and that, notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement shall survive and remain in full force and effect in accordance with its terms.

5.3 Go Shop; No Solicitation.

(a) Go Shop. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (Eastern time) on June 10, 2024 (the

“No-Shop Period Start Date”), the Company and its Representatives shall have the right to: (i) solicit, seek, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any Acquisition Proposal or any proposal, Inquiry or offer that would constitute, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) provide information (including non-public information and data) relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to any Person (and/or its Representatives, including potential financing sources) pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall promptly (and in any event within 24 hours) provide to Parent and Merger Sub, or promptly (and in any event within 24 hours) provide Parent and its Representatives access to, any non-public information or data that is provided to any Person given such access that was not previously made available to Parent, Merger Sub or their Representatives and shall not provide to any such Person any non-public information or data of or relating to Parent, Merger Sub or any of their respective affiliates or Representatives, (iii) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any Persons (and their respective Representatives, including potential financing sources) with respect to any Acquisition Proposals or Inquiries, and (iv) cooperate with or assist or participate in or facilitate any Acquisition Proposal or any such Inquiries or any effort or attempt to make any Acquisition Proposal, including granting a waiver, amendment or release under any standstill or similar provision to the extent necessary to allow for a confidential Acquisition Proposal or amendment to a confidential Acquisition Proposal to be made to the Company. As promptly as reasonably practicable, and in any event within one (1) Business Day following the No-Shop Period Start Date, the Company shall deliver to Parent a written notice setting forth the identity of each Person or group of Persons from whom the Company or any of its Representatives has received an Acquisition Proposal, in each case, prior to the No-Shop Period Start Date.

(b) No Solicitation. Except as expressly permitted by Section 5.3(c), from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VII and the consummation of the Closing, the Company shall not, and shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any Inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) provide to any Third Party any non-public information or data relating to the Company or its Subsidiaries or afford to any Third Party access to the properties, assets, books, records or other non-public information or data, or to any personnel, of the Company or its Subsidiaries, in any such case in connection with or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or any Inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or (iii) participate or engage in discussions, communications or negotiations with any Third Party with respect to an Acquisition Proposal or Inquiry or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal. On the No-Shop Period Start-Date, the Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease any and all then-existing solicitation, discussions or negotiations with any Persons (or provision of any non-public information or data to any Persons) with respect to any Inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Within two (2) Business Days following the No-Shop Period Start Date, the Company shall (A) request in writing that each Person that has theretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal since September 1, 2021 promptly destroy or return to the Company all non-public information or data theretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement (other than any such confidentiality agreement in respect of which a “return or destroy” request was already made prior to the date hereof) and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such Person and its Representatives. From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VII and the consummation of the Closing, the Company and its Subsidiaries will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) (unless the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law).

(c) Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.3, if at any time from and after the No-Shop Period Start Date until the Company’s receipt of the Requisite Company Stockholder Approval, (x) the Company receives a bona fide written Acquisition Proposal from any Person that did not result, directly or indirectly, from a breach of this Section 5.3, and (y) the Company Board determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that (1) such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (2) the failure to take the actions in clauses (i) and (ii) below would be inconsistent with its fiduciary duties under applicable Law, then the Company and its Subsidiaries and the Company Board (or a committee thereof) may, directly or indirectly, through one or more of their Representatives, in response to such Acquisition Proposal, (i) enter into an Acceptable Confidentiality Agreement with such Person that has made or delivered such Acquisition Proposal and (ii) pursuant thereto, participate or engage in discussions or negotiations with, furnish any non-public information or data relating to the Company or its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information or data, or to any personnel, of the Company or its Subsidiaries to such Person or its Representatives; provided that the Company shall promptly (and in any event within 24 hours) provide to Parent and its Representatives, or promptly (and in any event within 24 hours) provide Parent and its Representatives access to, any non-public information or data that is provided to any Person given such access that was not previously made available to Parent, Merger Sub or their Representatives.

(d) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(e), during the period commencing on the date hereof and continuing until the earlier of the consummation of the Closing or the valid termination of this Agreement pursuant to Article VII, the Company Board (or a committee thereof) shall not:

(i) (A) withhold or withdraw, or amend, qualify or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation (or publicly propose to do any of the foregoing); (B) fail to publicly recommend against acceptance by the holders of Shares of a tender or exchange offer that constitutes an Acquisition Proposal within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act, or publicly recommend in favor of, or publicly state that it takes no position with respect to, or that it is unable to take a position with respect to, any such offer; (C) adopt, approve, endorse, recommend or otherwise declare advisable (or propose to adopt, approve, endorse, recommend or otherwise declare advisable) any Acquisition Proposal; (D) fail to include the Company Board Recommendation in the Proxy Statement; (E) within ten (10) Business Days of Parent’s written request (or, if earlier, by the second (2nd) Business Day prior to the Company Meeting), fail to make or reaffirm the Company Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first publicly disclosed or distributed to the stockholders of the Company, it being understood that the Company will have no obligation to take such actions on more than (x) one occasion in respect of any specific Acquisition Proposal or (y) one occasion in respect of any such material modification; or (F) publicly propose or agree to any of the foregoing (any action described in clauses (A) through (F), a “Company Board Recommendation Change”); or

(ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(c) (any of the foregoing, an “Alternative Acquisition Agreement”), or publicly propose or agree to any of the foregoing.

(e) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Company Stockholder Approval:

(i) The Company Board may effect a Company Board Recommendation Change in response to any material event, fact, circumstance, development or occurrence that (A) was not known to, or reasonably foreseeable by, the Company Board as of the date hereof; and (B) does not involve or relate to (I) the receipt, existence or terms of any Acquisition Proposal (or any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal), (II) any event, fact, circumstance, development or occurrence relating to Parent, Merger Sub, the Guarantors or any of their respective affiliates, (III) changes in the market price or trading volume of the Shares in and of themselves, or (IV) the fact, in and of itself, that the Company meets, exceeds, or fails to meet in any quantifiable respect, any internal or analyst’s projections, guidance, budgets, expectations, forecasts or estimates for any period (each such event, an “Intervening Event”), if the Company Board (or a committee thereof) determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law (it being understood that any such determination in and of itself shall not be deemed a Company Board Recommendation Change) and if and only if:

(1) the Company has provided prior written notice to Parent at least five (5) Business Days (the “Event Notice Period”) in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change pursuant to this Section 5.3(e)(i) which notice will specify the basis for such Company Board Recommendation Change, including a description of the Intervening Event in reasonable detail;

(2) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such Event Notice Period, must have (A) negotiated with Parent, Merger Sub and their Representatives in good faith (to the extent that Parent and Merger Sub desire to so negotiate) to allow Parent and Merger Sub to offer such adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guaranty so that the failure to make such a Company Board Recommendation Change in response to such Intervening Event would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; and (B) taken into account any adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guaranty proposed by Parent and Merger Sub and other information provided by Parent and Merger Sub in response to the notice described in clause (1) of this Section 5.3(e)(i), in each case, that are offered in writing by Parent and Merger Sub, no later than 11:59 p.m. (Eastern Time) on the last day of the Event Notice Period, in a manner that would constitute a binding agreement between the parties if accepted by the Company; provided that each time a material modification to the Intervening Event occurs, the Company shall notify Parent of such modification and comply with the requirements of this Section 5.3(e)(i) and the time period set forth in the preceding clause (1) shall recommence and be extended for three (3) Business Days from the day of such notification; and

(3) following such Event Notice Period, including any subsequent Event Notice Period as provided in the final proviso of the foregoing Section 5.3(e)(i)(2), the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s and Merger Sub’s proposed revisions to the terms and conditions of this Agreement) shall have determined that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable Law.

(ii) If the Company has received a bona fide written Acquisition Proposal from any Person that did not result, directly or indirectly, from a breach of this Section 5.3 that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its independent financial advisor and outside legal counsel) is a Superior Proposal (it being understood that any such conclusion in and of itself shall not be deemed a Company Board Recommendation Change), then the Company Board may (x) effect a Company Board

Recommendation Change with respect to such Superior Proposal; or (y) authorize the Company to terminate this Agreement pursuant to Section 7.1(c) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement; provided, however, that neither the Company Board nor any committee thereof shall take any action described in the foregoing clauses (x) or (y) unless:

(1) the Company, its Subsidiaries and its and their respective Representatives have complied in all but de minimis respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(2) (i) the Company has provided prior written notice to Parent at least five (5) Business Days in advance (the “Proposal Notice Period”) to the effect that the Company Board (or a committee thereof) (A) has received a bona fide Acquisition Proposal that has not been withdrawn; (B) has concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) intends to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(e)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms and conditions thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or such termination, the Company and its Representatives, during the Proposal Notice Period, must have (x) negotiated with Parent, Merger Sub and their Representatives in good faith (to the extent that Parent and Merger Sub desire to so negotiate) to allow Parent and Merger Sub to offer such adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guaranty so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (y) taken into account any adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guaranty proposed by Parent and Merger Sub and other information provided by Parent and Merger Sub during the Proposal Notice Period, in each case, that are offered in writing by Parent and Merger Sub, no later than 11:59 p.m. (Eastern Time) on the last day of the Proposal Notice Period; provided, however, that in the event of any material modifications to such Acquisition Proposal (which shall be deemed to include any change to the financial terms of such Acquisition Proposal) the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(ii)(2) with respect to such new written notice (it being understood that the “Proposal Notice Period” in respect of such new written notice will be three (3) Business Days);

(3) following such Proposal Notice Period, including any subsequent Proposal Notice Period as provided in the final proviso of the foregoing Section 5.3(e)(ii)(2), the Company Board shall have concluded in good faith (after consultation with its independent financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and any other information provided by Parent) that such Acquisition Proposal continues to constitute a Superior Proposal; and

(4) in the event of any termination of this Agreement in order to cause or permit the Company or its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company shall have validly terminated this Agreement in accordance with Section 7.1(c).

(f) Notice.

(i) The Company shall, as promptly as reasonably practicable (and, in any event, within twenty-four (24) hours), notify Parent in writing if the Company, any of its Subsidiaries or any of their respective Representatives has received any (x) Acquisition Proposal on or following the No-Shop Period Start Date, (y) material revision to the terms and conditions of any Acquisition Proposal required to be disclosed pursuant to the foregoing clause (x), or (z) Inquiry, offer, proposal or request for non-public information or discussions on or following the No-Shop Period Start Date that would reasonably be expected to lead to an Acquisition Proposal).

Such notice must include (i) the identity of the Third Party making such Acquisition Proposal or such Inquiries, offers or proposals; (ii) a summary of the material terms and conditions of such Acquisition Proposal or such Inquiries, offers or proposals; and (iii) copies of any written materials provided to or by the Company or its Representatives relating thereto that set forth material terms or conditions thereof. Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis, of the status (and supplementally provide the material terms) of any such Acquisition Proposal or such Inquiries, offers or proposals (including any amendments thereto and any new, amended or revised written materials relating thereto provided to the Company or its Representatives) and the status of any such discussions or negotiations.

(ii) The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement subsequent to the date hereof that prohibits compliance with this Section 5.3(f).

(iii) Notwithstanding any Company Board Recommendation Change, unless this Agreement shall have been terminated in accordance with Article VII, (x) this Agreement shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of obtaining the Requisite Company Stockholder Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation and (y) neither the Company Board nor any committee thereof shall submit to the stockholders of the Company any Acquisition Proposal, or, except as permitted herein, propose to do so.

(g) Certain Disclosures. Nothing in this Agreement will prohibit the Company or its Subsidiaries or the Company Board (or a committee thereof) from (i) taking and disclosing to the holders of Shares a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the holders of Shares pursuant to Rule 14d-9(f) promulgated under the Exchange Act; (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (iii) making any disclosure to the holders of Shares as required by applicable Law, regulation or stock exchange rule or listing agreement, it being understood that (1) any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.3(g) must comply with the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or its Subsidiaries or the Company Board (or a committee thereof) and the rights of Parent under this Section 5.3, and (2) nothing in the foregoing will be deemed to permit the Company or its Subsidiaries or the Company Board (or any committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.3(e). It is understood and agreed that, for purposes of this Agreement, a factually accurate required public statement by the Company or the Company Board (or a committee thereof) that solely describes the receipt of an Acquisition Proposal received in accordance with this Agreement, the identity of the Person or group making such Acquisition Proposal, the material terms of such Acquisition Proposal or the operation of this Agreement with respect thereto will not be deemed to be a Company Board Recommendation Change, provided that such public statement expressly states that the Company Board Recommendation has not changed.

(h) Breach. It is agreed and understood that any breach of this Section 5.3 by any director, officer or other Representative of the Company or any of its Subsidiaries will be deemed to be a breach of this Agreement by the Company.

5.4 Company Stockholder Meeting; Proxy Statement.

(a) Unless this Agreement is terminated in accordance with Article VII:

(i) the Company shall, in accordance with applicable Law, the rules of the NYSE and the Company’s organizational documents, establish a record date, duly call, give notice of, convene and hold a meeting of holders of Shares (the “Company Meeting”) as promptly as reasonably practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement. In relation to the

Company Meeting and the conduct of business thereat, the Company shall comply with its certificate of incorporation and bylaws and applicable Law; and

(ii) as promptly as practicable after the date of this Agreement, and in any event no later than twenty (20) Business Days after the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the solicitation of proxies from the holders of Shares for the approval and adoption of this Agreement (the “Proxy Statement”), and the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing and mailed to its stockholders as promptly as reasonably practicable after such clearance; provided, however, that, notwithstanding anything to the contrary in this Agreement, in no event shall the Proxy Statement be required to be filed in definitive form or mailed to the Company stockholders prior to the No-Shop Period Start Date; and

(iii) the Company shall include in the Proxy Statement (and any supplement or amendment thereto) the Company Board Recommendation (unless the Company Board has made a Company Board Recommendation Change in accordance with Section 5.3(e)) and the written opinion of Piper Sandler & Co., dated as of the date of this Agreement, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Shares (other than any Shares to be cancelled or converted pursuant to Section 2.1(b) of this Agreement or any Dissenting Shares), and (unless the Company Board has made a Company Board Recommendation Change in accordance with Section 5.3(e)) shall use its reasonable best efforts to solicit proxies from its stockholders to obtain the Requisite Company Stockholder Approval.

(b) Parent and Merger Sub shall reasonably cooperate in the preparation of the Proxy Statement and shall promptly provide to the Company all information regarding Parent or Merger Sub or any of their respective affiliates that is required by applicable Law in connection with the preparation and filing of the Proxy Statement and any amendment or supplement thereto. The Company shall use its reasonable best efforts to ensure that the Proxy Statement complies as to form in all material respects with the requirements of the Exchange Act and other applicable Law. Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable if and to the extent such information contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Unless a Company Board Recommendation Change has been made in accordance with Section 5.3, the Company shall use its reasonable best efforts to obtain the Requisite Company Stockholder Approval. The Company agrees that, unless this Agreement shall have been terminated in accordance with Article VII, its obligations pursuant to this Section 5.4 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (except as expressly set forth in the preceding sentence or Section 5.4(a)(iii)) by the making of any Company Board Recommendation Change.

(c) The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide Parent with copies of all correspondence between the Company and the SEC with respect to the Proxy Statement (including a summary of any oral conversations). The Company, Parent and Merger Sub shall each use their reasonable best efforts to promptly provide responses to the SEC with respect to all comments of the SEC received on the Proxy Statement. Prior to the submission of the Proxy Statement (and any supplement or amendment thereto) and all responses to the SEC, the Company shall reasonably cooperate and provide Parent and its legal counsel with a reasonable opportunity to review and comment on the Proxy Statement and any responses to the SEC and shall take into account any comments reasonably proposed by Parent (it being understood that Parent shall provide any such comments reasonably promptly). The Company shall use its reasonable best efforts to have the comments of the SEC (if any) on the Proxy Statement (and any supplement or amendment thereto) addressed to the satisfaction of the SEC, and the definitive Proxy Statement filed as promptly as reasonably practicable.

(d) If any event occurs with respect to the Company or its Subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall reasonably cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the holders of Shares.

(e) If any event occurs with respect to Parent or Merger Sub, or any change occurs with respect to other information supplied by Parent or Merger Sub for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall reasonably cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the holders of Shares.

(f) The Company (i) shall postpone or adjourn the Company Meeting at Parent’s request in one or more successive adjournments to a date that is no later than thirty (30) days after the date on which the Company Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) (x) if a quorum has not been established or (y) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Requisite Company Stockholder Approval and (ii) may postpone or adjourn the Company Meeting in one or more successive adjournments to a date that is no later than thirty (30) days after the date on which the Company Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) (w) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (x) if a quorum has not been established, (y) after consultation with Parent, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith is necessary or advisable and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Meeting, or (z) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Requisite Company Stockholder Approval.

5.5 Regulatory Filings; Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to cause the conditions set forth in Article VI to be satisfied and to consummate and make effective the Merger and the other Transactions as promptly as practicable. In furtherance and not in limitation of the foregoing, Parent (and with respect to the filings under the HSR Act or the Communications Act of 1934, the Company) shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions within ten (10) Business Days after the date of this Agreement, (ii) file or cause to be filed appropriate filings or draft filings, notices or applications (where required by the relevant Antitrust Laws or where pre-notification or equivalent procedures are mandatory or advisable) under the other Antitrust Laws set forth on Section 5.5(a) of the Company Disclosure Schedule with respect to this Agreement and the Transactions as soon as reasonably practicable and (iii) file with the Federal Communications Commission (the “FCC”), no later than five (5) Business Days after the date hereof, all forms and applications required to be filed under the Communications Act of 1934 and the rules and regulations thereunder (the “FCC Rules”) in order to seek consent to the transfer of control of the Company’s FCC licenses to Parent (the “FCC Approval”), and cooperate to take all actions necessary, proper, or advisable to obtain the FCC Approval, including in the preparation of their respective portions of such forms and applications. The Company, Parent and Merger Sub shall use reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to the foregoing (including with respect to information requests received from the relevant Governmental Entity following submission of the relevant filings, submissions or notices), and use their respective reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods and obtain all consents in connection with the foregoing as soon as reasonably practicable and advisable. Notwithstanding the foregoing, any party hereto may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties hereto under this Section 5.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient party, and the recipient party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other Representatives of the recipient party, unless express written permission is obtained in advance from the source of the materials.

(b) Except as prohibited by applicable Law or Order, Parent, Merger Sub and the Company shall use reasonable best efforts to (i) cooperate reasonably with each other in connection with any filing or submission with a Governmental Entity in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the Transactions, (ii) promptly inform the other parties hereto of (and, if in writing, supply to the other parties’ legal counsel) any material communication, other than any ministerial communications, received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other similar Governmental Entity (foreign or domestic), in each case regarding any of the Transactions, (iii) consult with each other prior to taking any material position with respect to the filings under the HSR Act or filings under other Antitrust Laws, (iv) permit the other parties’ legal counsel to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Entity with respect to filings under the HSR Act, (v) coordinate with the other parties’ legal counsel in preparing and exchanging such information and promptly provide the other parties’ legal counsel with copies of all filings, presentations or material submissions (and a summary of any oral presentations) made by such party with any Governmental Entity relating to this Agreement or the Transactions under the HSR Act and such other Antitrust Laws, and (vi) to the extent permitted by the Governmental Entity, subject to the other party’s compliance with this Section 5.5(b), participate in material meetings, presentations, consultations, and discussions related to obtaining clearances required in connection with the Transactions. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings under the HSR Act or any Antitrust Law. Notwithstanding the forgoing and anything to the contrary contained in this Agreement, Parent shall control and lead (with prior notice to and consultation of the Company, and taking the Company’s views into account in good faith) all communications and strategy relating to any process under the HSR Act and any Antitrust Law.

(c) Unless prohibited by applicable Law or Order or by the applicable Governmental Entity, each of the Company, on one hand, and Parent and Merger Sub, on the other hand, shall (i) to the extent reasonably practicable and permissible by the relevant Governmental Entity, not participate in or attend any material meeting, or engage in any material conversation (other than ministerial conversations) with any Governmental Entity in respect of the Transactions without the other, (ii) to the extent reasonably practicable, give the other reasonable prior notice of any such material meeting or material conversation and (iii) in the event one such party is prohibited by applicable Law or Order or by the applicable Governmental Entity from participating or attending any such material meeting or engaging in any such material conversation, or it has not been reasonably practicable to include the non-participating party, keep such non-participating party reasonably apprised with respect thereto.

(d) In furtherance and not in limitation of the actions and obligations described in Section 5.5(b) and Section 5.5(c), Parent shall use its reasonable best efforts to promptly (and in any event, prior to the Outside Date) resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the HSR Act or any Antitrust Law. Parent shall use its reasonable best efforts to take such actions as may be required to cause the expiration or termination of the waiting, notice or review periods under the HSR Act or any Antitrust Law, in each case, with respect to the Transactions as promptly as possible after the execution of this Agreement (and in any event prior to the Outside Date). Parent shall not, without the prior notice to and consultation of the Company, and taking the Company’s views into account in good faith, “pull-and-refile,” pursuant to 16 C.F.R. 803.12, any filing made under the HSR Act or take any similar action under the Antitrust Laws, in each case, with respect to any filing made with any Governmental Entity. Notwithstanding anything to the contrary in this Agreement, Parent or any of its affiliates shall not be required by this Agreement to make (or commit to make) any notification to any Governmental Entity where not otherwise required by Law regarding any proposed transaction (other than the Transactions).

(e) Parent further agrees that it shall, and shall cause its Subsidiaries to, to the extent necessary to obtain any waiver, permit, approval, clearance or consent from any Governmental Entity under the HSR Act or any Antitrust Law or which is otherwise required to satisfy the conditions set forth in Section 6.1(b) or Section 6.1(c), as applicable, or to avoid the entry of or have lifted, vacated, reversed or terminated any Closing Legal Impediment, in each case, prior to the Outside Date, promptly take the following actions: (i) propose, negotiate and offer to commit and to effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture, transfer, license or other disposition (including by licensing any Intellectual Property) of any assets or businesses of the Company and its Subsidiaries; (ii) propose, negotiate and offer to commit and to effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, behavioral limitations on the assets or businesses of the Company and its Subsidiaries; (iii) propose, negotiate and offer to commit and to effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the termination, modification, transfer or other action with respect to any existing relationships and contractual rights and obligations of the Company and its Subsidiaries; or (iv) otherwise offer to take or offer to commit to take any action that it is capable of taking and, if the offer is accepted, take or commit to take such action, that limits or affects its freedom of action (the actions described in the foregoing clauses (i) through (iv), the “Remedy Actions”); provided, however, that notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Parent, Merger Sub, the Company or any of their respective Subsidiaries to take any Remedy Action that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations or financial condition of the Company; provided, further, that notwithstanding anything to the contrary in this Agreement, (w) nothing in this Agreement shall permit, or be deemed to permit, the Company or any of its Subsidiaries, without the prior written consent of Parent, to take, agree to take, or consent to the taking of any Remedy Action, (x) at the request of Parent, the Company shall, and shall cause its Subsidiaries to, enter into one or more agreements prior to the Closing with respect to any Remedy Action (provided such agreements are conditioned upon the Closing), (y) nothing in this Agreement shall require the Company to take or to cause its affiliates to take any Remedy Action unless the effectiveness of such Remedy Action is conditioned upon the Closing and (z) none of Parent, Merger Sub or their respective Subsidiaries shall take any Remedy Action with respect to the assets or businesses of the Company or its Subsidiaries without the prior written consent of the Company unless the effectiveness of such Remedy Action is conditioned upon the Closing.

(f) Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, nothing in this Agreement shall require any AGM Person, or require Parent or Merger Sub to cause any AGM Person, to take any Remedy Action (or any action with respect to any business, product line or asset other than of the Company and its Subsidiaries).

5.6 Employee Benefit Matters.

(a) Except as otherwise required by a Labor Agreement, during the period commencing at the Closing Date and ending on the first anniversary of the Closing Date (the “Continuation Period”), Parent shall cause to be provided to each employee of the Company and its Subsidiaries as of immediately prior to the Effective Time (each a “Continuing Employee”) for so long as such Continuing Employee remains employed by Parent or the Parent Subsidiaries (including the Surviving Corporation) during the Continuation Period, (i) an annual base salary or wage rate and target short-term incentive compensation opportunity (including bonus and commission) that, in each case, is not less favorable than was provided to such Continuing Employee immediately prior to the Effective Time; (ii) for each Continuing Employee who (A) participated in the Company’s annual equity incentive program prior to the Effective Time, and (B) is not invited to participate in the management equity incentive program maintained by Parent or its affiliate following Closing, a target cash-based incentive compensation opportunity that is substantially equivalent to the target annual equity award opportunity provided to such Continuing Employee prior to Closing and (iii) all other compensation and employee benefits (excluding any equity-based or other long-term incentive, retention, change in control or similar one-time or special benefits or arrangements, non-qualified deferred compensation, postretirement health and welfare benefits and defined benefit pension benefits) that are substantially comparable in the aggregate to those provided to the Continuing Employee immediately before the Effective Time. Continuing Employees covered by a Labor Agreement will continue to be paid compensation, benefits and, if applicable, severance in accordance with the terms of the applicable Labor Agreement. In addition, Parent shall provide, or shall cause the Surviving Corporation or one of its Subsidiaries to provide, to each Continuing Employee whose employment is involuntarily terminated without cause by the Company during the one (1)-year period following the Effective Time, severance benefits no less favorable than the severance benefits that would have been provided to the Continuing Employee under the Company’s severance arrangements in effect immediately prior to the Effective Time, as set forth on Section 5.6(a) of the Company Disclosure Schedule.

(b) With respect to benefit plans maintained by Parent or any of the Parent Subsidiaries, including the Surviving Corporation (including any vacation, paid time-off and severance plans, but excluding any plan providing for qualified or non-qualified defined benefit pension benefits, nonqualified deferred compensation, or post-termination or retiree health or welfare benefits), for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with the Company or any of its Subsidiaries (and any predecessor thereto), as reflected in the Company’s records, shall be treated as service with Parent or any of the Parent Subsidiaries, including the Surviving Corporation; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(c) Parent shall, or shall cause the Parent Subsidiaries (including the Surviving Corporation) to use commercially reasonable efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of the Parent Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.

(d) Parent hereby acknowledges that a “change in control” or “change of control” of the Company or other term with similar import, within the meaning of the Company Benefit Plans that contain such terms, will occur upon the Effective Time.

(e) Without limiting the generality of Section 9.9, the provisions of this Section 5.6 are solely for the benefit of the parties to this Agreement and not for any Continuing Employee or other current or former employee or other service provider of the Company (including any beneficiary or dependent thereof), and no provision of this Section 5.6 shall create any third-party beneficiary rights in any such individuals. Notwithstanding any requirements set forth in an applicable Labor Agreement, nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective affiliates to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective affiliates to continue any Company Benefit Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing; or (iii) amend any Company Benefit Plans or other employee benefit plans, programs or Contracts.

(f) The Company shall, reasonably in advance of sending any such communications, provide to Parent copies of any written, broad-based communications with employees of the Company or its Subsidiaries regarding the impact of the Transactions on such employee’s employment, compensation or benefits. The Company shall consider in good faith any comments from Parent in respect of any such communications.

5.7 Indemnification.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and advance expenses as incurred by, to the fullest extent permitted under (i) applicable Law, (ii) the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement and (iii) any Contract of the Company or its Subsidiaries with any of their respective directors or officers that provide for the indemnification or advancement of expenses to such Persons in existence as of the date hereof and set forth on Section 5.7(a) of the Company Disclosure Schedule (each, an “Indemnification Contract”), each present and former director and officer of the Company or any of its Subsidiaries (including any such person who served as a director, officer, member, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company or any of its Subsidiaries (including as a fiduciary of a Company Benefit Plan) (in each case, when acting in such capacity)) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any actual or alleged Proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with (A) this Agreement or the Transactions and (B) actions to enforce this provision or any other indemnification or advancement right of any Indemnitee; provided that any Indemnitee to whom fees or expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnitee is not entitled to indemnification pursuant to this Section 5.7.

(b) Parent agrees that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of the Indemnitees as provided in its certificate of incorporation, bylaws or other organizational documents shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable party’s certificate of incorporation and bylaws or similar organization documents in effect as of the date of this Agreement or in any Indemnification Contract in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of Indemnitees; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted, investigation or any claim made within such period shall continue until the final disposition of such Proceeding or investigation.

(c) For six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally responsible for maintaining for the benefit of the directors and officers of the Company and its Subsidiaries, as of the date of this Agreement and as of the Closing Date, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of the Company and its Subsidiaries, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement, it being understood that if the total premiums payable for such insurance coverage exceeds such amount, Parent shall obtain a policy with the greatest coverage available for a cost equal to such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with such coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of this Agreement or the Transactions. The Company shall be permitted, at its sole discretion, to obtain such prepaid policies (subject to the aforementioned premium cap) that provide such coverage prior to the Effective Time. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect in accordance with their terms, and continue to honor the obligations thereunder, in accordance with this Section 5.7(c).

(d) In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.7.

(e) The provisions of this Section 5.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement or in any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement. The obligations of Parent under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.7 applies (and their respective successors and permitted assigns) unless the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.7 applies (including their respective successors and permitted assigns) shall be third party beneficiaries of this Section 5.7).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or employees, it being understood and agreed that the indemnification or advancement of expenses provided for in this Section 5.7 is not prior to or in substitution for any such claims under such policies.

5.8 Parent Agreements Concerning Merger Sub. During the period from the date of this Agreement to the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VII, Merger Sub shall not engage in any activity of any nature except for activities contemplated by, related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) or as provided in or contemplated by this Agreement. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.

5.9 Takeover Statutes. The parties shall take all action necessary so that no state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) is or becomes applicable to restrict or prohibit the Transactions. If any such Law becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any other transaction contemplated by this Agreement, then the Company and the Company Board shall take all action necessary to eliminate the effects of such Law so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement.

5.10 Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such steps as may be reasonably necessary to cause any dispositions of Shares (including derivative securities with respect to

Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.11 Stockholder Litigation. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors and officers relating to this Agreement or the Transactions, including the Merger. The Company shall promptly notify Parent of any such litigation that is brought or, to the Knowledge of the Company, threatened in writing and shall keep Parent reasonably and promptly informed on a current basis with respect to the status thereof. Without limiting the generality of the foregoing, the Company shall not settle any such stockholder litigation or related Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

5.12 Stock Exchange Delisting. The Surviving Corporation shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time the Company shall reasonably cooperate with Parent with respect thereto.

5.13 Publicity. The initial press release announcing this Agreement, any ancillary agreements and the Transactions shall be in substantially the form mutually agreed upon by Parent and the Company. Thereafter, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed) unless required by Law or stock exchange rules; provided that (x) the foregoing restrictions shall not apply in respect of information that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto without breach of this Section 5.13, (y) neither the Company nor Parent shall be required to provide the other with the foregoing consultation or consent rights with respect to any public statements in respect of any Acquisition Proposal or a Company Board Recommendation Change, and (z) Parent and its affiliates shall be permitted to make communications to, and provide ordinary course information to the Debt Financing Entities, any equityholders, existing or prospective general and limited partners, members, managers and investors of Parent or its affiliates, in each case, who are subject to customary confidentiality and non-use restrictions. In the event that any such additional press release, public announcement or public filing is required by or advisable under applicable Law or stock exchange rules, the party obligated to make such press release, public announcement or public filing shall use its reasonable best efforts to provide the other party (and, if such press release, public announcement or public filing names such other party’s affiliates, such affiliates) with reasonable advance notice of such requirement and the content of the proposed press release, announcement or filing and a reasonable opportunity to review and comment on such release, announcement or filing and consider in good faith any comments with respect thereto.

5.14 Company Indebtedness. The Company shall use reasonable best efforts to have delivered to Parent at least two (2) Business Days prior to the Closing Date (A) an appropriate and customary payoff letter with respect to the Company Credit Facility (the “Payoff Letter”) specifying the aggregate payoff amount of the Loan Parties’ (as defined in the Company Credit Facility) obligations (including principal, interest, fees, expenses, premium (if any) and other amounts payable in respect of such indebtedness) that will be outstanding under such indebtedness as of the Closing and providing for a release of all Liens and guarantees thereunder upon the receipt of the respective payoff amounts specified in the Payoff Letter (it being understood and agreed that Parent and Merger Sub shall be responsible for paying all amounts under the Payoff Letter) and (B) all customary documentation relating to the release of all Liens with respect to the Company Credit Facility (including any termination statements on Form UCC-3, or other releases).

5.15 Financing and Financing Cooperation.

(a) Parent shall use its reasonable best efforts to take and shall cause each of its Subsidiaries to use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing (taking into account the amount of any applicable Alternative Financing) in an amount sufficient to fund the Financing Amounts on the date on which the Merger is required to be consummated pursuant to the terms hereof, including by using reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing required to pay the Financing Amounts (after taking into account any available Equity Financing and the Alternative Financing (if applicable)) (the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter) and without any Prohibited Modification, (iii) satisfy on a timely basis all conditions required to be satisfied by it in the Commitment Letters and the Definitive Agreements and complying with its obligations thereunder and (iv) enforce its rights under the Commitment Letters and the Definitive Agreements in a timely and diligent manner. Without limiting the generality of the foregoing, in the event that all conditions contained in the Commitment Letters or the Definitive Agreements (other than the consummation of the Merger, those conditions that by their nature are to be satisfied at the Closing and those conditions the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement, and other than, with respect to the Debt Financing, the availability of the Equity Financing and, with respect to the Equity Financing, the availability of the Debt Financing) have been satisfied, Parent and Merger Sub shall fully enforce the counterparties’ obligations under the Commitment Letters and cause the Guarantors to, and shall use reasonable best efforts to cause the Debt Financing Entities to, comply with their respective obligations thereunder, including to fund the Financing. Neither Parent, Merger Sub nor any of their Subsidiaries shall, without the prior written consent of the Company: (i) permit, consent to or agree to any amendment, replacement, supplement, or modification to, or any waiver of, any provision or remedy under, any Commitment Letter or any Definitive Agreement if such amendment, replacement, supplement, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (B) reduces the aggregate principal amount of the Financing below the amount necessary to satisfy the Financing Amounts, (C) adversely affects the ability of Parent or Merger Sub to enforce its rights against other parties to any Commitment Letter or any Definitive Agreement as so amended, replaced, supplemented or otherwise modified relative to the ability of Parent to enforce its rights against the other parties to the corresponding Commitment Letters as in effect on the date of this Agreement or (D) could otherwise reasonably be expected to prevent, impair, impede or materially delay the consummation of the Merger and the other Transactions (the effects described in clauses (A) through (D), collectively, the “Prohibited Modifications”); provided that the Debt Commitment Letter may be amended to add additional lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement so long as any such addition would not effect a Prohibited Modification, or (ii) terminate or cause the termination of any Commitment Letter or any Definitive Agreement. Parent shall promptly deliver to the Company copies of any amendment, replacement, supplement, termination, modification or waiver to the Commitment Letters and/or Definitive Agreements.

(b) In the event that any portion of the Debt Financing required to pay the Financing Amounts becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company in writing of such unavailability and the reason therefor and (ii) subject to the last sentence of this Section 5.15(b), use reasonable best efforts, and cause each of its Subsidiaries to use their respective reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (the “Replacement Financing”) in an amount sufficient, when taken together with the available portion of the Financing, to pay the Financing Amounts, and which does not include any Prohibited Modifications. Parent shall provide the Company with prompt written notice (i) of any actual breach, default, cancellation, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement of which Parent becomes aware and (ii) upon receipt of any written notice or other written communication from any Debt Financing Entity or Guarantor or other financing source with respect to any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement of any provision thereof. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to consummate the Financing, including any Replacement Financing. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.15 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letter (after giving effect to the “market flex” provisions), or agree to terms materially less favorable to Parent or the Company than the terms contained in or contemplated by the Debt Commitment Letter as of the date hereof (in either case, whether to secure waiver of any conditions contained therein or otherwise).

(c) The foregoing notwithstanding, compliance by Parent with this Section 5.15 shall not relieve Parent of its obligations to consummate the Transactions whether or not the Financing, any Replacement Financing or Alternative Financing is available.

(d) Notwithstanding anything to the contrary contained in this Agreement, Parent, in its sole discretion after providing written notice to the Company in accordance with the definition of Alternative Financing Event, may seek to obtain alternative financing to separately finance the Oil & Gas Proppants business (“Alternative Financing”) in lieu of a portion of the Debt Financing contemplated by the Debt Commitment Letter, which Alternative Financing shall not, without the prior consent of the Company, (1) include any Prohibited Modifications or (2) require the Company to provide any type of cooperation to Parent and such sources of Alternative Financing beyond the type of cooperation required in respect of the Debt Financing contemplated by the Debt Commitment Letter in effect on the date hereof. Parent shall promptly provide to the Company true, complete and correct duly executed copies of any new financing commitment letter and any executed fee letters, engagement letters, fee credit letters and other similar agreements related thereto, subject, in the case of such fee letters, engagement letters and fee credit letters, to redaction solely of fee amounts, “market flex” provisions, terms of “securities demand” provisions, pricing terms and pricing caps and other terms that are customarily redacted (including any dates related thereto) (none of which could adversely affect the conditionality, enforceability, availability or termination of the Alternative Financing or reduce the aggregate principal amount of the Debt Financing below the amount required to pay the Financing Amounts (after taking into account any available Equity Financing). Notwithstanding anything herein to the contrary, (1) Parent will use reasonable best efforts, and cause each of its Subsidiaries to use their respective reasonable best efforts to limit additional information and document requests made by the sources of such Alternative Financing to such information and document requests of the type made by (or on behalf of) the Debt Financing Entities in respect of the Debt Commitment Letter delivered on the date hereof and (2) in no event shall the satisfaction of any cooperation covenants with respect to the Alternative Financing by Company, its subsidiaries or any of their respective affiliates be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement to the extent (x) such Alternative Financing does not arise pursuant to an Alternative Financing Event or (y) any requests in connection therewith are not requested by Parent in writing at least three (3) Business Days prior to the Closing Date.

(e) To the extent Parent obtains Replacement Financing or Alternative Financing (solely to the extent such Alternative Financing arises pursuant to an Alternative Financing Event) or amends, replaces, supplements, modifies or waives any of the Commitment Letters or the Definitive Agreements, in each case pursuant to this Section 5.15, references to the “Financing,” “Debt Financing,” “Equity Financing,” “Debt Financing Entities,” “Debt Financing Parties,” “Debt Commitment Letter,” “Equity Commitment Letter,” “Commitment Letters” and “Definitive Agreements” (and other like terms in this Agreement) shall be deemed to refer to such Replacement Financing, such Alternative Financing, the financing sources and/or their related parties in respect thereof, the commitments thereunder and the agreements with respect thereto, or the Financing, as applicable, as so amended, replaced, supplemented modified or waived. Parent shall use reasonable efforts to coordinate the requests for information or meetings or other items requiring the Company’s cooperation hereunder as among all Debt Financing Entities, including with respect to any Replacement Financing or Alternative Financing.

(f) Prior to the Closing, the Company shall use its reasonable best efforts, and shall use its reasonable best efforts to cause its Subsidiaries to use their respective reasonable best efforts, and shall use its reasonable efforts to cause their respective Representatives to use their reasonable best efforts, to provide customary cooperation in connection with the arrangement and implementation of the Debt Financing, to the extent reasonably requested by Parent in writing, including using reasonable best efforts to:

(i) as promptly as practicable (A) furnish Parent with the Required Financial Information and (B) inform Parent if the chief executive officer, chief financial officer, treasurer, controller or comparable officer of the Company shall have knowledge of any facts as a result of which a restatement of any financial statements (or portion thereof) included in the Required Financial Information is reasonably probable or required in order for such financial statements (or portion thereof) to comply with GAAP;

(ii) (A) execute customary authorization letters (containing customary 10b-5 representations) with respect to the Offering Documents relating to the “bank” financing that authorize the distribution of information to prospective lenders, (B) identify any portion of such information that constitutes material, non-public information regarding the Company or its Subsidiaries or their respective securities, and (C) cause members of senior management of the Company to participate in a reasonable number of customary meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, at reasonable and mutually agreed times and with reasonable advance notice, and in each case which shall be telephonic or held by videoconference unless otherwise agreed to by the Company (provided that no more than one (1) additional meeting, presentation, road show, due diligence session, drafting session and session with rating agencies shall be required in connection with the Alternative Financing);

(iii) (A) cooperate with the marketing efforts for any of the Debt Financing and (B) assist Parent and the Debt Financing Entities with obtaining ratings as contemplated by the Debt Financing;

(iv) assist Parent and the Debt Financing Entities in their preparation of the Offering Documents and review and comment on Parent’s draft of a business description and a “Management’s Discussion and Analysis” of the financial statements to be included in such Offering Documents;

(v) in the event the Debt Financing includes an offering of debt securities, request and facilitate its independent auditors to (A) provide, consistent with customary practice, customary accountant’s comfort letters (including “negative assurance” comfort and change period comfort), together with drafts of such comfort letters that such independent auditors are prepared to deliver upon the “pricing” of any high-yield bonds being issued in connection with the Debt Financing, and consents from the Company’s independent auditors with respect to financial information regarding the Company and its Subsidiaries, (B) provide reasonable assistance to Parent in connection with Parent’s preparation of pro forma financial statements and pro forma financial information (it being agreed that the Company will not be required to provide any information or assistance relating to (x) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing, (y) any post-Closing or pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Debt Financing or (z) any financial information related to Parent or any of its Subsidiaries) and (C) attend a reasonable and customary number of accounting due diligence sessions and drafting sessions, which sessions shall be telephonic or held by videoconference and held at reasonable and mutually agreed times;

(vi) assist Parent in its preparation of, and facilitate execution and delivery as of but not prior to the Closing of, definitive financing documents (including any guarantee, pledge and security documents, supplemental indentures, commodity, currency or interest rate or other reasonable hedging arrangement, other definitive financing documents or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Entities (including a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth as an exhibit to the Debt Commitment Letter)) and the schedules and exhibits thereto, it being understood that the effectiveness of such documents shall be conditioned upon the occurrence of the Closing;

(vii) facilitate the pledging of collateral and granting of guarantees for the Debt Financing, including using reasonable best efforts to deliver any original stock certificates and appropriate instruments of transfer of wholly owned Subsidiaries of the Company that are reasonably available to the Company and constitute collateral for the Debt Financing and providing reasonable and customary assistance to Parent and Merger Sub in connection with Parent’s and Merger Sub’s negotiation of any collateral documents that involve a third party, including landlord waivers, deposit account control agreements, blocked account arrangements or lock box arrangements, if applicable; it being understood in each case that the effectiveness of such pledges and other documents shall be conditioned upon the occurrence of the Closing;

(viii) furnish Parent and the Debt Financing Entities at least five (5) Business Days prior to the Closing Date (solely to the extent requested by Parent in writing at least ten (10) Business Days prior to the Closing Date) with all documentation and other information related to the Company and its Subsidiaries required by Governmental Entities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended and the requirements of 31 C.F.R. § 1010.230;

(ix) solely with respect to financial information and data derived from the Company’s historical books and records, provide reasonable and customary assistance to Parent with the preparation of pro forma financial information and pro forma financial statements (including, solely to the extent an Alternative Financing Event has occurred, segment level financial statements of Oil & Gas Proppants and of Industrial & Specialty Products) to the extent reasonably requested by Parent or the Debt Financing Entities and customary to be included in any marketing materials or Offering Documents or of the type required by the Debt Commitment Letter (provided that the Company and its Subsidiaries shall not be responsible for the preparation of any pro forma financial statements or pro forma adjustments thereto and, for the avoidance of doubt, shall not be obligated to provide any Excluded Information);

(x) facilitate the taking, no earlier than the Closing, of customary corporate approvals, reasonably requested by Parent to permit the consummation of the Debt Financing (provided, that no such action shall be required of the Company Board);

(xi) cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letter as in effect as of the date hereof or any definitive document relating to the Debt Financing with conditions precedent substantially the same as those set forth in the Debt Commitment Letter as in effect as of the date hereof to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries;

(xii) ensure that the Debt Financing Entities and their advisors and consultants shall have customary and reasonable access, at mutually agreed times and places and on a reasonable and customary number of occasions to the Company’s and its Subsidiaries’ books and records and relevant personnel to evaluate the Company’s and its Subsidiaries’ current assets, inventory, cash management and accounting systems, policies and procedures relating thereto for the purposes of Parent and Merger Sub establishing collateral arrangements as of the Closing, and provide customary assistance with other collateral audits, collateral appraisals and due diligence examinations customary for debt financing of the type consistent with the Debt Financing, at mutually agreed times and places; and

(xiii) solely to the extent an Alternative Financing Event has occurred, as promptly as practicable, furnish Parent with the O&G Segment Information and the ISP Segment Information.

(g) The foregoing notwithstanding, none of the Company nor any of its Subsidiaries or their respective Representatives shall be required to take or permit the taking of any action pursuant to this Section 5.15 that could: (i) require the Company or its Subsidiaries or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, opinion, instrument or agreement or agree to any change or modification of any existing certificate, document, opinion, instrument or agreement (except any authorization letters delivered pursuant to Section 5.15(f)(ii), customary management representation letters required by the Company’s auditors in connection with the delivery of “comfort letters” as set forth in Section 5.15(f)(v)), in each, unless (A) such person will continue as an officer, director or equivalent of such entities following the Closing and (B) the effectiveness of such resolutions, consents, certificates, documents, instruments, agreements, changes or modifications is contingent upon the occurrence of the Closing, (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (iii) require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing prior to the Closing or otherwise incur any obligation under any agreement, certificate, document or instrument (except to the extent the effectiveness of any such fee, expense, liability or obligation is subject to and conditioned upon the occurrence of the Closing), (iv) reasonably be expected to cause any director, officer, employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (v) reasonably be expected to conflict with the organizational documents of the Company or any of its Subsidiaries or any Laws, (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Company Material Contract to which the Company or any of its Subsidiaries is a party, (vii) require the Company or any of its Subsidiaries or any of their respective Representatives to provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege, work-product doctrine or other similar legal privilege or protection of the Company or any of its Subsidiaries, (viii) require the Company or any of its Subsidiaries or any of their respective Representatives to prepare or deliver any Excluded Information or (ix) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries. Nothing contained in this Section 5.15 or otherwise in this Agreement shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly upon written request by the Company, reimburse the Company or any of its Subsidiaries for all reasonable and documented out-of-pocket costs incurred by them or their respective Representatives in connection with such cooperation and shall reimburse, indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities and losses suffered or incurred by them in connection with the arrangement of the Debt Financing or the transactions contemplated by this Section 5.15, any action taken by them at the request of Parent or its Representatives pursuant to this Section 5.15 and any information used in connection therewith (other than liabilities or losses resulting solely from information provided by the Company or its Subsidiaries), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company, its Subsidiaries or any of their Representatives, as determined in a final and non-appealable judgment by a court of competent jurisdiction.

(h) The parties hereto acknowledge and agree that the provisions contained in this Section 5.15 represent the sole obligation of the Company and its Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing and the Alternative Financing, as applicable) to be obtained by Parent or Merger Sub with respect to the Transactions and transactions contemplated by the Commitment Letters (or the commitment letter governing the Alternative Financing, as applicable), and no other provision of this Agreement (including the exhibits and schedules hereto) or the Commitment Letters shall be deemed to expand or modify such obligations.

(i) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to periodically update any Required Financial Information provided to Parent as may be necessary so that such Required Financial Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information”. For the avoidance of doubt, Parent may, to most effectively access the financing markets, request the cooperation of the Company and its Subsidiaries under Section 5.15(f) at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Closing; provided that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets (it being understood and agreed that once the “Marketing Period” has commenced and then been completed in accordance with the definition thereof, there shall not be a subsequent “Marketing Period” hereunder). Parent agrees to provide the Company drafts of all Offering Documents and all marketing materials for the Debt Financing (and the Alternative Financing, as applicable) with a reasonable time to review such documents and materials, and subject to Parent’s compliance with such obligation, the Company agrees to use reasonable best efforts to review all such Offering Documents and marketing materials and identify for Parent any information contained therein that it reasonably believes constitutes material non-public information with respect to the Company and its Subsidiaries (taken as a whole) or their respective securities. If the Company identifies any such information (“Identified MNPI”), and such information is customarily included in offering documents or marketing materials for debt financing of the type consistent with the Debt Financing, is reasonably requested by Parent to be included in the Offering Documents or marketing materials for the Debt Financing and does not include information as to which the Company reasonably objects (any such Identified MNPI, “Acceptable MNPI”), then the Company shall file a Current Report on Form 8-K containing such material non-public information. Parent shall remove all such Identified MNPI that is not Acceptable MNPI from such Offering Documents and marketing materials.

(j) All non-public or otherwise confidential information regarding the Company or any of its affiliates obtained by Parent or its Representatives pursuant to this Section 5.15 shall be kept confidential in accordance with the Confidentiality Agreement. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing (and the Alternative Financing, as applicable); provided that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

5.16 Transition Planning

(a) Parent and the Company shall discuss in good faith and cooperate with respect to planning for transition, integration and related matters following the Merger. Promptly following the date hereof, the Company will designate three (3) individuals from those listed on Section 5.16(a) of the Company Disclosure Schedule, and Parent will designate three (3) individuals from those listed on Section 5.16(a) of the Parent Disclosure Schedule, to a working committee (the “Transition Committee”) (it being understood that additional individuals may attend meetings of the Transition Committee as observers as reasonably requested by Parent or the Company) for the purpose of discussing, planning and preparing to implement (following the Effective Time) transition, integration and related matters, which Transition Committee will have a consultative role and will meet at least monthly until the earlier of the termination of this Agreement and the Effective Time. The Company will prepare an agenda (which shall include a description of the monthly capital expenditures) for each meeting of the Transition Committee; provided that no less than five (5) Business Days prior to such meeting of the Transition Committee, the Company shall provide Parent the opportunity to review such agenda and consider in good faith any addition or modification proposed by Parent to such agenda.

(b) Without limiting Parent’s rights under Section 5.2, the Company shall cooperate in good faith with reasonable requests by Parent to (i) facilitate an orderly transition to Parent ownership following the Effective Time, including preparing for contemplated organizational changes and business initiatives, and (ii) provide reasonable support for the Transition Committee; provided, that nothing in this Section 5.16 shall require the Company or its Subsidiaries to provide access to, or to disclose any information to Parent, Merger Sub or their respective Representatives if such access or disclosure would be reasonably likely to (A) waive any attorney-client privilege, work-product doctrine or other similar legal privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent possible in a manner that does not result in a loss of attorney-client privilege, work-product doctrine or other similar legal privilege) or (B) be in violation of applicable Law, including any Antitrust Law (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent possible in a manner that does not result in such violation of applicable Law) or (C) contravene the provisions of any then-effective Contract to which the Company or any of its Subsidiaries is a party (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent possible in a manner that does not result in such contravention or, to the extent necessary to allow for such access or disclosure, obtain the required consent to provide such access or disclosure), (D) unreasonably interfere with the operation of any businesses conducted by the Company or any of its Subsidiaries, (E) cause any representation or warranty or other covenant or obligation in this Agreement to be breached by the Company or any of its Subsidiaries or (F) require the Company, its Subsidiaries or the respective boards of directors or other governing bodies thereof to pass resolutions or consents or approve or authorize the execution of, or execute, any agreement, document or instrument of any kind that is not contingent on the Closing or that would be effective prior to the Effective Time. Parent shall, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with fulfilling its obligations pursuant to this Section 5.16.

5.17 Notification. From the date hereof through the Closing Date, each Party (the “Receiving Party”) shall give prompt written notice to the other Party (the “Notified Party”) (a) of any notice or other communication received by the Receiving Party from any Governmental Entity or from any other Person alleging that the consent of such Person is or may be required in connection with the Merger or the Transactions, if the failure of the Receiving Party to obtain such consent could be material to the Receiving Party, (b) of any legal proceeding commenced or, to the Knowledge of the Receiving Party, threatened in writing against, the Receiving Party or any of its affiliates in connection with the Merger or the Transactions, or (c) upon becoming aware of any other event, fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied at the Closing or the satisfaction of those conditions being materially delayed; provided, however, that delivery of any notice pursuant to this Section 5.17 shall not cure any breach of any representation, warranty or covenant under this Agreement or otherwise limit or affect the remedies available to the Receiving Party.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. The Requisite Company Stockholder Approval shall have been obtained.

(b) No Restraints. No outstanding Order or Law enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Transactions shall be in effect (each restraint described by this Section 6.1(b), a “Closing Legal Impediment”).

(c) Regulatory Approvals. The applicable waiting periods under the HSR Act shall have expired or been terminated.

6.2 Conditions to Obligations of the Company Under This Agreement. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct (disregarding all qualifications or limitations as to “materiality” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of such date

(except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where any failure to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed in all material respects the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by the chief executive officer or the chief financial officer of Parent, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

6.3 Conditions to Obligations of Parent and Merger Sub Under This Agreement. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties (i) set forth in Sections 3.2(a) and 3.2(b) and clause (b) of the first sentence of Section 3.6 shall be true and correct in all respects (except, in the case of Sections 3.2(a) and 3.2(b), for any de minimis inaccuracies), as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in the Company Fundamental Representations (other than the representations and warranties listed in the immediately preceding clause (i)) (x) that are qualified by “Company Material Adverse Effect” shall be true and correct as so qualified as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (y) that are not qualified by “Company Material Adverse Effect” shall be true and correct in all material respects, as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) set forth in Article III (other than the representations and warranties listed in the immediately preceding clauses (i) and (ii)) shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) Since the date hereof, there shall not have been a Company Material Adverse Effect.

(d) Parent shall have received a certificate signed on behalf by the chief executive officer or the chief financial officer of the Company stating that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or (subject to the terms hereof) after receipt of the Requisite Company Stockholder Approval, by action taken or authorized by the board of directors or similar governing body of the terminating party or parties:

(a) By mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) By either the Company or Parent (on behalf of itself and Merger Sub), if the Transactions have not been consummated on or before October 26, 2024 (the “Outside Date”); provided, that if, as of October 26, 2024, the conditions set forth in Section 6.1(b) (solely to the extent such condition has not been satisfied due to a Closing Legal Impediment arising under any Antitrust Law) or Section 6.1(c) shall not have been satisfied but all of the other conditions set forth in Article VI have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date), then Parent may, by written notice to the Company prior to such date, extend the Outside Date to January 26, 2025, which date shall thereafter be deemed to be the Outside Date; provided, further, that in the event that the Marketing Period has commenced but has not been completed as of the date that is four (4) Business Days prior to the Outside Date (including as extended pursuant to the preceding proviso), then either Party may, by written notice to the other prior to such date, extend the Outside Date to the date that is four (4) Business Days following the then-scheduled end of the Marketing Period, which date shall thereafter be deemed to be the Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if such party’s breach of this Agreement has been the principal cause of the failure of the Closing to occur prior to the Outside Date (it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement);

(c) By the Company, prior to the time at which the Requisite Company Stockholder Approval has been obtained, in connection with entering into an Alternative Acquisition Agreement; provided that (i) such termination is in accordance with Section 5.3(e)(ii) (Superior Proposal) and (ii) the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(c) unless concurrently with such termination the Company pays or causes to be paid to Parent the Company Termination Fee in accordance with Section 7.2(b)(i);

(d) By Parent, if the Company or any of its Subsidiaries shall have entered into any Alternative Acquisition Agreement or, prior to the time at which the Requisite Company Stockholder Approval has been obtained, if the Company Board shall have effected a Company Board Recommendation Change, whether or not in compliance with Section 5.3;

(e) By either the Company or Parent (on behalf of itself and Merger Sub), if the Company Meeting (as it may be adjourned or postponed in accordance with this Agreement) shall have concluded and the Requisite Company Stockholder Approval shall not have been obtained at such meeting; provided, the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to any party whose breach of this Agreement has been the principal cause of the failure to obtain the Requisite Company Stockholder Approval;

(f) By either the Company or Parent (on behalf of itself and Merger Sub), if there is in effect any final, non-appealable Closing Legal Impediment; provided, neither Parent nor the Company may terminate this Agreement pursuant to this Section 7.1(f) if a breach of Parent’s or the Company’s, respectively, obligations under this Agreement has been the principal cause of the entry of such Closing Legal Impediment (it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement);

(g) By Parent (on behalf of itself and Merger Sub), if the Company has breached any of its representations or warranties or failed to perform any its covenants or other agreements contained in this Agreement, which breach or failure to perform would render any condition contained in Section 6.3(a) or Section 6.3(b) incapable of being satisfied by the Outside Date, or if capable of being satisfied by the Outside Date, shall not have been cured prior to the earlier of (i) thirty (30) Business Days after Parent provided written notice of such breach to the Company and (ii) the third Business Day prior to the Outside Date; provided that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if at the time of such termination the Company would be entitled to terminate this Agreement pursuant to Section 7.1(h);

(h) By the Company, if Parent or Merger Sub shall have breached any of their representations or warranties or failed to perform any of their covenants or other agreements contained in this Agreement, which breach or failure to perform would render any condition contained in Section 6.2(a) or Section 6.2(b) incapable of being satisfied by the Outside Date, or if capable of being satisfied by the Outside Date, shall not have been cured prior to the earlier of (i) thirty (30) Business Days after the Company provided written notice of such breach to Parent and (ii) the third Business Day prior to the Outside Date; provided that the Company may not terminate this Agreement pursuant to this Section 7.1(h) if at the time of such termination Parent would be entitled to terminate this Agreement pursuant to Section 7.1(g); or

(i) By the Company, if (i) the Marketing Period has ended, (ii) all of the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) have been and continue to be satisfied or waived, (iii) the Company has irrevocably confirmed to Parent by written notice at least three (3) Business Days prior to such termination that all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or irrevocably waived and it stands ready, willing and able to consummate the Closing during such three (3) Business Day period and (iv) Parent has failed to consummate the Closing within three (3) Business Days after the later to occur of (x) delivery of the written notice specified in clause (iii) above and (y) the date by which the Closing is required to have occurred pursuant to Section 1.2; provided that notwithstanding anything in Section 7.1(b) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 7.1(b) during any such three (3)-Business Day period.

7.2 Termination Fees and Expenses.

(a) Parent shall pay to the Company the Reverse Termination Fee if any of the following occur:

(i) This Agreement is terminated by the Company pursuant to Section 7.1(h) (Parent Breach) with respect to a breach or failure to perform that is the principal cause of the failure of the Closing to be consummated; or

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(i) (Failure to Close When Required); or

(iii) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) (Outside Date) and at the time of such termination the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(h) (Parent Breach) with respect to a breach or failure to perform that is the principal cause of the failure of the Closing to be consummated or Section 7.1(i) (Failure to Close When Required).

(b) The Company shall pay or cause to be paid to Parent (or its designee) the Company Termination Fee (minus the Parent Expense Reimbursement Amount if previously paid by the Company to Parent (or its designee) pursuant to Section 7.2(c)) if any of the following occur:

(i) this Agreement is terminated by the Company pursuant to Section 7.1(c) (Superior Proposal);

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(d) (Change in Recommendation); or

(iii) (A) either Parent or the Company terminates this Agreement pursuant to Section 7.1(b) (Outside Date) or Section 7.1(e) (Requisite Company Stockholder Approval), or Parent terminates this Agreement pursuant to Section 7.1(g) (Company Breach) (or this Agreement is terminated pursuant to another provision at a time that it is terminable pursuant to any of the foregoing provisions), (B) a bona fide Acquisition Proposal (provided, for purposes of this clause (iii), all references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”) has been publicly disclosed or (in the case of termination pursuant to Section 7.1(b) (Outside Date) or Section 7.1(g) (Company Breach)) made known to the Company

Board after the date of this Agreement and has not been publicly withdrawn at least four (4) Business Days prior to the Outside Date (or, in the case of termination pursuant to Section 7.1(e), the date of the Company Meeting, or in the case of termination pursuant to Section 7.1(g), the date of the applicable breach), and (C) within twelve (12) months after such termination, the Company and/or its Subsidiaries enter into a definitive agreement with respect to, or consummate, any Acquisition Proposal.

(c) If either Parent or the Company terminates this Agreement pursuant to Section 7.1(e) (Requisite Company Stockholder Approval), then the Company shall pay Parent (or its designee) an amount equal to $6,325,000.00 in respect of expenses in connection with this Agreement (the “Parent Expense Reimbursement Amount”).

(d) Any Reverse Termination Fee, Company Termination Fee or Parent Expense Reimbursement Amount due under this Section 7.2 shall be paid to the appropriate party (or its designee) by wire transfer of same-day funds on the second (2nd) Business Day immediately following the date of termination of this Agreement, except that any Company Termination Fee payable pursuant to Section 7.2(b)(i) shall be paid concurrently with such termination and any Company Termination Fee payable pursuant to Section 7.2(b)(iii) shall be paid concurrently with consummation of or entry into a definitive agreement with respect to the Acquisition Proposal referred to in clause (C) of Section 7.2(b)(iii) (it being understood that in no event shall (i) Parent be required to pay the Reverse Termination Fee on more than one occasion or (ii) the Company be required to pay the Company Termination Fee or the Parent Expense Reimbursement Amount on more than one occasion).

(e) The parties hereto acknowledge that (i) the agreements contained in this Section 7.2 are an integral part of the Transactions, and that without these agreements, the parties would not enter into this Agreement, and (ii) each of the Reverse Termination Fee, Company Termination Fee and the Parent Expense Reimbursement Amount, as applicable, if, as and when required to be paid pursuant to this Section 7.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Accordingly, (i) if Parent fails to promptly pay the Reverse Termination Fee when due pursuant to this Section 7.2 and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the Reverse Termination Fee pursuant to this Section 7.2, Parent shall pay to the Company its and its affiliates’ out-of-pocket, documented costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date (collectively, whether in relation to the Reverse Termination Fee pursuant to this clause (i) or the Company Termination Fee or the Parent Expense Reimbursement amount pursuant to clause (ii), “Termination Fee Collection Costs”) and (ii) if the Company fails to promptly pay the Company Termination Fee or the Parent Expense Reimbursement Amount when due pursuant to this Section 7.2 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Company Termination Fee or the Parent Expense Reimbursement Amount pursuant to this Section 7.2, the Company shall pay or cause to be paid to Parent (or its designee) its and its affiliates’ Termination Fee Collection Costs; provided that in no event shall any party be required to pay Termination Fee Collection Costs in an aggregate amount exceeding $2,000,000.00.

(f) Notwithstanding anything to the contrary in this Agreement, the sole and exclusive remedies, whether at law, in equity, in contract, in tort or otherwise, of the Company, its affiliates and each of its and its affiliates’ respective direct or indirect current, former or future stockholders, partners, members, officers, directors, managers, employees and other Representatives, and their respective assignees (collectively, the “Company Related Parties”) and any other Person against any of Parent, Merger Sub, any Guarantor, any Debt Financing Entity, any of their respective affiliates, any of their and their affiliates’ respective direct or indirect current, former or future shareholders, partners, members, officers, directors, managers, employees and other Representatives, and their respective assignees (collectively, the “Parent Related Parties”) for any breach (whether willful (including a Willful and Material Breach), intentional, unintentional or otherwise), loss, Liability or damage in connection with, relating to or arising out of (A) this Agreement, the Transaction Documents or any of the other agreements, instruments, and documents contemplated hereby or thereby or executed in connection herewith or therewith and the Transactions and the transactions contemplated thereby, (B) the Transactions, (C) the negotiation, execution or performance or non-performance of any of the foregoing, (D) the failure of the Closing to occur (including the funding of the Financing and, in any case, whether willfully, intentionally, unintentionally or otherwise), or the termination of any Transaction Document or any matter forming the basis for such termination, (E) any breach (or threatened or alleged breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement, the Transaction Documents or any certificate or other document delivered herewith or therewith or executed in connection herewith or therewith or (F) any oral or written representation made or alleged to have been made in connection herewith or therewith (collectively, the “Transaction Claims”), shall be the Company’s rights (i) to specific performance if and to the extent permitted by Section 9.11 (Specific Performance) and the Equity Commitment Letter, (ii) to terminate this Agreement in accordance with and subject to the terms of Section 7.1 and receive payment of the Reverse Termination Fee, if applicable, plus, if applicable, the Termination Fee Collection Costs, if any, plus receipt of expense reimbursement and indemnity payments, if any, under the final sentence of Section 5.16(b) and the final sentence of Section 5.15(g) (up to an aggregate amount for both such sentences not to exceed $1,000,000.00) (such expense reimbursement and indemnity payments, as so limited to such aggregate amount, collectively, the “Reimbursement Obligations”), in each case, in accordance with this Agreement and the Guaranty, or (iii) to seek recovery of damages incurred or suffered as a result of Parent’s fraud or Willful and Material Breach of any of Parent’s representations, warranties, covenants or other agreements set forth in this Agreement (up to an aggregate amount not to exceed $87,300,000.00), plus receipt of the Reimbursement Obligations, if any, in each case, in accordance with this Agreement and the Guaranty, and, in the case of each of the foregoing clauses (i) through (iii), Parent will not (nor will any other Parent Related Party) have any other Liability to the Company or any other Company Related Party in connection with, relating to or arising out of any of the Transaction Claims. For the avoidance of doubt, in the event that the Reverse Termination Fee is paid to the Company in accordance with Section 7.2(a), then the only other remedies, whether at law, in equity, in contract, in tort or otherwise, of the Company and the Company Related Parties against Parent or the Parent Related Parties for any breach (whether willful (including a Willful and Material Breach), intentional, unintentional or otherwise), loss, Liability or damage in connection with, relating to or arising out of any of the Transaction Claims shall be to receive the Termination Fee Collection Costs, if any, plus receipt of the Reimbursement Obligations, if any. Notwithstanding anything to the contrary in this Agreement or the Transaction Documents, but subject to the Company’s right to obtain specific performance of the type referred to in, and if permitted by, Section 9.11(c), the maximum aggregate Liability, whether at law, in equity, in contract, in tort or otherwise, of the Parent Related Parties collectively (including in respect of the Reverse Termination Fee and any reimbursement, indemnity or other payment in connection with any Transaction Document or otherwise, and monetary damages for fraud or breach, whether willful (including Willful Breach), intentional, unintentional or otherwise) relating to or arising out of any of the Transaction Claims, will not exceed under any circumstances an amount equal to $87,300,000.00, plus the Termination Fee Collection Costs, if any, plus the Reimbursement Obligations, if any; provided that this Section 7.2(f) shall not relieve Apollo Management Holdings, L.P. from any Liability for any breaches of the Confidentiality Agreement.

(g) Notwithstanding anything to the contrary in this Agreement, the sole and exclusive remedies, whether at law, in equity, in contract, in tort or otherwise, of Parent and the Parent Related Parties against the Company and the Company Related Parties for any breach (whether willful (including a Willful and Material Breach), intentional, unintentional or otherwise), loss, Liability or damage in connection with, relating to or arising out of the Transaction Claims, shall be Parent’s rights (i) to specific performance if and to the extent permitted by Section 9.11 (Specific Performance), (ii) to terminate this Agreement in accordance with and subject to the terms of Section 7.1 and receive payment of the Company Termination Fee, if applicable, plus, if applicable, the Termination Fee Collection Costs, if any, in each case, in accordance with this Agreement, or (iii) to seek recovery of damages incurred or suffered as a result of the Company’s fraud or Willful and Material

Breach of any of the Company’s representations, warranties, covenants or other agreements set forth in this Agreement, in each case, in accordance with this Agreement, and, in the case of each of the foregoing clauses (i) through (iii), the Company will not (nor will any other Company Related Party) have any other Liability to Parent or any other Parent Related Party in connection with, relating to or arising out of any of the Transaction Claims. For the avoidance of doubt, in the event the Company Termination Fee is paid to Parent in accordance with Section 7.2(b), then the only other remedy, whether at law, in equity, in contract, in tort or otherwise, of Parent and the Parent Related Parties against the Company or the Company Related Parties for any breach (whether willful (including a Willful and Material Breach), intentional, unintentional or otherwise), loss, Liability or damage in connection with, relating to or arising out of any of the Transaction Claims shall be to receive the Termination Fee Collection Costs, if any. Notwithstanding anything to the contrary in this Agreement or the Transaction Documents, the maximum aggregate Liability, whether at law, in equity, in contract, in tort or otherwise, of the Company Related Parties collectively (including monetary damages for fraud or breach, whether willful (including Willful Breach), intentional, unintentional or otherwise) relating to or arising out of any of the Transaction Claims, will not exceed under any circumstances an amount equal to $87,300,000.00, plus the Termination Fee Collection Costs, if any; provided that this Section 7.2(g) shall not relieve the Company from any Liability for any breaches of the Confidentiality Agreement.

7.3 Effect of Termination(a) . Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is validly terminated by either Parent or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect, without any liability or further obligation on the part of Parent, Merger Sub, the Company or any of their respective affiliates (other than as provided in the final sentence of Section 5.15(g) (Financing and Financing Cooperation), the final sentence of Section 5.16(b) (Transition Planning), this Article VII (Termination), Section 8.1 (Certain Definitions), Section 9.1 (Fees and Expenses), Section 9.3 (Assignment), Section 9.5 (References), Section 9.6 (Construction), Section 9.9 (Third-Party Beneficiaries), Section 9.10 (Waiver of Trial by Jury), clause (ii) of the last sentence of Section 9.11(b) (Specific Performance), Section 9.13 (Governing Law), Section 9.14 (Consent to Jurisdiction), and Section 9.16 (Non-Recourse), each of which such provisions shall survive the termination of this Agreement). Notwithstanding anything to the contrary contained in this Agreement, (a) each of the Confidentiality Agreement and the Guaranty shall survive the termination of this Agreement in accordance with its respective terms and (b) subject in all respects to the limitations set forth in Section 7.2(f), Section 7.2(g) and clause (ii) of the last sentence of Section 9.11(b), nothing herein shall relieve the Company or Parent from Liabilities incurred or suffered as a result of fraud or a Willful and Material Breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to termination of this Agreement.

ARTICLE VIII

DEFINITIONS

8.1 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means an agreement with the Company or its Subsidiaries that is executed, delivered and effective after the date hereof containing provisions that require any counterparty thereto (and any of its affiliates and representatives named therein) that receive non-public information of or with respect to the Company or its Subsidiaries to keep such information confidential and refrain from using such information (subject to customary exceptions); provided, however, that the provisions contained therein are no less favorable in any material respect to the Company and its Subsidiaries than the terms of the Confidentiality Agreement; provided, further, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 5.3 (it being understood that, notwithstanding anything in this Agreement to the contrary, an Acceptable Confidentiality Agreement shall not be required to contain any standstill or similar provisions that would prohibit the making or amendment of any Acquisition Proposal).

“Acquisition Proposal” means, other than a proposal made by Parent or its affiliates with respect to the Transactions, any bona fide written offer, proposal, indication of interest or inquiry by a third-party, contemplating or otherwise relating to any transaction or series of transactions involving any (i) direct or indirect acquisition, purchase or license (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries constituting 20% or more of the consolidated assets of the Company and its Subsidiaries (excluding cash), or to which 20% or more of the revenues or earnings before interest, taxes, depreciation and amortization of the Company and its Subsidiaries on a consolidated basis are attributable for the most recent fiscal year in which audited financial statements are then available; or (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of record or beneficial ownership of 20% or more of any class of equity or voting securities of the Company or securities convertible into or exchangeable for such securities (including by tender offer, exchange offer, self-tender, merger, amalgamation, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction or series of related transactions).

“affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. As used in this definition, the term “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise; provided that in no event shall the Company or its Subsidiaries be considered an affiliate of Parent, Merger Sub, any Guarantor or any of their respective affiliates prior to the Effective Time; provided, further, that other than in the case of the definitions of “AGM Person”, “Company Material Adverse Effect”, “Non-Recourse Party” and “Parent Related Parties” and for purposes of Section 3.16(a)(ix), 3.24, 5.3(a), 5.3(e)(i), 5.5(d), 5.6(e), 5.13, 7.2(e), 7.2(f) and 7.3 and the first proviso of this definition of “affiliate,” in no event shall Parent, Merger Sub or any of their respective Subsidiaries be considered an affiliate of any AGM Person, nor shall any AGM Person be considered to be an affiliate of Parent, Merger Sub or any of their respective Subsidiaries.

“AGM Person” means (for the avoidance of doubt, in each case, other than Parent or Merger Sub) (a) Apollo Global Management, Inc., (b) any affiliate of Apollo Global Management, Inc. or (c) any portfolio company, investment fund or other vehicle affiliated with, managed by or advised by Apollo Global Management, Inc., and any direct or indirect equity holder, partner (including any limited partner), member or manager of any of the foregoing.

“Alternative Financing Event” shall be deemed to have occurred once Parent notifies the Company in writing that it intends to obtain Alternative Financing (including the reasonably detailed terms and provisions thereof) prior to the date that is sixty (60) days after the date of this Agreement.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any successor statute, rules or regulations thereto.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate foreign investment or actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks in the City of New York or Katy, Texas are authorized or required by Law to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Credit Facility” means that certain Fourth Amended and Restated Credit Agreement, dated as of March 23, 2023, among U.S. Silica Company, as borrower, USS Holdings, Inc., as parent, the subsidiary guarantors party thereto, BNP Paribas, as administrative agent, and the lenders party thereto, as such agreement may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time.

“Company Equity Plan” means the U.S. Silica Holdings, Inc. 2011 Incentive Compensation Plan, as amended and restated from time to time.

“Company Fundamental Representations” means Section 3.1 (Corporate Organization); Section 3.2 (Capitalization); Section 3.3 (Authority; Execution and Delivery; Enforceability); and Section 3.21 (Brokers).

“Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any change, effect, event, development, state of facts, circumstance, condition or occurrence that, individually or in the aggregate, (a) would or would reasonably be expected to prevent or materially delay the consummation by the Company of the Transactions or (b) has or would reasonably be expected to have a material adverse effect on the business, results of operations, liabilities, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: (i) the execution and delivery of this Agreement, or the announcement of the Transactions (including the identity of Parent or Merger Sub or any affiliate thereof) (including the impact thereof on the relationships of the Company or any of its Subsidiaries with employees, labor unions, financing sources, customers, suppliers, partners or other business relationships), or the compliance with or performance of the obligations under this Agreement (provided that this clause (i) shall not apply to (x) the Company’s and its Subsidiaries’ compliance with or performance of the obligations under Section 5.1 or (y) any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the announcement, execution, delivery or performance of or compliance with this Agreement or the Transactions or to Section 6.3(a)); (ii) changes or developments in the general market or economic conditions generally affecting the industries in which the Company or any of its Subsidiaries participate (including the oil and gas industry or industrial minerals industry), the economy as a whole or the credit, securities, financial, commodities or capital markets in general or the markets in which the Company and its Subsidiaries operate; (iii) any change after the date hereof in applicable Laws or any official interpretation thereof; (iv) any change after the date hereof in GAAP; (v) any geopolitical conditions, the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism, rebellion or insurrection and acts of espionage; (vi) volcanoes, tsunamis, pandemics or disease outbreaks, earthquakes, hurricanes, tornados or other natural disasters (or escalation or worsening of any such events or occurrences or, in the case of pandemics or disease outbreaks, any Laws or legally binding pronouncements or legally binding guidelines promulgated by any Governmental Entity in response thereto); (vii) any Proceeding brought or threatened by stockholders of the Company arising out of this Agreement or the Transactions asserting allegations of breach of fiduciary duty or violations of securities Laws; (viii) any labor strike, slow down, lockage or stoppage, pending or threatened, by any group of employees of the Company or any of its Subsidiaries and of other companies that is organized by a labor union, works council, or other labor organization; (ix) any failure by the Company to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded pursuant to another clause of this definition may be taken into account); or (x) any decline in the trading price or trading volume of the Shares or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries or any of its securities (it being understood that the facts or occurrences giving rise or contributing to such decline or change that are not otherwise excluded pursuant to another clause of this definition may be taken into account); provided further, that any change, effect, event, development, state of facts, circumstance, condition or occurrence referred to in clauses (ii), (iii), (iv), (v), (vi) or

(viii) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse effect shall be taken into account for the purpose of determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Option” means each outstanding option to purchase Shares issued pursuant to the Company Equity Plan.

“Company Owned Real Property Leases” means all legally binding leases, licenses or other agreements (written or oral) pursuant to which the Company or any of its Subsidiaries conveys or grants to any Person a leasehold estate in, or the right to use or occupy, any Company Owned Real Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited with or on behalf of the Company or any of its Subsidiaries thereunder.

“Company PSU” means each outstanding performance share unit award corresponding to Shares, that is issued pursuant to the Company Equity Plan and that is subject to forfeiture or repurchase based on specified performance-based vesting criteria.

“Company RSU” means each outstanding restricted stock unit award (excluding any Company PSU) corresponding to Shares that is issued pursuant to the Company Equity Plan and that is subject to forfeiture or repurchase based on specified service-based vesting criteria.

“Company Termination Fee” means (a) if payable in connection with a valid termination of this Agreement by the Company pursuant to Section 7.1(c) prior to the No-Shop Period Start Date, an amount equal to $20,875,000.00 and (b) if payable in any other circumstance, an amount equal to $41,750,000.00.

“Compliant” means, with respect to the Required Financial Information, that (a) such Required Financial Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Financial Information not misleading under the circumstances under which it was made available, (b) such Required Financial Information complies in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 that would be applicable to such Required Financial Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities) and (c) the financial statements and other financial information included in such Required Financial Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the Company’s independent accountants to issue a customary “comfort” letter to the Debt Financing Entities to the extent required as part of the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period (and such accountants have confirmed they are prepared to issue a comfort letter subject to their completion of customary procedures; it being understood that such issuance of the comfort letter shall not occur until the “pricing” of such debt securities).

“Confidentiality Agreement” means the letter agreement, dated as of February 26, 2024, by and between the Company and Apollo Management Holdings, L.P.

“Contract” means any legally binding written or oral contract, agreement, subcontract, lease, sublease, note, bond, mortgage, indenture, instrument, license, sublicense, concession, purchase order or other commitment.

“Data Security Requirements” means, collectively, all of the following to the extent relating to data processing or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company or any of its Subsidiaries, to the conduct of their businesses, or to any of the Systems or any Sensitive Data: (i) rules, policies, and procedures of the Company or any of its Subsidiaries; (ii) all applicable Laws; (iii) industry standards applicable to any industry in which the Company or any of its Subsidiaries operates (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) Contracts and other arrangements to which the Company or any of its Subsidiaries has entered or by which it is otherwise bound.

“Debt Financing Entities” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, or to purchase securities from or place securities or arrange or provide loans for Parent in lieu of the Debt Financing under the Debt Commitment Letter, in connection with the Merger, including the parties to the Debt Commitment Letter and any joinder agreements, indentures or credit agreements (including any definitive agreements) relating thereto and their respective successors and assigns.

“Debt Financing Parties” means the Debt Financing Entities and their respective affiliates and their and their respective affiliates’ former, current or future officers, directors, employees, agents, attorneys, advisors, general or limited partners, shareholders and Representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Debt Financing Party (except with respect to any such affiliate of Parent (other than Merger Sub) to the extent acting in its capacity as (i) a Debt Financing Entity in accordance with the Debt Commitment Letter or (ii) lender or other purchaser or investor in Indebtedness of Parent or any of Parent’s Subsidiaries).

“Environmental Law” means all Laws related to the protection of the environment or natural resources, human health or safety (as relating to exposure to or management of Hazardous Substances), or the production, distribution, use, storage, treatment, transportation, recycling, Release or other handling of, or exposure to, Hazardous Substances.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Ex-Im Laws” means all applicable Laws, rules and regulations relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import Laws administered by U.S. Customs and Border Protection).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Information” means (a) any description of post-Closing capital structure, including descriptions of indebtedness or equity or ownership of Parent or any of its affiliates (including the Company and its Subsidiaries on or after the Closing Date), (b) any description of the Debt Financing (including any such descriptions to be included in liquidity and capital resources disclosure and any “description of notes”) or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for a secured bank financing or high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plan of distribution, (c) any information regarding any post-Closing or pro forma cost savings, synergies or other pro forma adjustments or any pro forma or projected information or pro forma financial statements, (d) risk factors relating to all or any component of the Debt Financing, (e) financial statements or information required by Rule 3-09, 3-10 or 3-16, 13.01 or 13.02 of Regulation S-X, any compensation discussion and analysis or other information required by Item 402 and Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (f) projections (g) unless an Alternative Financing Event has occurred, separate subsidiary financial statements, (h) unless an Alternative Financing Event has occurred, “segment” financial information and (i) other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Government Official” means any official, officer, employee or representative of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Entity” means any government, agency, bureau, commission, court, department, political subdivision, judicial body or tribunal, committee or other instrumentality or system, in each case of the foregoing, of any government, whether domestic or foreign, federal, state, provincial or local, any self-regulatory organization (including any securities exchange), or any arbitrational tribunal.

“Hazardous Substances” means any pollutant, contaminant, hazardous substance, hazardous waste, toxic substance, toxic chemical, any petroleum or petroleum-derived substance, waste or additive, asbestos, asbestos-containing material, polychlorinated biphenyl, per- or polyfluoroalkyl substance, radioactive compound, or other compound, element, material or substance that is regulated as hazardous or toxic under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Industrial & Specialty Products” means the Industrial & Specialty Products segment of the Company.

“Inquiry” means an inquiry, request for discussions or negotiations or request to review non-public information that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal.

“Insurance Policies” means all insurance policies (including historic, occurrence based policies) and arrangements held by or for the benefit of the Company, any of its Subsidiaries, or the business, assets or properties owned, leased or operated by the Company or any of its Subsidiaries, as the case may be.

“Intellectual Property” means any and all intellectual property rights (whether statutory or under common law) in any jurisdiction throughout the world, including any such rights arising under or associated with: (i) registered and unregistered trademarks and service marks, trade dress and trade names, corporate names, Internet domain names, social media identifications, logos, slogans, trade dress, design rights, and other designations of source or origin; (ii) patents, patent applications, invention disclosures, statutory invention registrations, registered designs and other rights in inventions, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (iii) copyrights, copyrightable works and any other rights in works of authorship including software as a work of authorship, mask works and industrial designs; (iv) trade secrets and industrial secrets and any other intellectual property rights in proprietary, confidential or technical information, databases, data collections, algorithms, formulae, processes, techniques, technical data, and know-how (collectively, “Trade Secrets”); (v) all registrations and applications for the registration or issuance of any of the foregoing; and (vi) any other similar or equivalent intellectual property rights anywhere in the world.

“IRS” means the United States Internal Revenue Service.

“ISP Segment Information” means all financial information and financial data regarding Industrial & Specialty Products of the type and form customarily included in marketing documents used to syndicate credit facilities.

“Knowledge” means (a) when used with respect to the Company, the knowledge of the individuals listed in Section 8.1(a) of the Company Disclosure Schedule; and (b) when used with respect to Parent or Merger Sub, the knowledge of the officers and directors of Parent and Merger Sub, in the case of each of clauses (a) and (b), after reasonable inquiry of their direct reports.

“Landlord Leases” means the Leased Real Property Subleases and the Company Owned Real Property Leases.

“Law” means any law, statute, constitution, ordinance, rule, regulation, stock exchange listing requirement, treaty, regulation, decree, or other Order issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including common law.

“Leased Real Property Leases” means all legally binding leases, subleases, licenses, concessions and other Contracts (written or oral) pursuant to which the Company or any of its Subsidiaries has rights to any Company Leased Real Property.

“Leased Real Property Subleases” means all legally binding subleases, licenses or other agreements (written or oral) pursuant to which the Company or any of its Subsidiaries conveys or grants to any Person a subleasehold estate in, or the right to use or occupy, any Company Leased Real Property or portion thereof.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Lien” means with respect to any property, Equity Interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, restriction on transfer, or option in respect of such property, Equity Interest or asset.

“Marketing Period” means the first period of fifteen (15) consecutive calendar days after the date of this Agreement (a) throughout and at the end of which Parent shall have the Required Financial Information and the Required Financial Information shall be Compliant and (b) throughout and at the end of which the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived and nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive calendar day period; provided, that (x) May 27, 2024, June 19, 2024, July 3, 2024, July 4, 2024, July 5, 2024, November 28, 2024, November 29, 2024 and January 20, 2025 shall not constitute days for purposes of calculating such fifteen

(15) consecutive calendar day period (provided, however, that such exclusion shall not restart such period) and (y) if such 15 consecutive calendar day period has not been completed on or prior to (1) August 16, 2024, such 15 consecutive day period shall not commence until September 3, 2024 and (2) December 13, 2024, such 15 consecutive day period shall not commence until January 6, 2025; provided, further, that (x) the Marketing Period shall end on any earlier date prior to the expiration of the fifteen (15) consecutive calendar day period described above if the Debt Financing is closed on such earlier date and (y) the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of such fifteen (15) consecutive calendar day period: (A) the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Financial Information or any such restatement is under active consideration, in which case, the Marketing Period shall not commence or be deemed to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended and updated or the Company has publicly announced or informed Parent that it has concluded that no restatement shall be required in accordance with GAAP, (B) the Company’s independent auditor shall have withdrawn its audit opinion with respect to any audited financial statements contained in the Required Financial Information, in which case the Marketing Period shall not commence or be deemed to commence unless and until a new audit opinion is issued with respect to such audited financial statements (or portion thereof) for the applicable periods by the independent auditor of the Company or another independent public accounting firm of national standing reasonably acceptable to Parent (it being understood that any “big four” accounting firm will be deemed acceptable), or (C) any Required Financial Information would not be Compliant at any time during such fifteen (15) consecutive calendar day period or otherwise ceases to meet the requirement of “Required Financial Information”, in which case the Marketing Period shall not commence or be deemed to commence unless and until such Required Financial Information is updated or supplemented so that it is Compliant and meets the requirement of “Required Financial Information” (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such fifteen (15) consecutive calendar day period, then the Marketing Period shall be deemed not to have commenced). If at any time the Company shall in good faith believe that it has provided the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case, the requirement in the immediately preceding sentence to deliver the Required Financial Information will be deemed to have been satisfied as of the date of delivery of such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Financial Information on such date and, within three (3) Business Days after the date of delivery of such notice, delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information the Company has not delivered) and, following delivery of such Required Financial Information specified in such notice, the Marketing Period will commence so long as all other conditions and requirements for the Marketing Period to commence are satisfied; provided, that such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Financial Information was, in fact, delivered and is Compliant. Notwithstanding anything set forth in the definition of “Marketing Period” to the contrary, in no event shall any circumstance with respect to Parent’s efforts with respect to any Alternative Financing in any way restart, delay, or otherwise prolong the Marketing Period; provided, further, that, in no event shall any circumstance with respect to Parent’s efforts to make an offering of debt securities in any way restart, delay, or otherwise prolong the Marketing Period unless Parent notifies the Company of its intent to make an offering of debt securities on or prior to the latest date all or a portion of the Debt Financing may “flex” into such debt securities pursuant the “flex” provisions of the applicable fee letter entered into in connection with the Debt Commitment Letter.

“Minerals” means commercial silica and all byproducts thereof and all other minerals, elements, ores, metals, or compounds located in, on or under the Mining Property.

“Mining Property” means (x) all patented mining claims owned by the Company or its Subsidiaries and (y) all unpatented mining claims (including any and all lode, placer, mill site and tunnel site claims) owned or leased or subleased by the Company or its Subsidiaries.

“Mining Rights” means all mineral and mining interests, deeds, claims, leases and concessions, exploration, reconnaissance, exploitation or extraction rights, surface rights, subsurface rights, water rights, prospecting permits, access rights or any other right or interest existing under Contract, by way of permits or leases, by operation of Law or otherwise, necessary for the exploration, extraction, mining, development, producing, processing or refining of Minerals from the Mining Property.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“NYSE” means The New York Stock Exchange.

“O&G Segment Information” means all financial information and financial data regarding Oil & Gas Proppants of the type and form customarily included in marketing documents used to syndicate credit facilities.

“OFAC” means the Office of Foreign Assets Control.

“Offering Documents” means prospectuses, private placement memoranda, offering memoranda, information memoranda and lender and investor presentations, in each case, to the extent the same are customary and required under the terms of the applicable Debt Commitment Letter, in connection with the Debt Financing.

“Oil & Gas Proppants” means the Oil & Gas Proppants segment of the Company.

“Order” means any judgment, ruling, order, decision, writ, injunction, determination, ruling or decree of any Governmental Entity.

“Parent Material Adverse Effect” means any change, effect, event, development, state of facts, circumstance, condition or occurrence that would have a material adverse effect on Parent’s or Merger Sub’s ability to timely consummate the Merger.

“Permits” means any license, permit, consent, qualification, franchise, registration, certificate, rights (including Mining Rights) or other similar authorization issued by, or otherwise granted by, any Governmental Entity under applicable Law.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or its Subsidiaries and, in each case, for which adequate reserves have been established in the Company SEC Financial Statements in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’, landlords’ and other similar Liens arising or incurred in the ordinary course of business for amounts which are not delinquent, are being contested in good faith, or are not, individually or in the aggregate, material to the business operations of the Company and its Subsidiaries and do not materially affect the market value or continued use of the assets encumbered thereby; (iii) municipal Laws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not materially impair the occupancy or use of the Company Real Property for the purposes for which it is currently used; (iv) Liens not securing indebtedness, minor encroachments, rights of way, imperfections in title, charges, declarations, defects, covenants, conditions, restrictions, easements and other matters encumbering or otherwise affecting the Company Real Property, which do not materially impair the occupancy or use of the Company Real Property for the purposes for which it is currently used or proposed to be used; (v) Liens on goods in transit incurred pursuant to documentary letters of credit; (vi) Liens securing rental payments under capital lease arrangements; (vii) Liens in favor of customs and revenue authorities arising as a matter of Law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods; (viii) Liens resulting from securities Laws; (ix) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar ordinary course financing arrangements that are not overdue; (x) matters that would be disclosed by an accurate survey or a visual inspection of the Company Real Property; (xi) relating solely to intercompany borrowings among a Person and its wholly owned subsidiaries or between such subsidiaries; and (xii) Liens set forth on Section 8.1(b) of the Company Disclosure Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Proceeding” means any civil, criminal or administrative action, claim, suit, petition, proceeding (including arbitration proceeding), charge, complaint, subpoena, demand, directive, audit, notice of inquiry, investigation or proceeding by or before any Governmental Entity or arbitrator.

“Related Party” means a Company Related Party or a Parent Related Party, as applicable.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into the environment, including any soil, sediment, subsurface strata, surface water, groundwater.

“Representative” means, with respect to any Person, any affiliate of such Person or any director, officer, manager, partner, employee, financial advisor, accountant, legal counsel, consultant, debt or equity financing source or other authorized agent or representative of or retained by such Person or any of its affiliates.

“Required Bank Information” means all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type and form customarily included in marketing documents used to syndicate credit facilities of the type to be included in the Debt Commitment Letter or that is required by the Debt Financing Entities or reasonably necessary to satisfy the conditions pursuant to paragraphs 3 and 4 of Exhibit C to the Debt Commitment Letter.

“Required Financial Information” means (i) all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type and form that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of non-convertible high-yield debt securities on a registration statement on Form S-1 under the Securities Act in order for the Company to consummate the offerings of high-yield debt securities contemplated by the Debt Commitment Letter (including all audited financial statements and all unaudited quarterly interim financial statements, in each case prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, including applicable comparison period, which, in the case of unaudited quarterly interim financial statements (other than the fourth quarter), will have been reviewed by the Company’s independent public accountants as provided in Statement on Auditing Standards 100); and (ii) (A) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (or the Debt Financing Entities) to the extent that such information is required in connection with the Debt Financing or of the type and form customarily included in (I) marketing documents used to syndicate credit facilities of the type contemplated by the Debt Commitment Letter or (II) an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act or (B) is necessary to receive from the Company’s independent public accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including negative assurance and customary change period comfort), together with drafts of customary comfort letters that such independent public accountants are prepared to deliver upon the “pricing” of any non-convertible high-yield bonds being issued in connection with the Debt Financing, with respect to the financial information to be included in such offering memorandum; provided that, notwithstanding anything to the contrary or anything else herein, the Company’s failure to provide the information required to be provided pursuant to clauses (i), (ii)(A)(II) or (ii)(B) of this definition shall not be a condition to any of Parent’s or Merger Subs’ obligations under this Agreement unless (i) Parent notifies the

Company of its intent to make an offering of debt securities on or prior to the latest date all or a portion of the Debt Financing may “flex” into such debt securities pursuant the “flex” provisions of the applicable fee letter entered into in connection with the Debt Commitment Letter or (ii) in the case of clause (i) of this definition, such information is Required Bank Information. Notwithstanding anything to the contrary in this definition, (1) nothing in this Agreement will require the Company to provide (or be deemed to require the Company to prepare) any Excluded Information and (2) no information required to be delivered with respect to the Alternative Financing that materially expands the scope of the information required to be delivered under the Debt Financing (excluding, for the avoidance of doubt, the Alternative Financing) shall be deemed to be Required Financial Information for purposes hereof. The parties hereto agree that the filing by the Company with the SEC of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q that includes any annual audited financial statements or quarterly interim financial statements of the Company included in the Required Financial Information will be deemed to satisfy any requirement to deliver such financial statements to Parent so long as such financial statements otherwise comply with the requirements set forth in “Required Financial Information” with respect thereto.

“Requisite Company Stockholder Approval” means the approval and adoption of this Agreement by the holders of a majority of the voting power represented by the outstanding Shares that are entitled to vote thereon in accordance with the DGCL.

“Reverse Termination Fee” means an amount equal to $87,300,000.00.

“Sanctioned Country” means any country or region that is (or the government of which is) or has been at any time since January 1, 2022 the subject or target of a comprehensive embargo under Sanctions Laws (including, at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) a Governmental Authority of, resident in, or organized under the Laws of a Sanctioned Country; or (iii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i) or (ii).

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, OFAC or the U.S. Department of State), the European Union and enforced by its member states, His Majesty’s Treasury, or the United Nations Security Council.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sensitive Data” any information that, alone or in combination with other reasonably available information, identifies, relates to or describes, or is reasonably capable of being associated with, could reasonably be linked with or could reasonably identify (directly or indirectly), an individual, computer, device or household (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by or on behalf of the Company, any of its Subsidiaries or any of the Systems.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls (or is entitled to control, by virtue of such Person’s ownership of voting interests, by contract, or otherwise) the board, managing director, general partner or similar governing body of such partnership, association or other business entity.

“Superior Proposal” means any bona fide, written Acquisition Proposal made after the date of this Agreement (except that the references in the definition thereof to 20% shall be replaced with 80%), other than this Agreement and the Transactions, on terms that the Company Board determines in good faith, after consultation with the Company’s outside financial advisor and outside legal counsel, taking into account the timing, conditionality and likelihood of consummation, legal, financial, tax, regulatory and other aspects of such proposal or offer and the person making such proposal or offer, including the financing terms thereof and any break-up fees or reimbursement provisions, and such other factors as the Company Board considers to be appropriate, to be (a) more favorable to the Company or the Company’s stockholders, including from a financial point of view, than the Transactions (taking into account any revisions pursuant to Section 5.3(e)) and (b) reasonably capable of being completed on the terms proposed.

“Tax Return” means any report, return (including information return), claim for refund, estimated filing or declaration filed or required to be filed with a Governmental Entity in connection with the determination, assessment or collection of any Tax, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind imposed by any Governmental Entity, including, without limitation, income, franchise, windfall or other profits, gross receipts, real property, personal property, sales, use, goods and services, net worth, capital stock, business license, occupation, commercial activity, customs duties, alternative or add-on minimum, environmental, payroll, employment, social security, workers’ compensation, escheat, unclaimed property, unemployment compensation, excise, estimated, withholding, ad valorem, stamp, transfer, registration, value-added and gains tax, and any interest, penalties, or additional amounts imposed in respect of any of the foregoing.

“Third Party” shall mean any Person other than Parent, Merger Sub and their respective affiliates.

“Transaction Documents” means this Agreement, together with the exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Commitment Letters, the Guaranty and the Confidentiality Agreement.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the U.S. Department of Treasury.

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken or deemed undertaken by the breaching party or the failure or deemed failure by the breaching party to take an act it is required to take under this Agreement, with knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

8.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Acceptable MNPI	5.15	(i)
Affiliate Contract	3.20
Agreement	Preamble
Alternative Acquisition Agreement	5.3	(d)(ii)
Alternative Financing	5.15	(d)
Book-Entry Shares	2.2	(b)(ii)
Certificate of Merger	1.2
Certificates	2.2	(b)(i)
Closing	1.2
Closing Date	1.2
Closing Legal Impediment	6.1	(b)
Commitment Letters	4.5	(b)
Company	Preamble
Company Awards	2.4	(a)
Company Board	Recitals
Company Board Recommendation	3.3	(b)
Company Board Recommendation Change	5.3	(d)(i)
Company Bylaws	3.1
Company Charter	3.1
Company Disclosure Schedule	Article III
Company Material Contracts	3.16	(b)
Company Meeting	5.4	(a)(i)
Company Real Property	3.14	(d)
Company Registered IP	3.19	(a)
Company Related Parties	7.2	(f)
Company SEC Documents	3.5	(a)
Company SEC Financial Statements	3.5	(c)
Continuation Period	5.6	(a)
Continuing Employee	5.6	(a)
D&O Insurance	5.7	(c)
Debt Commitment Letter	0
Debt Financing	0
Definitive Agreements	5.15	(a)
DGCL	Recitals
Disclosure Schedules	Article IV
Dissenting Shares	2.3
Effective Time	1.2
Equity Commitment Letter	4.5	(b)
Equity Financing	4.5	(b)
Event Notice Period	5.3	(e)(i)(1)
FCC	5.5	(a)
FCC Rules	5.5	(a)
Financing	4.5	(b)
Financing Amounts	4.5	(e)
Identified MNPI	5.15	(i)
Indemnification Contract	5.7	(a)
Indemnitee	5.7	(a)
Indemnitees	5.7	(a)

Term	Section
Intervening Event	5.3	(e)(i)
Merger	Recitals
Merger Consideration	2.1	(a)
Merger Sub	Preamble
Non-Recourse Party	9.16
No-Shop Period Start Date	5.3	(a)
Notified Party	5.17
Outside Date	7.1	(b)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Related Parties	7.2	(f)
Parent Subsidiaries	4.3	(a)
Parent Subsidiary	4.3	(a)
Paying Agent	2.2	(a)
Payoff Letter	5.14
Preferred Stock	3.2	(a)
Prohibited Modifications	5.15	(a)
Proposal Notice Period	5.3	(e)(ii)(2)
Proxy Statement	5.4	(a)(ii)
Receiving Party	5.17
Reimbursement Obligations	7.2	(f)
Remedy Actions	5.5	(e)
Replacement Financing	5.15	(b)
Sarbanes-Oxley Act	3.5	(a)
Share	Recitals
Shares	Recitals
Significant Customers	3.17
Significant Suppliers	3.17
Solvent	4.7
Surviving Corporation	1.1	(a)
Systems	3.19	(e)
Tax Sharing Agreement	3.15	(a)(vii)
Termination Fee Collection Costs	7.2	(e)
Transaction Claims	7.2	(f)
Transactions	1.1	(a)
Transition Committee	5.16	(a)

ARTICLE IX

GENERAL PROVISIONS

9.1 Fees and Expenses. Except as otherwise expressly provided herein (including in Section 2.2(a) (Paying Agent), Section 5.2 (Access to Information; Employees and Facilities; Confidentiality), Section 5.7 (Indemnification), the final sentence of Section 5.15(g) (Financing and Financing Cooperation), the final sentence of Section 5.16(b) (Transition Planning), Section 7.2(e) (Termination Fees and Expenses) and the last sentence of this Section 9.1) or in any other Transaction Document, (a) the Company shall pay or cause to be paid all of its and its Subsidiaries’ fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants), and (b) Parent and Merger Sub shall each pay or cause to be paid all of its fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants), in each case, incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the

Transactions. Parent shall pay for and be responsible for any and all filing fees incurred by the parties and payable to any Governmental Entity in connection with any such filings or other submissions with respect to Antitrust Laws and the FCC Approval. Except as otherwise provided in the third to last sentence of Section 2.2(b)(i), all transfer, documentary, sales, use, stamp, and registration Taxes imposed upon the Company or any of its Subsidiaries with respect to the transfer of Shares pursuant to the Merger shall be borne by the Company and expressly shall not be a liability of the holders of Shares.

9.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail to the applicable e-mail address set out below, in each case before 5:00 p.m., Eastern Time, on a Business Day (so long as no notice of failure of delivery is received by the sender), (c) the next Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties hereto, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by the applicable party:

Notices to the Parent:

c/o Apollo Management X, L.P.

9 West 57th Street

41st Floor

New York, New York 10019

Attention:    Gareth Turner, Partner

        James Elworth, General Counsel, Private Equity

Email:

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:    Andrew J. Nussbaum

        Victor Goldfeld

Email:      AJNussbaum@wlrk.com

        VGoldfeld@wlrk.com

Notices to the Company:

U.S. Silica Holdings, Inc.

24275 Katy Freeway, Suite 600

Katy, Texas 77494

Attention:    Stacy Russell

Email:

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019

Attention:    Spencer D. Klein

        Joseph P. Sulzbach

E-mail:     spencerklein@mofo.com

        jsulzbach@mofo.com

9.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part (whether by operation of law or otherwise), or delegated by (a) Parent or Merger Sub, without the prior written consent the Company; provided, the Parent or Merger Sub may, without the consent of the Company, assign in whole or in part its rights, interests and obligations pursuant to this Agreement to (i) another wholly owned direct or indirect Subsidiary of Parent or (ii) any Debt Financing Entity pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing; provided further, that such assignment contemplated by this proviso shall not relieve Parent or Merger Sub of any of their obligations hereunder, or (b) the Company, without the prior written consent of Parent.

9.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.5 References. Capitalized terms used herein shall have the respective meanings assigned thereto herein (such definitions to be equally applicable to both the singular and plural forms and to the masculine as well as to the feminine and neuter genders of the terms defined). A term defined as one part of speech (such as a noun) shall have a corresponding meaning when used as another part of speech (such as a verb). All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto (including in headings in any parentheticals following section references) are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. All references to days or months shall be deemed references to calendar days or months, unless Business Days are specified. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English shall be the governing language of this Agreement. The word “including” shall mean “including, without limitation”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrases “in the ordinary course” or “in the ordinary course of business” shall be deemed to be followed by the phrase “consistent with past practice” whether or not so specified. “Shall” and “will” mean “must,” and shall and will have equal force and effect and express an obligation. “Writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing in a visible form. The words “made available to Parent” and words of similar import refer to documents (i) posted to the data room maintained by the Company or its Representatives in connection with the Transactions, (ii) delivered in person or electronically to Parent, Merger Sub or any of their respective Representatives or (iii) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, prior to the date of this Agreement. References herein to this Agreement mean this Agreement as from time to time amended, modified or supplemented, including by waiver or consent. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified. The word “or” is not exclusive, and shall be interpreted as “and/or”.

9.6 Construction.

(a) Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

(b) The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any Third Party of any matter whatsoever (including any violation of Law or breach of contract).

9.7 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided, however, that, after receipt of the Requisite Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders without such approval; provided further, that any such amendment or waiver shall be binding upon the Company only if such amendment or waiver is set forth in a writing executed by the Company, and any such amendment or waiver shall be binding upon Parent or Merger Sub only if such amendment or waiver is set forth in a writing executed by Parent or Merger Sub, as applicable. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

9.8 Complete Agreement. This Agreement, the Commitment Letter, the Guaranty, each of the other documents, instruments and agreements delivered in connection with the Transactions, the Company Disclosure Schedule and the Parent Disclosure Schedule contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

9.9 Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except that (a) the Parent Related Parties shall be express third party beneficiaries of and have the right to enforce Section 7.2(f), (b) the Company Related Parties shall be express third party beneficiaries of and have the right to enforce Section 7.2(g), (c) each Indemnitee shall be an express third-party beneficiary of and have the right to enforce Section 5.7, (d) the Debt Financing Entities shall be express third party beneficiaries of and have the right to enforce Section 9.21 (Financing Parties), (f) the Non-Recourse Parties shall be express third party beneficiaries of and have the right to enforce Section 9.16, (g) following the Effective Time, the holders of Shares and Company Awards shall be express third party beneficiaries of, and have the right to enforce the right to receive the consideration set forth in, Article II and (h) following the valid termination of this Agreement pursuant to Article VII, subject to Section 7.2(f), Section 7.3, clause (ii) of the last sentence of Section 9.11(b) and Section 9.16, the right of the Company, as sole and exclusive agent for and on behalf of the stockholders of the Company (which stockholders shall not be entitled to pursue such damages on their own behalf) (who are third party beneficiaries hereunder solely to the extent necessary for this clause (h) to be enforceable), to pursue any damages (which may include the benefit of the bargain lost by such holders) for Parent’s breach of this Agreement. Notwithstanding anything herein to the contrary, the rights granted pursuant to the foregoing Section 9.9(h) (subject to the limitations set forth in Section 7.2(f), Section 7.3, clause (ii) of the last sentence of Section 9.11(b) and Section 9.16) with respect to the recovery of damages based on the losses suffered by the stockholders of the Company (which may include the benefit of the bargain lost by such holders) shall only be enforceable on behalf of the stockholders of the Company by the Company in its sole and absolute discretion, as the sole and exclusive agent for the stockholders of the Company (which stockholders shall not be entitled to pursue such enforcement or enforce any of their rights or any of Parent’s or Merger Sub’s obligations on their own behalf in respect of Section 9.9(h)); provided that, in such capacity as sole and exclusive agent for the stockholders of the Company, the Company shall (i) be entitled to reimbursement (from the stockholders of the Company) from any such recovery of damages of its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees determined by reference to standard hourly rates) that have been incurred by the Company in connection with acting as sole and exclusive agent for the stockholders of the Company pursuant to Section 9.9(h) and (ii) not be liable to the stockholders of the Company for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Company’s gross negligence or willful misconduct was the cause of any direct loss to the stockholders of the Company.

9.10 Waiver of Trial by Jury. THE PARTIES HERETO WAIVE ANY RIGHT, TO THE FULLEST EXTENT PERMITTED BY LAW, TO A TRIAL BY JURY IN ANY ACTION, CLAIM OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT, (II) ARISING OUT OF THE TRANSACTIONS, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, OR (III) ARISING OUT OF OR RELATING TO THE FINANCING OR THE COMMITMENT LETTERS.

9.11 Specific Performance.

(a) The parties hereto each acknowledge and agree that the other parties hereto would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, except as otherwise provided in this Section 9.11, each of the Company, Parent and Merger Sub agrees (i) that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which they may be entitled pursuant hereto or at law or in equity (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy) and (ii) the Company shall be entitled to specific performance of Parent’s obligation to cause the Equity Financing to be funded in accordance with the terms and conditions of the Equity Commitment Letter. Each of the parties hereto further acknowledges and agrees that it shall not assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law, or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b) Until such time as Parent pays and the Company receives an amount equal to the Reverse Termination Fee, the remedies available to the Company pursuant to this Section 9.11 shall be in addition to any other remedy to which it is entitled at law or in equity in accordance with this Agreement, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Reverse Termination Fee under Section 7.2 or pursue damages, in each case, subject to the limitations set forth in Section 7.2(f), Section 7.3, Section 9.16 and this Section 9.11 (it being understood that this sentence shall not limit the Company’s right to receive, if applicable, the Termination Fee Collection Costs, if any, and the Reimbursement Obligations, if any, in accordance with this Agreement and the Guaranty). For the avoidance of doubt, although the Company may pursue both a grant of specific performance to the extent permitted by this Section 9.11 and the payment of the Reverse Termination Fee or monetary damages (and the Termination Fee Collection Costs and Reimbursement Obligations (if applicable)) pursuant to and in accordance with Section 7.2, notwithstanding anything to the contrary, under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive (i) both a grant of specific performance or any other equitable relief to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter), on the one hand, and payment of any monetary damages or the payment of the Reverse Termination Fee (or other costs, expenses and reimbursement and indemnification amounts (if applicable) pursuant to and in accordance with Section 7.2), on the other hand, or (ii) both payment of any monetary damages, on the one hand, and payment of the Reverse Termination Fee, on the other hand.

(c) Notwithstanding the foregoing provisions of this Section 9.11 or anything else to the contrary in this Agreement or any Transaction Document, the Company shall not be entitled to specific performance or any other equitable relief to cause Parent to draw down proceeds of the Financing or to cause Parent to consummate the Merger or other Transactions or to otherwise effect the Closing unless (i) the Marketing Period has ended, (ii) all conditions in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) have been and continue to be satisfied or waived, (iii) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (iv) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing (provided that Parent shall not be required to draw down the Equity Commitment Letter or consummate the Closing if the Debt Financing is not in fact funded at Closing), and (v) the Company has irrevocably confirmed to Parent by written notice that all of the conditions set forth in Section 6.1 and Section 6.2 have been and continue to be satisfied or irrevocably waived and if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Company stands ready, willing and able to consummate the Closing and will take such actions required of it by this Agreement to cause the Closing to occur.

9.12 Counterparts. This Agreement may be executed and delivered (including by means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.13 Governing Law. This Agreement, together with all Proceedings, issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any Proceeding or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to agreements executed and performed entirely within such State, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction), that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.14 Consent to Jurisdiction. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, SOLELY TO THE EXTENT SUCH COURT DECLINES JURISDICTION OR DOES NOT HAVE SUBJECT MATTER JURISDICTION, ANY OTHER FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE). EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION, OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

9.15 Payments under this Agreement. Each party agrees that all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate, reduction or withholding and not subject counterclaim or offset, on the dates required hereby (with time being of the essence).

9.16 Non-Recourse. Notwithstanding anything to the contrary in this Agreement, each party agrees, on behalf of itself and its Related Parties, that this Agreement and the other Transaction Documents may only be enforced against, and any claim, action, suit or other Proceeding (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any breach (whether willful (including a Willful and Material Breach), intentional, unintentional or otherwise), loss, Liability, damage or otherwise in connection with, relating to or arising out of any of the Transaction Claims, may only be brought against the entities that are expressly named as parties hereto or thereto and then only with respect to the specific obligations set forth herein or therein with respect to such party, and solely in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Document, as applicable. In no event shall any named party to the Transaction Documents have any shared or vicarious liability for the actions or omissions of any other Person (except for the obligations of the Guarantors the extent provided in the Guaranty and subject to the terms and conditions set forth therein), it being understood that this sentence does not limit any liability that Parent and Merger Sub may have to the Company, solely in accordance with, and subject to the terms and conditions of, this Agreement. Notwithstanding anything to the contrary in this Agreement, no affiliate of Parent, Merger Sub, a Guarantor or the Company, or any former, current or future officers, employees, directors, partners, shareholders, equity holders, managers, members, clients, attorneys, agents, advisors or other Representatives of Parent, Merger Sub, a Guarantor, the Company or of any such affiliate (each, other than Parent, Merger Sub, the Guarantors, and the Company, a “Non-Recourse Party”) shall have any Liability for any Liabilities of any party hereto or thereto under this Agreement or any Transaction Document or for any claim or Proceeding (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) in connection with, relating to or arising out of any of the Transaction Claims, other than the obligations of the Guarantors solely in accordance with, and subject to the terms and conditions of, the Guaranty, provided that this sentence shall not limit the Company’s rights to specific performance in accordance with Section 9.11 (Specific Performance) and the Equity Commitment Letter. In furtherance and not in limitation of the foregoing, the Company covenants, agrees and acknowledges that no recourse under this Agreement or any other Transaction Document or any other agreement referenced herein or therein or in connection with any Transactions shall be sought or had against any other party to this Agreement or the other Transaction Documents (including the Guarantors) or any Non-Recourse Party, except for claims that the Company may assert (subject in all respects to the limitations set forth in Section 7.2, Section 7.3, Section 9.11 and this Section 9.16) (w) against Apollo Management Holdings, L.P., solely in accordance with, and subject to the terms and conditions of, the Confidentiality Agreement, (x) against each Guarantor, solely in accordance with, and subject to the terms and conditions of, the Guaranty, (y) against the Guarantors under the Equity Commitment Letter for specific performance of the obligation of such Guarantors to fund their respective commitments under the Equity Commitment Letter, solely in accordance with, and subject to the terms and conditions of, the Equity Commitment Letter, or (z) against Parent and Merger Sub, solely in accordance with, and subject to the terms and conditions of, this Agreement.

9.17 Disclosure Schedules. The parties hereto agree that any reference in a particular subsection of Section 3 of the Company Disclosure Schedule or Section 4 of the Parent Disclosure Schedule shall be deemed to be a disclosure for purposes of the representations and warranties of the relevant party that are contained in the correspondingly numbered Section or Subsection of Article III or Article IV of this Agreement, as applicable, and any other Section or Subsection of Article III or Article IV of this Agreement to the extent the applicability of such item thereto is reasonably apparent on its face (other than any matters required to be disclosed for purposes of Section 3.1 (Corporate Organization), Section 3.2(a) or Section 3.2(b) (Capitalization), or clause (b) of the first sentence of Section 3.6 (Absence of Certain Changes or Events), which matters shall only be disclosed by specific disclosure in the correspondingly numbered Section or Subsection of the Disclosure Schedules). Capitalized terms used and not otherwise defined in the Disclosure Schedules shall have the meanings given to them in this Agreement. Neither the Company Disclosure Schedule nor the Parent Disclosure

Schedule shall be deemed to be part of this Agreement but shall instead constitute facts ascertainable incorporated herein by reference for purposes of Section 251 of the DGCL.

9.18 Survival. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall not survive the Closing except that this Section 9.18 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

9.19 Waiver. At any time prior to the Effective Time, Parent (on behalf of itself and Merger Sub), on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

9.20 Obligations of Parent, Merger Sub and the Company. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

9.21 Financing Parties. Notwithstanding anything in this Agreement to the contrary (including Section 9.7, Section 9.10, Section 9.11, Section 9.13 and Section 9.14), the Company, on behalf of itself, its Subsidiaries and each of its controlled affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or the performance thereof or the Transactions or the transactions contemplated thereby, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letter or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware), (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law any rights or claims to trial by jury in any such legal action brought against the Debt Financing Parties in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or the performance thereof or the Transactions or the transactions contemplated thereby, (d) agrees that none of the Debt Financing Parties shall have any liability to the Company or any of its Subsidiaries or any of their respective controlled affiliates or Representatives relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or the performance thereof or the Transactions or the transactions contemplated thereby (subject to the last sentence of this Section 9.21), and (e) agrees that the Debt Financing Parties are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 9.21 and Section 7.2(f) and that Section 7.2(f) and this Section 9.21 (and any definition in this Agreement to the extent that an amendment of such definition would modify the provisions of Section 7.2(f)) and this Section 9.21) may not be amended in a manner materially adverse to the Debt Financing Parties without the written consent of the Debt Financing Entities (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing in this Section 9.21 shall in any way limit or modify the rights and obligations of Parent or

Merger Sub under this Agreement, or any Debt Financing Party’s obligations under the Debt Commitment Letter, or the rights of the Company and its Subsidiaries against the Debt Financing Parties with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

STAR HOLDING LLC

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

STAR MERGER CO.

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

U.S. SILICA HOLDINGS, INC.

By:	/s/ Bryan A. Shinn
Name:	Bryan A. Shinn
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Certificate of Incorporation

[See attached.]

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

U.S. SILICA HOLDINGS, INC.

FIRST: The name of this corporation (the “Corporation”) shall be U.S. Silica Holdings, Inc.

SECOND: Its registered office in the State of Delaware is to be located at 251 Little Falls Drive, Wilmington, Delaware 19808, United States, and the name of its registered agent at such address is the Corporation Service Company.

THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of stock which this Corporation is authorized to issue is 1,000. All such shares are of one class and are shares of Common Stock with the par value of $0.01 per share.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

SIXTH: To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or modification of the foregoing sentence by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to any act, omission or other matter occurring prior to such repeal or modification.

SEVENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) the directors, officers, employees and agents of the Corporation through bylaw provisions, agreements with such directors, officers, employees and agents, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any amendment, repeal or modification of the foregoing provisions of this Article Seventh shall not adversely affect any right or protection of a director, officer, employee or agent existing at the time of any acts or omissions of such director, officer, employee or agent occurring prior to, such amendment, repeal or modification.

ANNEX B

Opinion of Piper, Sandler & Co.

800 NICOLLET MALL, SUITE 900 MINNEAPOLIS, MN 55402
P 612-303-6001
Piper Sandler & Co. Since 1895. Member SIPC and NYSE.

April 26, 2024

Board of Directors

U.S. Silica Holdings, Inc.

24275 Katy Freeway Suite 600

Katy, TX 77494

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of U.S. Silica Holdings, Inc. (the “Company”), of the Merger Consideration (as defined below), pursuant to the Agreement and Plan of Merger, as of April 26, 2024 (the “Agreement”), by and among the Company, Star Holding LLC (the “Acquiror”) and Star Merger Co. (“Merger Sub”), a wholly-owned subsidiary of the Acquiror. The Agreement provides for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company, pursuant to which each issued and outstanding share of Company Common Stock immediately prior to the Effective Time (as defined in the Agreement), other than (i) shares of Company Common Stock to be cancelled or converted pursuant to Section 2.1(b) of the Agreement, or (ii) Dissenting Shares (as defined in the Agreement) (clauses (i) and (ii), collectively, “Excluded Shares”), will be converted into the right to receive $15.50 in cash (the “Merger Consideration”), without interest and subject to applicable withholding of taxes. The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we have: (i) reviewed and analyzed the financial terms of the Agreement; (ii) reviewed and analyzed certain financial and other data with respect to the Company which was publicly available; (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were publicly available, as well as those that were furnished to us by the Company; (iv) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii) and (iii) above, as well as its business and prospects before and after giving effect to the Merger; (v) reviewed the current and historical reported prices and trading activity of Company Common Stock; (vi) compared the financial performance of the Company with that of certain other publicly-traded companies that we deemed relevant; and (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based.

Board of Directors

U.S. Silica Holdings, Inc.

April 26, 2024

We have relied, with your consent, on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.

In arriving at our opinion, we have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject and, at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have been engaged by the Company to act as its financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. Piper Sandler has not provided any other investment banking services to the Company in the two years preceding the date hereof. In addition, in the ordinary course of our business, we and our affiliates may actively trade securities of the Company and the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We are currently engaged as a financial advisor by several portfolio companies of Apollo Global Management, Inc., a related party of the Acquiror, and we may also, in the future, provide investment banking and financial advisory services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror, for which we would expect to receive compensation.

Board of Directors

U.S. Silica Holdings, Inc.

April 26, 2024

Consistent with applicable legal and regulatory requirements, Piper Sandler has adopted policies and procedures to establish and maintain the independence of Piper Sandler’s Research Department and personnel. As a result, Piper Sandler’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company, the Acquiror, the Merger and other participants in the Merger that differ from the views of Piper Sandler’s investment banking personnel.

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Sandler Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Shares) of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, the Acquiror’s ability to fund the aggregate merger consideration, any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the compensation to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation.

Based upon and subject to the foregoing, and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Excluded Shares) as of the date hereof.

Sincerely,

/s/ Piper Sandler & Co.

PIPER SANDLER & CO.

B-4